Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291969
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of First Citizens Bancshares, Inc.:
On behalf of the board of directors of First Citizens Bancshares, Inc. (“First Citizens”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the proposed merger of First Citizens with and into Park National Corporation (“Park”). We are requesting that you take certain actions as a holder of First Citizens voting common stock or First Citizens Class A common stock (collectively, “First Citizens common stock”).
The boards of directors of Park and First Citizens have each unanimously approved an Agreement and Plan of Merger, dated as of October 27, 2025, by and between Park and First Citizens (as amended from time to time, the “merger agreement”). Pursuant to the merger agreement, First Citizens will merge with and into Park (the “merger”), with Park as the surviving corporation (the “surviving corporation” or “Park”, as the case may be). Immediately following the merger, First Citizens National Bank, a national banking association and a wholly-owned subsidiary of First Citizens (“First Citizens National Bank”), will merge with and into The Park National Bank, a national banking association and a wholly-owned subsidiary of Park (“Park National Bank”), with Park National Bank as the surviving bank (the “bank merger”).
At the effective time of the merger, holders of First Citizens common stock will receive 0.52 of a share (the “exchange ratio” and such shares, the “merger consideration”) of Park common stock for each share of First Citizens common stock they own. Based on the $157.31 per share closing price of Park common stock on the NYSE American stock exchange (the “NYSE American”) on October 27, 2025, the last trading day before public announcement of the merger, the exchange ratio represented approximately $81.80 in value for each share of First Citizens common stock. Based on the $163.81 per share closing price of Park common stock on the NYSE American on December 11, 2025, the last practicable trading day before the date of the accompanying proxy statement/prospectus, the exchange ratio represented approximately $85.18 in value for each share of First Citizens common stock. The value of Park common stock at the time of completion of the merger could be greater than, less than or the same as the value of Park common stock on the date of the accompanying proxy statement/prospectus. We urge you to obtain current market quotations of Park common stock, which is listed on the NYSE American under the trading symbol “PRK”.
We expect the merger will qualify as a “reorganization” for U.S. federal income tax purposes. Accordingly, U.S. holders of First Citizens common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of First Citizens common stock for shares of Park common stock in the merger, except with respect to any cash received in lieu of fractional shares of Park common stock. For more information regarding the tax consequences in the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
Based on the number of shares of First Citizens common stock outstanding and reserved for issuance as of December 11, 2025, Park expects to issue approximately 1.99 million shares of Park common stock to holders of First Citizens common stock in the aggregate in the merger. Following the completion of the merger, we estimate that former holders of First Citizens common stock will collectively own approximately 11% and existing holders of Park common stock as of the record date will own approximately 89% of the common stock of the surviving corporation.
First Citizens will hold a special meeting of its shareholders in connection with the merger. At the First Citizens special meeting, holders of First Citizens voting common stock and holders of First Citizens Class A common stock, voting separately, will be asked to consider and vote on (i) a proposal to approve the merger agreement (the “First Citizens merger proposal”) and (ii) a proposal to adjourn or postpone the First Citizens special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are insufficient votes to approve the First Citizens merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to the holders of First Citizens common stock (the “First Citizens adjournment proposal”). Park and First Citizens cannot complete the merger unless the holders of First Citizens voting common stock and the holders of First Citizens Class A common stock, voting separately as two classes, approve the First Citizens merger proposal. The First Citizens board of directors (the “First Citizens board of directors”) is providing this proxy statement/prospectus to solicit First Citizens shareholders’ proxy to vote in connection with the First Citizens merger proposal and the First Citizens adjournment proposal. This document is also a prospectus that is being delivered to holders of First Citizens common stock because, in connection with the merger, Park is offering shares of Park common stock to the holders of First Citizens common stock.
The First Citizens special meeting will be held virtually via the Internet, on Wednesday, January 21, 2026, at 10:00 a.m., Central Time. You will be able to attend the First Citizens special meeting by visiting http://www.virtualshareholdermeeting.com/FIZN2026SM (the “First Citizens special meeting website”) and using the 16-digit control number included in your proxy card. Additional information about the First Citizens special meeting and the merger is contained in this proxy statement/prospectus. In particular, see “Risk Factors” beginning on page 16. We urge you to read this proxy statement/prospectus carefully and in its entirety.
Whether or not you plan to attend the First Citizens special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting “AGAINST” the merger. The First Citizens board of directors unanimously recommends that holders of First Citizens common stock vote “FOR” each of the proposals to be considered at the First Citizens special meeting. We strongly support this combination of First Citizens and Park and recommend that you vote in favor of the approval of the First Citizens merger proposal.

Sincerely,
/s/ Jeffrey D. Agee
Jeffrey D. Agee
Chairman and Chief Executive Officer
First Citizens Bancshares, Inc.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the merger, including the issuance of the securities to be issued under this proxy statement/prospectus, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities that Park is offering through this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Park or First Citizens, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated December 19, 2025, and it is first being mailed or otherwise delivered to First Citizens shareholders on or about December 19, 2025.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Park from documents filed with the SEC that have not been included in or delivered with this document.
This information is described on page 137 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:
Park National Corporation
Attention: Investor Relations
51 North Third Street, P.O. Box 3500
Newark, Ohio 43058-3500
(740) 349-8451
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them by January 7, 2026, in order to receive them before the First Citizens special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated December 19, 2025, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to First Citizens shareholders nor the issuance by Park of shares of Park common stock in connection with the merger will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding First Citizens has been provided by First Citizens and information contained in, or incorporated by reference into, this document regarding Park has been provided by Park.
See the section entitled “Where You Can Find More Information” beginning on page 137 of this proxy statement/prospectus for further information.
First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024
(731) 285-4410

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

One First Citizens Place
Dyersburg, Tennessee 38024
Notice of Special Meeting of Shareholders
To the Shareholders of First Citizens Bancshares, Inc.:
On October 27, 2025, First Citizens Bancshares, Inc. (“First Citizens”) and Park National Corporation (“Park”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus to which this notice is a part, pursuant to which First Citizens will merge with and into Park (the “merger”).
NOTICE IS HEREBY GIVEN that a special meeting (the “First Citizens special meeting”) of holders of First Citizens voting common stock and First Citizens Class A common stock (collectively, the “First Citizens common stock”) will be held virtually on Wednesday, January 21, 2026, at 10:00 a.m., Central Time (unless it is adjourned or postponed to a later date). The First Citizens special meeting will be held exclusively online via webcast. You will be able to attend the First Citizens special meeting by visiting www.virtualshareholdermeeting.com/FIZN2026SM (the “First Citizens special meeting website”) and using the 16-digit control number included in your proxy card or the voting instruction form provided by your bank, broker, trustee, nominee or other holder of record if you hold your shares of First Citizens common stock in “street name” (including through the First Citizens National Bank Employee Stock Ownership Plan and Trust). You will be able to vote your shares electronically over the Internet during the meeting by logging in to the First Citizens special meeting website and using the control number.
At the First Citizens special meeting, the holders of First Citizens voting common stock and holders of First Citizens Class A common stock, voting as separate classes, will be asked to consider and vote on the following matters:
•	A proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (the “First Citizens merger proposal”); and
•
A proposal to adjourn or postpone the First Citizens special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the First Citizens merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to the holders of First Citizens voting common stock or the holders of First Citizens Class A common stock (the “First Citizens adjournment proposal”).

The First Citizens board of directors has fixed the close of business on November 19, 2025 as the record date for the First Citizens special meeting. Only holders of record of First Citizens voting common stock as of the close of business on the record date for the First Citizens special meeting are entitled to notice of, and to vote at, the First Citizens special meeting or any adjournment or postponement thereof.
The First Citizens board of directors unanimously recommends that holders of First Citizens voting common stock and holders of First Citizens Class A common stock vote “FOR” the First Citizens merger proposal and “FOR” the First Citizens adjournment proposal.
First Citizens will transact no other business at the First Citizens special meeting, except for business properly brought before the First Citizens special meeting or any adjournments or postponements thereof by or at the direction of the First Citizens board of directors.
First Citizens has concluded that its shareholders are entitled to assert dissenters’ rights to the First Citizens merger proposal. A First Citizen shareholder’s dissenters’ rights are conditioned on such holder’s strict compliance with the requirements of Chapter 23 of Title 48 of the Tennessee Business Corporation Act (the “TBCA”). A copy of the applicable statutory provisions of the TBCA is included as Annex D to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 68.

Your vote is important, regardless of the number of shares you own. We cannot complete the transactions contemplated by the merger agreement unless the holders of First Citizens voting common stock and holders of First Citizens Class A common stock separately approve the First Citizens merger proposal. The affirmative vote of the holders of at least a majority of the outstanding shares of the First Citizens voting common stock and the affirmative vote of the holders of at least a majority of the outstanding shares of the First Citizens Class A common stock, voting as separate classes, either in person (virtually) or by proxy at the First Citizens special meeting is required to approve the First Citizens merger proposal.
Each copy of the proxy statement/prospectus mailed to First Citizens shareholders is accompanied by a form of proxy with instructions for voting your shares of First Citizens voting common stock or First Citizens Class A common stock. Whether or not you plan to attend the First Citizens special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee (including through the First Citizens National Bank Employee Stock Ownership Plan and Trust) or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
The proxy statement/prospectus of which this notice is a part provides a detailed description of the merger agreement, the transactions contemplated thereby, including the merger, and the other matters to be considered at the First Citizens special meeting. A summary of the merger agreement is included in the proxy statement/prospectus in the sections entitled “The Merger” and “The Merger Agreement”, and a copy of the merger agreement is attached as Annex A to the proxy statement prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.
If you have any questions regarding the accompanying proxy statement/prospectus or need assistance with voting, you may contact Campaign Management LLC, First Citizens’ proxy solicitor, by calling toll free at (844) 410-4009, or by e-mail at info@campaign-mgmt.com.

By Order of the Board of Directors,

/s/ Jeffrey D. Agee
Jeffrey D. Agee
Chairman and Chief Executive Officer
First Citizens Bancshares, Inc.

/s/ Judy Long
Judy Long
President
First Citizens Bancshares, Inc.

December 19, 2025

i

ii

CERTAIN DEFINITIONS
Certain abbreviations and terms used in the text and notes of this proxy statement/prospectus are defined below:

Term/Abbreviation	Definition
First Citizens	First Citizens Bancshares, Inc., a Tennessee corporation
First Citizens charter	The Charter of First Citizens, as amended
First Citizens National Bank	First Citizens National Bank, a national banking association and a wholly owned bank subsidiary of First Citizens
First Citizens board of directors	The board of directors of First Citizens
First Citizens bylaws	The amended bylaws of First Citizens
First Citizens Class A common stock	The Class A common stock, no par value per share, of First Citizens
First Citizens common stock	Collectively, First Citizens voting common stock and First Citizens Class A common stock
First Citizens ESOP	The First Citizens National Bank Employee Stock Ownership Plan and Trust
First Citizens shareholders	The holders of shares of First Citizens common stock
First Citizens special meeting	The special meeting of First Citizens shareholders to be held on Wednesday, January 21, 2026, at 10:00 a.m., Central Time
First Citizens voting common stock	The common stock, no par value per share, of First Citizens
merger	The merger of First Citizens with and into Park, with Park continuing as the surviving corporation
merger agreement	The Agreement and Plan of Merger, dated as of October 27, 2025, by and between Park and First Citizens
NYSE American	The NYSE American stock exchange
Park	Park National Corporation, an Ohio corporation
Park articles	The Articles of Incorporation of Park
Park board of directors	The board of directors of Park
Park common stock	The common shares, no par value per share, of Park
Park National Bank	The Park National Bank, a national banking association and a wholly owned bank subsidiary of Park
Park National Bank board of directors	The board of directors of Park National Bank
Park preferred stock	The preferred shares, no par value per share, of Park
Park regulations	The Regulations of Park
Park shareholders	The holders of shares of Park common stock
SEC	U.S. Securities and Exchange Commission

iii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the First Citizens special meeting, and brief answers to those questions. You are urged to read carefully the remainder of this proxy statement/ prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the First Citizens special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 137.
Q:	Why am I receiving this proxy statement/prospectus?
A:
You are receiving this proxy statement/prospectus because Park and First Citizens entered into an Agreement and Plan of Merger, dated as of October 27, 2025 (as amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The merger agreement (i) provides that First Citizens will merge (the “merger”) with and into Park, with Park as the surviving corporation (the “surviving corporation,” or “Park,” as the case may be) and (ii) contemplates that immediately following the completion of the merger, First Citizens National Bank will merge (the “bank merger”) with and into Park National Bank, with Park National Bank as the surviving bank (the “surviving bank”).

To complete the merger, among other things, holders of First Citizens voting common stock and holders of First Citizens Class A common stock, voting separately, must approve the merger agreement (the “First Citizens merger proposal”).
First Citizens is holding a special meeting of First Citizens shareholders (the “First Citizens special meeting”) to obtain approval of the First Citizens merger proposal. First Citizens shareholders will also be asked to approve the proposal to adjourn or postpone the First Citizens special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment or postponement to approve the First Citizens merger proposal (the “First Citizens adjournment proposal”).
This document is also a prospectus that is being delivered to First Citizens shareholders because, in connection with the merger, Park is offering shares of Park common stock to First Citizens shareholders.
This proxy statement/prospectus contains important information about the merger agreement, the merger and the proposals being voted on at the First Citizens special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the meeting. Your vote is important, and you are encouraged to submit your proxy as soon as possible.
Q:	What will happen in the merger?
A:
In the merger, First Citizens will merge with and into Park, with Park continuing as the surviving corporation. After completion of the merger, First Citizens will cease to exist and Park will remain a publicly traded company. See the information provided in the section entitled “The Merger Agreement — Structure of the Merger” beginning on page 72 and the merger agreement for more information about the merger.

Q:	When and where will the First Citizens special meeting take place?
A:
The First Citizens special meeting will be held virtually at 10:00 a.m. Central Time, on Wednesday, January 21, 2026. The First Citizens special meeting will be held exclusively online via webcast. You will be able to attend the First Citizens special meeting by visiting www.virtualshareholdermeeting.com/FIZN2026SM (the “First Citizens special meeting website”) and using the 16-digit control number included in your proxy card or the voting instruction form provided by your bank, broker, trustee (including through the First Citizens ESOP), nominee or other holder of record if you hold your shares of First Citizens voting common stock or First Citizens Class A common stock in “street name”. You will be able to vote your shares electronically over the Internet during the meeting by logging in to the First Citizens special meeting website and using the control number.

Even if you plan to attend the First Citizens special meeting, First Citizens recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the First Citizens special meeting. Shares held in “street name” may be voted at the First Citizens special meeting by you only if you obtain a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares.
Q:	What matters will be considered at the First Citizens special meeting?
A:
At the First Citizens special meeting, holders of First Citizens voting common stock and holders of First Citizens Class A common stock will each be asked to consider and vote as separate classes on the following proposals:

•	First Citizens Proposal 1: First Citizens merger proposal. Approval of the merger agreement; and
•
First Citizens Proposal 2: First Citizens adjournment proposal. A proposal to adjourn or postpone the First Citizens special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the First Citizens merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to the holders of First Citizens voting common stock or the holders of First Citizens Class A common stock.

In order to complete the merger, the holders of First Citizens voting common stock and the holders of First Citizens Class A common stock each must approve the First Citizens merger proposal, voting as separate classes. The First Citizens adjournment proposal is not a condition to the obligations of First Citizens to complete the merger.
Q:	What will holders of First Citizens voting common stock and holders of First Citizens Class A common stock receive in the merger?
A:
Under the terms and subject to the conditions set forth in the merger agreement, each share of First Citizens common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares held by First Citizens or Park (other than treasury shares and shares held by First Citizens or Park (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties and (ii) held, directly or indirectly, in respect of debts previously contracted (collectively, the “exception shares”)) will be converted into the right to receive 0.52 of a share (the “exchange ratio”) of Park common stock (the “merger consideration”). Park will not issue any fractional shares of Park common stock in the merger. Holders of First Citizens voting common stock or First Citizens Class A common stock who would otherwise be entitled to a fractional share of Park common stock in the merger will instead receive an amount in cash.

For more information, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 73.
Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?
A:
Yes. Although the number of shares of Park common stock that holders of First Citizens common stock will receive is fixed, any change in the market price of Park common stock prior to the completion of the merger will affect the value of the merger consideration that First Citizens shareholders will receive upon completion of the merger. For more information, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 73.

Neither Park nor First Citizens are permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Park common stock.
Q:	How does the First Citizens board of directors recommend that I vote at the First Citizens special meeting?
A:	The First Citizens board of directors unanimously recommends that you vote “FOR” the First Citizens merger proposal and “FOR” the First Citizens adjournment proposal.
In considering the recommendations of the First Citizens board of directors, First Citizens shareholders should be aware that First Citizens directors and executive officers may have interests in the merger that are or may be different from, or in addition to, the interests of First Citizens shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of First Citizens’ Directors and Executive Officers in the Merger” beginning on page 60.
Q:	Who is entitled to vote at the First Citizens special meeting?
A:
The First Citizens board of directors has fixed the close of business on November 19, 2025 as the record date (the “First Citizens record date”) for determination of the First Citizens shareholders entitled to notice of and to vote at the First Citizens special meeting. Only holders of First Citizens voting common stock and First Citizens Class A Common stock at the close of business on the First Citizens record date will be entitled to vote at the First Citizens special meeting.

Each First Citizens shareholder is entitled to cast one vote on each matter properly brought before the First Citizens special meeting for each share of First Citizens voting common stock and each share of First Citizens Class A common stock that such holder owned of record as of the First Citizens record date. As of the First Citizens record date, there were 3,702,594 shares of First Citizens voting common stock outstanding and entitled to be voted at the First Citizens special meeting and 121,984 shares of First Citizens Class A common stock outstanding and entitled to be voted at the First Citizens special meeting. Attendance (including virtual attendance) at the First Citizens special meeting is not required to vote. See below and the section entitled “The First Citizens Special Meeting — Proxies” beginning on page 37 for instructions on how to vote your shares.
Q:	What constitutes a quorum for the First Citizens special meeting?
A:
Holders of at least a majority of the outstanding shares of First Citizens voting common stock and holders of at least a majority of the outstanding shares of First Citizens Class A common stock must be represented at the First Citizens special meeting to constitute a quorum for the transaction of business at the First Citizens special meeting.

Abstentions are considered present for purposes of establishing a quorum. If you fail to submit a proxy or to vote at the First Citizens special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of First Citizens voting common stock or First Citizens Class A common stock will not be counted towards a quorum. Under the First Citizens bylaws, if a quorum is not present at the First Citizens special meeting, the holders of a majority of the votes entitled to be cast, present in person (virtually) or represented by proxy, at the First Citizens special meeting may adjourn the First Citizens special meeting without notice other than announcement at the First Citizens special meeting, until a quorum is present or represented, if the time and place to which the meeting is adjourned is announced at the First Citizens special meeting, unless the meeting is adjourned to a date more than four months after the date fixed for the First Citizens special meeting.
Q:
If my shares of First Citizens voting common stock or First Citizens Class A common stock are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:
If you hold your shares in a stock brokerage account or if your shares are held by a bank, broker, trustee (including through the First Citizens employee stock ownership plan (the “First Citizens ESOP”) or other nominee (that is, in “street name”) and fail to give voting instructions, your bank, broker, trustee or other nominee will not vote those shares. This applies to shares of both First Citizens voting common stock and First Citizens Class A common stock.

Please follow the voting instructions provided by your broker, bank, trustee (including the First Citizens ESOP) or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to First Citizens or by voting in person (virtually) at the First Citizens special meeting unless you provide a “legal proxy”, which you must obtain from your bank, broker, trustee or other nominee. Further, brokers who hold shares of First Citizens voting common stock or First Citizens Class A common stock may not give a proxy to First Citizens to vote those shares on any of the First Citizens proposals without specific instructions from their customers.
Q:	What vote is required for the approval of each proposal at the First Citizens special meeting?
A:
First Citizens Proposal 1: First Citizens merger proposal. Approval of the First Citizens merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of (i) the First Citizens voting common stock entitled to vote thereon, voting separately as a single class and (ii) the First Citizens Class A common stock entitled to vote thereon, voting separately as a single class (the “requisite First Citizens vote”). Shares of First Citizens voting common stock or First Citizens Class A common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the First Citizens merger proposal.
First Citizens Proposal 2: First Citizens adjournment proposal. Approval of the First Citizens adjournment proposal requires the affirmative vote of a majority of votes cast by the holders of (i) First Citizens voting common stock entitled to vote thereon, voting separately as a single class, and (ii) First Citizens Class A common stock entitled to vote thereon, voting separately as a single class. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person (virtually) at the First Citizens special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the First Citizens adjournment proposal, you will not be deemed to have cast a vote with respect to the First Citizens adjournment proposal and it will have no effect on the First Citizens adjournment proposal.
Q:	How can I vote my shares while attending the First Citizens special meeting?
A:
If you hold your shares of First Citizens common stock in your name as a shareholder of record, you may vote your shares at the First Citizens special meeting. If you choose to vote your shares of First Citizens common stock at the First Citizens special meeting via the First Citizens special meeting website, please follow the instructions on your proxy card.

Even if you plan to attend the First Citizens special meeting (virtually), we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the First Citizens special meeting.
Additional information on attending the special meeting can be found under the section entitled “The First Citizens Special Meeting” beginning on page 35.
Q:	How can I vote my shares without attending the First Citizens special meeting?
A:	You may direct your vote by proxy without attending the First Citizens special meeting.
If you hold your shares of First Citizens common stock in your name as a shareholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the First Citizens special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the First Citizens special meeting.
Even if you plan to attend the First Citizens special meeting, First Citizens recommends that you vote your shares in advance as described above.
Additional information on attending the special meeting can be found under the section entitled “The First Citizens Special Meeting” on page 35.
Q:	What do I need to do now prior to the First Citizens special meeting?
A:
After carefully reading and considering the information contained in this proxy statement/prospectus in its entirety, including its annexes and the information incorporated by reference herein, please vote as soon as possible even if you plan on attending the First Citizens special meeting.

If you are a record holder of shares of First Citizens common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at the First Citizens special meeting.
Q:	Why is my vote important?
A:
If you do not vote, it will be more difficult for First Citizens to obtain the necessary quorum to hold the First Citizens special meeting. In addition, your failure to submit a proxy, or failure to instruct your trustee or other nominee how to vote, will have the same effect as a vote “AGAINST” the First Citizens merger proposal and an abstention will have the same effect as a vote “AGAINST” the First Citizens merger proposal.

Assuming a quorum is present, (i) approval of the First Citizens merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of the First Citizens voting common stock entitled to vote on the proposal, voting separately as a single class, and the affirmative vote of the holders of at least a majority of the outstanding shares of the First Citizens Class A common stock entitled to vote on the proposal, voting separately as a single class, and (ii) approval of the First Citizens adjournment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of the First Citizens voting common stock entitled to vote on the proposal, voting separately as a single class, and the affirmative vote of the holders of at least a majority of the outstanding shares of the First Citizens Class A common stock entitled to vote on the proposal, voting separately as a single class.
The First Citizens board of directors unanimously recommends that you vote “FOR” the First Citizens merger proposal and “FOR” the First Citizens adjournment proposal.
Q:	Can I change my vote after I have delivered my proxy or voting instruction card?
A:	Yes. You can change your vote at any time before your proxy is voted at the First Citizens special meeting. You can do this by:
•
timely delivering a written notice of revocation to Laura Beth Butler, Corporate Secretary of First Citizens, at One First Citizens Place, Dyersburg, Tennessee 38024, by 11:59 p.m., Eastern Time, on the day before the First Citizens special meeting;

•	executing and returning a proxy bearing a later date by 11:59 p.m., Eastern Time, on the day before the First Citizens special meeting;
•	voting by telephone or the Internet at a later time, but before 11:59 p.m., Eastern Time, on the day before the First Citizens special meeting; or
•	attending virtually and voting at the First Citizens special meeting via the First Citizens special meeting website.
Mere participation in the First Citizens special meeting is not sufficient to revoke a proxy. If your shares are held by a broker, bank, trustee (including through the First Citizens ESOP) or other nominee, you should contact your broker, bank, trustee or other nominee to change your vote.
Q:	Will First Citizens be required to submit the First Citizens merger proposal to its shareholders even if the First Citizens board of directors has withdrawn, modified or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated before the First Citizens special meeting in accordance with its terms, the First Citizens special meeting will be convened and First Citizens is required to submit the First Citizens merger proposal to its shareholders at the First Citizens special meeting even if the First Citizens board of directors has withdrawn or modified the First Citizens board recommendation (as defined in the section entitled “The Merger Agreement — Shareholder Meeting and Recommendation of the First Citizens Board of Directors” beginning on page 83).

Q:	Are there any First Citizens shareholders already committed to voting in favor of the First Citizens merger proposal?
A:
Yes. Directors and executive officers of First Citizens, who are also First Citizens shareholders, have each entered into voting agreements with Park (the “voting agreements”) pursuant to which, among other things, such First Citizens shareholders have agreed to vote the securities of First Citizens over which they are entitled to vote in favor of the approval of the merger agreement and against alternative transactions, subject to the terms of the voting agreements. As of the record date for the First Citizens special meeting, the First Citizens shareholders party to the voting agreements collectively and beneficially owned approximately 14.44% of the outstanding shares of First Citizens voting common stock and approximately 4.58% of the outstanding shares of First Citizens Class A common stock. For information regarding the voting agreements and certain holders of shares of First Citizens common stock, see the sections entitled “The Merger Agreement — Voting Agreements” beginning on page 88 and “Security Ownership of First Citizens Directors, Executive Officers and Certain Beneficial Owners of First Citizens,” beginning on page 119.

Q:	What happens if I sell my shares of First Citizens common stock after the record date but before the date of the First Citizens special meeting?
A:
The record date of the First Citizens special meeting is earlier than the date of the First Citizens special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of First Citizens common stock after the record date but before the date of the First Citizens special meeting, you will retain your right to vote at the First Citizens special meeting, but you will not have the right to receive the merger consideration to be exchanged for such sold or otherwise transferred shares. In order to receive the merger consideration, you must hold your shares of First Citizens common stock through the effective time of the merger.

Q:	Are First Citizens shareholders entitled to appraisal or dissenters’ rights?
A:
Yes. First Citizens shareholders who do not vote in favor of the First Citizens merger proposal, and follow certain procedural steps, will be entitled to dissenters’ rights under the provisions of Title 48, Chapter 23 of the Tennessee Business Corporation Act (the “TBCA”).

For more information, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 68. In addition, a copy of Title 48, Chapter 23 of the TBCA is attached as Annex D to this proxy statement/prospectus.
Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the First Citizens merger proposal or the First Citizens adjournment proposal?
A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 16. You also should read and carefully consider the risk factors of Park contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	Does Park pay regular dividends on its shares of common stock?
A:
Yes. Park has declared and paid quarterly cash dividends on Park common stock since 1989. Most recently, as approved by the Park board of directors, Park declared and paid a $1.07 per share quarterly cash dividend to Park shareholders in the first, second and third fiscal quarters of 2025. On October 27, 2025, Park announced a quarterly cash dividend of $1.07 per share and a special cash dividend of $1.25 per share, payable on December 10, 2025. The payment and amount of quarterly cash dividends paid on shares of Park common stock is subject to change based on the approval by the Park board of directors.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. First Citizens shareholders?
A:
The merger is intended to qualify as a “reorganization” (within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”)) for U.S. federal income tax purposes, and it is a condition to Park’s and First Citizens’ respective obligations to complete the merger that Park and First Citizens each receive a legal opinion to the effect that the merger will so qualify. Accordingly, U.S. First Citizens shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of First Citizens common stock for Park common stock in the merger, except with respect to any cash received in lieu of a fractional share of Park common stock.

You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89.
Q:	When is the merger expected to be completed?
A:
Park and First Citizens expect to complete the merger in the first quarter of 2026. However, neither Park nor First Citizens can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Before Park and First Citizens can complete the merger, First Citizens must first obtain the approval of the

First Citizens shareholders for the merger, and Park and First Citizens must obtain necessary regulatory approvals and satisfy certain other conditions to completion of the merger. For more information, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 85.
Q:	What are the conditions to completion of the merger?
A:
The obligations of Park and First Citizens to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of statutory waiting periods without the imposition of any materially burdensome regulatory condition (as defined in the section entitled “The Merger — Regulatory Approvals”), receipt of tax opinions, approval by First Citizens shareholders of the First Citizens merger proposal and other customary conditions. For more information, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 85.

Q:	What happens if the merger is not completed?
A:
If the merger is not completed, First Citizens shareholders will not receive any consideration for their shares of First Citizens common stock in connection with the merger. Instead, First Citizens will remain an independent company and Park will not complete the issuance of shares of Park common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated under certain circumstances, a termination fee of $12.5 million may be payable by First Citizens to Park. See the section entitled “The Merger Agreement — Termination Fee” beginning on page 87 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Should I send in my First Citizens stock certificates now?
A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by Park and reasonably acceptable to First Citizens (the “exchange agent”) will send you instructions for exchanging First Citizens stock certificates for the consideration to be received in the merger. See the section entitled “The Merger Agreement — Conversion of Shares; Exchange of First Citizens Stock Certificates” beginning on page 74.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?
A:
If your shares of First Citizens common stock are registered under more than one name or address, you may receive more than one set of voting material relating to the First Citizens special meeting. If this is the case, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/ prospectus in order to ensure that all of your shares of First Citizens common stock are voted.

If you hold your shares of First Citizens common stock through a trustee (including through the First Citizens ESOP) or other nominee, you should follow the procedures provided by your trustee or other nominee to vote your shares.
Q:	Who can help answer my questions?
A:
If you need assistance in completing your proxy, have questions regarding the First Citizens special meeting, or would like additional copies of this proxy statement/prospectus, please contact Laura Beth Butler, Corporate Secretary of First Citizens, at (731) 288-4580 or lbutler@firstcnb.com or First Citizens’ proxy solicitor, Campaign Management LLC, by calling toll-free at (844) 410-4009, or by e-mail at info@campaign-mgmt.com.

SUMMARY
This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to you for a more complete understanding of the matters being considered at the First Citizens special meeting. In addition, important business and financial information about Park is incorporated by reference into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 137 of this proxy statement/prospectus.
The Parties to the Merger (pages 72)
Park National Corporation
51 North Third Street
Newark, Ohio 43058
(740) 349-8451
Park is a registered financial holding company incorporated in the State of Ohio in 1987. Park is headquartered in Newark, Ohio, and its primary operations are conducted through its wholly owned subsidiaries, Park National Bank, Scope Leasing, Inc., and Park Investments, Inc. Park, through its subsidiaries, engages in commercial banking, consumer banking, consumer finance, aircraft finance and wealth management, including trust and investment services. As of September 30, 2025, Park National Bank operates 87 financial service offices, including 82 branches in Ohio, Kentucky, North Carolina and South Carolina, as well as telephone and internet-based banking by computer or mobile device, including with ParkDirect, a Park National Bank-tailored mobile banking application for its customers. As of September 30, 2025, Park had $9.86 billion in assets, $7.99 billion in loans, $8.33 billion in deposits, $1.33 billion in shareholders’ equity and $9.45 billion in market value of assets under management.
Park’s common stock is traded on the NYSE American under the symbol “PRK”.
Park’s principal executive office is located at 51 North Third Street, Newark, Ohio 43058, and its telephone number is (740) 349-8451.
First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024
(731) 285-4410
First Citizens is a registered bank holding company that has elected financial holding company status. First Citizens was organized as a Tennessee corporation on December 14, 1982 and is headquartered in Dyersburg, Tennessee. First Citizens does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for its wholly owned bank subsidiary, First Citizens National Bank, and direct and indirect insurance subsidiaries, White & Associates/First Citizens Insurance LLC and First Citizens National Bank Insurance, LLC. First Citizens, through its wholly owned subsidiary, First Citizens National Bank, a national bank chartered under the laws of the United States, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of commercial and consumer customers. Additionally, through its subsidiaries White & Associates/First Citizens Insurance LLC and First Citizens National Bank Insurance, LLC, First Citizens offers certain commercial and consumer insurance products and services. As of September 30, 2025, First Citizens had consolidated total assets of $2.6 billion, total loans of $1.6 billion, total deposits of $2.21 billion, total shareholders’ equity of $213.78 million, and total assets under management of $336.70 million.
First Citizens voting common stock and First Citizens Class A common stock are not listed on any public securities exchange, but shares of First Citizens voting common stock are currently quoted on the OTC Pink market operated by the OTC Markets Group under the trading symbol “FIZN”. First Citizens’ principal executive office is located at One First Citizens Place, Dyersburg, Tennessee 38024, and its telephone number is (731) 285-4410.
The Merger and the Merger Agreement (page 44)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Subject to the terms and conditions of the merger agreement, at the completion of the merger, First Citizens will merge with and into Park, with Park as the surviving corporation. Immediately following the completion of the merger, First Citizens National Bank will merge with and into Park National Bank, with Park National Bank as the surviving bank in the bank merger.
Merger Consideration (page 73)
First Citizens Common Stock
Under the terms and subject to the conditions set forth in the merger agreement, each whole share of First Citizens common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares and shares of First Citizens common stock owned by First Citizens as treasury stock or owned by First Citizens or Park or a subsidiary of either) will be converted into the right to receive the merger consideration, consisting of 0.52 shares of Park common stock.
All of the shares of First Citizens common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time, and each old certificate (which includes reference to book-entry account statements relating to the ownership of shares of First Citizens common stock) previously representing any such shares of First Citizens common stock will thereafter represent only the right to receive (i) the number of whole shares of Park Common Stock which such shares of First Citizens common stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of First Citizens common stock represented by such old certificate have been converted into the right to receive pursuant to the terms of the merger agreement, without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the merger agreement. Old certificates previously representing shares of First Citizens common stock will be exchanged for the merger consideration and the other amounts specified in the immediately preceding sentence, including evidence of shares in book-entry form representing whole shares of Park common stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such old certificates pursuant to the terms of the merger agreement, without any interest thereon.
If, after the date of the merger agreement and prior to the effective time, the outstanding shares of Park common stock or First Citizens common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give Park and the holders of First Citizens common stock the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit Park or First Citizens to take any action with respect to its securities that is prohibited by the terms of the merger agreement. At the effective time, all shares of First Citizens common stock that are owned by First Citizens or Park except owned by First Citizens as treasury stock or owned by First Citizens or Park or their respective subsidiaries (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) will be cancelled and will cease to exist, and neither the merger consideration nor any other consideration will be delivered in exchange therefor.
Park will not issue any fractional shares of Park common stock in the merger. First Citizens shareholders who would otherwise be entitled to a fraction of a share of Park common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily closing-sale prices of Park common stock on the NYSE American stock exchange as reported by The Wall Street Journal for the five consecutive full trading days ending on the day immediately preceding the closing date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Park common stock which such holder would otherwise be entitled to receive pursuant to the terms of the merger agreement.

Park common stock is listed on the NYSE American under the symbol “PRK”, and First Citizens voting common stock is currently quoted on the OTC Pink market operated by the OTC Markets Group under the trading symbol “FIZN”. First Citizens common stock has traded only sporadically and in limited volume. The following table shows the closing sale prices of Park common stock and First Citizens voting common stock, as reported on the NYSE American and OTC Pink, respectively, on October 27, 2025, the last full trading day before the public announcement of the merger agreement, and on December 11, 2025, the last practicable trading day preceding the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of First Citizens common stock.

	Park Common Stock	First Citizens Common Stock	Implied Value of One Share of First Citizens Common Stock
October 27, 2025	$157.31	$64.05	$81.80
December 11, 2025	$163.81	$71.30	$85.18

For more information on the merger consideration, see the section entitled “The Merger — Terms of the Merger” beginning on page 44 and the section entitled “The Merger Agreement — Merger Consideration” beginning on page 73.
Material U.S. Federal Income Tax Consequences of the Merger (page 89)
The merger is intended to qualify as a “reorganization” (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes, and it is a condition to Park’s and First Citizens’ respective obligations to complete the merger that Park and First Citizens each receive a legal opinion to the effect that the merger will so qualify. Accordingly, assuming the receipt and accuracy of these opinions, U.S. First Citizens shareholders who receive solely Park common stock (or receive Park common stock and cash solely in lieu of fractional shares of Park common stock) in exchange for shares of First Citizens common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to any cash received by such holders in lieu of fractional shares of Park common stock.
You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.
First Citizens’ Reasons for the Merger; Recommendation of the First Citizens Board of Directors (page 49)
The First Citizens board of directors unanimously approved the merger agreement and determined that the merger and the bank merger are advisable and in the best interests of First Citizens and its shareholders. In reaching its decision to approve and adopt the merger agreement and recommend the approval of the merger to its shareholders, the First Citizens board of directors evaluated the merger and the merger agreement, in consultation with First Citizens’ executive management, as well as First Citizens’ legal and financial advisors, and considered a number of positive factors. Accordingly, the First Citizens board of directors recommends that you vote “FOR” the First Citizens merger proposal and “FOR” the First Citizens adjournment proposal. For a more detailed discussion of the First Citizens board of directors’ recommendation and the factors considered by the First Citizens board of directors, see the section entitled “The Merger — First Citizens’ Reasons for the Merger; Recommendation of the First Citizens Board of Directors” beginning on page 49.
Opinion of First Citizens’ Financial Advisor (page 53)
At a meeting of the First Citizens board of directors held on October 15, 2025 to evaluate the merger, Olsen Palmer LLC (“Olsen Palmer”) rendered an oral opinion, confirmed by delivery of a written opinion dated October 15, 2025, to the First Citizens board of directors, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, as to whether the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the Unaffiliated Shareholders (as defined in “The Merger – Background of the Merger” beginning on page 44).

The full text of Olsen Palmer’s opinion, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Olsen Palmer, is attached as Annex C to this proxy statement/prospectus statement
Olsen Palmer’s opinion was provided for the use and benefit of the First Citizens board of directors (in its capacity as such) in its evaluation of the exchange ratio from a financial point of view and did not address any other aspect of the merger or any other matter. Olsen Palmer’s opinion did not address the relative merits of the merger or other transactions contemplated thereby as compared to any alternative transaction or opportunity that might be available to First Citizens, nor did it address the underlying business decision by First Citizens to engage in the merger. Olsen Palmer’s opinion did not constitute a recommendation as to how the First Citizens board of directors, and does not constitute a recommendation as to how any securityholder, should vote or act with respect to the merger or any other matter.
Appraisal or Dissenters’ Rights in the Merger (page 68)
As a First Citizens shareholder, under Tennessee law, you have the right to dissent from the merger and have the appraised fair value of your shares of First Citizens common stock paid to you in cash. The appraised fair value may be more or less than the merger consideration being paid in the merger in exchange for shares of First Citizens common stock. Persons having beneficial interests in First Citizens common stock held of record in the name of another person must act promptly to cause the record holder to take the actions required under Tennessee law to exercise your dissenter’s rights.
In order to dissent, you must carefully follow the requirements of the TBCA, including (i) giving the required written notice of intent to demand payment prior to the First Citizens special meeting, (ii) not voting your shares of First Citizens common stock, or causing or permitting such shares to be voted, in favor of the merger and (iii) completing and returning the written dissenters’ notice and form to Park no later than 40 days after Park sends you such written dissenters’ notice and form prescribed by the TBCA following completion of the merger. These steps are summarized under the caption entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 68.
If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of First Citizens common stock are to be voted at the First Citizens special meeting, you will be considered to have voted in favor of the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so it is recommended that you consult with your own tax advisor if you intend to dissent.
If the merger is approved by First Citizens shareholders, those First Citizens shareholders who deliver written notice of intent to demand payment prior to the First Citizens special meeting, do not vote their shares in favor of, or cause or permit their shares to be voted in favor of the merger, properly complete and return the written dissenters’ notice and form delivered by Park following notice of the completion of the merger, and timely surrender their certificates representing First Citizens common stock (or provide appropriate assignments of any uncertificated shares) will be entitled to receive the appraised fair value of their shares in cash under the TBCA.
The text of the provisions of the TBCA pertaining to dissenters’ rights is attached to this proxy statement/ prospectus as Annex D. For more information see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 68.
Interests of First Citizens’ Directors and Executive Officers in the Merger (page 60)
First Citizens’ executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of the First Citizens shareholders generally. Such interests include the appointment of one First Citizens director to the Park board of directors and Park National Bank board of directors, payments in connection with existing change in control agreements with certain executive officers of First Citizens and First Citizens National Bank, Park and/or Park National Bank entering into new employment agreements with certain executive officers of First Citizens and First Citizens National Bank, and the right to indemnification and insurance coverage following the consummation of the merger.
Additionally, Park entered into voting agreements with certain First Citizens directors and executive officers, pursuant to which, among other things, each such person agreed to (i) vote the shares of First Citizens common stock over which they are entitled to vote in favor of the First Citizens merger proposal and other transactions contemplated thereby, and (ii) until the effective time, refrain from transferring or encumbering such First Citizens shares, with certain limited exceptions. The First Citizens board of directors was aware of and considered these interests, among other matters, when they approved the merger and merger agreement and recommended that the First Citizens shareholders vote “FOR” the First Citizens merger proposal and the First Citizens adjournment proposal.
For a more complete description of these interests, see “The Merger — Interests of First Citizens’ Directors and Executive Officers in the Merger” beginning on page 60.
Regulatory Approvals (page 66)
Subject to the terms of the merger agreement, Park and First Citizens have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, regulatory agencies and governmental entities. These approvals include, among others, all regulatory authorizations, consents, orders, waivers and approvals from (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve”) in connection with the merger and (ii) the Office of the Comptroller of the Currency (the “OCC”) in connection with the bank merger, and such other approvals as may be set forth in the merger agreement.
Although neither Park nor First Citizens is aware of any reason why they cannot obtain these regulatory approvals in a timely manner, Park and First Citizens cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger. Completion of the merger and the bank merger is conditioned on the receipt of all required regulatory approvals and the expiration or termination of all applicable waiting periods.
Governance of Park After the Merger (page 66)
At the effective time, each of the Park articles and Park regulations, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and regulations of Park until thereafter amended in accordance with applicable law.
At the effective time, the Park board of directors and Park National Bank board of directors will each be increased by one director and one individual serving on the First Citizens board of directors immediately prior to the effective time will be appointed to the Park board of directors and Park National Bank board of directors, and will serve in accordance with the corporate governance guidelines and standards applicable to all directors of Park and Park National Bank, respectively. Park will reasonably consult with First Citizens in selecting the individual to be appointed to the Park board of directors and Park National Bank board of directors. Also, at the effective time and until thereafter changed in accordance with law or the Park articles or Park regulations, the executive officers of Park as of immediately prior to the effective time of the merger will be the officers of the surviving corporation.
Expected Timing of the Merger
Park and First Citizens expect the merger to close in the first quarter of 2026. Neither Park nor First Citizens can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. First Citizens must first obtain the approval of First Citizens shareholders for the merger, and Park and First Citizens must obtain necessary regulatory approvals and satisfy certain other closing conditions.
Conditions to Completion of the Merger (page 85)
The completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived, at or prior to the effective time. Park’s and First Citizens’ respective obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:
•	approval of the merger agreement by the First Citizens shareholders by the requisite First Citizens vote;

•	the shares of Park common stock issuable pursuant to the merger agreement having been authorized for listing on the NYSE American, subject to official notice of issuance;
•
all requisite regulatory approvals having been obtained and in full force and effect and all statutory waiting periods in respect thereof having expired, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition;

•
the effectiveness under the Securities Act of 1933, as amended, of the Form S-4, of which this proxy/statement prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•
no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement being in effect and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement;

•	the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date;
•
receipt by such party of a certificate signed on behalf of the other party by the chief executive officer and chief financial officer thereof stating that the conditions set forth in the immediately preceding two bullets have been satisfied; and

•
receipt by such party of an opinion of legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Park and First Citizens reasonably satisfactory in form and substance to such counsel.

Park’s obligation to complete the merger is subject to the satisfaction or, where legally permissible, waiver of additional conditions. These additional conditions include, among others:
•	receipt of a FIRPTA certificate from First Citizens stating that the shares of capital stock of First Citizens do not constitute “United States real property interests” under the Code;
•	certain employees having executed employment agreements with Park National Bank, and that such employment agreements remain in full force and effect;
•	certain First Citizens directors and executive officers having each executed a voting agreement and that such voting agreements remain in full force and effect; and
•
holders of no more than 7.5% of the issued and outstanding shares of First Citizens common stock having demanded or been entitled to receive payment of the fair value of their shares as dissenting shareholders under the applicable provisions of the TBCA.

Termination of the Merger Agreement (page 86)
The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the requisite First Citizens vote, in the following circumstances:
•	by mutual consent of Park and First Citizens in a written instrument signed by each of Park and First Citizens;
•
by either Park or First Citizens if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the other transactions contemplated by the merger agreement and such denial has become final and nonappealable, or any application therefor shall have been permanently withdrawn at the invitation, request or suggestion of any such governmental entity, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;
•
by either Park or First Citizens if the merger has not been consummated on or before October 27, 2026 (the “termination date”), unless the failure of the closing to occur by the termination date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement, provided, that, if on such date, certain of the closing conditions in the merger agreement related to regulatory approvals shall not have been satisfied or waived on or prior to such date, but all other closing conditions shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the closing, shall then be capable of being satisfied if the closing were to take place on such date), then the termination date shall be automatically extended for ten days, and such date shall become the termination date for purposes of the merger agreement;

•
by either Park or First Citizens (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of First Citizens, in the case of a termination by Park, or Park, in the case of a termination by First Citizens, which breach or failure to be true, either individually or in the aggregate, with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured by the earlier of the termination date and thirty days following written notice to the other party, or by its nature or timing cannot be cured during such period; or

•
by Park, prior to such time as the requisite First Citizens vote is obtained, if First Citizens or the First Citizens board of directors (i) makes a First Citizens adverse recommendation change (as defined in “The Merger Agreement -- Shareholder Meeting and Recommendation of the First Citizens Board of Directors” beginning on page 83) or (ii) materially breaches its obligations related to First Citizens shareholder approval or First Citizens acquisition proposals.

Termination Fee (page 87)
If the merger agreement is terminated by either Park or First Citizens under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the First Citizens board recommendation, First Citizens may be required to pay a termination fee to Park equal to $12.5 million. These circumstances are described in more detail under the section entitled “The Merger Agreement — Termination Fee” beginning on page 87.
Accounting Treatment (page 66)
The merger will be accounted for as an acquisition of First Citizens by Park under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“GAAP”).
The Rights of First Citizens Shareholders Will Change as a Result of the Merger (page 124)
The rights of First Citizens shareholders are governed by Tennessee law and by the First Citizens charter and First Citizens bylaws. In the merger, First Citizens shareholders will become holders of Park common stock, and their rights will be governed by Ohio law and the Park articles and Park regulations. First Citizens shareholders will have different rights once they become Park shareholders due to differences between the First Citizens governing documents, on the one hand, and the Park governing documents, on the other hand. These differences are described in more detail under the section entitled “Comparison of Shareholders’ Rights” beginning on page 124.
Listing of Park Common Stock (page 68)
The shares of Park common stock are listed for trading on the NYSE American. Following the merger, shares of Park common stock will continue to be listed on the NYSE American.

The First Citizens Special Meeting (page 35)
The First Citizens special meeting will be held virtually via the First Citizens special meeting website, which can be accessed at www.virtualshareholdermeeting.com/FIZN2026SM, at 10:00 a.m., Central Time, on Wednesday, January 21, 2026. At the First Citizens special meeting, you will be asked to consider and vote upon the following proposals:
•	First Citizens merger proposal; and
•	First Citizens adjournment proposal.
The record date for the First Citizens special meeting is November 19, 2025. Only record holders of shares of First Citizens common stock at the close of business on the record date are entitled to notice of, to attend and to vote at, the First Citizens special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding securities of First Citizens entitled to vote on the First Citizens merger proposal were shares of common stock, and 3,702,594 shares of First Citizens voting common stock and 121,984 shares of First Citizens Class A common stock were issued and outstanding.
Subject to the terms of the voting agreements with Park, a form of which is attached as Annex B to this proxy statement/prospectus and incorporated by reference herein, the First Citizens board of directors will vote their shares in favor of the First Citizens merger proposal and certain other matters. For more information on the voting agreements, see the section entitled “The Merger Agreement — Voting Agreements” beginning on page 88.
Assuming a quorum is present, the First Citizens merger proposal will be approved if at least a majority of the outstanding shares of (i) the First Citizens voting common stock voting separately as a single class and (ii) the First Citizens Class A common stock voting separately as a single class entitled to vote thereon are affirmatively voted in favor of such proposal. Shares of First Citizens voting common stock or First Citizens Class A common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the First Citizens merger proposal.
Approval of the First Citizens adjournment proposal requires the affirmative vote of the holders of a majority of votes cast by the holders of First Citizens voting common stock entitled to vote thereon, and the affirmative vote of a majority of votes cast by the holders of First Citizens Class A common stock entitled to vote thereon, voting as separate classes, present in person (virtually) or represented by proxy at the First Citizens special meeting and entitled to vote. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person (virtually) at the First Citizens special meeting or fail to instruct your bank, broker, trustee (including through the First Citizens ESOP) or other nominee how to vote with respect to the First Citizens adjournment proposal, you will not be deemed to have cast a vote with respect to the First Citizens adjournment proposal and it will have no effect on the First Citizens adjournment proposal.
Risk Factors (page 16)
In evaluating the merger agreement, the merger, or the issuance of shares of Park common stock in the merger, along with the First Citizens merger proposal, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 16, together with information contained in or incorporated by reference into this proxy statement/prospectus.

RISK FACTORS
An investment by First Citizens shareholders in Park common stock as a result of the exchange of shares of First Citizens common stock for shares of Park common stock in the merger involves certain risks. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the merger and bank merger and ownership of Park common stock, are discussed below. In addition, Park discusses certain other material risks connected with the ownership of Park common stock and with Park’s business under the caption entitled “Risk Factors” appearing in its Annual Report on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that Park has filed with the SEC or may file with the SEC after the date of this proxy statement/prospectus, each of which reports is or will be incorporated by reference in this proxy statement/prospectus.
First Citizens shareholders should carefully read and consider all of these risks and all other information contained in or incorporated by reference into this proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the First Citizens special meeting described herein. The risks described in this proxy statement/prospectus and in those documents incorporated by reference (i) may adversely affect the value of Park common stock that you, as an existing First Citizens shareholder, will hold upon consummation of the merger, and (ii) could result in a significant decline in the value of Park common stock and cause the First Citizens shareholders to lose all or part of the value of their investments in Park common stock.
Risk Factors Relating to the Merger
Because the market price of Park common stock may fluctuate, First Citizens shareholders cannot be certain of the market value of the merger consideration they will receive.
In connection with the merger, each share of First Citizens common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares owned by First Citizens or Park (other than the exception shares)) will be converted into the right to receive 0.52 of a share of Park common stock. The market value of Park common stock will fluctuate, and any changes in the price of Park common stock prior to the effective time of the merger will affect the value that holders of First Citizens common stock will receive in the merger.
Stock price changes may result from a variety of factors, including, but not limited to, general market and economic conditions, changes in Park’s and First Citizens’ businesses, operations, financial performance or prospects, volatility in the prices of securities in global financial markets, regulatory considerations, and tax laws, many of which factors are beyond Park’s or First Citizens’ control. Therefore, at the time of the First Citizens special meeting, First Citizens shareholders will not know the market value of the merger consideration to be received at the effective time. You should obtain current market quotations for shares of Park common stock (NYSE American: PRK).
The market price of Park common stock after the merger may be affected by factors different from those currently affecting the independent businesses of Park or First Citizens.
Upon completion of the merger, First Citizens shareholders will become Park shareholders. Park’s business differs from that of First Citizens, and, accordingly, the results of operations of Park and the market price of Park common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Park and First Citizens. For a discussion of the businesses of Park and First Citizens and certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 137, and the sections entitled “Information About Park” beginning on page 42, “Information About First Citizens” beginning on page 43 and “Business of First Citizens” beginning on page 93.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the transactions may differ materially from them.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Park’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record First Citizens’ identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The fair value estimates reflected in this proxy statement/prospectus are preliminary, and the final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of First Citizens as of the closing date. Accordingly, (i) the actual value of the consideration paid and the fair value of such assets and liabilities may vary significantly from the value used in preparing the unaudited pro forma condensed combined financial information in this proxy statement/prospectus, and (ii) the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus.
First Citizens and Park are expected to incur substantial costs related to the merger and integration. If the merger is not completed, First Citizens and Park will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of First Citizens and Park has incurred and expects to incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, filing fees and other regulatory fees, financial and other printing costs, and other related costs. Some of these costs are payable by either First Citizens or Park regardless of whether the merger is completed. If the merger is not completed, First Citizens and Park would have to recognize these expenses without realizing the expected benefits of the merger. See “The Merger Agreement — Fees and Expenses” beginning on page 87.
In addition, the surviving corporation will incur integration costs following the completion of the merger as Park integrates First Citizens’ businesses with its existing businesses, including costs relating to facilities, systems, consolidation efforts, and workforce-related matters. The surviving corporation may also incur additional costs to maintain employee morale and to retain key employees. A large number of processes, policies, procedures, operations, technologies and systems may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Park and First Citizens have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the surviving corporation taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at this time. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transactions and integration costs over time.
Combining Park and First Citizens may be more difficult, costly or time-consuming than expected, and Park and First Citizens may fail to realize the anticipated benefits and cost savings of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Park and First Citizens. To realize the anticipated benefits and cost savings from the merger, Park and First Citizens must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If Park and First Citizens are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the merger could be less than anticipated, and integration may result in additional unforeseen expenses.
Park and First Citizens have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Park and First Citizens during this transition period and on Park for an undetermined period after the merger’s completion.

Park may be unable to retain First Citizens’ personnel successfully while the merger is pending or after the merger is completed.
The success of the merger and the bank merger will depend in part on Park’s ability to retain the talents and dedication of key employees currently employed by First Citizens. Certain employees of First Citizens may decide not to remain with First Citizens while the merger is pending or with Park after the merger is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, Park’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating First Citizens to hiring suitable replacements, all of which may cause Park’s business to suffer. In addition, Park may be unable to locate suitable replacements or to offer such employment to potential replacements on reasonable terms.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on Park following the merger.
Before the merger and the bank merger may be completed, various approvals, consents, waivers, and/or non-objections must be obtained from the Federal Reserve Board and the OCC. Other approvals, consents, waivers and non-objections from regulators could also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals” beginning on page 66. These approvals could be delayed or not obtained at all, including due to any or all of the following: (i) an adverse development in any party’s regulatory standing or any other factors considered by regulators in granting such approvals; (ii) governmental, political or community group inquiries, investigations or opposition; or (iii) changes in legislation or the political environment.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, require branch divestitures or place restrictions on the conduct of Park’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of Park following the merger or will otherwise reduce the anticipated benefits of the merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of laws, statutes, rules, regulations, orders, injunctions or decrees enacted, entered, promulgated or enforced by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement, including the merger and the bank merger.
Despite the parties’ commitments to use their reasonable best efforts to promptly prepare and file all necessary documentation in connection with regulatory approvals and cooperate with each other to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, neither Park, First Citizens, nor their respective subsidiaries is required under the terms of the merger agreement to take any action, or agree to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would, individually or in the aggregate, reasonably be likely to have a material adverse effect on the surviving corporation, taken as a whole and considered on a scale relative to First Citizens and its subsidiaries, after giving effect to the merger. For more information on the regulatory approvals required under the merger agreement, see the section entitled “The Merger — Regulatory Approvals” beginning on page 66.
Certain of First Citizens’ directors and executive officers may have interests in the merger that may differ from, or be in addition to, the interests of First Citizens shareholders generally.
Some of First Citizens’ directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of First Citizens shareholders generally. Such interests include (i) the continuation by Park of certain benefits arrangements currently in place between First Citizens and certain of its directors and executive officers, (ii) Park National Bank entering into new employment agreements with executive officers of First Citizens, and (iii) the right to indemnification and insurance coverage for all of First Citizens’ directors and executive officers following the consummation of the merger. The First Citizens board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and the merger agreement, and in recommending that First Citizens shareholders approve the First Citizens merger proposal. See the section entitled “The Merger — Interests of First Citizens’ Directors and Executive Officers in the Merger” beginning on page 60 for a more complete description of these interests.
Failure to complete the merger could negatively affect First Citizens and/or Park.
If the merger is not completed for any reason, including as a result of First Citizens shareholders failing to approve the First Citizens merger proposal, there may be various adverse consequences. For example, Park’s or First Citizens’ businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Park common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, First Citizens may be required to pay a termination fee of $12.5 million to Park. See the section entitled “The Merger Agreement — Termination Fee” on page 87 for a complete discussion of the circumstances under which any such termination fee will be required to be paid.
Park and First Citizens will be subject to business uncertainties and contractual restrictions while the merger is pending.
Whether or not the merger is ultimately consummated, uncertainty about the effect of the merger on employees and customers may have an adverse effect on Park and First Citizens. These uncertainties may impair both Park’s and First Citizens’ ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Park and First Citizens to seek to change existing business relationships with Park and First Citizens, respectively. In addition, subject to certain exceptions, First Citizens has agreed, and will cause each of its subsidiaries, to (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and relationships with employees, customers and governmental entities, and advantageous business relationships and (iii) take no action that would be reasonably likely to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or the ability of First Citizens to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.
First Citizens has also agreed not to take certain actions that could cause it to be unable to pursue other beneficial opportunities and engage in certain business activities, subject to certain exceptions, that may arise prior to the completion of the merger. Park has agreed to a more limited set of restrictions on its business activities prior to the effective time. The restrictions on each of First Citizens and Park could prevent them from pursuing certain business opportunities that arise or taking certain corporate actions prior to the effective time. See the section entitled “The Merger Agreement — Covenants and Agreements — Conduct of Business Prior to the Completion of the Merger” beginning on page 77 for a description of the restrictive covenants applicable to Park and First Citizens.
The shares of Park common stock to be received by First Citizens shareholders as a result of the merger will have different rights from the shares of First Citizens common stock.
In the merger, First Citizens shareholders will become Park shareholders, and their rights as Park shareholders will be governed by Ohio law and the governing documents of Park. The rights associated with Park common stock are different from the rights associated with First Citizens common stock. See the section entitled “Comparison of Shareholders’ Rights” beginning on page 124 for a discussion of the different rights associated with Park common stock.
First Citizens’ shareholders will have a reduced ownership and voting interest in the surviving corporation after the merger and will exercise less influence over management as compared to their interests in and influence over First Citizens.
Holders of First Citizens voting common stock currently have the right to vote in the election of the First Citizens board of directors and on other matters affecting First Citizens. When the merger is completed, First Citizens shareholders will become Park shareholders, with a percentage ownership of Park that is smaller than their percentage ownership of First Citizens. Based on the number of shares of Park common stock and First Citizens common stock outstanding as of the close of business on the record date, and based on the number of shares of Park common stock expected to be issued in the merger, the former First Citizens shareholders, as a group, are estimated to own approximately 11% of the fully diluted shares of Park immediately after the merger and current Park shareholders, as a group, are estimated to own approximately 89% of the fully diluted shares of Park immediately after the merger. Because of this, holders of First Citizens voting common stock will have less influence on the management and policies of the surviving corporation than they now have on the management and policies of First Citizens.
First Citizens’ shareholders have appraisal rights and dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. If the merger agreement is adopted by First Citizens’ shareholders, First Citizens’ shareholders who do not vote in favor of First Citizens merger proposal and who properly demand payment of the fair value of their shares of First Citizens common stock under the applicable provisions of the TBCA will be entitled to appraisal rights in connection with the merger.
In addition, Park’s obligation to consummate the merger is subject to the condition that holders of no more than 7.5% of the issued and outstanding shares of First Citizens common stock demand or be entitled to receive payment of the fair value of their shares as dissenting shareholders under the applicable provisions of the TBCA. Neither First Citizens nor Park can predict the number of First Citizens shareholders who will seek payment of fair cash value of their shares. See the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 68 for more information on dissenters’ rights.
The merger agreement limits First Citizens’ ability to pursue alternatives to the merger and may discourage other companies from trying to acquire First Citizens.
Subject to certain exceptions, the merger agreement contains “no shop” covenants that restrict First Citizens’ ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, engage or participate in any negotiations with any person concerning, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of First Citizens and its subsidiaries or 25% or more of any class of equity or voting securities of First Citizens or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of First Citizens, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of First Citizens or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of First Citizens or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving First Citizens or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of First Citizens. Additionally, during the term of the merger agreement, First Citizens cannot, and cannot cause its subsidiaries and its and their representatives to on its behalf, directly or indirectly, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal (whether written or oral, binding or nonbinding). See the section entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 84 for a discussion of the no shop provisions to which First Citizens is subject under the merger agreement.
The merger agreement further provides that, during the 12-month period following the termination of the merger agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to an acquisition proposal, First Citizens may be required to pay to Park a cash termination fee equal to $12.5 million. See the section entitled “The Merger Agreement — Termination Fee” beginning on page 87 for a more fulsome description of the circumstances that trigger First Citizens’ payment of the termination fee under the merger agreement.
These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of First Citizens from considering or proposing that acquisition.
Risks Relating to Park’s Business
You should read and consider risk factors specific to Park’s business that will also affect Park after the merger. These risks are described in the sections entitled “Risk Factors” in Park’s Annual Report on Form 10-K most recently filed with the SEC and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 137 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements regarding the merger between Park and First Citizens; future financial and operating results; benefits and synergies of the transaction; future opportunities for the surviving corporation; the issuance of Park common stock contemplated by the merger agreement; the expected timing of the closing of the merger; the ability of the parties to complete the merger considering the various closing conditions and any other statements about future expectations that constitute forward-looking statements within the meaning of the federal securities laws, including the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). From time to time, oral or written forward-looking statements may also be included in other information released to the public. Such forward-looking statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. Forward-looking statements include all statements other than statements of historical or current facts, including forecasts or trends, and are based on current expectations, assumptions, estimates and projections about Park and First Citizens or related to the merger and are subject to significant risks and uncertainties that could cause actual results to differ materially from the results expressed in such statements.
These forward-looking statements may include information about the surviving corporation’s possible or assumed future economic performance or future results of operations, including future revenues, income, expenses, provision for credit losses, provision for taxes, effective tax rate, earnings per share and cash flows and the surviving corporation’s future capital expenditures and dividends, future financial condition and changes therein, including changes in the surviving corporation’s loan portfolio and allowance for credit losses, changes in deposits, borrowings and the investment securities portfolio, future capital structure or changes therein, as well as the plans and objectives of management for the surviving corporation’s future operations, future or proposed acquisitions, the future or expected effect of acquisitions on the surviving corporation’s operations, results of operations, financial condition, and future economic performance, statements about the anticipated benefits of the proposed transaction, and statements about the assumptions underlying any such statement.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the merger discussed under the caption entitled “Risk Factors” beginning on page 16 and the factors previously disclosed in Park’s reports filed with the SEC and incorporated by reference into this proxy statement/prospectus, which could cause actual results to differ materially from those contained or implied in the forward-looking statements or historical performance:
•	the risk that the cost savings and synergies from the merger may not be fully realized or may take longer than anticipated to be realized;
•	the disruption to Park’s business and to First Citizens’ business as a result of the announcement and pendency of the merger;
•
the risk that the integration of First Citizens’ business and operations into Park will be materially delayed or will be more costly or difficult than expected, or that Park is otherwise unable to successfully integrate First Citizens’ business into its own, including as a result of unexpected factors or events;

•	the failure to obtain the necessary approval by the First Citizens shareholders;
•
the ability of each of Park and First Citizens to obtain required regulatory approvals of the merger on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect Park after the closing of the merger or adversely affect the expected benefits of the merger;

•	reputational risk and the reaction to the merger of each company’s customers, suppliers, employees or other business partners;

•
the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•
the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger, and Park’s ability to complete the acquisition and integration of First Citizens successfully;

•	the dilution caused by the issuance of additional shares of Park common stock in the merger;
•	the possibility that Park’s revenues after the merger may be less than expected and/or the risk that certain expenses of Park may be greater than expected;
•	the outcome of any legal or regulatory proceedings that may be currently pending or later instituted against Park before or after the merger, or against First Citizens;
•	diversion of management’s attention from ongoing business operations;
•	a material adverse change in the financial condition of Park or First Citizens;
•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;
•	general competitive, economic, political and market conditions and other factors that may affect future results of Park and First Citizens;
•	changes in economic and market conditions that affect the amount and value of the assets of Park National Bank and First Citizens National Bank;
•	inaccuracy of the assumptions and estimates that the managements of Park or First Citizens make in establishing reserves for probable loan losses and other estimates;
•	lack of liquidity, including as a result of a reduction in the amount of sources of liquidity, that Park or First Citizens currently have;
•	material increases or decreases in the amount of deposits held by Park National Bank and First Citizens National Bank and the cost of those deposits;
•	access to the debt and equity markets and the overall cost of funding operations;
•
changes in market interest rates that affect the pricing of the loans and deposits of each of Park National Bank and First Citizens National Bank, and the net interest income of each of Park National Bank and First Citizens National Bank;

•	fluctuations in the market value and liquidity of the securities Park or First Citizens hold for sale, including fluctuations as a result of changes in market interest rates;
•
the adverse effects of events beyond each party’s control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, tariffs, instability in the credit markets, disruptions in each party’s customers’ supply chains or disruption in transportation;

•	effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;
•	the occurrence of market conditions adversely affecting the financial industry generally;
•
the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by Park’s regulators, such as the Dodd-Frank Act, and changes in federal government policies;

•
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be;

•	governmental monetary and fiscal policies, including the policies of the Federal Reserve;
•	changes in the scope and cost of Federal Deposit Insurance Corporation (“FDIC”) insurance and other coverage;
•	changes in inflation;
•	an increase in the rate of personal or commercial customers’ bankruptcies;
•	unanticipated or difficult technology-related changes;
•
attacks on the security of, and breaches of, Park’s or First Citizens’ digital information systems, the costs Park or First Citizens incurs to provide security against such attacks, and any costs or liability that Park or First Citizens may incur in connection with any breach of those systems;

•
the impacts related to, or resulting from, bank failures and other volatility, including potential increased regulatory requirements and costs, such as FDIC special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including Park and First Citizens, to attract and retain depositors and to borrow or raise capital;

•	the effects of social media on market perceptions of Park or First Citizens and banks generally;
•	volatility and disruptions in global capital, foreign exchange and credit markets;
•	the ability of the surviving corporation to successfully identify acquisition targets and integrate the businesses of acquired companies and banks;
•	the possibility that the surviving corporation will be unable to sustain its current internal growth rate and total growth rate, or achieve its sales or other objectives;
•	the possibility that credit quality could deteriorate;
•	the potential changes in customer and consumer demand, including customer and consumer response to marketing;
•	the possibility that effectiveness of spending, investments or programs will decline;
•	changes in economic conditions, including currency rate, interest rate and commodity price fluctuations;
•	changes in trade policies by the United States or other countries, such as tariffs or retaliatory tariffs;
•	the effect, impact, potential duration or other implications of weather- and climate-related events; and
•	other factors that may affect the future results of Park and First Citizens.
Additional factors that could cause results to differ materially from those described above can be found in Park’s filings with the SEC that are incorporated by reference into this proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information” beginning on page 137.
All forward-looking statements are expressly qualified in their entirety by the cautionary statements set forth above. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus and are based on information available at that time. Neither Park nor First Citizens assume any obligation to update forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in circumstances or other factors affecting forward-looking statements that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. If Park or First Citizens updates one or more forward-looking statements, no inference should be drawn that Park or First Citizens will make additional updates with respect to those or other forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Park has filed with the SEC as described under “Where You Can Find More Information” beginning on page 137.
Park and First Citizens expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION RELATING TO THE MERGER
On October 27, 2025, Park entered into a merger agreement with First Citizens. The merger agreement (a) provides that First Citizens will merge with and into Park, with Park as the surviving corporation and (b) contemplates that immediately following the completion of the merger, First Citizens National Bank will merge with and into Park National Bank, with Park National Bank as the surviving bank. Under the terms and subject to the conditions set forth in the merger agreement, each share of First Citizens common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares held by First Citizens or Park (other than the exception shares)) will be converted into the right to receive 0.52 of a share of Park common stock.
In accordance with Article 11 of Regulation S-X, the following tables show selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of Park, including per share data, after giving effect to the merger and other pro forma adjustments. The unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, with Park as the accounting acquirer pursuant to Accounting Standards Codification Topic 805 (“ASC 805”). The unaudited pro forma condensed combined financial information also assumes that the assets and liabilities of First Citizens will be recorded by Park at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined statement of financial condition gives effect to the transaction as if the transaction had occurred on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025, and the year ended December 31, 2024, give effect to the merger as if the merger had been completed on January 1, 2024.
The unaudited pro forma condensed combined financial data was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included or incorporated by reference into this proxy statement/prospectus:
•
the historical audited consolidated financial statements and accompanying notes of Park as of and for the year ended December 31, 2024 (included in Park’s Annual Report on Form 10-K for the year ended December 31, 2024 and incorporated by reference into this proxy statement/prospectus);

•
the historical unaudited consolidated financial statements and accompanying notes of Park as of and for the nine months ended September 30, 2025 (included in Park’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 and incorporated by reference into this proxy statement/prospectus);

•	the historical audited consolidated financial statements and accompanying notes of First Citizens as of and for the year ended December 31, 2024 (included in this proxy statement/prospectus);
•
the historical unaudited consolidated financial statements and accompanying notes of First Citizens as of and for the nine months ended September 30, 2025 (included in this proxy statement/prospectus); and

•
the condensed combined financial statements and accompanying notes as of and for the year ended December 31, 2024 and for the nine months ended September 30, 2025 (included in the proxy statement/prospectus).

The unaudited pro forma condensed combined financial data should also be read together with other financial data included elsewhere or incorporated by reference into this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial position or results of operations of the combined company that would have been realized had the merger been completed at the beginning of each period presented. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger, nor does it consider the factors discussed in the sections entitled “Risk Factors” beginning on page 16 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger. The fair values are estimates as of the date of this proxy statement/prospectus and actual amounts are still in the process of being finalized. Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

Park National Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2025

(Dollars in thousands)	Park	First Citizens	Transaction Adjustments		Pro Forma Combined Park
Assets:
Cash and cash equivalents	$218,906	$104,815	$4,034	(a)	$327,755
Investment securities	926,934	754,598	—		1,681,532
Loans	7,992,753	1,604,262	(30,977)	(b)	9,566,038
Allowance for credit losses	(91,758)	(18,516)	(1,366)	(c)	(111,640)
Net loans	7,900,995	1,585,746	(32,343)		9,454,398
Premise and equipment, net	62,182	30,446	14,900	(d)	107,528
Goodwill	159,595	22,340	91,317	(e)	273,252
Other intangible assets	2,642	—	31,034	(f)	33,676
Other assets	590,814	104,032	(6,563)	(g)	688,283
Total assets	$9,862,068	$2,601,977	$102,379		$12,566,424

Liabilities and Shareholders’ Equity:
Deposits:
Non-interest bearing	$2,601,666	$362,994	$—		$2,964,660
Interest bearing	5,728,258	1,851,378	4,948	(h)	7,584,584
Total deposits	8,329,924	2,214,372	4,948		10,549,244
Short-term borrowings	78,126	51,292	—		129,418
Long-term borrowings	—	100,465	(1,100)	(i)	99,365
Other liabilities	122,197	22,065	24,300	(j)	168,562
Total liabilities	$8,530,247	$2,388,194	$28,148		$10,946,589

Common shares	$463,032	$36,042	$287,685	(k)	$786,759
Retained earnings	1,062,557	248,137	(285,905)	(l)	1,024,789
Treasury shares	(168,072)	(12,336)	12,336	(m)	(168,072)
Accumulated other comprehensive loss, net	(25,696)	(60,115)	60,115	(n)	(25,696)
Total shareholders’ equity	1,331,821	211,728	74,231		1,617,780
Non-controlling interest in consolidated subsidiary	—	2,055	—		2,055
Total equity	1,331,821	213,783	74,231		1,619,835
Total liabilities and shareholders’ equity	$9,862,068	$2,601,977	$102,379		$12,566,424
Shares outstanding	16,071,347	3,824,578	(1,835,797)	(o)	18,060,128

See notes to the unaudited pro forma condensed combined financial information.

Park National Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
For the Nine Months Ended September 30, 2025

(Dollars in thousands, except per share data)	Park	First Citizens	Transaction Adjustments		Pro Forma Combined Park
Interest income:
Interest and fees on loans	$372,839	$74,152	$6,634	(p)	$453,625
Interest on securities and other	34,809	20,145	6,441	(q)	61,395
Total interest income	407,648	94,297	13,075		515,020

Interest expense:
Interest on deposits	76,082	41,410	(439)	(r)	117,053
Interest on borrowings	7,181	4,610	55	(s)	11,846
Total interest expense	83,263	46,020	(384)		128,899
Net interest income	324,385	48,277	13,459		386,121

Provision for credit losses	7,639	600	—		8,239
Net interest income after provision for credit losses	316,746	47,677	13,459		377,882

Noninterest income	88,506	13,442	(1,050)	(t)	100,898
Noninterest expense	236,604	40,169	6,537	(u)	283,310

Income before taxes	168,648	20,950	5,872		195,470
Provision for income taxes	31,214	2,578	1,233	(v)	35,025
Net income	$137,434	$18,372	$4,639		$160,445

Per common share:
Net income – basic	8.53	4.78			8.86
Net income – diluted	8.48	4.78			8.81

Weighted average common shares – basic	16,120,213	3,843,592	(1,844,924)	(o)	18,118,881
Weighted average common shares – diluted	16,209,261	3,843,592	(1,844,924)	(o)	18,207,929

See notes to the unaudited pro forma condensed combined financial information.

Park National Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2024

(Dollars in thousands, except per share data)	Park	First Citizens	Transaction Adjustments		Pro Forma Combined Park
Interest income:
Interest and fees on loans	$467,602	$91,633	$10,672	(p)	$569,907
Interest on securities and other	55,363	24,976	8,588	(q)	88,927
Total interest income	522,965	116,609	19,260		658,834

Interest expense:
Interest on deposits	112,383	55,616	(4,337)	(r)	163,662
Interest on borrowings	12,563	6,170	110	(s)	18,843
Total interest expense	124,946	61,786	(4,227)		182,505
Net interest income	398,019	54,823	23,487		476,329

Provision for credit losses	14,543	—	17,048	(w)	31,591
Net interest income after provision for credit losses	383,476	54,823	6,439		444,738

Noninterest income	122,588	17,300	(1,442)	(t)	138,446
Noninterest expense	321,339	53,109	34,918	(x)	409,366

Income before taxes	184,725	19,014	(29,921)		173,818
Provision for income taxes	33,305	1,532	(6,283)	(v)	28,554
Net income	$151,420	$17,482	$(23,638)		$145,264

Per common share:
Net income – basic	9.38	4.51			8.00
Net income – diluted	9.32	4.51			7.96

Weighted average common shares – basic	16,143,708	3,864,084	(1,854,760)	(o)	18,153,032
Weighted average common shares – diluted	16,244,797	3,864,084	(1,854,760)	(o)	18,254,121

See notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note A - Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information of Park’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The unaudited pro forma condensed combined balance sheet as of September 30, 2025 gives effect to the merger as if the transaction had occurred on September 30, 2025. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2025 and year ended December 31, 2024, give effect to the merger as if the transaction had become effective beginning on January 1, 2024.
The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.
The pro forma financial information includes estimated adjustments to record the assets and liabilities of First Citizens at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of First Citizens’ tangible, and identifiable intangible assets and liabilities as of the closing date.
All adjustments are transaction accounting adjustments as defined in Article 11-02(a)(6); no autonomous or management’s adjustments are included.
Note B - Recently Issued Account Standard
In November 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2025-08, Financial Instruments—Credit Losses (Topic 326). ASU 2025-08 expands the use of the gross-up method to certain acquired loans beyond purchased financial assets with credit deterioration (“PCD”). Under ASU 2025-08, the gross-up method also applies to acquired non-PCD loans that qualify as purchased seasoned loans, which would eliminate the recognition of Day-1 credit loss expense and instead increase the amortized cost basis of such loans, affecting the pattern of interest income recognized in subsequent periods.
ASU 2025-08 is effective for interim and annual periods in fiscal years beginning after December 15, 2026, and is applied prospectively. Early adoption is permitted.
Because Park has not adopted ASU 2025-08 in its historical financial statements, the effects of this standard are not reflected in the unaudited pro forma condensed combined financial information included herein. However, had Park early adopted ASU 2025-08, the merger accounting would have resulted in the elimination of approximately $17 million of Day-1 credit loss expense, with a corresponding increase to the amortized cost basis of the acquired loan portfolio affecting the pattern of interest income recognized in subsequent periods. These potential impacts are provided for informational purposes only and do not affect the pro forma adjustments.
Note C - Preliminary Estimated Purchase Price
On October 27, 2025, Park entered into the merger agreement with First Citizens. Under the terms of the merger agreement, Park will exchange 0.52 shares of its common stock for each share of First Citizens common stock. The receipt by First Citizens shareholders of shares of Park common stock in exchange for their shares of First Citizens common stock is anticipated to qualify as a tax-free exchange. The transaction, approved or adopted by the directors of both companies, is valued at approximately $326 million. This value is based on Park’s closing stock price on December 11, 2025 of $163.81. Considering the range of Park stock prices since the announcement of the merger, the value of the transaction at closing may or may not be materially different from the transaction value included in these unaudited pro forma condensed combined financial statements.

Funding for the merger is included in the pro forma adjustments as follows (dollars in thousands):

Number of shares of First Citizens’ stock outstanding as of December 11, 2025	3,824,578
Exchange ratio	0.52
Estimated Park common shares to be issued	1,988,781
Park’s closing stock price on December 11, 2025	$163.81
Total purchase price (in thousands)	$325,782

The purchase price will depend on the market price of Park’s common shares when the acquisition is consummated. Park believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on historic volatility, and the potential effect on purchase price would be:

	Park’s price per common share	Purchase price (in thousands)
As presented	163.81	325,782
10% increase	180.19	358,358
10% decrease	147.43	293,206

Note D - Preliminary Estimated Purchase Price Allocation
The pro forma adjustments include the purchase accounting entries to record the merger. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. For purposes of this pro forma analysis, fair value adjustments, other than goodwill and loans, are amortized/accreted on either a straight-line basis or under the sum-of-the-years’ digits method over their estimated average remaining lives. Fair value adjustments on loans are amortized/accreted using the effective interest method over the life of the loans. Tax expense related to the net fair value adjustments is calculated at the statutory 21% tax rate for federal income tax purposes.
Included in the pro forma adjustments are estimated core deposit intangibles of $31.0 million. The core deposit intangibles are separate from goodwill and amortized under the sum-of-the-years’ digits method over an estimated average remaining life of 10 years. When the actual amount of core deposit intangibles is determined as of the date of acquisition, which may be more or less than the estimated amount, the sum-of-the-years’ digits method will be used to record amortization over the intangibles’ actual lives. Estimated goodwill totaling $113.7 million is included in the pro forma adjustments, and is not subject to amortization, but will be tested for impairment at least annually, or when impairment indicators are identified.
The purchase price allocation reflected is preliminary. Items for which the accounting is incomplete include valuations of loans, core deposit intangibles, fixed assets, interest bearing deposits, and borrowings. The final allocation may differ materially from the amounts presented.
The allocation of the purchase price is as follows (in thousands):

Purchase price:
Fair value of Park shares to be issued	$325,782
Total purchase price	325,782

Net tangible assets acquired:
First Citizens’ shareholders’ equity	213,783
First Citizens’ pre-merger goodwill and other intangible assets	(22,340)
Total net tangible assets acquired	191,443

Excess of net purchase price over carrying value of net tangible assets acquired	$134,339

Estimated adjustment to reflect fair value of acquired assets and liabilities:
Loan interest rate and credit mark	$33,811
Elimination of First Citizens’ allowance for credit losses	(18,516)

Core deposit intangible	(31,034)
Fixed assets fair value mark	(14,900)
Deposit rate mark	4,948
Trust preferred rate mark	(1,100)
Deferred taxes related to fair value adjustments	6,109
Preliminary proforma goodwill resulting from the merger	$113,657

Note E - Purchase Accounting Adjustments
The following provides additional details about the methods and assumptions used to determine the pro forma adjustments in the unaudited proforma condensed combined balance sheet and the unaudited proforma condensed combined statements of income. All adjustments are based on current assumptions and/or valuations, which are subject to change.
(a)
As a condition to closing, the merger agreement requires that First Citizens (i) sell and assign all the equity it holds in White & Associates/First Citizens Insurance LLC, a Tennessee limited liability company, and (ii) dissolve First Citizens National Bank Insurance, LLC. Adjustment herein reflects the sale of First Citizens’ investment in White & Associates estimated at the September 30, 2025 book value.

(b)
Adjustments to reflect the estimated interest rate fair value mark on loans of $13.9 million and the estimated credit fair value mark of $17.0 million on non-PCD loans, both of which are expected to be accreted into earnings utilizing the level yield method over the expected average life of the portfolio of 5 years.

(c)
Adjustments reflect the elimination of First Citizens’ existing allowance for credit losses of $18.5 million and the recognition of an allowance at close for PCD loans of $2.8 million. In addition, an allowance for non-PCD loans of $17.0 million is reflected in the pro forma adjustments and represents the amount that will be recognized in the statement of income immediately following the close of the merger.

(d)	To record estimated fair value adjustment of $14.9 million to bank premises and equipment.
(e)	Goodwill was adjusted to remove First Citizen’ goodwill totaling $22.3 million and record the estimated goodwill resulting from the merger of $113.7 million.
(f)	Adjustment reflects the recognition of the estimated core deposit intangible of $31.0 million on the acquired core deposit accounts, as First Citizen’s had no pre-merger core deposit intangible.
(g)
To record the estimated net deferred tax liability resulting from the merger of $6.1 million and to record the required sale of First Citizens' investment in White & Associates in the amount of $4.0 million, partially offset by the estimated deferred tax asset related to the estimated day 1 provision for credit losses of $3.6 million.

(h)	Adjustment reflects the fair value adjustment on time deposits of $4.9 million, which is expected to be accreted over 2 years based on the contractual maturity of the related deposits.
(i)	To record the estimated fair value adjustment to Trust Preferred Securities which is expected to be accreted over 10 years based on the weighted average contractual maturity.
(j)
Adjustment to accrue nonrecurring estimated merger-related expenses to be incurred by Park. Expenses primarily relate to retention bonuses, severance, one time fees including contract termination fees, and system conversion costs.

(k)
Adjustment reflects the reversal of First Citizens’ September 30, 2025 retained earnings, common shares, treasury shares, accumulated other comprehensive loss, and the issuance of Park common stock at the exchange ratio of 0.52. Based on the number of First Citizens’ shares outstanding on November 30, 2025, Park expects to issue 1,988,781 shares of Park common stock.

(l)	Adjustment to eliminate First Citizens retained earnings and to record the after tax merger costs expected to be incurred by Park ($24.3 million).
(m)	Adjustment to eliminate First Citizens treasury stock.
(n)	Adjustment to eliminate First Citizens’ accumulated other comprehensive loss.

(o)	Adjustment to eliminate First Citizens common shares outstanding and reflect the issuance of Park common shares at a conversion ratio of 0.52.
(p)	To record loan discount accretion of the estimated interest rate mark and the estimated non-PCD credit mark, based on the expected average life of the portfolio.
(q)	To record investment securities discount accretion of the estimated fair value mark, based on the expected average life of the portfolio of 7 years.
(r)	To record accretion of the deposit fair value mark, based on the expected average life of the portfolio of 2 years.
(s)	To record amortization of the fair value mark to trust preferred securities over the contractual maturity of the underlying instruments stated term.
(t)
As a condition to closing, the merger agreement requires that First Citizens (i) sell and assign all the equity it holds in White & Associates/First Citizens Insurance LLC, a Tennessee limited liability company, and (ii) dissolve First Citizens National Bank Insurance, LLC. Adjustment herein reflects the elimination of income related to these entities.

(u)
Adjustment to record amortization of the core deposit intangible over an average life of 10 years ($3.8 million), record amortization of the fixed asset fair value mark ($0.5 million) and merger related costs of $2.2 million. Nonrecurring estimated merger costs consist of employee and miscellaneous expenses.

(v)	To recognize the tax impact of pro forma transaction related adjustments at 21%.
(w)	To record the provision for credit losses of $17.0 million resulting from non-PCD loans, recorded immediately following the consummation of the merger.
(x)
Adjustment to record amortization of the core deposit intangible over its average life of 10 years ($5.6 million), record amortization of the fixed asset fair value mark ($0.7 million) and merger related costs of $28.6 million. Nonrecurring estimated merger expenses primarily relate to retention bonuses, severance, one time fees including contract termination fees, and system conversion costs.

COMPARATIVE STOCK PRICES AND DIVIDENDS
Park
The following table shows (1) the market value of Park common stock at the close of business on October 27, 2025, the last trading day prior to the announcement of the merger, and as of the most recent practicable date preceding the date of this proxy statement/prospectus, and (2) the equivalent pro forma value of a share of First Citizens voting common stock at such date based on the value of the merger consideration. The equivalent prices per First Citizens share are hypothetical implied values of the merger consideration, assuming no consideration adjustment.
For illustration purposes only, if the merger occurs and assuming (i) there are 3.83 million shares of First Citizens common stock issued and outstanding at the closing of the merger, and (ii) the price per share of Park common stock received in the merger is equal to $157.31, which was the closing price per share of Park common stock on October 27, 2025, then First Citizens shareholders will receive 0.52 of a share of Park common stock with a value of $157.31 (before adjusting for fractional shares) for each share of First Citizens common stock.
Because of the possibility of the consideration adjustment as discussed in this proxy statement/ prospectus, you will not know the exact amount of merger consideration you will receive in connection with the merger when you vote on the First Citizens merger proposal.

	Park Common Stock(1)	Equivalent Pro Forma Value Per Share of First Citizens Voting Common Stock(2)
October 27, 2025	$157.31	$81.80
December 11, 2025	$163.81	$85.18

(1)	Represents the closing price of Park common stock on the NYSE American.
(2)	Calculated by multiplying the price of Park common stock on the NYSE American as of the specified date by the exchange ratio.
Park has a history of paying quarterly cash dividends on its shares of Park common stock. Most recently, as approved by the Park board of directors, Park declared and paid a $1.07 per share quarterly cash dividend to Park shareholders in the first, second and third fiscal quarters of 2025. On October 27, 2025, Park announced a quarterly cash dividend of $1.07 per share and a special cash dividend of $1.25 per share, payable on December 10, 2025. The payment and amount of quarterly and special cash dividends paid on shares of Park common stock is subject to approval by the Park board of directors.
Park intends to continue to pay regular quarterly cash dividends on Park common stock in the fourth fiscal quarter of 2025 and following the merger, when, as and if declared by the Park board of directors out of funds legally available for that purpose and subject to regulatory restrictions. Except as described herein, no dividends payable in the future have been declared by the Park board of directors.
Park’s dividend policy may change with respect to the payment of dividends as a return on investment, and the Park board of directors may change or eliminate the payment of future dividends at its discretion, without notice to Park shareholders. There can be no assurance that Park will continue to pay dividends in the future. Future dividends on Park common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the Park board of directors.
First Citizens
Shares of First Citizens voting common stock and First Citizens Class A common stock are not listed on any public securities exchange, but shares of First Citizens voting common stock are currently quoted on the OTC Pink market operated by the OTC Markets Group under the trading symbol “FIZN”. First Citizens’ transfer agent and registrar is Computershare U.S. There are no shareholder agreements, voting trusts or similar arrangements currently in effect with respect to First Citizens voting common stock, except for the voting agreements entered into between Park and the directors and executive officers of First Citizens in connection with the merger. As of the record date, there were 811 holders of First Citizens voting common stock and 751 holders of First Citizens Class A common stock.

First Citizens shareholders are entitled to receive dividends out of legally available funds when, as and if declared by the First Citizens board of directors, in its sole discretion. The First Citizens board of directors has historically paid quarterly cash dividends on shares of First Citizens voting common stock and First Citizens Class A common stock. Most recently, as approved by the First Citizens board of directors, First Citizens paid the following dividends on shares of First Citizens voting common stock and First Citizens Class A common stock:

	First Citizens Voting Common Stock	First Citizens Class A Common Stock
September 15, 2025	$0.35	$0.357
June 13, 2025	$0.35	$0.357
March 14, 2025	$0.35	$0.357
December 15, 2024	$0.75	$0.765

As a Tennessee corporation, First Citizens is subject to certain restrictions on dividends under the TBCA. Generally, a Tennessee corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital), unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent. Federal banking laws and regulations and state corporate laws restrict the amount of dividends First Citizens may declare and pay and that First Citizens National Bank may declare and pay to First Citizens.

THE FIRST CITIZENS SPECIAL MEETING
This section contains information for First Citizens shareholders about the First Citizens special meeting. First Citizens is mailing or otherwise delivering this proxy statement/prospectus to you, as a First Citizens shareholder, on or about December 19, 2025. This proxy statement/prospectus is also being delivered to First Citizens shareholders as Park’s prospectus for its offering of Park common stock in connection with the merger. This proxy statement/prospectus is accompanied by a notice of the First Citizens special meeting and a proxy that the First Citizens board of directors is soliciting for use by First Citizens shareholders at the First Citizens special meeting and at any adjournments or postponements of the First Citizens special meeting. References to “you” and “your” in this section are to First Citizens shareholders.
Date, Time and Place of the Meeting
The First Citizens special meeting will be held virtually at 10:00 a.m., Central Time, on Wednesday, January 21, 2026. You will be able to attend the First Citizens special meeting by visiting www.virtualshareholdermeeting.com/FIZN2026SM (the “First Citizens special meeting website”) and using the 16-digit control number included in your proxy card or the voting instruction form provided by your bank, broker, trustee (including through the First Citizens ESOP) or other nominee if you hold your shares of First Citizens voting common stock or First Citizens Class A common stock in “street name”.
Matters to Be Considered
At the First Citizens special meeting, holders of First Citizens voting common stock and holders of First Citizens Class A common stock will be asked to consider and vote separately on the following proposals:
•	The First Citizens merger proposal; and
•	The First Citizens adjournment proposal.
Recommendation of the First Citizens Board of Directors
The First Citizens board of directors unanimously recommends that you vote “FOR” the First Citizens merger proposal and “FOR” the First Citizens adjournment proposal. See the section entitled “The Merger — First Citizens’ Reasons for the Merger; Recommendation of the First Citizens Board of Directors” beginning on page 49 for a more detailed discussion of the First Citizens board of directors’ recommendation.
Record Date and Quorum
The First Citizens board of directors has fixed the close of business on November 19, 2025 as the record date for determination of holders of First Citizens common stock entitled to notice of and to vote at the First Citizens special meeting. Only First Citizens shareholders at the close of business on the record date will be entitled to vote at the First Citizens special meeting. As of the close of business on the record date for the First Citizens special meeting, there were 3,702,594 shares of First Citizens voting common stock outstanding and 121,984 shares of First Citizens Class A Common Stock outstanding.
Holders of at least a majority of the outstanding shares of First Citizens voting common stock and holders of at least a majority of the outstanding shares of First Citizens Class A common stock must be represented at the First Citizens special meeting, in person (virtually) or by proxy, to constitute a quorum for the transaction of business at the First Citizens special meeting.
Abstentions are considered present for purposes of establishing a quorum. In the event that a quorum is not present at the First Citizens special meeting, the affirmative vote of holders of at least a majority of the votes entitled to be cast present in person (virtually) or represented by proxy at the First Citizens special meeting may adjourn the First Citizens special meeting to a later date and time (subject to applicable law and compliance with the terms of the First Citizens charter and bylaws). If you fail to submit a proxy or to vote at the First Citizens special meeting, or fail to instruct your bank, broker, trustee (including through the First Citizens ESOP) or other nominee how to vote, your shares of First Citizens common stock will not be counted towards a quorum.
Under the First Citizens bylaws, if a quorum is not present at the First Citizens special meeting, the holders of a majority of the votes entitled to be cast, present in person (virtually) or represented by proxy, at the First Citizens special meeting may adjourn the First Citizens special meeting without notice other than announcement at the First

Citizens special meeting, until a quorum is present or represented, if the time and place to which the meeting is adjourned is announced at the First Citizens special meeting, unless the meeting is adjourned to a date more than four months after the date fixed for the First Citizens special meeting.
In the event that a quorum is not present at the First Citizens special meeting, it is expected that the First Citizens special meeting will be adjourned or postponed. If the First Citizens special meeting is postponed or adjourned, it will not affect the ability of holders of record as of the record date of First Citizens common stock to exercise their voting rights or to revoke any previously granted proxy using the methods described below; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.
At the First Citizens special meeting, each holder of First Citizens voting common stock and each holder of First Citizens Class A common stock is entitled to cast one vote on each matter properly brought before the First Citizens special meeting for each share of First Citizens voting common stock and First Citizens Class A common stock, respectively, that such holder owned of record as of the record date.
As of the record date for the First Citizens special meeting, First Citizens directors owned and were entitled to vote 534,748 shares of First Citizens voting common stock (including shares of First Citizens voting common stock allocated to such directors and held in the First Citizens ESOP), and 5,591 shares of First Citizens Class A common stock, representing approximately 14.44% and 4.58% of the outstanding shares of First Citizens voting common stock and First Citizens Class A common stock, respectively. The First Citizens board of directors and executive officers will vote their shares in favor of the First Citizens merger proposal and the First Citizens adjournment proposal, as each is a party to a voting agreement with Park, the form of which is attached as Annex B to this proxy statement/prospectus and incorporated by reference herein, pursuant to which they have agreed, among other things, to vote in favor of the First Citizens merger proposal and certain other matters, subject to the terms of the applicable voting agreement.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Because it is expected that all proposals to be voted on at the First Citizens special meeting will be “non-routine” matters, broker non-votes, if any, will not be counted as present for purposes of determining a quorum and will not be entitled to vote at the First Citizens special meeting. If your bank, broker, trustee (including through the First Citizens ESOP) or other nominee holds your shares of First Citizens common stock in “street name”, such entity will vote your shares of First Citizens common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Proposal 1: First Citizens merger proposal:
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Vote required: Approval of the First Citizens merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Citizens voting common stock entitled to vote thereon, and the affirmative vote of the holders of at least a majority of the outstanding shares of First Citizens Class A common stock entitled to vote thereon, voting as separate classes, present in person (virtually) or represented by proxy at the First Citizens special meeting.

•
Effect of abstentions, broker non-votes and failures to vote: Shares of First Citizens voting common stock or First Citizens Class A common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the First Citizens merger proposal.

Proposal 2: First Citizens adjournment proposal:
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Vote required: Approval of the First Citizens adjournment proposal requires the affirmative vote of a majority of votes cast by the holders of First Citizens voting common stock entitled to vote thereon, and the affirmative vote of a majority of votes cast by the holders of First Citizens Class A common stock entitled to vote thereon, voting as separate classes, present in person (virtually) or represented by proxy at the First Citizens special meeting.

•
Effect of abstentions, broker non-votes and failures to vote: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person (virtually) at the First Citizens special meeting or fail to instruct your bank, broker, trustee (including through the First Citizens ESOP) or other nominee how to vote with respect to the First Citizens adjournment proposal, you will not be deemed to have cast a vote with respect to the First Citizens adjournment proposal and it will have no effect on the First Citizens adjournment proposal.

Attending the Special Meeting
The First Citizens special meeting may be accessed by visiting the First Citizens special meeting website at www.virtualshareholdermeeting.com/FIZN2026SM, where holders of First Citizens common stock will be able to listen to the First Citizens special meeting and vote online.
You are entitled to attend the First Citizens special meeting via the First Citizens special meeting website only if you were a shareholder of record as of the close of business on the record date, or you held your shares beneficially in the name of a bank, broker, trustee (including through the First Citizens ESOP) or other nominee as of the record date, or you hold a valid proxy for the First Citizens special meeting. If you were a shareholder of record at the close of business on the record date and wish to attend the First Citizens special meeting via the First Citizens special meeting website, you will need the control number on your proxy card. If a bank, broker, trustee (including through the First Citizens ESOP) or other nominee is the record owner of your shares of First Citizens common stock, you will need to obtain your specific control number and further instructions from your bank, broker, trustee or other nominee.
If you have technical difficulties on the day of the First Citizens special meeting, you may request assistance immediately prior to the meeting by going to the First Citizens special meeting website and following the instructions for obtaining technical assistance.
Proxies
A holder of First Citizens common stock may vote by proxy or at the First Citizens special meeting via the First Citizens special meeting website. If you hold your shares of First Citizens common stock in your name as a holder of record, to submit a proxy, you, as a holder of First Citizens common stock, may use one of the following methods:
•	By telephone: By calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: By visiting the website indicated on the accompanying proxy card and following the instructions.
•	By mail: By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern Time, on the day before the First Citizens special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the First Citizens special meeting.
First Citizens requests that holders of First Citizens common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to First Citizens as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of First Citizens common stock represented by it will be voted at the First Citizens special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the First Citizens merger proposal and “FOR” the First Citizens adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the First Citizens special meeting via the First Citizens special meeting website. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares via the First Citizens special meeting website at the meeting because you may subsequently revoke your proxy.
First Citizens Shares Held in Street Name
If your shares of First Citizens common stock are held in “street name” through a bank, broker, trustee (including through the First Citizens ESOP) or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares of First Citizens common stock. Your bank, broker, trustee (including through the First Citizens ESOP) or other nominee will vote your shares of First Citizens common stock only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
You may not vote shares held in a brokerage or other account in “street name” by returning a proxy card directly to First Citizens, unless you provide a signed “legal proxy” giving you the right to vote the shares, which you must obtain from your bank, broker, trustee or other nominee. You may not vote shares held in “street name” via the First Citizens special meeting website, unless you obtain a specific control number from your bank, broker, trustee or other nominee.
Further, banks, brokers, trustees (including through the First Citizens ESOP) or other nominees who hold shares of First Citizens common stock on behalf of their customers may not give a proxy to First Citizens to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the First Citizens special meeting, including the First Citizens merger proposal and the First Citizens adjournment proposal.
Revocability of Proxies
If you are a holder of record of First Citizens common stock, you may revoke your proxy at any time before it is voted at the First Citizens special meeting by:
•
timely delivering a written notice of revocation to Laura Beth Butler, Corporate Secretary of First Citizens, at One First Citizens Place, Dyersburg, Tennessee 38024, by 11:59 p.m., Eastern Time, on the day before the First Citizens special meeting;

•	signing and returning a subsequently dated proxy that is received by 11:59 p.m. Eastern Time on the day before the First Citizens special meeting;
•	voting by telephone or the Internet at a later time, but before 11:59 p.m., Eastern Time on the day before the First Citizens special meeting; or
•	attending virtually and voting at the First Citizens special meeting via the First Citizens special meeting website.
If you hold your shares of First Citizens common stock through a bank, broker, trustee (including through the First Citizens ESOP) or other nominee, you may change your vote by:
•	contacting your bank, broker, trustee or other nominee; or
•
attending and voting your shares at the First Citizens special meeting virtually via the First Citizens special meeting website if you have your specific 16-digit control number, which is included on your proxy card or the voting instruction form from your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee to obtain further instructions.

Attendance virtually at the First Citizens special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by First Citizens after the vote will not affect the vote. If the First Citizens special meeting is postponed or adjourned, it will not affect the ability of holders of record of First Citizens common stock to exercise their voting rights or to revoke any previously granted proxy using the methods described above; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.

Dissenters’ Rights
First Citizens shareholders are entitled to dissenters’ rights with respect to the First Citizens merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of the applicable provisions of the TBCA. Please see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 68, and the full text of the applicable provisions of the TBCA, which are reproduced in full in Annex D to this proxy statement/prospectus.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this proxy statement/prospectus is being delivered to holders of First Citizens common stock residing at the same address, unless such holders have notified First Citizens of their desire to receive multiple copies of the proxy statement/prospectus. First Citizens will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any holder of First Citizens common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Laura Beth Butler, Corporate Secretary of First Citizens, at (731) 288-4580 or lbutler@firstcnb.com or First Citizens’ proxy solicitor, Campaign Management LLC, by calling toll-free at (844) 410-4009, or by e-mail at info@campaign-mgmt.com.
Solicitation of Proxies
The First Citizens board of directors is soliciting proxies for the First Citizens special meeting from First Citizens shareholders entitled to vote at the First Citizens special meeting. Subject to the merger agreement, First Citizens and Park will share equally the costs and expenses of printing and mailing this proxy statement/prospectus. To assist in the solicitation of proxies, First Citizens has retained Campaign Management LLC, for a fee of $15,000 plus reimbursement of out-of-pocket expenses for its services. First Citizens may also request banks, brokers, trustees and other intermediaries holding shares of First Citizens common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and First Citizens may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of First Citizens. No additional compensation will be paid to First Citizens’ directors, officers or employees for solicitation.
Assistance
If you have any questions about the merger or need assistance in completing your proxy card or voting instruction card, have questions regarding the First Citizens special meeting or would like additional copies of this proxy statement/prospectus, please contact Laura Beth Butler, Corporate Secretary of First Citizens, at One First Citizens Place, Dyersburg, Tennessee 38024, or First Citizens’ proxy solicitor, Campaign Management LLC, by calling toll-free at (844) 410-4009, or by e-mail at info@campaign-mgmt.com.

FIRST CITIZENS PROPOSALS

Proposal 1: First Citizens Merger Proposal
First Citizens is asking holders of First Citizens voting common stock and holders of First Citizens Class A common stock, voting separately, to approve the merger agreement and the transactions contemplated thereby, including the merger. Holders of First Citizens common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the First Citizens board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of First Citizens and its shareholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of First Citizens voting common stock and the holders of First Citizens Class A common stock for approval, and (v) recommended approval of the merger agreement by the holders of First Citizens common stock. See the section entitled “The Merger — First Citizens’ Reasons for the Merger; Recommendation of the First Citizens Board of Directors” beginning on page 49 for a more detailed discussion of the recommendation of the First Citizens board of directors.
Approval of the First Citizens merger proposal is a condition to the completion of the merger. If the First Citizens merger proposal is not approved, the merger will not occur. For a detailed discussion of the terms and conditions of the merger, see the section entitled “The Merger Agreement — Terms of the Merger” beginning on page 44.
Vote Required for Approval
Approval of the First Citizens merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of First Citizens voting common stock entitled to vote thereon, and the affirmative vote of the holders of at least a majority of the outstanding shares of First Citizens Class A common stock entitled to vote thereon, each voting as separate classes, present in person (virtually) or represented by proxy at the First Citizens special meeting. Shares of First Citizens voting common stock or First Citizens Class A common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the First Citizens merger proposal.
Recommendation of the First Citizens Board of Directors
THE FIRST CITIZENS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FIRST CITIZENS VOTING COMMON STOCK AND HOLDERS OF FIRST CITIZENS CLASS A COMMON STOCK VOTE “FOR” THE FIRST CITIZENS MERGER PROPOSAL.

Proposal 2: First Citizens Adjournment Proposal
The First Citizens special meeting may be adjourned or postponed to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the First Citizens special meeting to approve the First Citizens merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to holders of First Citizens common stock.
If, at the First Citizens special meeting, either the number of shares of First Citizens voting common stock or First Citizens Class A common stock present or represented and voting in favor of the First Citizens merger proposal are insufficient to approve the First Citizens merger proposal, First Citizens intends to move to adjourn or postpone the First Citizens special meeting to enable the First Citizens board of directors to solicit additional proxies for approval of the First Citizens merger proposal. In that event, First Citizens will ask holders of First Citizens voting common stock and holders of First Citizens Class A common stock to vote on the First Citizens adjournment proposal, but not the First Citizens merger proposal. Additionally, pursuant to the merger agreement, First Citizens will adjourn or postpone the First Citizens special meeting if, as of the time for which the First Citizens special meeting is originally scheduled, there are insufficient shares of First Citizens common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of the First Citizens special meeting, First Citizens has not received proxies representing a sufficient number of shares of First Citizens common stock necessary to obtain the requisite First Citizens vote to approve the First Citizens merger proposal.
In this proposal, First Citizens is asking holders of First Citizens voting common stock and holders of First Citizens Class A common stock to authorize the holder of any proxy solicited by the First Citizens board of directors on a discretionary basis to vote in favor of adjourning the First Citizens special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of First Citizens voting common stock or holders of First Citizens Class A common stock who have previously voted. Under First Citizens bylaws, if a quorum is not present at the First Citizens special meeting, the holders of a majority of the votes entitled to be cast, present in person (virtually) or represented by proxy, at the First Citizens special meeting may adjourn the First Citizens special meeting without notice other than announcement at the First Citizens special meeting, until a quorum is present or represented, if the time and place to which the meeting is adjourned is announced at the First Citizens special meeting, unless after adjournment, a new record date is fixed for the adjourned meeting. The approval of the First Citizens adjournment proposal by holders of First Citizens voting common stock or the holders of First Citizens Class A common stock is not a condition to the completion of the merger.
Vote Required for Approval
The vote on the First Citizens adjournment proposal is a vote separate and apart from the votes on the First Citizens merger proposal. Accordingly, if you are a holder of First Citizens voting common stock or First Citizens Class A common stock, you may vote to approve the First Citizens merger proposal and vote not to approve the First Citizens adjournment proposal, and vice versa.
Approval of the First Citizens adjournment proposal requires the affirmative vote of a majority of votes cast by the holders of First Citizens voting common stock entitled to vote thereon, and the affirmative vote of a majority of votes cast by the holders of First Citizens Class A common stock entitled to vote thereon, each voting as a separate class, present in person (virtually) or represented by proxy at the First Citizens special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person (virtually) at the First Citizens special meeting or fail to instruct your bank, broker, trustee (including through the First Citizens ESOP) or other nominee how to vote with respect to the First Citizens adjournment proposal, you will not be deemed to have cast a vote with respect to the First Citizens adjournment proposal and it will have no effect on the First Citizens adjournment proposal.
Recommendation of the First Citizens Board of Directors
THE FIRST CITIZENS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FIRST CITIZENS VOTING COMMON STOCK AND HOLDERS OF FIRST CITIZENS CLASS A COMMON STOCK VOTE “FOR” THE FIRST CITIZENS ADJOURNMENT PROPOSAL.

INFORMATION ABOUT PARK
Park National Corporation
51 North Third Street
Newark, Ohio 43058
(740) 349-8451
Park is a registered financial holding company that was originally incorporated in the State of Ohio in 1987. Park is headquartered in Newark, Ohio, and its primary operations are conducted through its wholly owned subsidiaries, Park National Bank, Scope Leasing, Inc., and Park Investments, Inc. Park, through its subsidiaries, engages in the commercial banking, consumer banking, consumer finance, aircraft finance and wealth management, including trust and investment services. As of September 30, 2025, Park National Bank operates 87 financial service offices, including 82 branches and a network of 107 automated teller machines, in Ohio, Kentucky, North Carolina and South Carolina, as well as telephone and internet-based banking by computer or mobile device, including with ParkDirect, a Park National Bank-tailored mobile banking application for its customers. As of September 30, 2025, Park had $9.86 billion in assets, $7.99 billion in loans, $8.33 billion in deposits, $1.33 billion in shareholders’ equity and $9.30 billion in average market value of assets under management.
Park’s common stock is traded on the NYSE American under the symbol “PRK”.
Park’s principal executive office is located at 51 North Third Street, Newark, Ohio 43058, and its telephone number is (740) 349-8451. Park’s website is http://www.parknationalcorp.com. The information on Park’s website is not part of this proxy statement/prospectus, and the references to the Park website address do not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Additional information about Park and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 137.

INFORMATION ABOUT FIRST CITIZENS
First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024
(731) 285-4410
First Citizens is a registered bank holding company that has elected financial holding company status. First Citizens was incorporated as a Tennessee corporation on December 14, 1982. First Citizens, through its wholly owned subsidiary, First Citizens National Bank, a national bank chartered under the laws of the United States, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of commercial and consumer customers. Additionally, through its subsidiaries White & Associates/First Citizens Insurance LLC and First Citizens National Bank Insurance, LLC, First Citizens offers certain commercial and consumer insurance products and services. First Citizens is headquartered in Dyersburg, Tennessee and, through First Citizens National Bank, operates 26 banking locations throughout central, west and southeast Tennessee.
As a bank holding company, First Citizens is subject to supervision and regulation by the Federal Reserve Board. As a national bank, First Citizens National Bank is subject to supervision and regulation by the OCC. First Citizens National Bank’s deposits are insured by the FDIC up to applicable legal limits.
As of September 30, 2025, First Citizens had consolidated total assets of $2.6 billion, total loans of $1.6 billion, total deposits of $2.21 billion, total shareholders’ equity of $213.78 million, and total assets under management of $336.70 million.
First Citizens voting common stock and First Citizens Class A common stock are not listed on any public securities exchange, but shares of First Citizens voting common stock are currently quoted on the OTC Pink market operated by the OTC Markets Group under the trading symbol “FIZN”.
First Citizens’ principal executive office is located at One First Citizens Place, Dyersburg, Tennessee 38024, and its telephone number is (731) 285-4410. First Citizens National Bank’s website is www.firstcnb.com. The information on First Citizens National Bank’s website is not part of this proxy statement/prospectus, and references to the First Citizens National Bank website do not constitute incorporation by reference any information on that website into this proxy statement/prospectus.
Additional information about First Citizens and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 137.

THE MERGER
This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to you for a more complete understanding of the merger. In addition, important business and financial information about Park is incorporated into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 137.
Terms of the Merger
Each of Park’s and First Citizens’ respective boards of directors has unanimously approved the merger agreement. Subject to the terms and conditions of the merger agreement, at the completion of the merger, First Citizens will merge with and into Park, with Park as the surviving corporation. Immediately following the completion of the merger, First Citizens National Bank will merge with and into Park National Bank, with Park National Bank as the surviving bank.
Under the terms and subject to the conditions set forth in the merger agreement, each whole share of First Citizens common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares and shares of First Citizens common stock owned by First Citizens as treasury stock or owned by First Citizens or Park or a subsidiary of either, in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) will be converted into the right to receive the merger consideration, consisting of 0.52 shares of Park common stock.
Park will not issue any fractional shares of Park common stock in the merger. First Citizens shareholders who would otherwise be entitled to a fraction of a share of Park common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily closing-sale prices of Park common stock on the NYSE American stock exchange as reported by The Wall Street Journal for the five consecutive full trading days ending on the day immediately preceding the closing date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Park common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.
First Citizens’ shareholders are being asked to approve the merger and the merger agreement. See the section entitled “The Merger Agreement” beginning on page 72 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of its ongoing consideration and evaluation of its long-term prospects and strategies, First Citizens’ board of directors and executive management regularly review First Citizens’ business strategies and objectives, including assessing potentially available strategic opportunities for business combinations and other strategic transactions. These reviews have included periodic consideration of, and discussions with, other companies from time to time regarding potential strategic alternatives, including business combinations, acquisitions and dispositions to further First Citizens’ strategic objectives, as well as remaining an independent company. In this regard, members of First Citizens’ executive management team have periodically met with representatives of various investment banking and financial advisory firms experienced in the banking industry, and with other bank executives and/or directors, to discuss, among other things, market conditions, industry trends and potential opportunities for business combinations and other strategic transactions.
In early 2023, First Citizens’ board of directors authorized the executive management team to engage Olsen Palmer to evaluate a possible strategic business combination or outright sale of First Citizens and on February 18, 2023, First Citizens engaged Olsen Palmer to assist with this process. Olsen Palmer was selected for multiple reasons, including, but not limited to, the following: (1) Olsen Palmer represented First Citizens in previous acquisitions, and the First Citizens executive management team and First Citizens board of directors were familiar with Olsen Palmer’s qualifications, processes and personnel, (2) Olsen Palmer’s experience advising financial institutions on merger transactions, and (3) Olsen Palmer’s familiarity with First Citizens, the markets in which it conducts business and the broader financial services market in the State of Tennessee. Shortly after its engagement, at First Citizens’ direction, representatives of Olsen Palmer commenced a formal marketing process and invited certain potential transaction parties to submit nonbinding indications of interest. The submission deadline was Thursday, March 9, 2023. Two interested parties submitted indications of interest.
Then on Friday, March 10, 2023, Silicon Valley Bank, Santa Clara, California, failed and was placed into receivership with the FDIC. This was followed two days later by the failure of Signature Bank, New York, New York, and in May 2023, the failure of First Republic Bank, San Francisco, California (collectively, the “2023 bank failures”). As a result of the 2023 bank failures, the share prices of virtually all publicly held bank stocks dropped precipitously on fears that other regional and large community banks could be susceptible to the same problems that led to the failures of these banks. First Citizens’ board of directors chose at that time to suspend its process of evaluating potential acquisition offers.
On April 10, 2024, representatives from Olsen Palmer arranged an informal introductory meeting via teleconference between First Citizens representatives Jeff Agee (Chairman and Chief Executive Officer of First Citizens National Bank) and Judy Long (President and Chief Operating Officer of First Citizens National Bank) and Park representatives Matt Miller (President of Park National Bank) and Bryan Campolo (Chief Credit Officer of Park National Bank). At this meeting, the parties introduced themselves to one another and discussed the history of their respective organizations, professional backgrounds, the culture of their respective organizations and other general topics.
In order to facilitate further discussions, on June 25, 2024, Park and First Citizens entered into a nondisclosure agreement allowing for the sharing of non-public information between the parties and ultimately for detailed reciprocal due diligence. Shortly thereafter in early July 2024, Olsen Palmer created a virtual data room, hosted by ShareFile, specifically to facilitate preliminary credit due diligence by Park in order to enable Park to determine whether it was interested in pursuing a potential business transaction with First Citizens.
On July 1, 2024, Park representatives David Trautman (Chairman and Chief Executive Officer of Park National Bank), Messrs. Miller and Campolo met in Nashville, Tennessee with Mr. Agee and Ms. Long, wherein the parties engaged in more substantive discussions regarding a possible business transaction.
Also in July 2024, Park performed a preliminary review of credit memorandums contained in the virtual data room, hosted by ShareFile, covering First Citizens’ 20 largest loan relationships. This review was conducted by Mr. Campolo.
On July 31, 2024, Messrs. Miller and Campolo met in Nashville, Tennessee with First Citizens representatives Sherrell Armstrong (Chief Credit Officer of First Citizens National Bank) and Christian Heckler (Executive Vice President of Retail Banking of First Citizens National Bank) to discuss Park’s and First Citizens’ respective credit cultures, underwriting standards, lending structures and management.
On August 15, 2024, Messrs. Agee and Miller joined a call organized by representatives of Olsen Palmer to facilitate further discussion between the parties regarding Park’s and First Citizens’ respective historical financial performance, operational structures and business models. Over the course of the ensuing months, Park and First Citizens remained in periodic contact with one another, primarily through representatives of Olsen Palmer, but did not engage in substantive discussions regarding a possible business transaction.
On February 3, 2025, Mr. Agee and Ms. Long met in Newark, Ohio with Messrs. Trautman, Miller, Brady Burt (Chief Financial Officer of Park National Bank), Todd Bogdan (Chief Operating Officer of Park National Bank), Tom Cummiskey (Chief Wealth and Trust Officer of Park National Bank), Laura Tussing (Chief Banking Officer of Park National Bank), Cheryl Snyder (Chief Consumer Lending Officer of Park National Bank), Malory Dcosta (Chief Information Officer of Park National Bank), Adrienne Brokaw (Chief Auditor of Park National Bank), and Jeff Wilson (Chief Risk Officer of Park National Bank). At this meeting the parties engaged in more in-depth discussions regarding the parties’ credit cultures and operational structures for the purpose of evaluating the cultural alignment of the two organizations. Thereafter Park and First Citizens remained in periodic contact through representatives of Olsen Palmer, but did not engage in substantive discussions regarding a possible business transaction.
On July 1, 2025, Messrs. Miller and Campolo met at First Citizens’ headquarters in Dyersburg, Tennessee with Messrs. Agee, Armstrong and Heckler and Messes. Long and Butler. At this meeting, the parties further discussed cultural alignment of the two organizations, the parties’ respective operations structure and management responsibilities.

In early July 2025, Olsen Palmer created a separate virtual data room, hosted by Firmex, in anticipation of a re-launch of First Citizens’ process to evaluate a possible strategic business combination. Thereafter, on July 7, 2025, members of First Citizens’ executive management team began populating the Firmex virtual data room, hosted by Firmex.
On July 16, 2025, First Citizens board of directors authorized the re-launch of its process to evaluate a possible strategic business combination or outright sale of First Citizens. Shortly thereafter, Mr. Agee instructed representatives of Olsen Palmer to re-launch the process.
On July 18, 2025, at the direction of First Citizens, representatives of Olsen Palmer formally re-launched its process to evaluate a possible strategic business combination or outright sale of First Citizens. Five potential transaction parties, including Park, were invited to join the virtual data room, hosted by Firmex, and submit nonbinding indications of interest. The submission deadline was August 7, 2025.
On July 29, 2025, Messrs. Miller and Burt, Messrs. Agee, Armstrong and Heckler and Messes. Long and Butler, representatives from Olsen Palmer and representatives from Piper Sandler & Co., Park’s financial advisor, participated in a teleconference to discuss Park’s modeling assumptions for a potential merger transaction.
On August 7, 2025, three parties, including Park, submitted nonbinding indications of interest to First Citizens. Thereafter, representatives from Olsen Palmer met via teleconference with Mr. Agee to discuss the three offers. Mr. Agee then met with the First Citizens executive management team to further discuss the three offers.
On August 12, 2025, Park was invited to perform additional due diligence on First Citizens. On August 13, 2025, Park submitted a detailed due diligence request to First Citizens. On August 18, 2025, First Citizens began to populate the virtual data room, hosted by Firmex, with the documentation and information requested by Park, at which time Park commenced its review of such documentation and information.
On August 27, 2025, representatives from Olsen Palmer and from Husch Blackwell LLP (“Husch Blackwell”), First Citizens’ primary outside legal counsel, met with First Citizens’ executive committee of the board of directors (the “executive committee”) at First Citizens’ headquarters to formally discuss the three offers. At this meeting, representatives from Olsen Palmer discussed the three offers and the material financial terms and certain other recent transactions. First Citizens’ executive committee chose to narrow the number of potential transaction parties down to two candidates, one being Park. After this meeting, the two potential transaction parties were instructed by representatives of Olsen Palmer, at the direction of First Citizens, to submit best and final indications of interest by September 15, 2025.
On September 13, 2025, Park submitted a revised nonbinding indication of interest (the “Initial IOI”) to First Citizens. Park’s Initial IOI contemplated an all-stock merger in which First Citizens would merge with and into Park and First Citizens shareholders would receive shares of Park common stock. The Initial IOI proposed, among other things, (i) a fixed exchange ratio of 0.48 shares of Park common stock for each share of First Citizens common stock, (inclusive of First Citizens Class A common stock), and (ii) the expectation that Park would appoint one member of First Citizens’ board of directors to serve as a member of the Park board following the transaction, the identity of which board member to be determined by Park in consultation with First Citizens. The Initial IOI was conditioned on Park’s satisfactory completion of its due diligence review of First Citizens and First Citizens National Bank and that First Citizens refrain from negotiating with any other parties for a period of 60 days. The other potential transaction party submitted a revised nonbinding indication of interest on September 15, 2025.
On September 17, 2025, representatives from Olsen Palmer and Husch Blackwell once again met with First Citizens’ executive committee at First Citizens’ headquarters to discuss and evaluate the two revised nonbinding indications of interest (including Park’s Initial IOI). At this meeting, representatives from Olsen Palmer discussed the two offers and the material financial terms of each and certain other recent transactions. Representatives from Olsen Palmer also discussed the current business climate in the banking industry, the current regulatory climate for review of business combination applications, the growing emergence of financial technology competitors in the financial services industry, as well as the potential financial impact of a business combination on First Citizens and its shareholders. The First Citizens executive committee discussed the two offers, including the potential benefits and drawbacks of each, including as compared to the benefits and risks of remaining independent. After discussion, the First Citizens executive committee authorized a recommendation to First Citizens’ board of directors that the board of directors authorize and approve the Initial IOI, subject to further negotiation of more favorable terms, including specifically, a higher exchange ratio.

Following the First Citizens executive committee meeting on September 17, 2025, later that same day, First Citizens’ board of directors met to discuss and evaluate the two revised nonbinding indications of interest (including Park’s Initial IOI). At this meeting, representatives from Olsen Palmer once again discussed the two offers and the material financial terms of each and certain other recent transactions. Representatives from Olsen Palmer also discussed with the First Citizens board of directors the current business climate in the banking industry, the current regulatory climate for review of business combination applications, the growing emergence of financial technology competitors in the financial services industry, as well as the financial impact of a business combination on First Citizens and its shareholders. Mr. Agee also described the numerous discussions he and the First Citizens executive management team had conducted with members of Park management, including Park’s strong desire to expand into the Tennessee market through a business combination with First Citizens and the complimentary culture of Park with regards to its relationships with its customers, employees, and the communities in which Park operates. Mr. Agee also discussed Park’s established history of strong earnings performance, its dividend payment history, including in relation to that of First Citizens, and the liquid market for shares of Park’s common stock. After discussion and questions of First Citizens’ executive management team, as well as representatives of Olsen Palmer and Husch Blackwell, the First Citizens board of directors unanimously authorized and approved the execution of the Park Initial IOI, subject to further negotiation of more favorable terms, including specifically, a higher exchange ratio. The First Citizens board of directors authorized Mr. Agee, with the assistance of representatives of Olsen Palmer, to negotiate and approve a more favorable exchange ratio and other non-material modifications to the Initial IOI as he deemed necessary or appropriate.
Following the meetings of First Citizens’ executive committee and board of directors on September 17, 2025, at the direction of First Citizens, representatives of Olsen Palmer communicated to Park representatives that First Citizens’ board of directors regarded Park as its favored transaction partner and would move forward with Park if the exchange ratio in the Initial IOI was increased. Thereafter, on September 18, 2025, Park delivered a revised nonbinding indication of interest (the “Revised IOI”) proposing, among other things, (i) a fixed exchange ratio of 0.52 shares of Park common stock for each share of First Citizens common stock (inclusive of First Citizens Class A common stock), and (ii) the expectation that Park would appoint one member of First Citizens’ board of directors to serve as a member of the Park board following the transaction, the identity of which board member to be determined by Park in consultation with First Citizens. The Revised IOI, like the Initial IOI, was conditioned on Park’s satisfactory completion of its due diligence review of First Citizens and First Citizens National Bank and that First Citizens refrain from negotiating with any other parties for a period of 60 days. Mr. Agee executed the Revised IOI on behalf of First Citizens on September 18, 2025.
Following execution of the Revised IOI, Park continued its due diligence review of First Citizens and First Citizens National Bank, and First Citizens commenced its reverse due diligence review of Park and Park National Bank. During this time Park’s legal counsel, Squire Patton Boggs (US) LLP (“Squire Patton Boggs”), began preparation of an initial draft of a definitive merger agreement. On September 26, 2025, Squire Patton Boggs delivered a draft of the proposed merger agreement to Husch Blackwell. Thereafter, and continuing until the merger agreement and other transaction documents were executed, the parties and representatives of their respective financial advisors and legal counsel negotiated the terms of the transaction agreements, reflecting ongoing discussions between the parties regarding the transaction terms and conditions. During this time each of Park and First Citizens, with the assistance of their respective legal counsel, began preparing preliminary disclosure schedules in accordance with the proposed merger agreement.
On October 1, 2025, First Citizens’ executive committee met to discuss the status of negotiations of the merger agreement. Mr. Agee provided an update summarizing the current status of negotiations and the proposed timing for signing the merger agreement on October 27, 2025.
After the exchange and negotiation of multiple drafts of the proposed merger agreement and other transaction documents and each party’s disclosure schedules, on October 14, 2025, Park and First Citizens reached an agreement on a substantially and materially final version of a merger agreement. Additionally, Squire Patton Boggs delivered to Husch Blackwell the form of voting agreement to be entered into by each director of First Citizens in their capacities as shareholders of First Citizens and not in their capacities as directors, pursuant to which each such individual would agree to vote his or her shares of First Citizens voting common stock and First Citizens Class A common stock in favor of the merger agreement at First Citizens’ special shareholder meeting.
On October 14, 2025, Mr. Agee, along with Messrs. Trautman and Miller from Park, met individually with several First Citizens directors in Dyersburg, Tennessee to introduce themselves, discuss the proposed transaction, and answer questions.

On October 14, 2025, Mr. Miller met individually with Messrs. Agee, Heckler and Armstrong and Messes. Long and Butler to discuss the employment agreements that would become a condition to Park’s obligation to consummate the merger. Copies of the agreements were provided in person to each of the foregoing executives of First Citizens, and the executives of First Citizens were encouraged to review and correspond with Mr. Miller regarding any questions or concerns with the terms and conditions of the employment agreements. Additionally, retention agreements were provided to Mr. Agee for distribution and discussion with the 10 First Citizens officers that were asked to sign said retention agreements. Over the following 10 days, various discussions occurred with respect to the employment agreements and retention agreements, with slight changes to all of the agreements based on those discussions.
On October 15, 2025, First Citizens’ executive committee met to review the proposed merger agreement. Messrs. Trautman and Miller of Park also attended a portion of the meeting. Messrs. Trautman and Miller introduced themselves, gave a summary about Park, its history, culture, financial performance, and business strategies, generally. Thereafter, Messrs. Trautman and Miller exited the meeting. Representatives from Olsen Palmer and Husch Blackwell also attended this meeting. Mr. Agee led off the meeting by informing the executive committee that the parties had reached an agreement on the material terms and conditions of the merger agreement. Mr. Agee summarized the efforts of the First Citizens executive management team, as well as representatives of Olsen Palmer and Husch Blackwell, along with Park and its advisors, to negotiate in good faith to reach the agreement. Thereafter, representatives from Olsen Palmer summarized the financial terms and conditions of the proposed merger agreement, including a discussion regarding the exchange ratio. The executive committee discussed with representatives of Olsen Palmer the merits of entering into a merger with Park versus remaining independent. The executive committee also discussed with representatives of each of Husch Blackwell and Olsen Palmer certain non-financial terms of the proposed merger agreement including that a representative from First Citizens’ board of directors would be invited to join Park’s and Park National Bank’s boards of directors upon closing of the merger, and that other members of First Citizens’ board of directors would be invited to serve on the advisory board of Park National Bank’s newly formed Tennessee Region. The executive committee then discussed with representatives of each of Husch Blackwell and Olsen Palmer that the five executive officers of First Citizens, Messrs. Agee, Armstrong and Heckler and Messes. Long and Butler, were asked to sign employment agreements with Park, that the execution of these employment agreements was a condition to Park’s obligation to consummate the merger, and that 10 other First Citizens employees were asked to sign retention agreements, though these agreements would not be a condition to Park’s obligation to close. Thereafter, a representative from Husch Blackwell described the material terms, conditions, representations, warranties, covenants, and other agreements contained in the proposed merger agreement, discussed the overall transaction structure, and answered questions from First Citizens’ executive committee. The representative from Husch Blackwell also briefly summarized the reverse due diligence review conducted on Park and Park National Bank, noting that there were no material negative findings. After a question and answer session, the First Citizens executive committee unanimously authorized a recommendation to First Citizens’ board of directors that the board of directors authorize and approve the proposed merger agreement.
Following the First Citizens executive committee meeting, First Citizens’ board of directors then met to discuss and evaluate the proposed merger agreement. Mr. Agee led off the meeting by informing the board of directors that the parties had reached an agreement on the material terms and conditions of the merger agreement. Representatives from Olsen Palmer summarized the financial terms and conditions of the proposed merger agreement, including a discussion regarding the exchange ratio. First Citizens’ board of directors discussed with representatives of Olsen Palmer the merits of entering into a merger with Park versus remaining independent. The First Citizens board of directors also discussed with representatives of each of Husch Blackwell and Olsen Palmer certain non-financial terms of the proposed merger agreement, including that that a representative from First Citizens’ board of directors would be invited to join Park’s and Park National Bank’s boards of directors upon closing of the merger, that other members of First Citizens’ board of directors would be invited to serve on the advisory board of Park National Bank’s newly formed Tennessee Region, that the five executive officers of First Citizens, Messrs. Agee, Armstrong and Heckler and Messes. Long and Butler, were asked to sign employment agreements with Park, that the execution of these employment agreements was a condition to Park’s obligation to consummate the merger, and that 10 other First Citizens employees were asked to sign retention agreements, though these agreements would not be a condition to Park’s obligation to close. It was reported to the board of directors that all 15 of these individuals had agreed to the terms of their respective agreements and would be signing them contemporaneously with the execution of the merger agreement. Representatives of Olsen Palmer reviewed the financial analyses supporting its proposed opinion with the First Citizens board of directors and delivered the opinion of Olsen Palmer to the First Citizens board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Olsen Palmer as set forth in its written opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of First Citizens voting common stock and holders of First Citizens Class A common stock (other than shares of First Citizens voting common stock and First Citizens Class A common stock owned by First Citizens as treasury stock or owned by First Citizens or Park or a subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and other than holders of First Citizens voting common stock and holders of First Citizens Class A common stock that have duly and validly demanded appraisal rights and not withdrawn or lost such rights (collectively, the “Unaffiliated Shareholders”)). Thereafter, a representative from Husch Blackwell described the material terms, conditions, representations, warranties, covenants and other agreements contained in the proposed merger agreement, discussed the overall transaction structure and answered questions from members of First Citizens’ board of directors. The representative from Husch Blackwell also mentioned that each of First Citizens’ directors would be asked to sign, in their capacities as shareholders of First Citizens and not in their capacities as directors, a voting agreement, pursuant to which each such individual would agree to vote his or her shares of First Citizens voting common stock and First Citizens Class A common stock in favor of the merger agreement at First Citizens’ special shareholder meeting. The representative from Husch Blackwell also briefly summarized the reverse due diligence review conducted on Park and Park National Bank, noting that there were no material negative findings. After a question and answer session, the First Citizens board of directors unanimously (i) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is in the best interests of First Citizens and its shareholders, (ii) authorized and approved the merger and the form, terms, and conditions of the merger agreement, together with all other transaction documents ancillary thereto, (iii) authorized, empowered, and directed Mr. Agee to execute and deliver the merger agreement, together with all other transaction documents ancillary thereto, (iv) authorized and empowered Mr. Agee, prior to execution and delivery of the merger agreement, to negotiate and finalize any remaining non-material terms of the merger agreement in order to more accurately or appropriately provide for the transactions contemplated by the merger agreement, and (v) authorized and empowered Mr. Agee to take such other actions as he deems necessary or appropriate in order to cause First Citizens to consummate the merger.
In the ensuing days, First Citizens, with the assistance of Husch Blackwell, and Park, with the assistance of Squire Patton Boggs, finalized the merger agreement and other transaction documents, as well as each party’s disclosure schedules.
On October 27, 2025, Park’s board of directors authorized and approved the execution and delivery of the merger agreement.
Park and First Citizens executed the merger agreement in the afternoon of October 27, 2025. The merger was announced that same day after the closing of the financial markets in New York in a press release jointly issued by Park and First Citizens.
First Citizens’ Reasons for the Merger; Recommendation of the First Citizens Board of Directors
The First Citizens board of directors believes that the merger is in the best interests of First Citizens and its shareholders, and has unanimously recommended that the holders of First Citizens voting common stock and the holders of First Citizens Class A common stock vote “FOR” the First Citizens merger proposal.
In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby (including the merger) and to recommend that the holders of First Citizens common stock approve the merger agreement and the transactions contemplated thereby (including the merger), the First Citizens board of directors evaluated the merger agreement and the transactions contemplated thereby (including the merger) in consultation with First Citizens’ executive management team, as well as First Citizens’ financial advisor, Olsen Palmer, and primary outside legal counsel, Husch Blackwell, and considered a number of factors, including the following (which are presented below in no particular order and are not exhaustive):
•	the belief that First Citizens and Park share similar cultures, including with respect to the companies’ local, geographic management models, credit cultures and commitment to community investment;
•
the evaluation of the First Citizens board of directors, with the assistance of First Citizens’ executive management team and financial and legal advisors, of First Citizens’ stand-alone plan and other strategic alternatives available to First Citizens for enhancing value over the long term, and the potential risks, rewards and uncertainties associated with First Citizens’ stand-alone plan and such other alternatives, and the belief of the First Citizens board of directors that the proposed merger offered greater benefits, with reduced risks, as compared to the value that could reasonably be expected to be derived from First Citizens’ stand-alone plan and other available alternatives;
•
the strategic rationale for the merger, including the ability of Park to serve the banking needs of consumers and businesses in highly attractive markets that present strong growth opportunities, including that Park has a presence to the north of First Citizens’ Tennessee markets, primarily in Ohio, as well as in Kentucky, and to the southeast in North Carolina and South Carolina;

•
the belief of the First Citizens board of directors that the merger will create, and enable the holders of First Citizens common stock to become shareholders of, a banking franchise with enhanced scale, a diversified geographic footprint, enhanced product capabilities and a granular customer base with a history of strong credit underwriting that will create opportunities for future growth;

•
the belief that the enhanced scale of Park will better position the combined company to leverage the significant investments made by each of First Citizens and Park in technology and risk management, as compared to First Citizens’ ability to do so on a stand-alone basis;

•
recognition that First Citizens and Park have no overlapping geographic markets, which may lead to greater employee retention and promote continuity with team members and customers, thereby limiting distractions and other negative factors which could otherwise interfere with Park’s ability to realize the anticipated benefits of the merger;

•
the belief that Park’s earnings and prospects, and the revenue synergies and cost savings potentially available in the proposed merger, would result in the surviving corporation having the opportunity to have superior future earnings and prospects compared to First Citizens’ earnings and prospects on a stand-alone basis;

•
that First Citizens’ shareholders will receive freely tradable shares of Park common stock, which are listed on the NYSE American exchange, as merger consideration, creating a substantially more liquid investment in comparison to First Citizens voting common stock or First Citizens Class A common stock, which, in the case of First Citizens voting common stock, is only sparsely traded on the OTC Pink market operated by the OTC Markets Group, and in the case of First Citizens Class A common stock, is not traded on any market;

•	that Park has historically paid out a higher percentage of its earnings in the form of dividends than First Citizens;
•
the fact that the merger consideration is in the form of Park common stock, enabling First Citizens’ shareholders to participate in the future growth and opportunities of the surviving corporation and the anticipated pro forma impact of the merger and otherwise benefit from the financial performance of the surviving corporation and potential appreciation in the value of Park common stock;

•	that the merger consideration payable to First Citizens shareholders in the form of Park common stock is expected to be tax-free for U.S. federal income tax purposes;
•	the current and prospective business climate in the financial services industry, including the position of current and likely competitors of First Citizens and Park;
•	the anticipated pro forma financial impact of the merger on the surviving corporation, including the expected positive impact on certain financial metrics;
•	the expectation of cost savings and revenue synergies resulting from the merger;
•
the belief that Park’s demonstrated ability to complete acquisitions and effectively integrate the business, operations, personnel and culture of acquirees mitigates the execution risk associated with the merger;

•
the terms of the merger agreement and the fact that the exchange ratio is fixed, with no minimum equity deliverable at closing or adjustment in the merger consideration to be received by First Citizens shareholders as a result of possible increases or decreases in the trading price of Park common stock following the announcement of the merger;

•
the fact that the Park’s and Park National Bank’s respective boards of directors would include one legacy First Citizens director, which the First Citizens board of directors believed would enhance the likelihood that the strategic benefits First Citizens expects to achieve as a result of the merger would be realized;

•
the availability of alternative transactions, and the superior offer from Park in relation to other potential transaction parties with which First Citizens was engaged in discussions, as well as the strategic fit of Park as a potential merger partner, the likelihood of an actionable alternative transaction emerging on terms and conditions, including with respect to certainty of consummation, as beneficial to First Citizens and its shareholders as those proposed by Park, and the terms of the merger agreement that give First Citizens the right, subject to certain conditions, to provide nonpublic information in response to, and to discuss and negotiate, certain bona fide unsolicited acquisition proposals made before First Citizens’ shareholders approve the merger agreement;

•
the current and prospective environment in which First Citizens operates, including economic conditions, the interest rate environment, the accelerating pace of technological change in the financial services industry and entry of new competitors and new forms of competition, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally and the challenges facing First Citizens as an independent institution, and the likely effect of these factors on First Citizens;

•	First Citizens’ due diligence examination of the business, operations, financial condition and regulatory compliance programs of Park;
•
the financial presentation, dated October 15, 2025, of Olsen Palmer to the First Citizens board of directors, and the opinion of Olsen Palmer dated October 15, 2025 to the First Citizens board of directors as to the fairness, from a financial point of view, to the Unaffiliated Shareholders of the exchange ratio in the merger pursuant to the merger agreement, as more fully described under “The Merger — Opinion of First Citizens’ Financial Advisor” beginning on page 53;

•
the merger would be subject to the approval of First Citizens shareholders, and that shareholders would be free to evaluate the merger and vote for or against the First Citizens merger proposal at the First Citizens special meeting;

•
the regulatory and other approvals required in connection with the merger and the bank merger and, the favorable climate for approval of regulatory applications generally, and the expectation that such approvals would be received in a timely manner and without unacceptable conditions; and

•	the terms of the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment and closing conditions.
The First Citizens board of directors also considered potential risks related to the merger, but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. Potential risks evaluated by the First Citizens board of directors include the following (which are presented below in no particular order and are not exhaustive):
•
the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals may not be received in a timely manner or at all, or may impose unacceptable conditions;

•	the possibility of encountering difficulties in achieving anticipated revenue synergies and cost savings in the amounts estimated or in the time frame contemplated;
•	the possibility of encountering difficulties in successfully retaining existing customer and employee relationships;
•	the loss of the “First Citizens” brand in First Citizens’ markets and the potential negative impact on First Citizens’ existing customer relationships;
•	the lack of control of the First Citizens board of directors and management over future operations and strategy of the combined company as compared to remaining independent;

•	the possibility of encountering difficulties in successfully integrating First Citizens’ and Park’s business, operations, workforce and culture;
•	the risk of losing key employees during the pendency of the merger and thereafter;
•	the possible diversion of management’s attention and resources from the operation of First Citizens’ business or other strategic opportunities towards the completion of the merger;
•
the fact that the exchange ratio provides for a fixed number of shares of Park common stock and, as such, First Citizens shareholders cannot be certain, at the time of the First Citizens special meeting, of the market value of the merger consideration they will receive, and the possibility that First Citizens shareholders could be adversely affected by a decrease in the market price of Park common stock before or after closing;

•
certain anticipated merger-related costs that First Citizens expects to incur, including a number of nonrecurring costs in connection with the merger even if the merger are not ultimately consummated, including a potential $12.5 million termination fee if the merger agreement is terminated under certain circumstances;

•	the fact that in order to enter into the merger agreement, First Citizens agreed that it would be prohibited from pursuing certain strategic business alternatives;
•
the restrictions under the terms of the merger agreement on the conduct of First Citizens’ business prior to the completion of the merger, which could delay or prevent First Citizens from undertaking strategic and other business opportunities that might arise pending completion of the merger, including in light of the expected time frame for completing the merger;

•	the potential for legal claims challenging the merger or the merger consideration, which, even where lacking in merit, could nonetheless result in distraction and expense;
•
the interests of certain of First Citizens’ directors and executive officers in the merger that are different from, or in addition to, their interests as First Citizens shareholders, which are further described in the section of this proxy statement/prospectus entitled “The Merger — Interests of First Citizens’ Directors and Executive Officers in the Merger” beginning on page 60; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 16 and 21, respectively.
The foregoing discussion of the information and factors considered by the First Citizens board of directors is not intended to be exhaustive. In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby (including the merger), the First Citizens board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First Citizens board of directors considered all these factors as a whole, including through its discussions with First Citizens’ executive management team and financial and legal advisors, in evaluating the merger agreement and the transactions contemplated thereby (including the merger).
For the reasons set forth above, the First Citizens board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of First Citizens and its shareholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, (iii) authorized the execution and delivery of the merger agreement and the transactions contemplated thereby, (iv) directed that the merger agreement be submitted to the holders of First Citizens voting common stock and the holders of First Citizens Class A common stock for approval, and (v) recommended approval of the merger agreement by the holders of First Citizens voting common stock and the holders of First Citizens Class A common stock.
In considering the recommendation of the First Citizens board of directors, you should be aware that certain directors and executive officers of First Citizens may have interests in the merger that are different from, or in addition to, interests of shareholders of First Citizens generally and may create potential conflicts of interest. The First Citizens board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby (including the merger), and in recommending to the holders of First Citizens common stock that they vote in favor of the First Citizens merger proposal and the First Citizens adjournment proposal. See the section entitled “The Merger — Interests of First Citizens Directors and Executive Officers in the Merger” beginning on page 60.
It should be noted that this explanation of the reasoning of the First Citizens board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21.
For the reasons set forth above, the First Citizens board of directors unanimously recommends that the holders of First Citizens voting common stock and the holders of First Citizens Class A common stock vote “FOR” the First Citizens merger proposal and “FOR” the First Citizens adjournment proposal.
Opinion of First Citizens’ Financial Advisor
Olsen Palmer, as part of its investment banking services, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. The board of directors of First Citizens engaged Olsen Palmer to provide financial advisory services in connection with the merger and to issue an opinion to the board of directors of First Citizens as to the fairness, from a financial point of view, to the Unaffiliated Shareholders of the exchange ratio in the merger pursuant to the merger agreement (the “Opinion”).
No limitations were imposed by First Citizens’ board of directors on Olsen Palmer with respect to the investigations made or procedures followed in rendering its Opinion. Neither Olsen Palmer nor the individuals involved in providing Olsen Palmer’s Opinion has any present or contemplated future ownership interest in First Citizens or Park. Olsen Palmer is acting as First Citizens’ financial advisor in connection with the merger. First Citizens agreed to pay Olsen Palmer a cash fee equal to 1.50% of the aggregate merger consideration, which is currently estimated to be approximately $4.8 million. Of this amount, $300 thousand became payable to Olsen Palmer with the rendering of its Opinion, and the balance is contingent upon the closing of the merger. First Citizens also agreed to indemnify Olsen Palmer against certain liabilities arising out of its engagement and to reimburse Olsen Palmer for certain of its out-of-pocket expenses incurred in connection with Olsen Palmer’s engagement.
Olsen Palmer has not provided investment banking and financial advisory services to First Citizens or Park during the two-year period prior to October 15, 2025, except to First Citizens with respect to the merger. Olsen Palmer may provide investment banking, financial advisory and other financial services to First Citizens and/or Park in the future, for which Olsen Palmer may receive compensation.
In connection with its Opinion, Olsen Palmer made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Olsen Palmer reviewed:
•	A draft version of the merger agreement dated October 13, 2025;
•
Current and historical market prices and trading volume of Park common stock, as well as a comparison of certain financial information for Park with institutions that Olsen Palmer deemed relevant for which information was publicly available;

•	Certain financial statements and other historical financial information of First Citizens and Park that Olsen Palmer deemed relevant;
•	Internal financial projections for First Citizens for the years ending December 31, 2025 through 2031 as prepared and provided to Olsen Palmer by First Citizens (the “Projections”);
•	A comparison of certain financial information for First Citizens with institutions that Olsen Palmer deemed relevant for which information was publicly available;
•	The financial terms of certain recent business combinations in the commercial banking industry that Olsen Palmer deemed relevant for which information was publicly available;
•	The then-current market environment generally and the banking industry in particular;
•
A certificate addressed to Olsen Palmer from senior management of First Citizens which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Olsen Palmer by or on behalf of First Citizens; and

•	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Olsen Palmer considered relevant.

Olsen Palmer also discussed with certain members of senior management of First Citizens and its representatives the business, financial condition, results of operations and prospects of First Citizens. Olsen Palmer had similar discussions with certain members of senior management of Park and its representatives regarding the business, financial condition, results of operations, and prospects of Park.
In performing its review, and for purposes of rendering its Opinion, Olsen Palmer relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Olsen Palmer by First Citizens or Park or their representatives or that was otherwise reviewed by Olsen Palmer and assumed, without independent verification, the accuracy and completeness of all such information. Olsen Palmer further relied on the assurances of the management of First Citizens that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Olsen Palmer was not asked to and did not undertake an independent verification of any of such information and did not and does not assume any responsibility or liability for the accuracy or completeness thereof. In addition, management of First Citizens advised Olsen Palmer, and Olsen Palmer assumed, that the Projections reviewed by Olsen Palmer were reasonably prepared in good faith on bases reflecting the best then-currently available estimates and judgements of such management as to the future financial results and condition of First Citizens and the other matters covered thereby, and Olsen Palmer expressed no opinion with respect to such projections or the assumptions on which they were based. Olsen Palmer relied upon and assumed, without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of First Citizens since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Olsen Palmer that would have been material to its analyses or its Opinion, and that there was no information or any facts that would have made any of the information reviewed by Olsen Palmer incomplete or misleading. With First Citizens consent, Olsen Palmer relied upon the advice First Citizens received from its legal, accounting, regulatory and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the merger agreement, and Olsen Palmer assumed that all such advice was correct.
Olsen Palmer’s Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Olsen Palmer as of, October 15, 2025. Events occurring after October 15, 2025 could materially affect Olsen Palmer’s Opinion. Olsen Palmer is under no obligation to update, revise, reaffirm or withdraw its Opinion or otherwise comment upon events occurring after October 15, 2025. Olsen Palmer did not express any opinion as to what the value of First Citizens common stock or First Citizens Class A Common Stock or Park common stock actually would be when exchanged or issued, respectively, pursuant to the merger or the price or range of such prices at which First Citizens voting common stock or First Citizens Class A common stock or Park common stock may be purchased or sold, or otherwise transferred, at any time. Olsen Palmer assumed that Park common stock would be listed on the NYSE American stock exchange.
Olsen Palmer’s Opinion was directed to the board of directors of First Citizens (in its capacity as such) in connection with its consideration of the merger and may not be used for any other purpose without the prior written consent of Olsen Palmer. The Opinion does not constitute a recommendation to the board of directors of First Citizens or to any shareholder of either First Citizens or Park as to how any such member of such board or any shareholder should vote at any meeting called to consider and vote upon the merger, enter into a voting agreement, or otherwise act. Olsen Palmer expressed no opinion as to the fairness of the exchange ratio to the creditors or other constituencies of First Citizens. Olsen Palmer’s Opinion was directed only to the fairness, from a financial point of view, to the Unaffiliated Shareholders, of the exchange ratio and did not address the underlying business decision of First Citizens to engage in the merger or the relative merits of the merger as compared to any other alternative business strategies that might have existed for First Citizens. Olsen Palmer’s Opinion should not be construed as having created any fiduciary duty on the part of Olsen Palmer to any party or person. Olsen Palmer’s Opinion was not reviewed or issued by a fairness opinion committee of Olsen Palmer. Olsen Palmer was not requested to opine as to, and the Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the merger to any one class or group of First Citizens’ or any other party’s security holders or other constituents vis-à-vis any other class or group of First Citizens’ or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the exchange ratio or otherwise.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Olsen Palmer. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion Olsen Palmer reached was based on all the analyses and factors presented, taken as a whole, and also on application of Olsen Palmer’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Olsen Palmer therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses.
The following summarizes the material financial analyses that were considered by Olsen Palmer in rendering its Opinion. The summary below is not a complete description of the analyses underlying Olsen Palmer’s opinion or the presentation made by Olsen Palmer to First Citizens’ board of directors, but is a summary of all material analyses performed and presented by Olsen Palmer. No company or transaction used in the analyses described below is identical or directly comparable to First Citizens, Park, or the contemplated merger.
Park Stock Trading History. Solely for informational purposes, Olsen Palmer reviewed the publicly available historical reported trading prices of Park’s common stock for the 30-day, 60-day, and one-year periods ended October 14, 2025. Olsen Palmer then compared the relationship between the movements in the price of Park’s common stock and the movements in certain stock indices. Olsen Palmer also reviewed the publicly available historical daily trading volumes of Park’s common stock for the 20-trading day period ended October 14, 2025 and noted the median, mean, low, and high values. The results of the stock trading history analysis are below:
30-Day Stock Performance

	Beginning Value September 12, 2025	Ending Value October 14, 2025
Park National Corporation	100.0%	95.9%
NASDAQ Bank Index	100.0%	93.9%
S&P 500 Index	100.0%	100.9%

60-Day Stock Performance

	Beginning Value August 15, 2025	Ending Value October 14, 2025
Park National Corporation	100.0%	97.6%
NASDAQ Bank Index	100.0%	97.9%
S&P 500 Index	100.0%	103.0%

One-Year Stock Performance

	Beginning Value October 14, 2024	Ending Value October 14, 2025
Park National Corporation	100.0%	93.9%
NASDAQ Bank Index	100.0%	99.7%
S&P 500 Index	100.0%	113.4%

20-Day Daily Trading Volume

	Number of Shares Traded	Value of Shares Traded $000s)
Median	46,193	$7,550
Mean	56,601	$9,268
Low	24,752	$3,958
High	235,634	$39,928

Value of shares traded reflects the publicly available historical daily closing prices of Park’s common stock multiplied by the respective number of shares traded for each day during the 20-day period ended October 14, 2025.
Park Selected Companies Analysis. Olsen Palmer analyzed the relative valuation multiples as calculated by S&P Global Market Intelligence of 12 publicly-traded banks headquartered in the United States (excluding banks traded over-the-counter and targets of announced mergers) that satisfied the following criteria: (i) had total assets between $5.0 billion and $15.0 billion and (ii) had a return on average assets over the last 12 months greater than 1.50%. The 12 financial institutions were as follows:

•	1st Source Corporation	•	OFG Bancorp
•	BancFirst Corporation	•	Pathward Financial, Inc.
•	City Holding Company	•	Preferred Bank
•	First Financial Bankshares, Inc.	•	Republic Bancorp, Inc.
•	HBT Financial, Inc.	•	The Bancorp, Inc.
•	Nicolet Bankshares, Inc.	•	Westamerica Bancorporation

Olsen Palmer noted the following selected financial measures, in each case as of and for the relevant period ended June 30, 2025:

	Total Assets ($ billions)	Last 12 Months’ Return on Average Assets
Median	$8.059	1.78%
Mean	$8.869	1.86%
Low	$5.018	1.53%
High	$14.377	2.56%
Park National Corporation	$9.950	1.67%

Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence, based on trading prices as of October 14, 2025 and financial metrics for the relevant period ended June 30, 2025 or projected period ended December 31, 2026 as applicable, including trading price per share-to-last 12 months’ earnings per share, trading price per share-to-2026 estimated earnings per share, trading price per share-to-tangible book value per share, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the median, mean, low, and high values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

	Price-to-Last 12 Months’ Earnings per Share	Price-to-2026 Estimated Earnings Per Share	Price-to-Tangible Book Value per Share	Core Deposit Premium Implied by Market Capitalization
Median	10.9x	11.8x	2.06x	19.4%
Mean	13.1x	12.2x	2.35x	19.1%
Low	9.5x	9.0x	1.33x	6.9%
High	19.6x	17.7x	4.33x	36.6%
Park National Corporation	15.7x	14.9x	2.30x	19.0%

First Citizens Selected Companies Analysis. Olsen Palmer analyzed the relative valuation multiples as calculated by S&P Global Market Intelligence of 14 publicly-traded banks headquartered in the United States (excluding banks traded over-the-counter and targets of announced mergers) that satisfied the following selected criteria: (i) had total assets between $1.0 billion and $5.0 billion; (ii) had a return on average assets over the last 12 months between 0.50% and 2.00%; and (iii) had a ratio of tangible common equity divided by tangible assets less than or equal to 7.50%. The 14 financial institutions were as follows:

•	Bank of the James Financial Group, Inc.	•	LCNB Corp.
•	Civista Bancshares, Inc.	•	Meridian Corporation
•	Eagle Bancorp Montana, Inc.	•	Northrim BanCorp, Inc.
•	Fidelity D & D Bancorp, Inc.	•	SB Financial Group, Inc.
•	First Community Corporation	•	The First Bancorp, Inc.
•	Franklin Financial Services Corporation	•	Union Bankshares, Inc..
•	Landmark Bancorp, Inc.	•	West Bancorporation, Inc.

Olsen Palmer noted the following selected financial measures, in each case as of and for the relevant period ended June 30, 2025:

	Total Assets ($ billions)	Last 12 Months’ Return on Average Assets	Tangible Common Equity Ratio
Median	$2.297	0.86%	6.9%
Mean	$2.448	0.86%	6.8%
Low	$1.004	0.60%	4.7%
High	$4.186	1.47%	7.5%
First Citizens Bancshares, Inc.	$2.544	0.86%	6.9%

Olsen Palmer analyzed various financial multiples for each company as calculated by S&P Global Market Intelligence, based on trading prices as of October 14, 2025 and financial metrics for the relevant period ended June 30, 2025 or projected period ended December 31, 2026 as applicable, including trading price per share-to-last 12 months’ earnings per share, trading price per share-to-2026 estimated earnings per share, trading price per share-to-tangible book value per share, and the core deposit premium implied by the market capitalization. Olsen Palmer reviewed the median, mean, low, high, 40th percentile, and 60th percentile values for each metric of the selected companies. The results of the selected companies analysis are summarized below:

	Price-to-Last 12 Months’ Earnings per Share	Price-to-2026 Estimated Earnings Per Share	Price-to-Tangible Book Value per Share	Core Deposit Premium Implied by Market Capitalization
Median	10.7x	8.9x	1.28x	2.0%
Mean	10.7x	8.6x	1.32x	2.5%
Low	8.4x	6.5x	0.96x	-0.6%
High	14.0x	9.6x	2.00x	9.4%
40th Percentile	10.1x	8.8x	1.22x	1.8%
60th Percentile	10.7x	8.9x	1.31x	2.2%

The calculations resulted in a range of implied exchange ratios of 0.3506x to 0.3706x, 0.3921x to 0.3973x, 0.3455x to 0.3707x, and 0.3331x to 0.3458x, respectively, compared to the exchange ratio of 0.52x.
First Citizens Selected Transactions Analysis. Olsen Palmer analyzed publicly available information relating to 13 selected acquisitions of banks announced between January 1, 2024 and October 14, 2025 involving bank or bank holding company acquirers and targets headquartered in the United States with (i) total assets between $1.0 billion and $5.0 billion; (ii) return on average assets over the 12 months prior to the transaction announcement between 0.50% and 2.00%; and (iii) a ratio of tangible common equity divided by tangible assets less than or equal to 9.0%. The selected transactions consisted of the following (buyer/seller):
•	Prosperity Bancshares, Inc./Southwest Bancshares, Inc.
•	Heritage Financial Corporation/Olympic Bancorp, Inc.
•	Equity Bancshares, Inc./Frontier Holdings, LLC
•	Prosperity Bancshares, Inc./American Bank Holding Corporation
•	Bank First Corporation/Centre 1 Bancorp, Inc.
•	TowneBank/Old Point Financial Corporation
•	FB Financial Corporation/Southern States Bancshares, Inc.
•	Northwest Bancshares, Inc./Penns Woods Bancorp, Inc.
•	Independent Bank Corp./Enterprise Bancorp, Inc.
•	NBT Bancorp Inc./Evans Bancorp, Inc.
•	ConnectOne Bancorp, Inc./The First of Long Island Corporation
•	German American Bancorp, Inc./Heartland BancCorp
•	ChoiceOne Financial Services, Inc./Fentura Financial, Inc.

Olsen Palmer noted the following selected financial measures of the targets, in each case as of prior to the transaction announcement, and for First Citizens Bancshares, Inc. as of June 30, 2025:

	Total Assets ($ billions)	Last 12 Months’ Return on Average Assets	Tangible Common Equity Ratio
Median	$2.257	0.84%	8.1%
Mean	$2.384	0.89%	8.0%
Low	$1.408	0.51%	6.2%
High	$4.743	1.57%	8.9%
First Citizens Bancshares, Inc.	$2.544	0.86%	6.9%

Olsen Palmer analyzed various financial multiples for each transaction as calculated by S&P Global Market Intelligence including deal value-to-last 12 months’ earnings, deal value-to-tangible common equity, and the core deposit premium implied by the deal value. Olsen Palmer reviewed the median, mean, low, high, 40th percentile, and 60th percentile values for each metric of the selected transactions. The results of the selected transactions analysis are summarized below:

	Deal Value-to-Last 12 Months’ Earnings	Deal Value-to- Tangible Common Equity	Core Deposit Premium Implied by the Deal Value
Median	14.6x	1.53x	4.8%
Mean	16.2x	1.61x	4.9%
Low	10.3x	0.75x	-2.8%
High	28.6x	2.42x	11.7%
40th Percentile	13.8x	1.50x	4.4%
60th Percentile	14.8x	1.54x	5.0%

The calculations resulted in a range of implied exchange ratios of 0.4775x to 0.5131x, 0.4231x to 0.4339x, and 0.4094x to 0.4275x, respectively, compared to the exchange ratio of 0.52x.
First Citizens Discounted Cash Flow Analysis. Olsen Palmer was informed that the merger was expected to close in 2026 and thus Olsen Palmer analyzed the discounted present value of First Citizens’ projected free cash flows for the years ending December 31, 2026 through December 31, 2031. Olsen Palmer estimated cash flows based on distributable common equity, defined as tangible common equity in excess of a minimum tangible common equity-to-tangible assets ratio. Olsen Palmer applied a range of price to earnings multiples of 12.5x to 14.5x, based on review of price to earnings multiples for relevant indices of publicly traded bank stocks, to First Citizens’ estimated calendar year 2031 net income to derive a terminal value of approximately $522 million.
The projected cash flows and terminal values were discounted using an estimated cost of equity capital for First Citizens derived by the Kroll discount rate build-up method consisting of the sum of a risk-free rate, beta-adjusted equity risk premium, and size premium. This resulted in an implied a range of discount rates of 11.5% to 13.5%.
The calculations resulted in a range of implied exchange ratios of 0.3730x to 0.4837x, compared to the exchange ratio of 0.52x.
The discounted cash flow analysis is a widely used valuation methodology that relies on numerous assumptions, including asset growth rates, earnings growth rates, discount rates, and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The financial forecasts from December 31, 2025 through December 31, 2031 were prepared and provided to Olsen Palmer by First Citizens’ management.
Certain Unaudited Prospective Financial Information
First Citizens does not, as a matter of course, make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates of any such projections. However, First Citizens is including in this proxy statement/prospectus certain unaudited prospective financial information that was made available by First Citizens to Park and Olsen Palmer for the purpose of Olsen Palmer performing its financial analysis in connection with rendering its opinion to the First Citizens board of directors, as described above under the section entitled “The

Merger — Opinion of First Citizens’ Financial Advisor” beginning on page 53. We refer to this information as the “prospective financial information”. A summary of certain significant elements of this information is included in this proxy statement/prospectus solely for the purpose of providing holders of First Citizens voting common stock access to certain information made available to First Citizens, Park, their respective boards of directors and financial advisors.
This prospective financial information was prepared solely by First Citizens management and was not prepared or approved by Park management or the Park board of directors. First Citizens does not endorse the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which First Citizens operates and the risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 16 and 21, respectively, all of which are difficult to predict and many of which are outside the control of First Citizens and will be beyond the control of the surviving corporation. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the executive management of First Citizens could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year.
The inclusion in this proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that First Citizens or its board of directors or advisors considered, or now consider, this prospective financial information to be material information to any holders of First Citizens voting common stock or First Citizens Class A common stock, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on First Citizens of the merger, and does not attempt to predict or suggest actual future results of the surviving corporation or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the surviving corporation as a result of the merger, the effect on First Citizens of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. The prospective financial information and such other information and the underlying assumptions do not reflect any of these effects, changes or developments on First Citizens or the surviving corporation, the ultimate impact of which on First Citizens and the surviving corporation is beyond the control of First Citizens and the surviving corporation and cannot be accurately predicted as of the date of this proxy statement/prospectus. For a description of certain of the risks that these effects, changes and developments may have First Citizens or the surviving corporation, see the section entitled “Risk Factors” beginning on page 16. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the surviving corporation would operate after the merger and is not being included to influence your decision whether to vote to approve the merger agreement or to approve any of the other proposals described herein.
The prospective financial information was not prepared by First Citizens management with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in First Citizens’ historical GAAP financial statements. Neither First Citizens’ independent public accountants nor any other independent accountants, including Crowe LLP (Park’s independent registered public accounting firm), have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of Crowe LLP incorporated by reference into this proxy statement/prospectus relates to Park’s previously issued financial statements. The report of ATA, PLLC included in this proxy statement/prospectus relates to First Citizens’ previously issued financial statements. Such reports do not extend to the prospective financial information and should not be read to do so.
None of First Citizens, Olsen Palmer, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any First Citizens shareholder or other persons regarding First Citizens’ ultimate performance compared to the information contained in the prospective financial information or that the projected results will be achieved. The summary of the prospective financial information included below is not being included to influence your decision whether to vote for the First Citizens merger proposal, but is being provided solely because it was made available to Park and Olsen Palmer in connection with the merger.
In light of the foregoing, and considering that the First Citizens special meeting will be held many months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, First Citizens shareholders are cautioned not to place undue reliance on such information. First Citizens shareholders are urged to review the other information contained elsewhere in this proxy statement/prospectus for a description of Park’s and First Citizens’ respective businesses, as well as Park’s most recent SEC filings for a description of its reported financial results. For more details on where to locate such information, see the section entitled “Where You Can Find More Information” beginning on page 137.
The following table presents certain unaudited prospective financial information regarding First Citizens for the years ending 2026 through 2031, which Olsen Palmer used in its analysis in connection with developing its opinion:

	As of and for the years ended December 31,
Metric	2026	2027	2028	2029	2030	2031
First Citizens Total Assets (in billions)	$2.843	$3.042	$3.254	$3.482	$3.726	$3.987
First Citizens Tangible Assets (in billions)	$2.820	$3.019	$3.232	$3.460	$3.704	$3.964
First Citizens Estimated After-tax Net Income(1) (in millions)	$27.6	$29.7	$31.8	$33.9	$36.1	$38.7

(1)	Assumes a 21% tax rate
The foregoing prospective financial information regarding First Citizens was provided to Park and Olsen Palmer by the executive management team of First Citizens and was approved by First Citizens for use by Olsen Palmer in connection with development its opinion, as described in this proxy statement/prospectus under the section entitled “The Merger — Opinion of First Citizens’ Financial Advisor” beginning on page 53.
Interests of First Citizens’ Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of First Citizens will receive the same consideration for their shares of First Citizens common stock as all other First Citizens shareholders. In considering the recommendation of the First Citizens board of directors to vote in favor of the approval of the merger agreement, First Citizens shareholders should be aware that First Citizens’ directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the First Citizens shareholders generally. The First Citizens board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in making its recommendation that the First Citizens shareholders vote “FOR” the First Citizens merger proposal and the First Citizens adjournment proposal. Such interests are described below.

Director Appointment
At the effective time of the merger, the number of directors constituting the board of directors of Park and Park National Bank will be increased by one, and one director of First Citizens, immediately prior to the effective time, will be appointed to the Park and Park National Bank boards of directors. The individual designated to serve as the First Citizens representative will be determined by Park in consultation with First Citizens prior to the closing and will serve in accordance with the corporate governance guidelines and standards applicable to all directors of Park and Park National Bank.
Voting Agreements
Concurrently with the execution and delivery of the merger agreement, Park entered into voting agreements with each of First Citizens’ directors (solely in their capacities as shareholders of First Citizens), pursuant to which, among other things, each such person agreed, subject to the terms of the voting agreement, to (i) vote the shares of First Citizens voting common stock and/or shares of First Citizens Class A common stock over which he or she is entitled to vote (the “First Citizens shares”) in favor of the First Citizens merger proposal and First Citizens adjournment proposal and against alternative transactions, (ii) until the effective time, refrain from transferring or encumbering any First Citizens shares, and (iii) not solicit any proposals for alternative transactions from third parties.
The voting agreements will remain in effect until the earlier to occur of (i) the date of termination of the merger agreement pursuant to its terms, (ii) the date the First Citizens board of directors changes its recommendation to the First Citizens shareholders in respect of the First Citizens merger proposal, (iii) the date of any material modification, waiver or amendment of the merger agreement that diminishes the amount or changes the form of the merger consideration, extends the termination date beyond that contemplated by the merger agreement or otherwise would likely adversely affect the rights or obligations of the First Citizens shareholders in connection with the transactions contemplated by the merger agreement (including the merger), or (iv) the effective time of the merger.
Employment Agreements with Park
On October 27, 2025, First Citizens executive officers Jeff Agee, Judy Long, Laura Beth Butler, Sherrell Armstrong and Christian Heckler, each of whom are members of the First Citizens board of directors, entered into employment agreements with Park National Bank, with each such agreement to be effective as of, and contingent on, the closing of the merger. None of these individuals will be among the named executive officers of Park following consummation of the merger. The First Citizens executive officers’ employment agreements contain the following material terms and conditions:
•
Jeff Agee: Jeff Agee’s employment agreement with Park National Bank provides for (i) a term of employment through December 31, 2026, (ii) a specified base salary during the employment period (as defined in the employment agreement), (iii) payment of a specified cash bonus (1) within 30 days after the effective time of the merger, and (2) on December 31, 2026 (assuming the employee remains employed by Park National Bank at that time), (iv) payment of discretionary bonuses commensurate with bonuses paid or payable to other Park National Bank officers, (v) eligibility to participate in any equity and/or long-term incentive compensation programs established by Park or Park National Bank for similarly situated employees, (vi) eligibility to participate in Park National Bank’s retirement and health and welfare benefit plans, (vii) continuation of benefits provided by First Citizens National Bank under that certain Split Dollar Agreement, SERP and Tax Reimbursement Agreement (each as defined below), (viii) eligibility to receive the following severance benefits: (1) in the event Mr. Agee’s employment is terminated without cause (as defined in the employment agreement) during the employment period, certain specified severance benefits (as defined in the employment agreement), plus a make-whole payment equal to the difference of what would have been paid to Mr. Agee under his prior employment agreement with First Citizens if, at the time of termination, the total compensation Mr. Agee would receive pursuant to the terms of his employment agreement with Park National Bank would be less than the compensation he would have otherwise received under his prior employment agreement with First Citizens, (2) in the event Mr. Agee’s employment is terminated without cause within 24 months after a change in control (as defined in the employment agreement), certain specified CIC severance benefits (as defined in the employment agreement), plus a make-whole payment equal to the difference of what would have been paid to Mr. Agee under his prior employment agreement with First Citizens if, at the time of termination, the total compensation Mr. Agee would receive pursuant to the terms of his employment agreement with Park National Bank would be less than the compensation he would have otherwise received under his prior employment agreement with First Citizens, (3) in the event Mr. Agee resigns for good reason (as defined in the employment agreement), either the severance benefits or the CIC severance benefits, as applicable, plus a make-whole payment equal to the difference of what would have been paid to Mr. Agee under his prior employment agreement with First Citizens if, at the time of termination, the total compensation Mr. Agee would receive pursuant to the terms of his employment agreement with Park National Bank would be less than the compensation he would have otherwise received under his prior employment agreement with First Citizens, or (4) in the event Mr. Agee’s employment is terminated due to his death or disability (as defined in the employment agreement) during the employment period, a make whole payment equal to the difference of what would have been paid to Mr. Agee under his prior employment agreement with First Citizens if, at the time of termination, the total compensation Mr. Agee would receive pursuant to the terms of his employment agreement with Park National Bank would be less than the compensation he would have otherwise received under his prior employment agreement with First Citizens, (ix) certain restrictive covenants regarding non-disclosure of Park and its affiliates’ confidential information and non-solicitation of Park, Park National Bank or their affiliates’ customers and employees, and (x) other customary terms and conditions.
•
Judy Long: Judy Long’s employment agreement with Park National Bank provides for (i) a term of employment through December 31, 2026, (ii) a specified base salary during the employment period (as defined in the employment agreement), (iii) payment of a specified cash bonus (1) within 30 days after the effective time of the merger, and (2) on December 31, 2026 (assuming the employee remains employed by Park National Bank at that time), (iv) payment of discretionary bonuses commensurate with bonuses paid or payable to other Park National Bank officers, (v) eligibility to participate in any equity and/or long-term incentive compensation programs established by Park or Park National Bank for similarly situated employees, (vi) eligibility to participate in Park National Bank’s retirement and health and welfare benefit plans, (vii) continuation of benefits provided by First Citizens National Bank under that certain Split Dollar Agreement, SERP and Tax Reimbursement Agreement, each entered into between Ms. Long and First Citizens National Bank, (viii) eligibility to receive the following severance benefits: (1) in the event Ms. Long’s employment is terminated without cause (as defined in the employment agreement) during the employment period, certain specified severance benefits (as defined in the employment agreement), plus a make-whole payment equal to the difference of what would have been paid to Ms. Long under her prior employment agreement with First Citizens if, at the time of termination, the total compensation Ms. Long would receive pursuant to the terms of her employment agreement with Park National Bank would be less than the compensation she would have otherwise received under her prior employment agreement with First Citizens, (2) in the event Ms. Long’s employment is terminated without cause within 24 months after a change in control (as defined in the employment agreement), certain specified CIC severance benefits (as defined in the employment agreement), plus a make-whole payment equal to the difference of what would have been paid to Ms. Long under her prior employment agreement with First Citizens if, at the time of termination, the total compensation Ms. Long would receive pursuant to the terms of her employment agreement with Park National Bank would be less than the compensation she would have otherwise received under her prior employment agreement with First Citizens, (3) in the event Ms. Long resigns for good reason (as defined in the employment agreement), either the severance benefits or the CIC severance benefits, as applicable, plus a make-whole payment equal to the difference of what would have been paid to Ms. Long under her prior employment agreement with First Citizens if, at the time of termination, the total compensation Ms. Long would receive pursuant to the terms of her employment agreement with Park National Bank would be less than the compensation she would have otherwise received under her prior employment agreement with First Citizens, or (4) in the event Ms. Long’s employment is terminated due to her death or disability (as defined in the employment agreement) during the employment period, a make whole payment equal to the difference of what would have been paid to Ms. Long under her prior employment agreement with First Citizens if, at the time of termination, the total compensation Ms. Long would receive pursuant to the terms of her employment agreement with Park National Bank would be less than the compensation she would have otherwise received under her prior employment agreement with First Citizens, (ix) certain restrictive covenants regarding non-disclosure of Park and its affiliates’ confidential information and non-solicitation of Park, Park National Bank or their affiliates’ customers and employees, and (x) other customary terms and conditions.

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Laura Beth Butler: Laura Beth Butler’s employment agreement with Park National Bank provides for (i) a term of employment through December 31, 2026, (ii) a specified base salary during the employment period (as defined in the employment agreement), (iii) payment of a specified cash bonus (1) within 30 days after the effective time of the merger, and (2) on December 31, 2026 (assuming the employee remains employed by Park National Bank at that time), (iv) payment of discretionary bonuses commensurate with bonuses paid or payable to other Park National Bank officers, (v) eligibility to participate in all equity and/or long-term incentive compensation programs established by Park or Park National Bank for similarly situated employees, (vi) eligibility to participate in Park National Bank’s retirement and health and welfare benefit plans, (vii) continuation of benefits provided by First Citizens National Bank under that certain Split Dollar Agreement and SERP, each entered into between Ms. Butler and First Citizens National Bank, (viii) eligibility to receive the following severance benefits: (1) in the event Ms. Butler’s employment is terminated without cause (as defined in the employment agreement) during the employment period, certain specified severance benefits (as defined in the employment agreement), plus a make-whole payment equal to the difference of what would have been paid to Ms. Butler under her prior employment agreement with First Citizens if, at the time of termination, the total compensation Ms. Butler would receive pursuant to the terms of her employment agreement with Park National Bank would be less than the compensation she would have otherwise received under her prior employment agreement with First Citizens, (2) in the event Ms. Butler’s employment is terminated without cause within 24 months after a change in control (as defined in the employment agreement), certain specified CIC severance benefits (as defined in the employment agreement), plus a make-whole payment equal to the difference of what would have been paid to Ms. Butler under her prior employment agreement with First Citizens if, at the time of termination, the total compensation Ms. Butler would receive pursuant to the terms of her employment agreement with Park National Bank would be less than the compensation she would have otherwise received under her prior employment agreement with First Citizens, (3) in the event Ms. Butler resigns for good reason (as defined in the employment agreement), either the severance benefits or the CIC severance benefits, as applicable, plus a make-whole payment equal to the difference of what would have been paid to Ms. Butler under her prior employment agreement with First Citizens if, at the time of termination, the total compensation Ms. Butler would receive pursuant to the terms of her employment agreement with Park National Bank would be less than the compensation she would have otherwise received under her prior employment agreement with First Citizens, or (4) in the event Ms. Butler’s employment is terminated due to her death or disability (as defined in the employment agreement) during the employment period, a make whole payment equal to the difference of what would have been paid to Ms. Butler under her prior employment agreement with First Citizens if, at the time of termination, the total compensation Ms. Butler would receive pursuant to the terms of her employment agreement with Park National Bank would be less than the compensation she would have otherwise received under her prior employment agreement with First Citizens, (ix) certain restrictive covenants regarding non-disclosure of Park and its affiliates’ confidential information and non-solicitation of Park, Park National Bank or their affiliates’ customers and employees, and (x) other customary terms and conditions.

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Sherrell Armstrong: Sherrell Armstrong’s employment agreement with Park National Bank provides for (i) a two year term of employment, (ii) a specified base salary during the employment period (as defined in the employment agreement), (iii) payment of a specified cash bonus within 30 days after the effective time of the merger, (iv) a grant of restricted stock, 50% of which will vest on the first anniversary of the effective time of the merger (assuming the employee remains employed by Park National Bank at that time), and the remaining 50% of which will vest on the second anniversary of the effective time of the merger (assuming the employee remains employed by Park National Bank at that time), (v) payment of discretionary bonuses commensurate with bonuses paid or payable to other Park National Bank officers, (vi) eligibility to participate in any equity and/or long-term incentive compensation programs established by Park or Park National Bank for similarly situated employees, (vii) eligibility to participate in Park National Bank’s retirement and health and welfare benefit plans, (viii) continuation of benefits provided by First Citizens National Bank under that certain Split Dollar Agreement and SERP, each entered into between Mr. Armstrong and First Citizens National Bank, (ix) eligibility to receive the following severance benefits: (1) in the event Mr. Armstrong’s employment is terminated without cause (as defined in the employment agreement) during the employment period, certain specified severance benefits (as defined in the employment agreement), plus a make-whole payment equal to the difference of what would have been paid to Mr. Armstrong under his prior employment agreement with First Citizens if, at the time of termination, the total compensation Mr. Armstrong would receive pursuant to the terms of his employment agreement with Park National Bank would be less than the compensation he would have otherwise received under his prior employment agreement with First Citizens, (2) in the event Mr. Armstrong’s employment is terminated without cause within 24 months after a change in control (as defined in the employment agreement), certain specified CIC severance benefits (as defined in the employment agreement), plus a make-whole payment equal to the difference of what would have been paid to Mr. Armstrong under his prior employment agreement with First Citizens if, at the time of termination, the total compensation Mr. Armstrong would receive pursuant to the terms of his employment agreement with Park National Bank would be less than the compensation he would have otherwise received under his prior employment agreement with First Citizens, (3) in the event Mr. Armstrong resigns for good reason (as defined in the employment agreement), either the severance benefits or the CIC severance benefits, as applicable, plus a make-whole payment equal to the difference of what would have been paid to Mr. Armstrong under his prior employment agreement with First Citizens if, at the time of termination, the total compensation Mr. Armstrong would receive pursuant to the terms of his employment agreement with Park National Bank would be less than the compensation he would have otherwise received under his prior employment agreement with First Citizens, or (4) in the event Mr. Armstrong’s employment is terminated due to his death or disability (as defined in the employment agreement) during the employment period, a make whole payment equal to the difference of what would have been paid to Mr. Armstrong under his prior employment agreement with First Citizens if, at the time of termination, the total compensation Mr. Armstrong would receive pursuant to the terms of his employment agreement with Park National Bank would be less than the compensation he would have otherwise received under his prior employment agreement with First Citizens, (x) certain restrictive covenants regarding non-disclosure of Park and its affiliates’ confidential information and non-solicitation of Park, Park National Bank or their affiliates’ customers and employees, and (ix) other customary terms and conditions.
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Christian Heckler: Christian Heckler’s employment agreement with Park National Bank provides for (i) a four year term of employment, (ii) a specified base salary during the employment period (as defined in the employment agreement), (iii) payment of a specified cash bonus within 30 days after the effective time of the merger, (iv) a grant of restricted stock, 50% of which will vest on the second anniversary of the effective time of the merger (assuming the employee remains employed by Park National Bank at that time), and the remaining 50% of which will vest on the fourth anniversary of the effective time of the merger (assuming the employee remains employed by Park National Bank at that time), (v) payment of discretionary bonuses commensurate with bonuses paid or payable to other Park National Bank officers, (vi) eligibility to participate in any equity and/or long-term incentive compensation programs established by Park or Park National Bank for similarly situated employees, (vii) eligibility to participate in Park National Bank’s retirement and health and welfare benefit plans, (viii) continuation of benefits provided by First Citizens National Bank under that certain Split Dollar Agreement and SERP, each entered into between Mr. Heckler and First Citizens National Bank, (ix) eligibility to receive the following severance benefits: (1) in the event Mr. Heckler’s employment is terminated without cause (as defined in the employment agreement) during the employment period, certain specified severance benefits (as defined in the employment agreement), plus a make-whole payment equal to the difference of what would have been paid to Mr. Heckler under his prior employment agreement with First Citizens if, at the time of termination, the total compensation Mr. Heckler would receive pursuant to the terms of his employment agreement with Park National Bank would be less than the compensation he would have otherwise received under his prior employment agreement with First Citizens, (2) in the event Mr. Heckler’s employment is terminated without cause within 24 months after a change in control (as defined in the employment agreement), certain specified CIC severance benefits (as defined in the employment agreement), plus a make-whole payment equal to the difference of what would have been paid to Mr. Heckler under his prior employment agreement with First Citizens if, at the time of termination, the total compensation Mr. Heckler would receive pursuant to the terms of his employment agreement with Park National Bank would be less than the compensation he would have otherwise received under his prior employment agreement with First Citizens, (3) in the event Mr. Heckler resigns for good reason (as defined in the employment agreement), either the severance benefits or the CIC severance benefits, as applicable, plus a make-whole payment equal to the difference of what would have been paid to Mr. Heckler under his prior employment agreement with First Citizens if, at the time of termination, the total compensation Mr. Heckler would receive pursuant to the terms of his employment agreement with Park National Bank would be less than the compensation he would have otherwise received under his prior employment agreement with First Citizens, or (4) in the event Mr. Heckler’s employment is terminated due to his death or disability (as defined in the employment agreement) during the employment period, a make whole payment equal to the difference of what would have been paid to Mr. Heckler under his prior employment agreement with First Citizens if, at the time of termination, the total compensation Mr. Heckler would receive pursuant to the terms of his employment agreement with Park National Bank would be less than the compensation he would have otherwise received under his prior employment agreement with First Citizens, (x) certain restrictive covenants regarding non-disclosure of Park and its affiliates’ confidential information and non-solicitation of Park, Park National Bank or their affiliates’ customers and employees, and (xi) other customary terms and conditions.
Continuation of First Citizens Benefits Arrangements
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Split Dollar Agreements: First Citizens executive officers Jeff Agee, Judy Long, Laura Beth Butler, Sherrell Armstrong and Christian Heckler have each entered into an Amended and Restated Split Dollar Agreement with First Citizens National Bank (each a “Split Dollar Agreement”). Each Split Dollar Agreement provides that the employee will receive a specified cash payment in the event of the employee’s death prior to a separation from service. Additionally, the Split Dollar Agreements for Jeff Agee, Judy Long and Sherrell Armstrong provide that the employee will receive a specified cash payment in the event of the employee’s death after a separation from service. The Split Dollar Agreement for Sherrell Armstrong provides that the post-separation from service death benefits provided for therein will only become fully vested if Armstrong’s separation from service is the result of a “change in control” (the merger between Park and First Citizens constitutes a “change in control” under the Split Dollar Agreements) or meets other specified criteria as set forth in the Split Dollar Agreement. Park has agreed to honor and continue the benefits provided under each of the Split Dollar Agreements.

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Supplemental Executive Retirement Plan: First Citizens executive officers Jeff Agee, Judy Long, Laura Beth Butler, Sherrell Armstrong and Christian Heckler have each entered into a Supplemental Executive Retirement Plan with First Citizens National Bank (each a “SERP”). Each SERP provides that (i) upon a separation from service (other than as a result of death or disability) after reaching age 65, the employee will be entitled to receive a monthly benefit payment payable for the remainder of his or her lifetime (the “normal retirement benefit”), (ii) upon a separation from service (other than as a result of death or disability) after reaching age 62 (but before reaching age 65), the employee will be entitled to receive a lesser monthly benefit payment payable for the remainder of his or her lifetime, (iii) upon the disability of the employee, the employee will receive a monthly disability benefit payment payable for the remainder of his or her lifetime, and (iv) upon the death of the employee, his or her designated beneficiary(ies) will receive a specified payment. Each SERP also provides that the normal retirement benefit will become fully vested upon a “change in control” (the merger between Park and First Citizens constitutes a “change in control” under the SERPs). Park has agreed to honor and continue the benefits provided under each of the SERPs.

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Imputed Income Tax Reimbursement Agreements: First Citizens executive officers Jeff Agee and Judy Long have each entered into an Imputed Income Tax Reimbursement Agreement with First Citizens National Bank (each a “Tax Reimbursement Agreement”). Each Tax Reimbursement Agreement provides that the employe will be reimbursed for a portion of the amount of the federal and state income taxes paid by the employee attributable to (i) the income imputed to the employee on the benefit under the employee’s Split Dollar Agreement, and (ii) the additional cash payments made under the Tax Reimbursement Agreement. Park has agreed to honor and continue the benefits under each of the Tax Reimbursement Agreements.

Indemnification
The merger agreement provides that, for a period of no less than six years from and after the effective time, Park will indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by First Citizens pursuant to First Citizens charter and bylaws, the governing or organizational documents of any subsidiary of First Citizens and any other indemnification agreements in existence as of the date of the merger agreement, each present and former director or officer and employee of First Citizens and its subsidiaries (in each case, when acting in such capacity) (each a “First Citizens indemnified party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of First Citizens or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement; provided that, in the case of advancement of expenses, the First Citizens indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final, nonappealable judgment of a court of competent jurisdiction that such First Citizens indemnified party is not entitled to indemnification.
Governance of Park After the Merger
Articles of Incorporation
At the effective time, the Park articles, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation of Park until thereafter amended in accordance with applicable law.
Regulations
At the effective time, the Park regulations, as in effect immediately prior to the effective time of the merger, will be the regulations of Park until thereafter amended in accordance with applicable law.
Board of Directors and Management of Park and After the Merger
At the effective time, the Park board of directors and the Park National Bank board of directors will be increased by one director and one individual serving on the First Citizens board of directors immediately prior to the effective time will be appointed to the Park board of directors and the Park National Bank board of directors, and will serve in accordance with the corporate governance guidelines and standards applicable to all directors of Park and Park National Bank, respectively. Park will reasonably consult with First Citizens in selecting the individual to be appointed to the Park board of directors and Park National Bank board of directors. Also, at the effective time and until thereafter changed in accordance with law or the Park articles or Park regulations, the executive officers of Park as of immediately prior to the effective time of the merger will be the officers of the surviving corporation.
Accounting Treatment
Park prepares its financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of First Citizens by Park under the acquisition method of accounting in accordance with GAAP. Park will be treated as the acquirer for accounting purposes.
Regulatory Approvals
To complete the merger and bank merger, Park and First Citizens need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, Park and First Citizens have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings as soon as reasonably practicable and in no event later than 45 calendar days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, regulatory agencies and governmental entities. These include the approvals from the Federal Reserve Board and the OCC.
Nothing in the merger agreement will be deemed to require Park or First Citizens, and neither Park nor First Citizens will (without the written consent of the other party) be permitted, to take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to First Citizens and its subsidiaries, taken as a whole) (a “materially burdensome regulatory condition”).

The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by First Citizens’ shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
Park and First Citizens believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of such approvals, the companies’ ability to obtain such approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the business, assets, results of operations or financial condition of the surviving corporation following completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
The OCC and the Federal Reserve Board
Prior approval of the OCC will be required under the Bank Merger Act to merge First Citizens National Bank with and into Park National Bank. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (i) the competitive impact of the transaction, (ii) the financial and managerial resources of the banks party to the bank merger, (iii) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act, (iv) the banks’ effectiveness in combating money laundering activities, and (v) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Park National Bank submitted an application to the OCC pursuant to the Bank Merger Act on November 7, 2025.
The transactions contemplated by the merger agreement require approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), unless the Federal Reserve Board waives that requirement. Park has requested such a waiver. If such a waiver is not granted, then the Federal Reserve Board will take into consideration a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
Tennessee Department of Financial Institutions (“TDFI”)
Park provided the TDFI with a courtesy copy of the bank merger application submitted to the OCC on November 7, 2025.
Public Notice and Comments
The BHC Act, the Bank Merger Act and the regulations of Federal Reserve and the OCC require published notice of, and the opportunity for public comment on, the application to the OCC and, if applicable, the application to the Federal Reserve. The Federal Reserve and the OCC take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the agencies may receive protests from community groups and others and, if deemed appropriate, may hold public hearings or meetings. Any such comments, protests, meetings, or hearings could prolong the review period during and delay final action.
Department of Justice Review and Waiting Periods
In addition to the Federal Reserve Board and the OCC, the Antitrust Division of the DOJ conducts a concurrent competitive review of the mergers to analyze the mergers’ competitive effects and determine whether the mergers comply with the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise.
In reviewing the mergers, the DOJ could analyze the mergers’ effect on competition differently than the Federal Reserve Board and OCC and thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC regarding the mergers’ effects on competition. A determination by the DOJ not to object to the mergers may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may be submitted to various other U.S. federal and state regulatory authorities and self-regulatory organizations. No separate approval of the merger or bank merger is required by the Tennessee Department of Financial Institutions or the Ohio Division of Financial Institutions. Tennessee and Ohio law impose deposit concentration limits and notice requirements for certain transactions involving state-chartered banks, but because both Park National Bank and First Citizens National Bank are national banks, no separate state banking approval is required in connection with the merger.
Stock Exchange Listings
Park common stock is listed for trading on the NYSE American under the symbol “PRK”. Under the terms of the merger agreement, Park will cause the shares of Park common stock to be issued in the merger to be approved for listing on the NYSE American, subject to official notice of issuance, prior to the effective time. The merger agreement provides that neither Park nor First Citizens will be required to complete the merger if such shares are not authorized for listing on the NYSE American, subject to official notice of issuance. Following the merger, shares of Park common stock will continue to be listed on the NYSE American.
Appraisal or Dissenters’ Rights in the Merger
General
If you hold one or more shares of First Citizens common stock, you are entitled to dissenters’ rights under the TBCA and have the right to dissent from the merger and have the appraised fair value of your shares of First Citizens common stock paid to you in cash. The appraised fair value may be more or less than the value of the merger consideration being paid in the merger in exchange for shares of First Citizens common stock. If you are contemplating exercising your right to dissent, you are urged to read carefully the provisions of Title 48, Chapter 23 of the TBCA, which are attached to this proxy statement/prospectus as Annex D, and consult with your legal counsel before electing or attempting to exercise these rights. The TBCA provides that a shareholder entitled to dissent and obtain payment for shares of First Citizens common stock pursuant to the merger may not otherwise challenge the merger unless the merger is unlawful or fraudulent with respect to such shareholder or First Citizens. The following discussion describes the steps you must take if you want to exercise your right to dissent. This discussion, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Title 48, Chapter 23 of the TBCA. You should read this summary and the full text of the law carefully.
How to Exercise and Perfect Your Right to Dissent
To be eligible to exercise your right to dissent with respect to the merger, you must:
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prior to the First Citizens special meeting, deliver to First Citizens a written notice of your intent to demand payment if the merger is completed and that provides an address to which Park may deliver or mail a written dissenters’ notice that the merger was completed and a form setting forth instructions for the receipt and payment of your shares of First Citizens common stock pursuant to the dissent and appraisal procedures under the TBCA;

•	not vote your shares of First Citizens common stock, or cause or permit such shares to be voted, in favor of the merger proposal; and

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not later than the 40th day after Park sends you the written dissenters’ notice and form referred to above, deliver to Park such completed written form as described below under “Your Demand for Payment.”

If you intend to dissent from the merger, you must send the written notice of intent to demand payment to:
First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024
Attention: Laura Beth Butler, Corporate Secretary
If you vote your shares of First Citizens common stock, or cause or permit such shares to be voted, at the First Citizens special meeting in favor of the merger proposal or otherwise fail to comply with any of the steps described above to exercise and perfect your right to dissent, you will lose your right to dissent from the merger. You will instead receive the merger consideration as pursuant to the merger agreement. If you comply with the first two bullets listed above and the merger is completed, Park will send you a written notice advising you that the merger has been completed, stating Park’s estimate of the fair value of your shares of First Citizens common stock, and setting forth instructions for the receipt and payment of your shares of First Citizens common stock pursuant to the dissent and appraisal procedures under the TBCA. Park must also supply a form that requires you to certify that you did not vote for or consent to the transaction and that you acquired beneficial ownership of the shares for which dissenters’ rights are asserted prior to the date of the first public announcement of the intention of First Citizens and Park to engage in the merger. The notice and form must be accompanied by a copy of the applicable statutory provisions of the TBCA. Park must deliver this notice and form to you within 10 days after the merger is completed.
Your Demand for Payment
If the merger is completed, you have properly provided your written notice of intent to demand payment to Park, you have not voted your shares of First Citizens common stock, or caused or permitted such shares to be voted, in favor of the merger proposal at the First Citizens special meeting and you wish to receive the fair value of your shares of First Citizens common stock in cash, you must, not later than the 40th day after Park sends you the written dissenters’ notice and form referred to above, deliver to Park the completed written form demanding payment of fair value of your shares of First Citizens common stock. The fair value of your shares of First Citizens common stock will be the value of the shares of First Citizens common stock, respectively, immediately preceding the effectuation of the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand, and the related dissenters’ demand form addressed to Park, must be sent to:
Park National Corporation
51 North Third Street, P.O. Box 3500
Newark, Ohio 43058
Attention: Clinton G. Bailey
Your written demand must:
(1)	demand payment of the fair value of your shares of First Citizens common stock and state the number and class of shares of First Citizens common stock you own;
(2)
certify that you acquired beneficial ownership of your shares of First Citizens common stock prior to the date of the first public announcement of the intention of First Citizens and Park to engage in the merger (which date will be specified in the notice you will receive from Park); and

(3)	certify that you did not vote your shares of First Citizens common stock, or cause or permit such shares to be voted, in favor of the merger at the First Citizens special meeting.
In addition, in connection with your submission of the written demand notice described above not later than the 40th day after Park sends you the written dissenters’ notice and form referred to above, you must submit to Park, in accordance with the instructions provided in the notice you received from Park (i) if your shares are certificated, your certificates representing the shares of First Citizens common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing First Citizens common stock has been made, or (ii) if your shares are uncertificated, signed assignments of the ownership interests in the shares of First Citizens common stock to which the demand relates. First Citizens and Park may restrict the transfer of any uncertificated shares to which the demand relates from the date such demand is received until the merger is effectuated, or the restrictions are released in the event the merger is not effectuated pursuant to the requirements of the TBCA.
If you fail to submit the written demand notice and submit your shares within the required period, you will be bound by the merger agreement and you will not be entitled to receive a cash payment representing the fair value of your shares of First Citizens common stock. Instead, you will receive the merger consideration as described in the merger agreement.
Park’s Actions Upon Receipt of Your Demand for Payment
As soon as practicable after the later to occur of the merger being effectuated and Park receiving your demand for payment, Park must send you payment for the fair value of your shares based on Park’s estimate of such value, calculated in the manner and accompanied by the required supporting information prescribed in TBCA Section 48-23-206. If you were not the beneficial owner of the shares of First Citizens common stock with respect to which you have demanded payment prior to the date of the first public announcement of the intention of First Citizens and Park to engage in the merger, Park may elect to withhold such payment for your shares; provided, however, that Park nevertheless will have the option to elect to pay you its estimate of the fair value of such shares if you agree to accept such payment in full satisfaction of your demand.
Procedure if You Disagree with Park’s Determination of the Fair Value of Your Shares of First Citizens Common Stock
TBCA Section 48-23-209 provides that you may notify Park in writing of your own estimate of the fair value of your shares of First Citizens common stock and your calculation of the related statutory interest due, or reject Park’s offer and demand payment of the fair value of such shares and interest due, if (1) you believe that the amount paid or offered by Park is less than the fair value of your shares or the related statutory interest is incorrectly calculated; (2) Park fails to make payment as required by TBCA Section 48-23-206 within two months after the deadline date set by Park for demanding payment; or (3) Park fails to effectuate the merger and also does not return the deposited certificates representing your shares of First Citizens common stock, or release transfer restrictions imposed on any uncertificated shares, within two months after the deadline date set by Park for demanding payment. Your right to demand payment as described above under TBCA Section 48-23-209 will be waived if you do not provide written notice of such demand to Park within one month after Park has made, or offered to make, payment for your shares in accordance with TBCA Section 48-23-206.
Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled
If you have a disagreement and elect to demand payment for your shares in accordance with TBCA Section 48-23-209 as described above, and such demand remains unsettled, TBCA Section 48-23-301 provides that Park shall commence a proceeding within two months after receiving your demand pursuant to Section 48-23-209 in a Tennessee court having equity jurisdiction in Dyer County and petition the court to determine the fair value of your shares as prescribed by the TBCA. Park will be required to make all dissenters whose demands similarly remain unsettled parties to such proceeding. If legal proceedings are initiated, the court will have plenary and exclusive jurisdiction over resolution of the matter and may appoint one or more qualified persons to act as appraisers to receive evidence and recommend to the court a decision on the question of the fair value of your shares of First Citizens common stock immediately preceding the effectuation of the merger. Each dissenter made a party to the proceeding will be entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus statutory accrued interest, exceeds the amount already paid to the dissenter by Park or (2) for the fair value, plus statutory accrued interest, of any shares acquired by such dissenter after the date of the first public announcement of the intention of First Citizens and Park to engage in the merger, and for which Park elected to withhold payment pursuant to TBCA Section 48-23-206. The court will assess fees and costs with respect to any such proceeding as provided in TBCA Section 48-23-302. If Park does not commence such a proceeding within the two-month period required by TBCA Section 48-23-301, then Park must pay each dissenter whose demand remains unsettled the amount demanded.
Rights as a Shareholder
TBCA Section 48-23-204 provides that, if you have made a written demand on Park for payment of the fair value of your shares of First Citizens common stock and deposited your shares in accordance with the terms of the notice received from Park, you will retain all of your other rights as a holder of First Citizens common stock, as applicable, until such rights are cancelled or modified by the effectuation of the merger.
Withdrawal of Demand
If you have made a written demand to Park for payment of the fair value of your First Citizens common stock, you may not withdraw such demand unless Park, as the surviving corporation following effectuation of the merger, consents to such withdrawal.
In general, any dissenting First Citizens shareholder who perfects his or her right to be paid the “fair value” of the holder’s First Citizens common stock in cash will recognize taxable gain or loss for U.S. federal income tax purposes upon receipt of any cash. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are urged to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Park or First Citizens. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Park makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 137 of this proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Park and First Citizens contained in this proxy statement/prospectus or in the public reports of Park filed with the SEC may supplement, update or modify the factual disclosures about Park and First Citizens contained in the merger agreement. The merger agreement contains representations and warranties by Park, on the one hand, and by First Citizens, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Park and First Citizens were qualified and subject to important limitations agreed to by Park and First Citizens in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Park and First Citizens each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Park and First Citizens at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 137.
Structure of the Merger
The merger agreement provides that, upon the terms and subject to the conditions set forth therein, First Citizens will merge with and into Park (the “merger”), with Park continuing as the surviving corporation in the merger (the “surviving corporation”). Immediately following the merger, First Citizens National Bank will merge with and into Park National Bank, with Park National Bank continuing as the surviving bank in the bank merger. The merger agreement was approved by the board of directors of each of Park and First Citizens.
Park and First Citizens may, upon mutual agreement, at any time prior to the effective time of the merger (as defined below), change the method or structure of effecting the combination of First Citizens and Park if and to the extent both parties deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the exchange ratio or the number of shares of Park common stock received by First Citizens shareholders in exchange for each share of First Citizens common stock, (ii) adversely affect the tax treatment of First Citizens’ shareholders or Park’s shareholders pursuant to the merger agreement, (iii) adversely affect the tax treatment of First Citizens or Park pursuant to the merger agreement or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration
First Citizens Common Stock
Under the terms and subject to the conditions set forth in the merger agreement, each whole share of First Citizens voting common stock and each share of First Citizens Class A common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares and shares of First Citizens common stock owned by First Citizens as treasury stock or owned by First Citizens or Park or a subsidiary of either) will be converted into the right to receive the merger consideration, consisting of 0.52 shares of Park common stock.
All of the shares of First Citizens common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time, and each old certificate (which includes reference to book-entry account statements relating to the ownership of shares of First Citizens common stock) previously representing any such shares of First Citizens common stock will thereafter represent only the right to receive (i) the number of whole shares of Park common stock which such shares of First Citizens common stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of First Citizens common stock represented by such old certificate have been converted into the right to receive pursuant to the terms of the merger agreement, without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the merger agreement. Old certificates previously representing shares of First Citizens common stock will be exchanged for the merger consideration and the other amounts specified in the immediately preceding sentence, including evidence of shares in book-entry form representing whole shares of Park common stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such old certificates pursuant to the terms of the merger agreement, without any interest thereon.
If, prior to the effective time, the outstanding shares of Park common stock or First Citizens common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there is any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give Park and the holders of First Citizens common stock the same economic effect as contemplated by the merger agreement prior to such event; provided, that this will not permit Park or First Citizens to take any action with respect to their respective securities that is prohibited by the terms of the merger agreement. At the effective time, all shares of First Citizens common stock that are owned by First Citizens or Park (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) will be cancelled and will cease to exist, and neither the merger consideration nor any other consideration will be delivered in exchange therefor.
Fractional Shares
No new book-entry certificates or scrip representing fractional shares of Park common stock will be issued upon the surrender for exchange of old certificates, no dividend or distribution with respect to Park common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Park. In lieu of the issuance of any such fractional share, Park will pay to each former First Citizens shareholder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily closing-sale prices of Park common stock on the NYSE American stock exchange as reported by The Wall Street Journal for the five consecutive full trading days ending on the day immediately preceding the closing date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Park common stock which such holder would otherwise be entitled to receive pursuant to the terms of the merger agreement.
Governing Documents
At the effective time, the Park articles, as in effect at the effective time, will be the articles of incorporation of the surviving corporation until thereafter amended in accordance with applicable law, and the Park regulations, as in effect immediately prior to the effective time, will be the code of regulations of the surviving corporation until thereafter amended in accordance with applicable law. See the section entitled “The Merger — Governance of Park After the Merger” beginning on page 66.

Closing and Effective Time of the Merger
On the terms and subject to the conditions set forth in the merger agreement, the closing will occur by electronic exchange of documents at 9:00 a.m., Eastern Time, on the first business day of the month immediately following the month during which all the conditions precedent set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing) are satisfied or waived (subject to applicable law), unless another date, time or place is agreed to in writing by Park and First Citizens.
The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Ohio and the certificate of merger to be filed with the Secretary of State of the State of Tennessee, respectively, on the closing date (such certificates of merger, the “certificates of merger”). The term “effective time” shall be the date and time when the merger becomes effective, as set forth in the certificates of merger.
Conversion of Shares; Exchange of First Citizens Stock Certificates
Letter of Transmittal
As promptly as practicable after the effective time, but in no event later than five business days thereafter, Park will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of First Citizens common stock at the effective time that have been converted into the right to receive the merger consideration, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates will pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for new certificates representing the number of whole shares of Park common stock and any cash in lieu of fractional shares to be issued or paid in consideration therefor, as well as any dividends or distributions to be paid, in each case pursuant to the terms of the merger agreement. The old certificate(s) so surrendered will be cancelled.
In the event any old certificate for First Citizens common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and, if required by Park in its commercially reasonable discretion, the posting by such person of a bond in such amount as Park may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed old certificate the shares of Park common stock and any cash in lieu of fractional shares, deliverable in respect thereof pursuant to the terms of the merger agreement.
After the effective time, there will be no transfers on the stock transfer books of First Citizens of the shares of First Citizens common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for (i) new certificates representing shares of Park common stock and (ii) any cash in lieu of fractional shares or in respect of dividends or distributions as provided by the terms of the merger agreement.
None of Park, First Citizens, the exchange agent or any other person will be liable to any former holder of shares of First Citizens common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Withholding
Park will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of Park common stock, cash dividends or distributions payable pursuant to the merger agreement or any other cash amounts otherwise payable pursuant to the merger agreement to any holder of First Citizens common stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate taxing authority, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made by Park or the exchange agent, as the case may be. Except to the extent such withholding (i) is in respect of amounts treated as compensation for tax purposes, or (ii) results from the failure to provide a validly executed IRS Form W-9 or W-8, Park or the exchange agent, as the case may be, will use commercially reasonable efforts to provide, at least fifteen days prior to making any deduction or withholding pursuant to the merger agreement, written notice to the person to which such withholding is sought by Park or the exchange agent of any anticipated deduction or withholding (together with the legal basis thereof) and will cooperate in good faith to obtain any available exemption from, or reduction of, such deduction or withholding.

Dividends and Distributions
No dividends or other distributions declared with respect to Park common stock will be paid to the holder of any unsurrendered old certificate until the holder thereof surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate, in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Park common stock which the shares of First Citizens common stock represented by such old certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by each of Park and First Citizens relating to a number of matters, including the following:
•	corporate matters, including due organization, qualification and subsidiaries;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•
required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger, including from the Federal Reserve Board, the Office of the Comptroller of the Currency and the Tennessee Department of Financial Institutions;

•	reports to regulatory agencies;
•	financial statements and internal records, systems and controls;
•	broker’s fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal and regulatory proceedings;
•	compliance with applicable laws;
•	tax matters;
•	employee benefits;
•	certain material contracts;
•	agreements with regulatory agencies;
•	risk management instruments;
•	environmental matters;
•	related-party transactions;
•	state takeover laws;
•	reorganization;
•	information about the party;
•	loan portfolios;
•	insurance;
•	data privacy and information security; and
•	the accuracy of information supplied for inclusion in the Form S-4 (as defined below), of which this proxy/statement prospectus forms a part, and other similar documents.

The merger agreement contains additional representations and warranties by First Citizens with respect to:
•	employees;
•	investment securities and commodities;
•	real property;
•	intellectual property;
•	receipt of opinion that the exchange ratio is fair, from a financial point of view; and
•	subordinated indebtedness.
The merger agreement contains an additional representation and warranty by Park with respect to Park’s reports with the SEC.
Certain representations and warranties of Park and First Citizens are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Park or First Citizens or the surviving corporation, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, results of operations or financial condition of such party and its subsidiaries, taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement. However, a material adverse effect with respect to the business, assets, results of operations or financial condition of such party and its subsidiaries, taken as a whole, will not be deemed to include the impact of:
•	changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements or interpretations thereof;
•
changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•
changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•
changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including a pandemic);

•
public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

•
a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or budget, business or strategic plan for any period (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect on such person has occurred to the extent not otherwise excluded by this proviso);

•	the expenses incurred by First Citizens or Park in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement; or
•
changes proximately caused by the impact of the execution or announcement of the merger agreement and the consummation of the transactions contemplated thereby on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement), except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements
Conduct of Business Prior to the Completion of the Merger
Prior to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, required by law or any governmental entity or as consented to in writing by Park (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, First Citizens will, and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course in all material respects consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization and relationships with employees, customers and governmental entities and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or the ability of First Citizens to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.
In addition, prior to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, required by applicable law or as consented to in writing by Park (such consent not to be unreasonably withheld, conditioned or delayed), First Citizens will not, and will not permit any of its subsidiaries to:
•
other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of First Citizens or any of its wholly-owned subsidiaries to First Citizens or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock;
•
make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) regular quarterly and special cash dividends by First Citizens in the ordinary course of business consistent with past practice of First Citizens common stock, not exceeding (1) $0.35 per share on shares of First Citizens voting common stock (and 102% of such per share amount on shares of First Citizens Class A common stock) in the third quarter of 2025, (2) $0.35 per share on shares of First Citizens voting common stock (and 102% of such per share amount on shares of First Citizens Class A common stock) and $0.50 per share of special dividends on shares of First Citizens voting common stock (and 102% of such per share amount on shares of First Citizens Class A common stock) in the fourth quarter of 2025 and (3) $0.45 per share on shares of First Citizens voting common stock (and 102% of such per share amount on shares of First Citizens Class A common stock) in the first quarter of 2026); (ii) for such specific dividends specified by First Citizens for the subsequent quarters of 2026, if applicable; and (iii) dividends paid by any of the subsidiaries of First Citizens to First Citizens or any of its subsidiaries or to any other holder of equity securities of any subsidiary of First Citizens;

•	grant any equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
•
issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date of the merger agreement in accordance with their terms;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement and specified by First Citizens;

•
except for transactions in the ordinary course of business consistent with past practice (including by way of foreclosure or acquisitions of control in a bona fide fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment or acquisition, either by purchase of stock, securities or other equity interests, contributions to capital, property transfers, or purchase of any property or assets of any person other than a wholly owned subsidiary of First Citizens;
•
terminate, materially amend, or waive any material provision of, certain material contracts, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to First Citizens, or enter into any contract that would constitute certain material contracts if it were in effect on the date of the merger agreement, except for transactions in the ordinary course of business consistent with past practice;

•
except as required under applicable law, the merger agreement or by the terms of any First Citizens benefit plan in effect as of the date of the merger agreement, (i) enter into, establish, adopt, amend or terminate any First Citizens benefit plan, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such First Citizens benefit plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than (A) increases for current employees with an annual base salary below $200,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, and (B) annual cost of living increases in amounts not to exceed 3.5% of such employee’s compensation for the prior calendar year, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any First Citizens benefit plan, (vi) terminate the employment or services of any employee with an annual base salary equal to or in excess of $200,000, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $200,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;

•
settle any material claim, suit, action or proceeding, except for claims involving solely money remedies in an amount and for consideration not in excess of $250,000 individually or $500,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of First Citizens or its subsidiaries or the surviving corporation;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its articles, bylaws or comparable governing documents of its subsidiaries;
•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;
•
materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, in each case other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by a governmental entity;

•
take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger set forth therein not being satisfied or in a violation of any provision of the merger agreement, in every case, as may be required by applicable law;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
•
enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies

(including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;
•
make any loans or extensions of credit except in the ordinary course of business consistent with past practice and consistent with, and not in excess of the limitations contained in First Citizens’ loan policy or with aggregate outstanding commitments to any borrower or group of related borrowers not in excess of $2,500,000 on a fully-secured basis (or $500,000 on any loan that is not on a fully-secured basis), except pursuant to existing commitments entered into prior to the date of the merger agreement and disclosed to Park prior to the date of the merger agreement; provided, that if Park does not respond to a written request for consent within one business day of having received such written request for consent, then such non-response shall be deemed a consent by Park;

•
make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its investment, risk and asset liability management or hedging practices and policies, in each case except as required by law or requested by a regulatory agency;

•	make, or commit to make, any individual capital expenditures in excess of $250,000;
•
make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

•
make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of First Citizens or its subsidiaries;

•
subject to provisions of the merger agreement relating to First Citizens acquisition proposals, knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Park, First Citizens or their respective subsidiaries to obtain any necessary approvals of any governmental entity required for the merger (including the requisite regulatory approvals) or to perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.
Prior to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, as required by law, or as consented to in writing by First Citizens (such consent not to be unreasonably withheld, conditioned or delayed), Park will not, and will not permit any of its subsidiaries to:
•	amend its articles, regulations or comparable governing documents of its subsidiaries in a manner that would adversely affect the economic benefits of the merger to the First Citizens shareholders;
•	adjust, split, combine or reclassify any of its capital stock;
•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Park;
•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•
knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Park, First Citizens or their respective Subsidiaries to obtain any necessary approvals of any governmental entity required for the merger (including the requisite regulatory approvals) or to perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters
Park and First Citizens have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file with the SEC the S-4, of which this proxy statement/prospectus forms a part, and all necessary documentation to effect all applications, notices, petitions and filings to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including, without limitation, the merger and the bank merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.
As soon as reasonably practicable and in no event later than 45 calendar days after the date of the merger agreement, each of Park and First Citizens has agreed to, and to cause their applicable subsidiaries to, each prepare and file any applications, notices, petitions and filings required to be filed with any governmental entity in order to obtain the requisite regulatory approvals. Park and First Citizens will have the right to review in advance, and, to the extent practicable, each will, in good faith, consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to First Citizens or Park, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In exercising the foregoing right, each of the parties thereto shall act reasonably, diligently and as promptly as practicable. Each of Park and First Citizens agreed that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement. Each party will, in good faith, consult with the other in advance of any meeting or conference with any governmental entity in connection with the transactions contemplated by the merger agreement and to the extent permitted by such governmental entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.
In furtherance and not in limitation of the foregoing, each of Park and First Citizens has agreed to use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the requisite regulatory approvals, so as to enable the closing to occur as soon as possible. Notwithstanding the foregoing, nothing contained in this paragraph shall be deemed to require Park or permit First Citizens to take, or agree to take, any action, or commit to take any action, or agree to any condition or restriction, in connection with the grant of a requisite regulatory approval, that would reasonably be expected to have a material adverse effect on the surviving corporation, taken as a whole, after giving effect to the merger (measured on a scale relative to First Citizens and its subsidiaries, taken as a whole).
To the extent permitted by applicable law, each of Park and First Citizens has agreed to promptly advise the other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.
Employee Matters
Park has agreed to provide the employees of First Citizens and its subsidiaries as of the effective time (the “continuing employees”), for so long as they are employed during the period commencing at the effective time and ending on the twelve month anniversary of the closing date or, if shorter, during the period of employment of a continuing employee following the closing, with: (i) a base salary or wage rate, as applicable, and incentive compensation opportunities that are no less favorable than the base salary or wage rate and incentive compensation opportunities, as applicable, provided to the continuing employee immediately prior to the effective time, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of Park and its subsidiaries and (iii) employee welfare and retirement benefits, vacation benefits and severance benefits (but excluding change in control or retention agreements, any frozen benefit plans of Park and its subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of Park and its subsidiaries) that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of Park and its subsidiaries. Any employee of First Citizens and its subsidiaries who is terminated by First Citizens without cause at Park’s request on the closing date or by Park without cause within twelve months following the closing date will be entitled to severance in accordance with Park’s specified severance practice; provided, however, that the requirements of this sentence do not apply to any employee who is covered by an employment agreement.
Regarding any employee benefit plans of Park in which any continuing employees become eligible to participate on or after the effective time (the “new plans”), Park will use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous First Citizens benefit plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the effective time under a First Citizens benefit plan (to the same extent that such credit was given under the analogous First Citizens benefit plan prior to the effective time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plans and (iii) recognize all service of such employees with First Citizens and its subsidiaries for all purposes in any new plan to the same extent that such service was taken into account under the analogous First Citizens benefit plan prior to the effective time; provided, that the foregoing service recognition will not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for benefit accrual purposes under any employee benefit plan of Park or any of its affiliates that is a defined benefit pension or post-retirement welfare plan or (C) where such service is with respect to a newly established benefit plan of Park for which similarly situated employees of Park do not receive past service credit.
First Citizens agreed that if Park so requests (which request must be made not less than thirty days prior to the effective time), First Citizens (or its affiliates, as applicable), will take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its board of directors) to amend, freeze and/or terminate any or all First Citizens benefit plans immediately prior to the effective time (as permitted by the terms of the applicable First Citizens benefit plan), and, if requested by Park, to implement any such actions.
Without limiting the generality of the foregoing, First Citizens (or its affiliate, as applicable) has agreed to, prior to the effective time, take any and all actions and adopt such necessary resolutions to terminate the First Citizens National Bank 401(k) Plan (the “First Citizens 401(k) plan”) effective as of the date immediately preceding the closing date and subject to the closing and adopt such amendments to the First Citizens 401(k) plan to terminate the First Citizens 401(k) plan. In connection with the termination of the First Citizens 401(k) plan and the merger, First Citizens will, or will cause its applicable affiliate to, provide that (i) all First Citizens 401(k) plan participant accounts shall be fully vested, (ii) all benefit accruals under the First Citizens 401(k) plan will be frozen and no new participants will be admitted to the First Citizens 401(k) plan on or after the First Citizens 401(k) plan termination date and (iii) any contributions due to the First Citizens 401(k) plan for the period before the First Citizens 401(k) plan termination date and not yet paid on the First Citizens 401(k) plan termination date will be contributed by First Citizens as soon as administratively feasible after the First Citizens 401(k) plan termination date. As soon as practicable following the termination of the First Citizens 401(k) plan, the account balances in the First Citizens 401(k) plan will either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the distribution of account balances in the First Citizens 401(k) plan, Park will take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Park (the “Park 401(k) plan”) to permit each continuing employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) at the time of such distribution from the First Citizens 401(k) plan in the form of cash in an amount equal to the full account balance distributed to such continuing employee from the First Citizens 401(k) plan to the Park 401(k) plan.
Without limiting the generality of the foregoing, First Citizens (or its affiliate, as applicable) has agreed, prior to the effective time, to take any and all actions and adopt such necessary resolutions to terminate the First Citizens employee stock ownership plan (“First Citizens ESOP”) effective as of immediately prior to closing and adopt such amendments to the First Citizens ESOP (including any amendments necessary to bring the ESOP into compliance with current applicable law) to terminate the First Citizens ESOP and effectuate the relevant provisions of the merger agreement. Prior to the effective time, First Citizens will provide evidence reasonably satisfactory to Park of compliance with the pass-through voting requirements of Code Section 409(e) and the provisions of the

First Citizens ESOP applicable to the merger. Additionally, as soon as practicable (but in no event later than the effective time), First Citizens will provide Park with a completed IRS Form 5310 filing and all required attachments, which, upon Park’s approval (which shall not be unreasonably withheld), will be submitted by the First Citizens to the IRS. The First Citizens ESOP’s trust will continue in existence until all assets are distributed, following receipt of a favorable IRS Form 5310 filing. First Citizens will accrue costs associated with the termination of the First Citizens ESOP.
The merger agreement also provides that any First Citizens employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the merger or the bank merger (the “CIC payment”) will not receive any severance benefits as provided in the merger agreement but will receive the CIC payment to the extent it is required to be paid under such agreement; provided, that, on or prior to the effective time, First Citizens will take all steps necessary to ensure that in the event that the amounts of the CIC payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “total payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the tax imposed by Section 4999 of such Code, then the amounts of the CIC payment shall be reduced such that the value of the total payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. Any First Citizens employee who waives and relinquishes his or her right to a CIC payment will be eligible for a severance payment as provided in the merger agreement, unless such First Citizens employee enters into an employment agreement, severance agreement, change in control agreement or any written similar agreement or arrangement with the surviving corporation or a subsidiary of the surviving corporation.
First Citizens has agreed to establish, or cause to be established, prior to the closing date, a funding arrangement that qualifies as a “rabbi trust” under the Code and applicable IRS guidance (“rabbi trust”). The rabbi trust will include terms and conditions that are reasonably acceptable to Park, and First Citizens will provide the terms of the rabbi trust to Park at least fifteen days before closing. Effective as of the closing date, First Citizens will fund the rabbi trust, or will cause the rabbi trust to be funded, with an amount equal to satisfy the total potential obligations of payments that may become due pursuant to the SERPs as specified by First Citizens, to the extent required pursuant to the terms of the SERPs.
Director and Officer Indemnification and Insurance
The merger agreement provides that from and after the effective time, the surviving corporation will indemnify and hold harmless each present and former director, officer or employee of First Citizens and its subsidiaries (in each case, when acting in such capacity), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of First Citizens or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement to the fullest extent permitted by applicable law, the First Citizens charter, the First Citizens bylaws, the governing or organizational documents of any subsidiary of First Citizens and any indemnification agreements in existence as of the date hereof; and the surviving corporation will also advance expenses as incurred by such First Citizens indemnified party to the same extent as such persons are entitled to advancement of expenses as of the date of the merger agreement by First Citizens pursuant to the First Citizens charter, the First Citizens bylaws, the governing or organizational documents of any subsidiary of First Citizens and any indemnification agreements in existence as of the date of the merger agreement; provided, that, if required, the First Citizens indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final, nonappealable judgment of a court of competent jurisdiction that such First Citizens indemnified party is not entitled to indemnification.
The merger agreement provides that, for a period of six years after the effective time, the surviving corporation will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by First Citizens (provided, that the surviving corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of First Citizens or any of its subsidiaries arising from facts or events which occurred at or before the effective time

(including the transactions contemplated by the merger agreement); provided, however, that the surviving corporation will not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by First Citizens for such insurance (referred to as the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then the surviving corporation will cause to be maintained policies of insurance which, in the surviving corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, First Citizens, in consultation with, but only upon the consent of Park, may (and at the request of Park, First Citizens will use its reasonable best efforts to) obtain at or prior to the effective time a six-year “tail” policy under First Citizens’ existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.
Director Appointment
Park and First Citizens have agreed that one director of First Citizens will be appointed to the Park board of directors and to the Park National Bank board of directors as of the effective time.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of the Form S-4, of which this proxy statement/prospectus forms a part, obtaining required consents, the listing of the shares of Park common stock to be issued in the merger, access to information of the other party, advice of changes, takeover statutes, restructuring efforts if First Citizens fails to obtain the requisite First Citizens vote, the assumption of First Citizens’ debt, actions of Park’s board of directors with respect to exemption from liability under Section 16(b) under the Exchange Act of 1934, as amended, and public announcements with respect to the transactions contemplated by the merger agreement.
Shareholder Meeting and Recommendation of the First Citizens Board of Directors
First Citizens has agreed to call, give notice of and convene a meeting of its shareholders to be held as soon as reasonably practicable after the Form S-4, of which this proxy statement/prospectus forms a part, is declared effective for the purpose of obtaining the requisite First Citizens vote required in connection with the merger agreement and the merger and, if so desired and mutually agreed upon, other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger.
Except in the case of a First Citizens adverse recommendation change, the First Citizens board of directors will use its reasonable best efforts to obtain from the First Citizens shareholders the requisite First Citizens vote, including by communicating to its shareholders its recommendation (and including such recommendation in its proxy statement) that they approve the merger agreement and the transactions contemplated thereby (the “First Citizens board recommendation”). First Citizens and its board of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to Park the First Citizens board recommendation, (ii) fail to make the First Citizens board recommendation in its proxy statement, (iii) adopt, approve, recommend or endorse a First Citizens acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any First Citizens acquisition proposal or (B) reaffirm the First Citizens board recommendation, in each case within ten business days (or such fewer number of days as remains prior to the First Citizens special meeting, as applicable) after a First Citizens acquisition proposal is made public or any request by Park to do so, or (v) publicly propose to do any of the foregoing clauses (i) through (iv) (any of the foregoing, a “First Citizens adverse recommendation change”).
However, subject to certain termination rights in favor of Park as described in the sections entitled “— Termination of the Merger Agreement” and “— Effect of Termination,” if the First Citizens board of directors, after receiving the advice of its outside counsel determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the First Citizens board recommendation, then, prior to the receipt of the requisite First Citizens vote, the First Citizens board of directors may submit the merger and the other transactions contemplated by the merger agreement to its shareholders, without recommendation (although the resolutions approving the merger agreement, the merger and the other transactions contemplate thereby as of the date thereof may not be rescinded or amended), in which event the First Citizens board of directors may communicate the basis for the First Citizens adverse recommendation change to its shareholders in its proxy statement or an appropriate amendment or supplement thereto; provided, that the

First Citizens board of directors may not take any actions under this sentence unless (i) it gives Park at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a First Citizens acquisition proposal, the latest material terms and conditions of, and the identity of the third party making such First Citizens acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the First Citizens board of directors takes into account any amendment or modification to the merger agreement proposed by Park and after receiving the advice of its outside counsel, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to make the First Citizens board recommendation. Any material amendment to any First Citizens acquisition proposal will be deemed to be a new First Citizens acquisition proposal for purposes of such notice requirement and will require a new notice period.
First Citizens will adjourn or postpone the First Citizens special meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of First Citizens common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting First Citizens has not received proxies representing a sufficient number of shares necessary to obtain the requisite First Citizens vote, and subject to the terms and conditions of the merger agreement, First Citizens will continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the requisite First Citizens vote. Notwithstanding anything to the contrary in the merger agreement, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, the First Citizens special meeting will be convened and the merger and the other transactions contemplated by the merger agreement will be submitted to the First Citizens shareholders entitled to vote thereon at the First Citizens special meeting, and nothing contained in the merger agreement will be deemed to relieve First Citizens of such obligation.
Agreement Not to Solicit Other Offers
First Citizens has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, employees, agents, advisors and representatives (collectively, “representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the terms of the merger agreement) in connection with or relating to, any First Citizens acquisition proposal, except to notify such person of the existence of the foregoing restrictions. For purposes of the merger agreement, “First Citizens acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (x) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of First Citizens and its subsidiaries or 25% or more of any class of equity or voting securities of First Citizens or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of First Citizens, (y) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of First Citizens or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of First Citizens or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving First Citizens or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of First Citizens.
Notwithstanding the foregoing, prior to receipt of the requisite First Citizens vote, in the event First Citizens receives an unsolicited bona fide written First Citizens acquisition proposal that did not result from or arise in connection with a breach of the foregoing restrictions, it may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the First Citizens board of directors concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any nonpublic information permitted to be provided pursuant to this sentence, First Citizens shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Park and First Citizens and which is expressly assignable to Park, which confidentiality agreement does not provide such person with any exclusive right to negotiate with First Citizens.
First Citizens has also agreed to, and will cause its representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Park with respect to any First Citizens acquisition proposal. First Citizens has agreed to promptly (within 24 hours) advise Park following receipt of any First Citizens acquisition proposal or any inquiry which could reasonably be expected to lead to a First Citizens acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep Park apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or First Citizens acquisition proposal. First Citizens will use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.
Conditions to Completion of the Merger
Park’s and First Citizens’ respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:
•	approval of the merger agreement by the First Citizens shareholders by the requisite First Citizens vote;
•	the shares of Park common stock issuable pursuant to the merger agreement having been authorized for listing on the NYSE American, subject to official notice of issuance;
•
all requisite regulatory approvals having been obtained and in full force and effect and all statutory waiting periods in respect thereof having expired, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition;

•
the effectiveness under the Securities Act of 1933, as amended, of the Form S-4, of which this proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•
no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement being in effect and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement, and each party having received a certificate of the Chief Executive Officer and Chief Financial Officer of the other party to such effect;

•
the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date, and each party having received a certificate of the Chief Executive Officer and Chief Financial Officer of the other party to such effect; and

•
receipt by such party of an opinion of legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Park and First Citizens reasonably satisfactory in form and substance to such counsel.

Park’s obligation to complete the merger is subject to the satisfaction or, where legally permissible, waiver of additional conditions. These additional conditions include, among others:
•	receipt of a FIRPTA certificate from First Citizens stating that the shares of capital stock of First Citizens do not constitute “United States real property interests” under the Code;
•	certain employees having executed an employment agreement with Park and/or Park National Bank, and that such employment agreement remains in full force and effect;
•	certain First Citizens shareholders having executed voting agreements and that such voting agreements remain in full force and effect; and
•
holders of no more than 7.5% of the issued and outstanding shares of First Citizens common stock having demanded or been entitled to receive payment of the fair value of their shares as dissenting shareholders under the applicable provisions of the TBCA.

Neither Park nor First Citizens can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to the effective time, whether before or after the receipt of the requisite First Citizens vote, in the following circumstances:
•	by mutual consent of Park and First Citizens in a written instrument signed by each of Park and First Citizens;
•
by either Park or First Citizens if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the other transactions contemplated by the merger agreement and such denial has become final and nonappealable, or any application therefor shall have been permanently withdrawn at the invitation, request or suggestion of any such governmental entity, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either Park or First Citizens if the merger has not been consummated on or before October 27, 2026 (the “termination date”), unless the failure of the closing to occur by the termination date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement, provided, that, if on such date, certain of the closing conditions in the merger agreement related to regulatory approvals have not been satisfied or waived on or prior to such date, but all other closing conditions have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the closing, will then be capable of being satisfied if the closing were to take place on such date), then the termination date will be automatically extended for ten days, and such date will become the termination date for purposes of the merger agreement;

•
by either Park or First Citizens (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of First Citizens, in the case of a termination by Park, or Park, in the case of a termination by First Citizens, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured by the earlier of the termination date and thirty days following written notice to the other party, or by its nature or timing cannot be cured during such period; or

•
by Park, prior to such time as the requisite First Citizens vote is obtained, if First Citizens or the First Citizens board of directors (i) makes a First Citizens adverse recommendation change or (ii) materially breaches its obligations related to First Citizens shareholder approval or First Citizens acquisition proposals.

Effect of Termination
If the merger agreement is terminated by either Park or First Citizens, as provided under “— Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of Park, First Citizens, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated thereby, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, acquisition proposals, the effect of termination, including the termination fee described below, and certain general provisions, and (ii) notwithstanding anything to the contrary in the merger agreement, neither Park nor First Citizens will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement.
Termination Fee
First Citizens will pay Park a termination fee equal to $12.5 million by wire transfer of same-day funds (the “termination fee”) if the merger agreement is terminated in the following circumstances:
•
In the event that the merger agreement is terminated by Park pursuant to the last bullet set forth under “— Termination of the Merger Agreement” above. In such case, the termination fee must be paid to Park within three business days of the date of termination.

•
In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide First Citizens acquisition proposal has been communicated to or otherwise made known to the First Citizens board of directors or First Citizens’ senior management or has been made directly to First Citizens’ shareholders generally, or any person has publicly announced (and not withdrawn at least two business days prior to the First Citizens special meeting) a First Citizens acquisition proposal, in each case, with respect to First Citizens and (i) (A) thereafter the merger agreement is terminated by either Park or First Citizens pursuant to the third bullet set forth under “— Termination of the Merger Agreement” above without the requisite First Citizens shareholder vote having been obtained (and all other mutual closing conditions and closing conditions with respect to First Citizens set forth in the merger agreement were satisfied or were capable of being satisfied prior to such termination) or (B) thereafter the merger agreement is terminated by Park pursuant to the fourth bullet set forth under “— Termination of the Merger Agreement” above as a result of a willful breach, and (ii) prior to the date that is twelve months after the date of such termination, First Citizens enters into a definitive agreement or consummates a transaction with respect to a First Citizens acquisition proposal (whether or not the same First Citizens acquisition proposal as that referred to above), provided that, for purposes of the foregoing, all references in the definition of First Citizens acquisition proposal to “25%” will instead refer to “50%.” In such case, the termination fee must be paid to Park on the earlier of the date First Citizens enters into such definitive agreement and the date of consummation of such transaction.

Fees and Expenses
Except as otherwise expressly provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite First Citizens vote, except that after the receipt of the requisite First Citizens vote, there may not be, without further approval of the First Citizens shareholders or Park shareholders, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.
At any time prior to the effective time, the parties may by action taken or authorized by their respective board of directors, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided, however, that after the receipt of the requisite First Citizens vote, there may not be, without further approval of the First Citizens, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Voting Agreements
Concurrently with the execution and delivery of the merger agreement, Park entered into voting agreements with the directors and certain executive officers of First Citizens, in their capacity as shareholders, pursuant to which, among other things, each such First Citizens shareholder has agreed, subject to the terms of the voting agreement, to (i) vote the shares of First Citizens common stock over which such shareholder is entitled to vote (“First Citizens shares”) in favor of the merger approval and against alternative transactions, and (ii) until the effective time, refrain from transferring or encumbering the First Citizens shares without the prior written consent of Park.
The voting agreements will remain in effect until the earlier to occur of (i) the date of termination of the merger agreement pursuant to its terms, (ii) the First Citizens board of directors making an adverse recommendation change, (iii) the entry into any amendment, modification, waiver or other change to any provision of the merger agreement, as in effect on the date of the merger agreement, without the shareholder’s prior written consent, that (x) diminishes the amount or changes the form of the merger consideration, (y) extends the termination date (other than as contemplated by the terms of the merger agreement as in effect on the date of the merger agreement) or imposes any additional conditions or obligations that would reasonably be expected to materially impede or delay the consummation of the transactions contemplated by the merger agreement or (z) otherwise would reasonably be expected to adversely affect the rights or obligations of the shareholder in connection with the transactions contemplated by the merger agreement and (iv) the effective time.
As of the First Citizens record date, shares constituting approximately 14.44% of the First Citizens voting common stock entitled to vote and 4.58% of the First Citizens Class A common stock entitled to vote at the First Citizens special meeting are subject to voting agreements.
The foregoing description of the voting agreements is subject to, and qualified in its entirety by reference to the voting agreements, a form of which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. For information regarding the voting agreements and certain First Citizens shareholders, see “Security Ownership of First Citizens Directors, Executive Officers and Certain Beneficial Owners of First Citizens” on page 119.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law (except that matters relating to the internal corporate affairs, including the fiduciary duties of the First Citizens board of directors, are subject to the laws of the State of Tennessee).
Specific Performance
Park and First Citizens will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Each of Park and First Citizens waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined in this section) who exchange their First Citizens common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the income tax (such as estate or gift tax laws) and, except as expressly addressed below, any U.S. tax reporting requirements. This discussion is based upon the Code, the U.S. Treasury Regulations promulgated thereunder and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly in a material and adverse manner and/or retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the continuing validity and accuracy of this discussion.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of First Citizens common stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is includible in gross income and subject to U.S. federal income tax regardless of its source.
If a partnership, including for this purpose any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds First Citizens common stock, then the U.S. federal income tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partners, the status and activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding First Citizens common stock, you should consult your tax advisors regarding the specific U.S. federal income tax consequences of the merger in light of your particular circumstances.
This discussion is applicable to you only if you hold your shares of First Citizens common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•	a bank or other financial institution;
•	a tax-exempt organization or governmental organization;
•	an S corporation, partnership or other pass-through entity (or a shareholder, partner or investor therein);
•	an underwriter or insurance company;
•	a mutual fund;
•	a pension fund, retirement plan, individual retirement account or other tax-deferred account;
•	a broker, dealer or trader in securities (including traders in securities that elect to apply a mark-to-market accounting method), currencies, or commodities;
•	a holder of First Citizens common stock subject to the U.S. anti-inversion rules or the base erosion and anti-abuse tax;
•
a holder of First Citizens common stock who holds such stock (or who will hold Park common stock after the merger) in connection with a trade or business, permanent establishment or fixed base outside the United States;

•	a holder of First Citizens common stock required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•	a holder of First Citizens common stock who received First Citizens common stock through the exercise of employee stock options or through a tax-qualified retirement plan or otherwise as compensation;
•	a holder who exercises dissenters’ rights;
•	a real estate investment trust;
•	a regulated investment company;
•	a person who uses a functional currency other than the U.S. dollar;
•	an expatriate or former citizen or long-term resident of the United States;
•	a holder who owns (or who has owned or will own, directly, indirectly, or constructively, at any time) 5% or more of the total combined voting power or value of First Citizens;
•	a holder of options granted under any First Citizens benefit plan; or
•	a holder of First Citizens common stock who holds First Citizens common stock as part of a hedge, straddle or a constructive sale or conversion transaction.
This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address any alternative minimum tax or any state, local, or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any consequences under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or the availability of the installment method and its application to the consideration adjustment escrow amount or the receipt of any cash pursuant to the consideration adjustment. If you are a U.S. holder subject to special provisions and/or tax treatment under the Code, including but not limited to those described immediately above, you should consult your own tax advisors regarding the tax consequences relating to the merger in light of your particular circumstances.
This discussion is not intended to be, and should not be construed as, legal or tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the merger. The tax consequences of the merger are complex and will depend on your specific situation and factors not within Park’s or First Citizens’ control. No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences applicable to U.S. holders as discussed herein. This discussion is not binding on the IRS or the courts, and neither are precluded from taking a position that is different from, and/or contrary to, the positions taken in this discussion. In addition, because the authorities on which this discussion is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this discussion. You should consult your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the ability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.
Tax Consequences of the Merger Generally
In General
Park and First Citizens intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As described below, it is a condition to each party’s respective obligations to complete the merger that each of Park and First Citizens receive a legal opinion that the merger will so qualify. The discussion below assumes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Holders
On the basis that the merger qualifies as a “reorganization” within the meaning of Section 368(a), the material U.S. federal income tax consequences of the merger to U.S. First Citizens shareholders are as follows:
•	no gain or loss will be recognized by First Citizens or Park as a result of the merger;
•
a holder who receives solely Park common stock (or receives Park common stock and cash solely in lieu of fractional shares of Park common stock) in exchange for shares of First Citizens common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Park common stock;

•
the aggregate tax basis of the Park common stock received in the merger (including any fractional shares of Park common stock deemed received and sold for cash as described below) will be equal to the holder’s aggregate tax basis in the First Citizens common stock for which it is exchanged;

•
the holding period of Park common stock received in the merger (including any fractional shares of Park common stock deemed received and sold for cash as described below) will include the holder’s holding period of the First Citizens common stock or which it is exchanged.

If you acquired different blocks of First Citizens common stock at different times and/or at different prices, your tax basis and holding period in your Park common stock may be determined with reference to each block of First Citizens common stock. You should consult your tax advisor regarding the manner in which the consideration should be allocated among different blocks of shares of First Citizens common stock surrendered and the determination of the tax basis and/or holding periods of the particular shares of Park common stock received in the merger.
Cash Instead of Fractional Shares
If you receive cash instead of a fractional share of Park common stock, you generally will be treated as having received the fractional share of Park common stock pursuant to the merger and then as having sold that fractional share for cash. You generally will recognize capital gain or loss on any cash received in lieu of a fractional share of Park common stock equal to the difference between the amount of cash received and your adjusted tax basis in such fractional share. This gain or loss generally will be capital gain or loss, provided that such shares were held as capital assets to you, and any capital gain or loss will constitute long-term capital gain or loss if your holding period in First Citizens common stock surrendered in the merger is greater than one year as of the effective time of the merger, and otherwise will be short-term capital gain. Long-term capital gains recognized by certain non-corporate taxpayers, including individuals, are generally taxed at preferential U.S. federal income tax rates. There are currently no preferential U.S. federal income tax rates for long-term capital gains of a U.S. holder that is a corporation. The deductibility of a capital loss is subject to limitations under the Code.
In some cases, if a U.S. holder of First Citizens common stock also actually or constructively owns Park common stock (other than Park common stock received pursuant to the merger) at the time of the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder could have dividend income up to the amount of the cash merger consideration received to the extent of such U.S. holder’s ratable share of Park’s undistributed earnings and profits. To the extent, if any, that the recognized gain is treated as dividend income, noncorporate U.S. holders generally would be taxed on such amounts at the preferential rates applicable to long-term capital gain. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders should consult their tax advisors regarding the potential tax consequences of the merger to them, and U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.
Closing Condition Tax Opinions
It is a condition to the closing of the merger that Park and First Citizens receive an opinion from Squire Patton Boggs (US) LLP and Husch Blackwell LLP, respectively, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code. These opinions will be based upon and rely on, among other things, various facts, assumptions, representations and warranties and covenants, including those contained in the merger agreement and in representation letters provided by Park and First Citizens. One critical factual assumption is that at least 40% of the value of the merger consideration received in exchange for First Citizens’ common stock will consist of Park common stock, taking into account any cash consideration received (including any cash paid in lieu of fractional shares of Park common stock) and cash payable to holders of dissenting shares. If any of these facts, assumptions, representations and warranties or covenants underlying the tax opinions described above is or becomes incorrect, incomplete, inaccurate or is violated, or if any condition contained in the merger agreement and affecting these opinions is waived by any party, the validity of, and the conclusions reached in, such tax opinions may be affected, no longer accurate or jeopardized. In addition, the opinions will be subject to certain qualifications and limitations as set forth therein, including that the merger will be completed according to the terms of the merger agreement.
An opinion of counsel represents such counsel’s judgment and is not binding on the IRS or any court. Park and First Citizens have not and do not intend to seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS or a court will not disagree with or challenge any of the conclusions described herein or in such opinions of counsel.
Information Reporting and Backup Withholding
You may be subject to U.S. information reporting and backup withholding (currently, at a rate of 24%) on any cash payments received in connection with the merger. You will not be subject to backup withholding, however, if you:
•
furnish your correct taxpayer identification number and certify, among other information, that you are not subject to backup withholding on the IRS Form W-9 (or a suitable substitute or successor form) included in the letter of transmittal to be delivered to you following the completion of the merger and otherwise comply with all applicable requirements of the backup withholding rules; or

•	otherwise establish proof of an exemption from backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, if any, provided that you timely furnish the required information to the IRS. You should consult your own tax advisors to determine your qualification for exemption from backup withholding and the procedure for establishing an exemption in light of your particular circumstances.
The preceding discussion is intended only as a summary of the material U.S. federal income tax consequences of the merger and is not tax or legal advice. It is not a complete analysis or discussion of all potential tax considerations that may be important or applicable to a particular holder of First Citizens common stock. The tax consequences of the merger to any holder of First Citizens common stock will depend on such holder’s specific situation and circumstances. First Citizens shareholders should consult their own tax advisors with respect to the tax consequences of the merger in light of their particular circumstances, including the applicability and effect of any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

BUSINESS OF FIRST CITIZENS
General
First Citizens is a registered bank holding company that has elected financial holding company status. First Citizens was organized as a Tennessee corporation on December 14, 1982. First Citizens, through its wholly owned subsidiary, First Citizens National Bank, a national bank chartered under the laws of the United States, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of commercial and consumer customers. Additionally, through its subsidiaries White & Associates/First Citizens Insurance LLC and First Citizens National Bank Insurance, LLC, First Citizens offers certain commercial and consumer insurance products and services. First Citizens is headquartered in Dyersburg, Tennessee and, through First Citizens National Bank, operates 25 banking locations throughout central, west and southeast Tennessee.
As a bank holding company, First Citizens is subject to supervision and regulation by the Federal Reserve Board. As a national bank, First Citizens National Bank is subject to supervision and regulation by the OCC. First Citizens National Bank’s deposits are insured by the FDIC up to applicable legal limits.
As of September 30, 2025, First Citizens had consolidated total assets of $2.6 billion, total loans of $1.6 billion, total deposits of $2.21 billion, total shareholders’ equity of $213.78 million, and total assets under management of $336.70 million.
First Citizens voting common stock and First Citizens Class A common stock are not listed on any public securities exchange, but shares of First Citizens voting common stock currently quoted on the OTC Pink market operated by the OTC Markets Group under the trading symbol “FIZN”.
First Citizens’ principal executive office is located at One First Citizens Place, Dyersburg, Tennessee 38024, and its telephone number is (731) 285-4410. First Citizens National Bank’s website is www.firstcnb.com. The information on First Citizens National Bank’s website is not part of this proxy statement/prospectus, and references to the First Citizens National Bank website do not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Products and Services
First Citizens National Bank offers a broad range of commercial and retail banking products and services. First Citizens National Bank offers commercial real estate, construction and development, commercial and industrial, agricultural, equipment finance, Small Business Administration/United States Department of Agriculture financing, residential mortgage, home improvement, home equity lines of credit and other consumer loans. Commercial deposit products include business checking, sweep accounts, savings and certificate of deposits, and retail deposit products include demand deposit accounts, negotiable order of withdrawal accounts, savings accounts, money market accounts, certificates of deposit, individual retirement accounts and health savings accounts. Other products and services include a broad range of business treasury management services, commercial and retail credit and debit cards, trust services, retirement benefits, automated teller machines, online banking, mobile banking and other ancillary services.
First Citizens National Bank funds its lending activities primarily from its core deposit base. It obtains deposits from the local markets in which it conducts business.
Market Area and Competition
First Citizens National Bank conducts its business operations primarily through its network of 26 banking locations. First Citizens National Bank maintains full-service banking locations in the west Tennessee counties of Dyer (5), Fayette (1), Lauderdale (1), Madison (1), Obion (2), Shelby (4), Tipton (3) and Weakley (1), the central Tennessee county of Williamson (3) and the southeast Tennessee counties of Bradley (4) and Hamilton (2).
First Citizens National Bank faces substantial competition in all areas of its operations from a variety of different competitors, many of which are larger and may have more financial resources. Such competitors primarily include national, regional, and other community banks within the markets where the bank operates. First Citizens National Bank also faces competition from many other types of financial services providers, including, savings and loans, credit unions, finance companies, brokerage firms, insurance companies, online lenders and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Also, technology and other changes have lowered barriers to entry and made it possible for non-banks such as financial technology companies to offer products and services traditionally provided by banks. For example, consumers can maintain funds that would have historically been held as bank deposits in brokerage accounts or mutual funds. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries, known as “disintermediation,” could result in the loss of fee income, as well as the loss of client deposits and the related income generated from those deposits. Further, many of First Citizens National Bank’s competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services, as well as better pricing for those products and services, than First Citizens National Bank is able to offer.
Legal Proceedings
Because the nature of the business of First Citizens National Bank involves the collection of loans and the enforcement and validity of security interests, mortgages and other liens, it may from time to time become a plaintiff or defendant in various legal proceedings arising in the ordinary course of business. As of the date of this proxy statement/prospectus, in the opinion of management, there are no lawsuits, claims, or other legal proceedings pending or threatened against First Citizens National Bank, that would result in losses which would be material to its business or financial position.
Employees
As of September 30, 2025, First Citizens National Bank had 296 full time equivalent employees. First Citizens National Bank’s relationships with its employees is a central tenet of its culture and business philosophy. None of its employees are covered by a collective bargaining agreement. Five of First Citizens National Bank’s executive officers—Jeff Agee, Judy Long, Laura Beth Butler, Sherrell Armstrong and Christian Heckler—are subject to employment agreements with First Citizens National Bank, each of which will be terminated upon closing of the merger.
Description of Property
The following is a list of First Citizens National Bank’s banking locations. In addition, First Citizens National Bank is in the process of opening a branch office at 2537 Broad Avenue, Memphis, Tennessee 38112.

Address	Type of Location	Leased/Owned
One First Citizens Place Dyersburg, TN 38024	Main Office/ Full Service Branch	Owned
5845 Airline Road Arlington, TN 38002	Full Service Branch	Owned
123 Atoka Munford Avenue Atoka, TN 38004	Full Service Branch	Owned
7580 Highway 70 Bartlett, TN 38133	Full Service Branch	Owned
2021 Hamilton Place Boulevard Suite A Chattanooga, TN 37421	Full Service Branch	Leased
2120 Northgate Park Lane Chattanooga, TN 37415	Full Service Branch	Leased
3020 Keith Street Cleveland, TN 37312	Full Service Branch	Owned
3795 Georgetown Road Cleveland, TN 37312	Full Service Branch	Owned

Address	Type of Location	Leased/Owned
2285 Parker Street NE Cleveland, TN 37312	Full Service Branch	Leased
2530 Dalton Pike SE Cleveland, TN 37323	Full Service Branch	Owned
3668 South Houston Levee Road Collierville, TN 38017	Full Service Branch	Owned
117 South Church Street Dyersburg, TN 38024	Limited Service (Drive-thru only)	Owned
2211 St. John Avenue Dyersburg, TN 38024	Limited Service (ATM only)	Owned
710 U.S. Highway 51 Bypass North Dyersburg, TN 38024	Full Service Branch	Owned
9045 Carothers Parkway Franklin, TN 37067	Full Service Branch	Owned
381 Walker Road Jackson, TN 38305	Full Service Branch	Owned
200 University Street Martin, TN 38237	Full Service Branch	Owned
8170 Highway 51 North Millington, TN 38053	Full Service Branch	Owned
1426 Munford Avenue Munford, TN 38058	Full Service Branch	Owned
104 North Monroe Newbern, TN 38059	Full Service Branch	Owned
7116 Nolensville Road Nolensville, TN 37135	Full Service Branch	Leased
7285 Highway 64 Oakland, TN 38060	Full Service Branch	Owned
316 Cleveland Street Ripley, TN 38063	Full Service Branch	Owned
2035 Wall Street Spring Hill, TN 37174	Full Service Branch	Leased
531 East Bright Street Troy, TN 38260	Full Service Branch	Owned
100 Washington Avenue Union City, TN 38261	Full Service Branch	Owned

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS FOR FIRST CITIZENS
References in the following Management’s Discussion and Analysis of Financial Condition and results of Operations (“MD&A”) to “First Citizens” refers to First Citizens Bancshares, Inc. and “First Citizens National Bank” refers to First Citizens National Bank.
The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of First Citizens for the three and nine months ended September 30, 2025 and 2024, and for the year ended December 31, 2024. The following discussion and analysis should be read in conjunction with the sections of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and the index to First Citizens’ consolidated financial statements and accompanying notes included with this proxy statement/prospectus.
Overview
First Citizens, a Tennessee financial holding company, conducts its principal activities thought its banking subsidiary, First Citizens National Bank, a national banking association. First Citizens National Bank provides commercial and retail banking services in 26 branches across 11 counties in Tennessee. The locations consist of Dyer (5), Bradley (4), Fayette (1), Hamilton (2), Lauderdale (1), Madison (1), Obion (2), Tipton (3), Shelby (4), Williamson (3) and Weakley (1) counties. As of September 30, 2025, First Citizens had consolidated total assets of $2.6 billion, total loans of $1.6 billion, total deposits of $2.21 billion, total shareholders’ equity of $213.78 million, and total assets under management of $336.70 million.
First Citizens’ primary source of income is interest earned on loans, securities and cash held at other financial institutions. Other sources of service revenue include mortgage banking, wealth management, insurance, and fees on deposit accounts. The largest expense is interest expense on deposits and borrowings. Expenses also include salaries and benefits, occupancy, technology, marketing, professional services, ATM and debit cards, and other operating expenses.
Changes in market interest rates and interest rates First Citizens earns on interest-earning assets or pays on interest-bearing liabilities are usually the largest drivers of periodic changes in net interest margin and net interest income. Other factors include changes in the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities. Fluctuations in market interest rates are driven by primarily external factors, including but not limited to governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions, and conditions in domestic and foreign financial markets. Periodic changes in loan volume and types are affected by, among other factors, economic and competitive conditions in Tennessee.
Critical Accounting Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to determination of the allowance for credit losses. First Citizens’ significant accounting policies are presented in Note 1 of its audited financial statements for the years ended December 31, 2024 and 2023, included in this proxy statement/prospectus. The significant accounting policies, along with the disclosures presented in the other financial statement notes and this discussion, explain how significant assets and liabilities are valued and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect First Citizens are also discussed in Note 1 of its audited consolidated financial statements for the years ended December 31, 2024 and 2023 included in this proxy statement/prospectus.
Allowance for Credit Losses – Loans
The allowance for credit losses on loans is a valuation account that is deducted from the amortized cost of loans held for investment in order to present the net amount expected to be collected on loans. Credit losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for credit losses is based on the loan’s amortized cost basis, excluding accrued interest receivable, as First Citizens promptly charges off uncollectible accrued interest receivable. The allowance for credit losses is First Citizens’ most significant estimate in the financial statements. Actual losses may differ from the allowance for credit losses as the estimate is sensitive to economic forecasts and management judgment over the life of the loan.
First Citizens evaluates the allowance for credit losses on loans on a regular basis using relevant available information from internal and external sources. The methodology used to determine expected credit losses is a lifetime loss rate. First Citizens uses probability-weighted forecasts, which consider multiple macroeconomic variables from a third-party vendor. The loss rate models incorporate forward-looking macroeconomic projections throughout a reasonable and supportable forecast period and the subsequent historical reversion at the macroeconomic variable input level. In order to estimate the life of a loan, contractual term of the loan may be adjusted for estimated prepayments based on market information and the First Citizens prepayment history.
Using the lifetime loss methodology, expected credit losses are calculated using the following pools and portfolio segments.

Pool	Portfolio segments	Source of repayment	Factors considered
Commercial Real Estate
Construction & land development real estate (commercial purpose) Farmland Non-farm non-residential real estate (non-owner occupied) Single family residential real estate (commercial purpose) Multi-family residential real estate
		Primarily dependent on income generated from sale, lease or use of the underlying collateral.	Historical loss rates, prepayment speeds, peer scaling factor, loan-to-value ratios, delinquency status, industry, internal credit rating, property values

Commercial and Industrial	Agricultural production Non-farm non-residential real estate (owner-occupied) Commercial and industrial (non-real estate) Other loans	Primarily dependent on operations of the borrower’s business and may include collateralization of inventory, equipment, accounts receivable and personal guarantees.	Historical loss rates, prepayment speeds, peer scaling factor, delinquency status, loan-to-value ratio (if applicable) industry, internal credit rating

Retail	Construction & land development real estate (consumer purpose) Consumer loans Single family residential real estate (consumer purpose)	Primarily dependent on the personal cash flow and income for the borrower.	Historical loss rates, prepayment speeds, peer scaling factor, delinquency status, industry, internal credit rating, loan-to-value ratio (if applicable), credit rating (FICO) score, unemployment rates

Loans that do not share risk characteristics are evaluated on an individual basis and not included in the collective evaluation. Loans that meet the criteria for individual evaluation analysis are typically those loans or borrowing relationships with current outstanding principal balance greater than or equal to $2.5 million at the measurement date and which have an internal rating of “Grade 6” or higher (generally characterized as “Substandard” or worse). Once identified for individual analysis, current information and events are reviewed to determine if it is expected that First Citizens will be unable to collect scheduled payments of principal or interest when due according to contractual terms of the loan agreement. Factors considered by management in determining how to calculate an allowance amount include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not evaluated on an individual basis. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all circumstances surrounding the loan and the borrower, including the length of delay, reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to principal and interest owed. The allowance for credit losses measured on a loan-by-loan basis for commercial and construction loans is determined by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or fair value of the collateral if the loan is collateral-dependent. Historically, the majority of First Citizens’ individually evaluated loans are secured by real estate and considered collateral-dependent. Therefore, credit losses are primarily based on the fair value of the underlying collateral (usually real estate).
Management may consider the need to qualitatively adjust modeled quantitative expected credit loss estimates for information not already captured in the model loss estimation process. These qualitative factor adjustments may increase or decrease the estimate of expected credit losses. Qualitative adjustments are based on factors considered to be relevant as of the measurement date. For example, the quantitative portion of the models is limited to evaluation based on original loan-to-value ratios. Additional qualitative adjustments may be utilized in order to account for this model limitation that is based on current loan-to-value and portfolio seasoning. Qualitative factor adjustments also include adjustments to exclude the government guaranteed portion of loans from loss estimates. Other examples of quantitative adjustment factors which may be considered include, but are not limited to: levels and trends in loan delinquencies and performance, trends in local economic conditions compared to state and national trends, changes in lending policies, procedures, experiences, ability and depth of lending management and relevant staff, available information that may contradict forecasts, changes in prepayment expectations, changes in industry conditions or changes in credit concentrations.
Allowance for Credit Losses — Off Balance Sheet Exposures
First Citizens estimates expected credit losses over the contractual period in which First Citizens is exposed to credit risk via a contractual obligation to extend credit, unless the obligation is unconditionally cancellable by First Citizens. The allowance for credit losses on off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over the estimated life of each such commitment.
Results of Operations for the Three Months Ended September 30, 2025 and 2024
Net income for the three months ended September 30, 2025 totaled $6.7 million compared to $4.5 million for the three months ended September 30, 2024. Earnings per share were $1.76 and $1.16 for the quarters ended September 30, 2025 and 2024, respectively.
Net Interest Income
Net interest income is the primary driver for First Citizens’ operating results. Net interest income each quarter is impacted by changes in market interest rates as well as changes in volumes of interest-earning assets and interest-bearing liabilities. Volume variances refer to changes in the amount and mix of interest-earning assets and interest-bearing liabilities. Rate variances refer to changes in yields on interest-earning loans, investments and cash balances in other banks as well as costs of interest-bearing deposits and borrowings.
For the three months ended September 30, 2025, net interest income totaled $17 million compared to $14 million for the three months ended September 30, 2024. Yields on average earning assets (on a tax equivalent basis) were 5.54% and 5.37%, for the quarters ended September 30, 2025 and 2024, respectively. Costs of interest-bearing liabilities were 3.12% and 3.42%, for the quarters ended September 30, 2025 and 2024, respectively. Net yield on average earning asset improved to 2.98% for the three months ended September 30, 2025, compared to 2.55% for the three months ended September 30, 2024.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans classified as nonaccrual is not recognized in income, however the balances are reflected in average outstanding balances for the period. For the three months ended September 30, 2025, interest income not recognized on nonaccrual loans was approximately $659,000. For the three months ended September 30, 2024, interest income not recognized on nonaccrual loans was approximately $83,000. Any nonaccrual loans have been included in the table as loans carrying a zero yield.

	QUARTER ENDING SEPTEMBER 30,
(dollars in thousands)	2025			2024
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS
Loans(1)(2)(3)(4)	$1,590,141	$25,984	6.54%	$1,477,280	$23,739	6.43%
Taxable investment securities	492,243	3,768	3.06%	440,760	2,924	2.65%
Tax-exempt investment securities(4)	252,082	2,846	4.52%	271,787	2,991	4.40%
Interest-earning deposits in banks	68,322	707	4.14%	80,080	1,036	5.17%
Federal funds sold	8,340	109	5.23%	12,419	161	5.19%
Total interest-earning assets	2,411,128	33,414	5.54%	2,282,326	30,851	5.41%
Allowance for credit losses	(18,302)			(18,156)
Other non-earning assets	179,727			179,992
Total Assets	$2,572,553			$2,444,162

LIABILITIES AND EQUITY
Interest-bearing deposits	1,835,394	13,887	3.03%	1,734,291	14,487	3.34%
Other interest-bearing liabilities	150,075	1,578	4.21%	149,203	1,596	4.28%
Total interest-bearing liabilities	1,985,469	15,465	3.12%	1,883,494	16,083	3.42%
Non-interest-bearing demand deposits	364,551			355,621
Other non-interest-bearing liabilities	20,542			20,099
Total liabilities	2,370,562			2,259,214
Total equity	201,991			184,948
Total liabilities and equity	$2,572,553			$2,444,162
Net Interest Income		$17,949			$14,768
Net Interest Spread			2.42%			1.99%
Net Interest Margin			2.98%			2.59%

(1)	Loan totals reflect total loans held for investment net of unearned income.
(2)	Fee income on loans held for investment is included in the interest income and the computation of yields.
(3)	Any nonaccrual loans have been included in total loans carrying a zero yield.
(4)
Interest and rates on loans and on securities that are non-taxable for federal income tax purposes are presented on a taxable equivalent basis based on First Citizens’ statutory federal tax rate of 21%. Tax-exempt interest on loans and tax-exempt interest on securities totaled approximately $594,000 and $2.0 million for the three months ended September 30, 2025, respectively. Tax-exempt interest on loans and tax-exempt interest on securities totaled approximately $432,000 and $2.1 million for the three months ended September 30, 2024, respectively.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between changes attributable to change in volume and change attributable to changes in interest rates.

	Due to Changes in:
(dollars in thousands)	Average Volume	Average Rate	Total Increase (Decrease)
Interest earned on:
Loans	$1,844	$401	$2,245
Taxable investment securities	394	450	844
Tax-exempt investment securities	(222)	77	(145)
Interest-earning deposits in banks	(122)	(207)	(329)
Federal funds sold	(53)	1	(52)
Total interest earning assets	1,841	722	2,563
Interest expense on:
Interest-bearing deposits	765	(1,365)	(600)
Other interest-bearing liabilities	9	(27)	(18)
Total interest-bearing liabilities	774	(1,392)	(618)
Net interest income	$1,067	$2,114	$3,181

Provision for Credit Losses
First Citizens’ provision for credit losses was $360,000 and $0 for the three months ended September 30, 2025 and 2024, respectively. Allocations to the provision for credit losses are made as needed in order to maintain its allowance for credit losses at a level deemed appropriate by management. For additional information, see “Critical Accounting Estimates — Allowance for Credit Losses -Loans” regarding factors considered in determining the allowance balance.
Noninterest income
The following table presents the major categories of noninterest income for the three-month periods ended September 30, 2025 and 2024:

	Three Months Ended September 30
(dollars in thousands)	2025	2024	Increase (Decrease)
Noninterest income
Mortgage banking income	$518	$469	$49
Income for fiduciary activities	519	567	(48)
Service charges on deposits accounts	1,352	1,261	91
Income from ATM and debit cards	1,302	1,359	(57)
Earnings on bank owned life insurance	313	228	85
Other noninterest income	613	679	(66)
Total noninterest income	$4,617	$4,563	$54

Noninterest income for the three months ended September 30, 2025 increased $54,000 or 1.2% compared to the same period in 2024. Significant components of noninterest income include:
Mortgage banking income. Mortgage banking income is derived from gain on sale of 1-4 family residential mortgage loans. Servicing rights are not retained on loans sold to the secondary market. Mortgage banking income increased $49,000 or 10% in the three months ended September 30, 2025, compared to the three months ended September 30, 2024. Increase in the volume of loans sold was the primary driver of increased revenue when comparing third quarter 2025 to third quarter 2024.
Income from fiduciary activities. Income from fiduciary activities is derived from fees earned by the wealth management division of First Citizens National Bank. Income from wealth management services fluctuates based on changes in the volume and mix of account types managed including one-time and recurring fees. The decrease of $48,000 or 8% for the three months ended September 30, 2025 compared to the same period in 2024 was mainly due to a decrease in one-time fees.
Service charges on deposit accounts. Service charges on deposit accounts increased approximately $91,000 or 7% when comparing the three months ended September 30, 2025 and 2024. The increase was due to an increased volume in commercial overdraft fees and restructuring of non-maturity demand deposit product offerings and associated fees.
Income from ATM and debit cards. Income from interchange and usage fees for automated teller machines (ATM) and debit cards decreased $57,000 or 4% when comparing the three months ended September 30, 2025 and 2024. Fluctuations in income levels relate to fluctuation in customer activity and usage.
Earnings on bank owned life insurance. Earnings on bank owned life insurance (BOLI) are on an increasing trend in 2025 compared to 2024. Earnings on BOLI typically lag market interest rate changes and are correlated to long-term bond rates. Thus, earnings continued to increase in 2025 even as short term interest rates, specifically, the federal funds rate, have been decreasing during the same period.
Other noninterest income. Other noninterest income decreased 10% when comparing the three months ended September 30, 2025 and 2024. The largest contributor to this variance is the change in fair market value of mutual funds and equity securities. These investments are marked to fair market value on a recurring basis based on quoted market prices.
Noninterest Expense
The largest components of noninterest expense relate to cost of employees, technology and facilities. Other components of noninterest expense include costs to obtain and maintain customer relationships and to provide banking services, professional services, regulatory, communication and other operating expenses. The following table presents the major categories of noninterest expense for the three month periods ended September 30, 2025 and 2024:

	Three Months Ended September 30
(dollars in thousands)	2025	2024	Increase (Decrease)
Noninterest expense
Salaries and employee benefits	$8,104	$7,741	$363
Net occupancy expense	975	869	106
Depreciation expense	541	552	(11)
Data processing expense	1,280	1,157	123
Advertising and promotions	271	263	8
ATM and debit card fees and expense	423	652	(229)
Other noninterest expense	1,798	1,985	(187)
Total noninterest expense	13,392	13,219	173

Salaries and employee benefits. Salaries and employee benefits expense is the largest component of noninterest expense. The increase of $363,000 or 4.7% when comparing three months ended September 30, 2025 and 2024 was due to strategically controlled compensation increases to promote retention objectives. First Citizens had 301 and 308 average full-time equivalent employees for the quarters ended September 30, 2025 and 2024, respectively.
Net occupancy expense. Net occupancy expense reflects expenses related to maintenance on facilities and equipment, which increased $106,000 or 12% when comparing the three months ended September 30, 2025 and 2024. The largest driver of the increase was approximately $83,000 of increased costs for service and maintenance of ATM and integrated teller machines (ITM).
Depreciation expense. Depreciation expense was flat with a modest decrease of approximately $11,000 when comparing three months ended September 30, 2025 and 2024, reflecting no significant changes in fixed assets during 2025 as compared to the same period in 2024.
Data processing expense. Data processing expense reflects cost of technology including but not limited to core processing systems, cybersecurity, and other software. The 11% increase in expense when comparing the three months ended September 30, 2025 and 2024 relates to increased maintenance fees and usage fees with various software and systems used to provide banking services to customers.
Advertising and promotions. Advertising and promotion expenses consist of costs to advertise banking services across various platforms including billboards, social media, radio and print. Other costs include sponsorships and support of civic and charitable organizations and events across all Tennessee counties served. Strategic and strict expense control limited the increase in this expense to a modest 3% when comparing September 30, 2025 and 2024.
ATM and debit card fees and expenses. Fees and expenses associated with ATM and debit cards consist primarily of fees paid to networks and the card issuer. For the quarter ended September 30, 2025, expense was reduced compared to the same period in 2024 due to approximately $216,000 of reimbursement of certain expenses as part of the overall contract with the card issuer during this period.
Other noninterest expenses. Other noninterest expenses include regulatory fees, telecommunications expense, professional services (legal, audit, consulting), director fees, and other expenses. These expenses decreased 9% for the three months ended September 30, 2025, compared to the three months ended September 30, 2024, due to the aggregate effects of minor decreases in various expenses including travel, consulting fees, and regulatory fees. The largest contributing factor, accounting for approximately $38,000 of the total variance, was the fact that the core deposit intangible associated with a previous acquisition was fully amortized as of the end of 2024 and did not impact the 2025 period.
Income Tax Expense
The amount of income tax expense is influenced by the amounts of pre-tax income, tax-exempt income and other nondeductible expenses. Deferred tax assets and liabilities are reflected at currently enacted income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled.
For the three months ended September 30, 2025, income tax expense totaled approximately $931,000, an increase of $441,000, or 90%, compared to approximately $490,000 for the same period in 2024. The increase was primarily attributable to the $2.7 million increase in pre-tax income to $7.7 million for the three months ended September 30, 2025 from $5.0 million for the same period in 2024. First Citizens’ effective tax rates for the three months ended September 30, 2025 and 2024 were 12% and 10%, respectively.
Results of Operations for the Nine Months Ended September 30, 2025 and 2024
Net income for the nine months ended September 30, 2025 totaled $18.4 million compared to $12.2 million for the nine months ended September 30, 2024. Earnings per share were $4.78 and $3.14 for the nine months ended September 30, 2025 and 2024, respectively.
Net Interest Income
For additional information on how First Citizens measures and monitors the components of net interest income, see “— Results of Operations for the Three Months Ended September 30, 2025 and 2024 — Net Interest Income” above.
For the nine months ended September 30, 2025, net interest income totaled $48 million compared to $40 million for the nine months ended September 30, 2024. Yields on average earning assets (on a tax equivalent basis) were 5.41% and 5.28%, for the nine months ended September 30, 2025 and 2024, respectively. Costs of interest-bearing liabilities were 3.13% and 3.32%, for the nine months ended September 30, 2025 and 2024, respectively. Net yield on average earning assets improved to 2.88% for the nine months ended September 30, 2025, compared to 2.59% for the nine months ended September 30, 2024.
The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans classified as nonaccrual is not recognized in income, however the balances are reflected in average outstanding balances for the period. For the nine months ended September 30, 2025, interest income not recognized on nonaccrual loans was approximately $888,000. For the nine months ended September 30, 2024, interest income not recognized on nonaccrual loans was approximately $248,000. Any nonaccrual loans have been included in the table as loans carrying a zero yield.

	NINE MONTHS ENDED
	2025			2024
(dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS
Loans(1)(2)(3)(4)	$1,549,448	74,917	6.38%	$1,441,031	$67,267	6.26%
Taxable investment securities	491,500	11,192	3.04%	441,164	8,728	2.64%
Tax-exempt investment securities(4)	253,454	8,491	4.47%	280,666	9,380	4.46%
Interest-earning deposits in banks	78,916	2,618	4.42%	71,280	2,848	5.33%
Federal funds sold	15,603	475	4.06%	11,759	376	4.26%
Total interest earning assets	2,388,921	97,693	5.45%	2,245,900	89,599	5.32%
Allowance for credit losses	(18,148)			(18,188)
Other non-earning assets	176,422			180,088
Total Assets	2,547,195			2,407,800

LIABILITIES AND EQUITY
Interest bearing deposits	1,815,374	41,410	3.04%	1,701,469	41,448	3.25%
Other interest-bearing liabilities	148,116	4,610	4.15%	146,567	4,561	4.15%
Total interest-bearing liabilities	1,963,490	46,020	3.13%	1,848,036	46,009	3.32%
Non-interest-bearing demand deposits	368,094			363,424
Other non-interest-bearing liabilities	19,881			18,260
Total liabilities	2,351,465			2,229,720
Total equity	195,730			178,080
Total liabilities and equity	2,547,195			2,407,800
Net Interest Income		51,673			43,590
Net Interest Spread			2.32%			2.00%
Net Interest Margin			2.88%			2.59%

(1)	Loan totals reflect total loans held for investment net of unearned income.
(2)	Fee income on loans held for investment is included in the interest income and the computation of yields.
(3)	Any nonaccrual loans have been included in total loans carrying a zero yield.
(4)
Interest and rates on loans and on securities that are non-taxable for federal income tax purposes are presented on a taxable equivalent basis based on First Citizens’ statutory federal tax rate of 21%. Tax-exempt interest on loans and tax-exempt interest on securities totaled $1.7 million and $2.0 million for the nine months ended September 30, 2025, respectively. Tax-exempt interest on loans and tax-exempt interest on securities totaled $5.9 million and $6.5 million for the nine months ended September 30, 2024, respectively.

The following table presents information regarding dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between changes attributable to change in volume and change attributable to changes in interest rates.

	Due to Changes in:
(dollars in thousands)	Average Volume	Average Rate	Total Increase (Decrease)
Interest earned on:
Loans	$9,319	$(2,669)	$6,650
Taxable investment securities	2,038	426	2,464
Tax-exempt investment securities	(1,621)	732	(889)
Interest-earning deposits in banks	450	(680)	(230)
Federal funds sold	208	(109)	99
Total interest earning assets	10,394	(2,300)	8,094

	Due to Changes in:
(dollars in thousands)	Average Volume	Average Rate	Total Increase (Decrease)
Interest expense on:
Interest-bearing deposits	4,619	(4,657)	(38)
Other interest-bearing liabilities	86	(37)	49
Total interest-bearing liabilities	4,705	(4,694)	11
Net interest income	$5,689	$2,394	$8,083

Provision for Credit Losses
First Citizens’ provision for credit losses was $600,000 and $0 for the nine months ended September 30, 2025 and 2024, respectively. Allocations to the provision for credit losses are made as needed in order to maintain First Citizens’ allowance for credit losses at a level deemed appropriate by management. For additional information, see “Critical Accounting Estimates — Allowance for Credit Losses-Loans” regarding factors considered in determining the allowance balance.
Noninterest income
The following table presents, for the periods indicated, the major categories of noninterest income:

	Nine Months Ended September 30
(dollars in thousands)	2025	2024	Increase (Decrease)
Noninterest income
Mortgage banking income	$1,344	$1,078	$266
Income for fiduciary activities	1,489	1,459	30
Service charges on deposits accounts	3,802	3,592	210
Income from ATM and debit cards	3,869	3,976	(107)
Earnings on bank owned life insurance	728	626	102
Other noninterest income	2,210	1,901	309
Total noninterest income	$13,442	$12,632	$810

Noninterest income for the nine months ended September 30, 2025 increased $810,000 or 6.4% compared to the same period in 2024. Significant components of noninterest income include:
Mortgage banking income. Mortgage banking income is derived from gain on sale of 1-4 family residential mortgage loans. Servicing rights are not retained on loans sold to the secondary market. Mortgage banking income increased approximately $266,000 or 24% in the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. Increase in the volume of loans sold was the primary driver of increased revenue in 2025.
Income from fiduciary activities. Income from fiduciary activities is derived from fees earned by the wealth management division of First Citizens National Bank. Income from wealth management services fluctuates based on changes in the volume and mix of account types managed including one-time and recurring fees. The increase of $30,000 or 2% for the nine months ended September 30, 2025 compared to the same period of 2024 is due to a modest overall increase in total assets under management.
Service charges on deposit accounts. Service charges on deposit accounts increased $210,000 or 6% when comparing the nine months ended September 30, 2025 and 2024. The increase was due to an increased volume in commercial overdraft fees and restructuring of non-maturity demand deposit product offerings and associated fees.
Income from ATM and debit cards. Income from interchange and usage fees for automated teller machines (ATM) and debit cards decreased $107,000 or 3% when comparing the nine months ended September 30, 2025 and 2024. Fluctuations in income levels relate to fluctuation in customer activity and usage.
Earnings on bank owned life insurance. Earnings on bank owned life insurance (BOLI) are on an increasing trend in 2025 compared to 2024. Earnings on BOLI typically lag market interest rate changes and are correlated to long-term bond rates. Thus, earnings continued to increase in 2025 even as short term interest rates, specifically, the federal funds rate, have been decreasing during the same period.

Other noninterest income. Other noninterest income increased 16% when comparing the nine months ended September 30, 2025 and 2024. The largest components of this variance are a decrease of $54,000 in fair market value of mutual funds and equity securities and an increase of $123,000 from income from insurance activities. These equity and mutual fund investments are marked to fair market value on a recurring basis based on quoted market prices. Income from insurance activities consists of First Citizens’ portion of income from its 50% owned insurance subsidiary.
Noninterest Expense
The largest components of noninterest expense relate to cost of employees, technology and facilities. Other components of noninterest expense include costs to obtain and maintain customer relationships and to provide banking services, professional services, regulatory, communication and other operating expenses. The following table presents the major categories of noninterest expense for the nine-month periods ended September 30, 2025 and 2024:

	Nine Months Ended September 30
(dollars in thousands)	2025	2024	Increase (Decrease)
Noninterest expense
Salaries and employee benefits	$24,005	$23,095	$910
Net occupancy expense	2,769	2,473	296
Depreciation expense	1,591	1,601	(10)
Data processing expense	3,704	3,749	(45)
Advertising and promotions	642	692	(50)
ATM and debit card fees and expense	1,715	1,761	(46)
Other noninterest expense	5,743	6,184	(441)
Total noninterest expense	40,169	39,555	614

Salaries and employee benefits. Salaries and employee benefits expense is the largest component of noninterest expense. The increase of $910,000 or 4% when comparing nine months ended September 30, 2025 and 2024 was due to strategically controlled compensation increases to promote retention objectives. First Citizens had 303 and 308 average full-time equivalent employees for the nine months ended September 30, 2025 and 2024, respectively.
Net occupancy expense. Net occupancy expense reflects expenses related to maintenance on facilities and equipment and increased $296,000 or 12% when comparing the nine months ended September 30, 2025 and 2024. The largest driver of the increase was the increased costs of $250,000 for service and maintenance of ATM and integrated teller machines (ITM).
Depreciation expense. Depreciation expense was flat with a modest decrease of approximately $10,000 when comparing nine months ended September 30, 2025 and 2024, reflecting no significant changes in fixed assets during 2025 as compared to the same period in 2024.
Data processing expense. Data processing expense reflects the cost of technology, including, but not limited to, core processing systems, cybersecurity, and other software. The 1% decrease in expense when comparing the nine months ended September 30, 2025 and 2024 relates to overall contract price improvements for certain software and applications.
Advertising and promotions. Advertising and promotion expenses consist of costs to advertise banking services across various platforms including billboards, social media, radio and print. Other costs include sponsorships and support of civic and charitable organizations and events across all Tennessee counties served. Strategic and strict expense control resulted in a 7% decrease in this expense for the nine months ended September 30, 2025 as compared to the same period in 2024.
ATM and debit card fees and expenses. Fees and expenses associated with ATM and debit cards consist primarily of fees paid to networks and the card issuer. For the nine months ended September 30, 2025, expense is 3% less than in the same period for 2024. This decrease is consistent with the 3% reduction in ATM and debit card income for the same periods, reflecting a reduction in customer activity and usage.

Other noninterest expenses. Other noninterest expenses include regulatory fees, telecommunications expense, professional services (legal, audit, consulting), director fees, and other expenses. These expenses decreased 7% for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024, due to the aggregate effects of minor decreases in various expense areas including travel, consulting fees, and regulatory fees. The largest contributing factor, accounting for approximately $112,000 of the total variance, was the core deposit intangible associated with a previous acquisition was fully amortized as of the end of 2024 and did not impact the 2025 period.
Income Tax Expense
The amount of income tax expense is influenced by the amounts of pre-tax income, tax-exempt income and other nondeductible expenses. Deferred tax assets and liabilities are reflected at currently enacted income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled.
For the nine months ended September 30, 2025, income tax expense totaled approximately $2.6 million, an increase of $1.6 million, or 169%, compared to approximately $958,000 for the same period in 2024. The increase was primarily attributable to the $7.8 million increase in pre-tax income to $21 million for the nine months ended September 30, 2025 from $13 million for the same period in 2024. Income tax expense recognition is also impacted by timing differences related to when tax-exempt income is earned or tax-deductible expenses are recognized. First Citizens’ effective tax rates for the nine months ended September 30, 2025 and 2024 were 12% and 7%, respectively. For additional details, see Note 16 Income Taxes in First Citizens’ Audited Financial Statements for the Years Ended December 31, 2024 and 2023.
Impact of Inflation
First Citizens consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.
Unlike many industrial companies, most First Citizens’ assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on First Citizens’ performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.
Financial Condition
First Citizens had total assets of $2.6 billion and $2.5 billion as of September 30, 2025 and December 31, 2024, respectively.
Loan Portfolio
First Citizens’ loan portfolio consists primarily of commercial loans and real estate loans secured by commercial real estate properties. First Citizens’ loan portfolio represents the highest yielding component of its earning asset base.
As of September 30, 2025, total gross loans were $1.6 billion, representing an increase of $116 million, or 7.8%, compared to $1.5 billion as of December 31, 2024. Total loans increased primarily due to growth in the Middle TN market.

Total loans as a percentage of deposits were 72.3% and 69.0% as of September 30, 2025 and December 31, 2024, respectively. Total loans as a percentage of assets were 61.5% and 59.2% as of September 30, 2025 and December 31, 2024, respectively.

	(Unaudited)
	As of September 30, 2025		As of December 31, 2024
	Amount	Percent	Amount	Percent
(dollars in thousands)	(dollars in thousands)
Commercial, financial and agricultural	$121,959	7.62%	$104,825	7.06%
Real estate-construction	206,479	12.90%	175,006	11.79%
Real estate-mortgage	1,216,143	76.00%	1,152,927	77.68%
Installment loans to individuals	19,291	1.21%	22,468	1.51%
All other loans	36,376	2.27%	29,048	1.96%
Total loans and leases	$1,600,248	100.00%	$1,484,274	100.00%

Commercial, financial and agricultural loans. Such loans are for commercial purposes not secured by real estate or for agricultural production and are primarily dependent on operations of the borrower’s business and may include collateralization of inventory, equipment, accounts receivable, equipment, crops or personal and/or government guarantees.
Commercial, financial and agricultural loans increased $17.1 million, or 16.4%, to $122.0 million as of September 30, 2025, from $104.8 million as of December 31, 2024.
Real estate-construction loans. Such loans are secured by mortgages made to finance land development or onsite construction of industrial, commercial, residential or farm buildings. These loans may be for either commercial or consumer purposes. Real estate-construction loans increased $31.5 million, or 18.0%, to $206.8 million as of September 30, 2025, from $175.0 million as of December 31, 2024.
Real estate-mortgage loans. Real estate mortgage loans comprise the largest sector of the loan portfolio and include loans secured by various types of real estate including farmland, 1-4 residential properties, multi-family dwellings and non-farm non-residential properties for both commercial and consumer purposes.
Real estate-mortgage loans increased $63.2 million, or 5.9%, to $1.22 billion as of September 30, 2025, from $1.15 billion as of December 31, 2024.
Installment loans to individuals. Such loans include those to individuals for household, family and other personal expenditures that are not secured by real estate.
Installment loans to individuals decreased $3.2 million, or 14.1%, to $19.3 million as of September 30, 2025 from $22.5 million as of December 31, 2024.
All other loans. Such loans include obligations of states and political subdivisions, loans to nondepository financial institutions, loans for the purpose of purchasing and carrying securities and unplanned overdrafts.
All other loans increased $7.3 million, or 25.2%, to $36.4 million as of September 30, 2025, from $29.1 million as of December 31, 2024.
Nonperforming Assets
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in First Citizens management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

First Citizens has several procedures in place to maintain the overall quality of its loan portfolio. First Citizens has established underwriting guidelines to be followed by its bankers, and First Citizens also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that First Citizens’ loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.
Non-performing assets to total loans and total assets increased when comparing September 30, 2025 to December 31, 2024 due to a small number of loans that deteriorated during 2025. First Citizens had $4.2 million and $3.0 million in nonaccrual loans as of September 30, 2025, and December 31, 2024, respectively. Other real estate owned increased significantly during the three months ended September 30, 2025, which was primarily due to the underlying real estate relating to a single multi-family construction loan being transferred to the other real estate owned category. The amount transferred into other real estate reflects cost of $21 million, which is less than the appraised value of the collateral.
The following table presents information regarding nonperforming assets as of the dates indicated:

	Unaudited as of
(dollars in thousands)	September 30, 2025	December 30, 2024
Nonaccrual loans	$4,235	$3,003
Accruing loans 90 or more days past due	317	19
Total nonperforming loans	4,552	3,022
Other assets:
Other real estate owned	21,413	260
Repossessed assets	—	—
Total other assets	21,413	260
Total nonperforming assets	$25,965	$3,282
Ratio of nonperforming loans to total loans	0.28%	0.20%
Ratio of nonperforming assets to total assets	1.00%	0.13%

	Unaudited as of
(dollars in thousands)	September 30, 2025	December 30, 2024
Nonaccrual loans by category:
Commercial, financial and agricultural	—	$133
Real estate-construction	—	—
Real estate-mortgage	4,228	2,841
Installment loans to individuals	7	29
All other loans	—	—
Total	$4,235	$3,003

Allowance for Credit Losses
The allowance for credit losses on loans is a valuation account that is deducted from the amortized cost of loans held for investment in order to present the net amount expected to be collected on loans. Credit losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for credit losses is based on the loan’s amortized cost basis, excluding accrued interest receivable, as the Company promptly charges off any accrued interest receivable that is determined to be uncollectible. The allowance for credit losses is the Company’s best and most significant estimate in the financial statements. Actual losses may differ from the allowance for credit losses as the estimate is sensitive to economic forecasts and management judgment over the life of the loan.
The Company evaluates the allowance for credit losses on loans on a regular basis using relevant available information from internal and external sources. The methodology used to determine expected credit losses is a lifetime loss rate. The Company uses probability-weighted forecasts, which consider multiple macroeconomic variables from a third-party vendor. The loss rate models incorporate forward-looking macroeconomic projections throughout a reasonable and supportable forecast period and the subsequent historical reversion at the macroeconomic variable input level. In order to estimate the life of a loan, contractual term of the loan may be adjusted for estimated prepayments based on market information and the Company’s prepayment history.
As of September 30, 2025 and December 31, 2024, the allowance for credit losses amounted to $18.5 million and $18.0 million, respectively, or 1.16% and 1.21% of total loans, respectively. First Citizens believes the allowance for credit losses as of September 30, 2025 and December 31, 2024 was adequate to cover estimated lifetime credit losses inherent in the loan portfolio as of such dates.
The following table presents, as of and for the periods indicated, an analysis of the allowance for credit losses and other related data:

(dollars in thousands)	(Unaudited) Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Average loans outstanding	$1,549,448	$1,455,156
Gross loans outstanding at the end of the period	1,600,248	1,484,274
Allowance for credit losses at beginning of period	17,982	18,328
Provision for credit losses	600	—
Charge-offs:
Commercial, financial and agricultural	25	44
Real estate-construction	62	—
Real estate-mortgage	—	85
Installment loans to individuals	169	82
All other loans	276	719
Total charge-offs for all loan types	532	930
Recoveries:
Commercial, financial and agricultural	4	68
Real estate-construction	—	—
Real estate-mortgage	1	76
Installment loans to individuals	170	40
All other loans	291	400
Total recoveries for all loan types	466	584
Net charge-offs	66	346
Allowance for credit losses at end of period	$18,516	$17,982
Allowance for credit losses to total loans	1.16%	1.21%
Net charge-offs to average loans(1)	0.00%	0.02%
Allowance for credit losses to nonperforming loans	437.19%	598.80%

(1)	Interim Period Annualized.

The following table shows the allocation of the ACL among First Citizens’ loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total ACL is available to absorb losses from any loan category.

	(Unaudited) as of September 30, 2025		As of December 31, 2024
(dollars in thousands)	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans

Balance of allowance for credit losses applicable to:
Commercial, financial and agricultural	$2,821	7.62%	$2,158	7.06%
Real estate-construction	2,469	12.90%	2,263	11.79%
Real estate-mortgage	12,416	76.00%	12,693	77.68%
Installment loans to individuals	617	1.21%	719	1.51%
All other loans	193	2.27%	150	1.96%
Total allowance for credit losses	$18,516	100.00%	$17,982	100.00%

Investment Securities
Investment securities are primarily held in First Citizens National Bank’s subsidiary, First Citizens Investments, Inc. (“Investments”) and in Investments’ subsidiary, First Citizens Holdings, Inc. First Citizens National Bank has a portfolio advisory agreement with a third-party vendor to manage the investment portfolio. As of September 30, 2025 and December 31, 2024, all investment securities were classified as available-for-sale (“AFS”). Thus, all investment securities are measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated other comprehensive income or loss until realized. Interest earned on investment securities is included in interest income.
As of September 30, 2025, the carrying value of AFS debt securities and equity securities totaled $746 million and $766 thousand, respectively. As of December 31, 2025, the carrying value of AFS debt securities and equity securities totaled $724 million and $812 thousand, respectively. AFS securities account for 29% of total assets as of both September 30, 2025 and December 31, 2024.
Unrealized losses on AFS debt securities are due primarily to changes in market interest rates. The fair values are expected to recover as the AFS debt securities reach their maturity or re-pricing date, or if market rates for such investments decline.
First Citizens management evaluates credit-related factors for AFS debt securities in an unrealized loss position in order to determine if an allowance for credit losses is required. This evaluation is performed on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss and the financial condition and near-term prospects of the issuer. First Citizens management also assesses whether it intends to sell, or whether it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, any previous allowance for credit loss is written off and the amortized cost basis of the securities is written down to fair value through earnings. For debt securities that do not meet the aforementioned criteria, First Citizens management will determine if the decline in fair value has resulted from a credit loss or other factors and apply the following: (i) recognize an allowance for credit loss by a charge to earnings for the credit-related component of the decline in fair value (subject to a floor of the excess of the amortized cost over fair value) and (ii) recognize the noncredit-related component of the fair value decline, if any, in other comprehensive income (loss). The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. To the extent expected cash flows improve, the standard permits reversal of allowance amounts in the current period earnings.
Changes in the allowance for credit losses, if any, are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectibilty of the available-for-sale debt security is confirmed or when either of the criteria regarding intent or requirement to sell is met. As of September 30, 2025, and as of December 31, 2024, there was zero balance in the allowance for credit losses on AFS debt securities.

The following tables reflect amortized cost, unrealized gains, unrealized losses and fair value of available-for-sale debt securities for the dates presented (in thousands):

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of September 30, 2025:
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$536,344	$2,365	$(52,630)	$486,079
Obligations of states and political subdivisions	290,112	645	(31,019)	259,738
Total investment securities	$826,456	$3,010	$(83,649)	$745,817
As of December 31, 2024:
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$536,351	$218	$(72,246)	$464,323
Obligations of states and political subdivisions	293,921	445	(34,900)	259,466
Total investment securities	$830,272	$663	$(107,146)	$723,789

Investment yields are reflected in the Net Interest Income section above for the three and nine months ended September 30, 2025 and 2024.
Deposits
Customer deposits are the primary sources of funding for loan and investment activity of First Citizens. First Citizens offers a non-interest bearing demand deposits and a variety of interest-bearing demand, savings and time deposit products.
Total deposits grew $64 million or 3% from December 31, 2024 to September 30, 2025. Growth was driven by 4% increase of $74 million in interest-bearing deposit balances while non-interest bearing balances declined 3% or $11 million for the first nine months of 2025.
The following table sets forth the average balance, interest expense and the average rate on deposits held by First Citizens for the period indicated:

	For Nine Months Ended September 30, 2025			For the Year Ended December 31, 2024
(dollars in thousands)	Average Balance	Interest Expense	Average Rate	Average Balance	Interest Expense	Average Rate
Noninterest-bearing demand	$368,094	$—	0%	364,036	$—	0%
Interest-bearing non-maturity deposits	1,112,090	19,690	2.36%	1,075,906	27,349	2.54%
Interest-bearing time deposits	703,284	21,720	4.12%	640,724	28,267	4.41%
Total deposits	$2,183,468	$41,410	2.53%	$2,080,666	$55,616	2.67%

Maturity schedule for time deposits as of September 30, 2025, is as follows (dollars in thousands):

On or before September 30, 2026	$230,619
On or during year ended September 30, 2027	445,899
On or during year ended September 30, 2028	36,614
On or during year ended September 30, 2029	18,317
During or after year ended September 30, 2030	10,386
$741,835

As of September 30, 2025 and December 31, 2024, approximately $761 million or 34% and $713 million or 33%, respectively, of total deposits were uninsured. The estimates of uninsured deposit net of collateralized deposits (such as public funds) were $454 million or 21% and $428 million or 20% of total deposits as of September 30, 2025 and December 31, 2024. The uninsured amounts are estimates based on the methodologies and assumptions used for First Citizens’ regulatory reporting requirements.

Other interest-bearing liabilities
In addition to deposit liabilities, First Citizens National Bank utilizes funding sources from securities sold under agreements to repurchase, Federal Home Loan Bank advances and junior subordinated debentures. First Citizens National Bank has six federal fund lines of credit available with various correspondent banks totaling $74.5 million as of September 30, 2025. First Citizens National Bank had five federal fund lines of credit available with various correspondent banks totaling $69.5 million as of December 31, 2024. There were no federal funds purchased as of September 30, 2025 or December 31, 2024.
First Citizens National Bank also maintains the ability to borrow funds through the Federal Reserve discount window (the “discount window”). This facility was established in March of 2020. As of September 30, 2025 and December 31, 2024, First Citizens National Bank maintained a secured line of credit with the discount window with an availability to borrow approximately $21 million and $24 million, respectively. First Citizens National Bank had no advances under the discount window outstanding as of September 30, 2025 and December 31, 2024.
Securities sold under agreements to repurchase. Securities sold under agreements to repurchase are accounted for as collateralized financing transactions and represent the purchase of interests in securities by banking customers and are recorded at the amount of cash received in connection with the transaction. Daily repurchase agreements are settled on the following business day and fixed repurchase agreements have various fixed terms. All securities sold under agreements to repurchase are collateralized by certain pledged securities, generally U.S. government and federal agency securities, and are held in safekeeping by the purchasing financial institution. These transactions are not deposits and, therefore, are not covered by FDIC insurance. Securities sold under agreements to repurchase totaled $51 million and $61 million as of September 30, 2025 and December 31, 2024, respectively. The decrease of $10 million or 16% is considered within normal fluctuations of cash flows for certain large commercial customers.
Federal Home Loan Bank advances. First Citizens National Bank had secured advances from the Federal Home Loan Bank (“FHLB”) totaling $85 million as of September 30, 2025 and $75 million as of December 31, 2024. FHLB borrowings are comprised primarily of advances with principal due at maturity with fixed interest rates ranging from 3.77% to 4.91%. Obligations are secured by loans consisting of the First Citizens National Bank’s entire portfolio of fully disbursed, one-to-four family residential mortgages, commercial mortgages and farm mortgages. Pledged loans totaled $1.2 billion and $1.1 billion as of September 30, 2025 and December 31, 2024, respectively. First Citizens National Bank had additional borrowing capacity with the FHLB of $463 million as of September 30, 2025 and $405 million as of December 31, 2024.
Junior subordinated debentures. First Citizens owns 100% of the outstanding common securities of three business trusts that issued corporation-obligated mandatorily redeemable preferred capital securities to third-party investors. The trusts used the proceeds from the issuance of their preferred capital securities and common securities (collectively referred to as “capital securities”) to buy floating rate junior subordinated debentures issued by First Citizens. The debentures are the trusts’ only assets and interest payments from the debentures finance the distributions paid on the capital securities. Distributions are payable quarterly at a rate per annum equal to the interest rate being earned by the trusts on the debentures held by the trusts. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Citizens has entered into agreement which fully and unconditionally guarantees the capital securities subject to terms of the guarantee. Although for accounting presentation the trust preferred securities are presented as long-term debt, the outstanding balance qualifies as additional Tier I capital subject to certain limitations. Additional information on these trusts is included in Note 14 of First Citizens’ Audited Financial Statements for the Year Ended December 31, 2024. The following table provides details on the debentures as of September 30, 2025 and December 31, 2024:

(dollars in thousands)	Principal Amount	Interest Rate	Year of Maturity	Amount included in Additional Tier I Capital
As of September 30, 2025:
First Citizens (TN) Statutory Trust III	$5,155	6.08%	2035	$5,155
First Citizens (TN) Statutory Trust IV	5,155	6.05%	2037	5,155
Southern Heritage Statutory Trust I	5,155	6.35%	2034	5,155
As of December 31, 2024:
First Citizens (TN) Statutory Trust III	$5,155	6.41%	2035	$5,155

(dollars in thousands)	Principal Amount	Interest Rate	Year of Maturity	Amount included in Additional Tier I Capital
First Citizens (TN) Statutory Trust IV	5,155	6.37%	2037	5,155
Southern Heritage Statutory Trust I	5,155	6.67%	2034	5,155

Contractual Obligations
In the ordinary course of operations, First Citizens enters into certain contractual obligations such as obligations for operating leases, arrangements with respect to deposit liabilities, FHLB advances and other borrowed funds. First Citizens believes that it will be able to meet its contractual obligations as they come due through maintenance of adequate cash levels. First Citizens expects to maintain adequate cash levels through profitability, loan and securities repayment and maturities, and continued deposit gathering activities. First Citizens has various borrowing mechanisms for both short-term and long-term liquidity needs as well as contingency funding plans and actions which are operationally ready for any unexpected adverse changes in liquidity.
The following table summarizes First Citizens’ significant and determinable obligations by payment date as of September 30, 2025 and December 31, 2024.

(dollars in thousands)	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
September 30, 2025:
Deposits without stated maturity	$1,472,537	$—	$—	$—	$1,472,537
Time deposits	639,319	81,852	19,655	1,009	741,835
Securities under agreements to repurchase	51,292	—	—	—	51,292
FHLB Advances	15,000	50,000	15,000	5,000	85,000
Trust preferred debt	—	—	—	15,465	15,465
Operating leases	406	639	168		1,213
Supplemental Executive Retirement Plan agreements	216	556	590	1,475	2,837

December 31, 2024:
Deposits without stated maturity	$1,474,128	$—	$—	$—	$1,474,128
Time deposits	594,980	60,011	21,909	—	676,900
Securities under agreements to repurchase	60,798	—	—	—	60,798
FHLB Advances	10,000	35,000	20,000	10,000	75,000
Trust preferred debt	—	—	—	15,465	15,465
Operating leases	324	433	230	8	995
Supplemental Executive Retirement Plan agreements	85	477	590	1,475	2,627

Off-Balance Sheet Items
First Citizens is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk not recognized in the statement of financial position.
First Citizens’ exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The same policies are utilized in making commitments and conditional obligations as are used for creating on-balance sheet instruments. Ordinarily, collateral or other security is not required to support financial instruments with off-balance sheet risk.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements. Each customer’s credit-worthiness is evaluated on a case-by-case basis, including the collateral required, if deemed necessary by First Citizens National Bank upon extension of credit, and is based on management’s credit evaluation of the counter party. At September 30, 2025 and December 31, 2024, First Citizens had outstanding loan commitments of $294 million and $295 million, respectively. As of September 30, 2025, variable rate commitments were $235 million and fixed rate commitments were $59 million. As of December 31, 2024, variable rate commitments were $239 million and fixed rate commitments were $56 million. Of these commitments, none had an original maturity in excess of one year.
Standby letters of credit and financial guarantees are conditional commitments issued by First Citizens to guarantee performance of a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements, and the credit risk involved is essentially the same as that involved in extending loans to customers. First Citizens requires collateral to secure these commitments when deemed necessary. At September 30, 2025 and December 31, 2024, outstanding standby letters of credit totaled $7 million for both periods.
Liquidity and Capital Resources
Liquidity
Liquidity involves the ability to raise funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For the nine months ended September 30, 2025, First Citizens’ liquidity needs were met through a balanced diversified funding strategy including core deposits, cash inflow from paydowns and maturities of AFS debt securities and loans and wholesale funding.
Access to brokered deposits, purchased funds from correspondent banks, Federal Home Loan Bank advances and overnight advances from the FRB are available and have been utilized periodically as part of overall funding strategies focused on both liquidity and net interest margin objectives, First Citizens carefully monitors and limits reliance on these external funding sources. First Citizens Management believes that the present funding sources provide more than adequate liquidity to meets First Citizens’ cash flow needs in the short-term (next 12 months) and the long term (beyond the next 12 months).
Capital Resources
Total shareholders’ equity totaled $214 million and $183 million as of September 30, 2025 and December 31, 2024, respectively. The ratio of total equity to total assets was 8.2% and 7.3% as of September 30, 2025 and December 31, 2024, respectively. The 17% increase in total equity was driven by net income for the nine months ended September 30, 2025 and reduction in unrealized losses on AFS securities during that same period. Accumulated other comprehensive income (loss) was ($60 million) as of September 30, 2025 compared to ($79 million) as of December 31, 2024.
First Citizens has no formal plans or programs in place to repurchase its common stock. For the nine months ended September 30, 2025, First Citizens sold 269 shares of First Citizens voting common stock for average price per share of $58.07 and aggregate price of $15,622 and no shares of First Citizens Class A common stock. For the nine months ended September 30, 2025, First Citizens purchased 38,636 shares of First Citizens voting common stock for average price per share of $60.54 and aggregate price of $2,267,860 and 1,266 shares of First Citizens Class A common stock for average price per share of $60.89 and aggregate price of $77,736. For the year ended December 31, 2024, First Citizens sold 9,603 shares of First Citizens voting common stock for average price per share of $58.00 and aggregate price of $556,974 and 133 shares of First Citizens Class A common stock for average price per share of $58.00 and aggregate price of $7,714. For the year ended December 31, 2024, First Citizens purchased 42,448 shares of First Citizens voting common stock for average price per share of $55.32 and aggregate price of $2.3 million and 2,571 shares of First Citizens Class A common stock for average price per share of $56.25 and aggregate price of $144,882. Sources of funds for the purchases were dividends from First Citizens National Bank to First Citizens and proceeds from the sales.
Dividends of $1.05 per share of First Citizens voting common stock were paid during the first nine months of 2025, and dividends of $0.85 per share of First Citizens voting common stock will be paid in December 2025, for a total dividend of $1.90 per share of First Citizens voting common stock for the year ended December 31, 2025. Dividends per share of First Citizens voting common stock totaled $1.80 for the year ended December 31, 2024. Each share of First Citizens Class A common shares receives dividends equal to 102% of dividends paid on shares of First Citizens voting common stock.
First Citizens National Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on First Citizens National Bank and the Consolidated Financial Statements. Regulations require banks to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
In general, an institution may qualify for the Community Bank Leverage Ratio (“CBLR”) framework if it has a leverage ratio greater than 9% (as reported in Schedule RC-R, Part I, item 31); has less than $10 billion in total consolidated assets (Schedule RC-R, Part I, item 32); is not an advanced approaches institution; has total trading assets and trading liabilities of 5% or less of total consolidated assets (Schedule RC-R, Part I, item 33); and has total off-balance sheet exposures (excluding derivatives other than sold credit derivatives and unconditionally cancelable commitments) of 25% or less of total consolidated assets (Schedule RC-R, Part I, item 34). However, an otherwise qualifying institution’s primary federal supervisory authority may disallow the institution’s use of the CBLR framework based on the supervisory authority’s evaluation of the risk profile of the institution.
A qualifying institution with a leverage ratio that exceeds 9% and opts into the CBLR framework shall be considered to have met: (i) the generally applicable risk-based and leverage capital requirements in the agencies’ capital rules; (ii) the capital ratio requirements to be considered well capitalized under the agencies’ prompt corrective action (PCA) framework (in the case of insured depository institutions); and (iii) any other applicable capital or leverage requirements. First Citizens National Bank opted into the CLBR framework beginning in 2020. First Citizens National Bank’s Tier I capital totaled $255 million and $245 million as of September 30, 2025 and December 31, 2024, respectively. First Citizens National Bank’s Tier I leverage ratios were 9.72% and 9.54% as of September 30, 2025 and December 31, 2024, respectively.
The Federal Reserve, which is the primary federal regulator of bank holding companies (including First Citizens), has implemented a written policy—known as the Small Bank Holding Company Policy Statement (12 C.F.R. Part 225, Appendix C) (the “Policy Statement”)—applicable to certain smaller bank holding companies that do not exceed a certain consolidated asset size and do not engage in certain nonbanking or off-balance sheet activities. Qualifying bank holding companies are exempted from the regulatory capital regime generally applicable to bank holding companies. The Policy Statement generally defines a “small bank holding company” as a bank holding company with pro forma consolidated total assets of less than $3 billion that (i) is not engaged in significant nonbanking activities either directly or through a nonbank subsidiary; (ii) does not conduct significant off-balance sheet activities (including securitization and asset management or administration) either directly or through a nonbank subsidiary; and (iii) does not have a material amount of debt or equity securities outstanding (other than trust-preferred securities) that are registered with the SEC. Small bank holding companies are not subject to the capital adequacy guidelines enumerated under Federal Reserve Regulation Q (12 C.F.R. Part 217), meaning that they are not required to calculate consolidated regulatory capital ratios or provide quarterly consolidated financial statements on Federal Reserve form FR Y-9C. Instead, small bank holding companies provide semi-annual parent company only financial statements on Federal Reserve form FR Y-9SP. First Citizens presently qualifies as a small bank holding company.
Interest Rate Sensitivity and Market Risk
As a financial institution, the primary component of market risk is interest rate volatility. First Citizens has in place a measurement system for monitoring net interest rate sensitivity in comparison to guidelines established in its formal funds management policies.
Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of its assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities other than those that have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market value. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.
First Citizens manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. First Citizens may enter into instruments such as interest rate swaps for the purpose of reducing interest rate risk. Based upon the nature of its operations, First Citizens is not subject to foreign exchange or commodity price risk. First Citizens does not own any trading assets.
First Citizens’ exposure to interest rate risk is managed by the Funds Management Committee of First Citizens National Bank, in accordance with policies approved by First Citizens board of directors. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, local economies of markets served, liquidity, business strategies and other factors. The Funds Management Committee meets quarterly with the Risk Committee of the board of directors to review key metrics, goals, strategies and action plans for liquidity, capital, investments, interest rate risk exposures including but not limited to loan and deposit pricing, investment buy and/or sell strategies, overall funding strategies including pricing, duration and other risk metrics and the impact of changes in balance sheet mix to overall interest rate risk exposures.
First Citizens uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Average life of its non-maturity deposit accounts is based on First Citizens historical results and standard regulatory decay assumptions and are incorporated into the model. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.
On a quarterly basis, First Citizens runs a simulation model that tests the impact on net interest income and fair value of equity from changes in market interest rates under various scenarios. Under the model, rates are shocked instantaneously and ramped rate changes over a 12-month horizon based upon parallel and non-parallel yield curve shifts. Parallel shock scenarios assume instantaneous parallel movements in the yield curve compared to a flat yield curve scenario. Non-parallel simulation involves analysis of interest income and expense under various changes in the shape of the yield curve.
First Citizens exposure to interest rate risk is within established policy limits. As of September 30, 2025 and December 31, 2024, First Citizens is slightly liability sensitive. First Citizens’ net interest margin has been on an expanding trend in 2025 compared to 2024. In the ranges unchanged scenario, net interest income is forecasted to continue to expand in the range of 10-13% over the next twelve months as investments and loans continue to reprice at higher rates than those currently on the balance sheet and as time deposits are currently repricing lower in the current market rate environment.
The following table presents economic value of equity and net interest income at risk as of September 30, 2025, and December 31, 2024, projected over a 12-month exposure period with a static balance sheet and parallel rate shocks and compared to the Company’s internal policy limits (dollars in thousands):

As of September 30, 2025 (UNAUDITED)		Economic Value of Equity Shocks		Cumulative Change in Net Interest Income (12 months)
Scenarios:	Rate Moves in Basis Points	Policy Limit	Model Results	Policy Limit	As % of Net Interest Income*
Rising 3%	+300	(30.0)%	(22.5)%	(20.0)%	(9.0)%
Rising 2%	+200	(25.0)%	(11.0)%	(15.0)%	(4.9)%
Rising 1%	+100	(12.5)%	(4.3)%	(7.5)%	(2.1)%
Rates Unchanged	—	0.0%	0.0%	0.0%	0

As of September 30, 2025 (UNAUDITED)		Economic Value of Equity Shocks		Cumulative Change in Net Interest Income (12 months)
Scenarios:	Rate Moves in Basis Points	Policy Limit	Model Results	Policy Limit	As % of Net Interest Income*
Declining 1%	-100	(12.5)%	3.8%	(7.0)%	1.1%
Declining 2%	-200	(25.0)%	1.5%	(15.0)%	1.9%
Declining 3%	-300	(30.0)%	0.1%	(20.0)%	2.0%

As of December 31, 2024 (UNAUDITED)		Economic Value of Equity Shocks		Cumulative Change in Net Interest Income (12 months)
Scenarios:	Rate Moves in Basis Points	Policy Limit	Model Results	Policy Limit	As % of Net Interest Income*
Rising 3%	+300	(30.0)%	(23.8)%	(20.0)%	(6.2)%
Rising 2%	+200	(25.0)%	(14.0)%	(15.0)%	(3.3)%
Rising 1%	+100	(12.5)%	(7.4)%	(7.5)%	(1.5)%
Rates Unchanged	—	0.0%	0.0%	0.0%	0
Declining 1%	-100	(12.5)%	1.6%	(7.0)%	0.2%
Declining 2%	-200	(25.0)%	1.7%	(15.0)%	0.0%
Declining 3%	-300	(30.0)%	(2.1)%	(20.0)%	(1.6)%

Actual results will vary. Fluctuations in market interest rates will impact both customer and competitor behaviors. For example, when rates rise, generally loan and investment pre-payments slow down versus when rates decline, pre-payments generally accelerate. Typically, deposit interest rates move more slowly than changes in federal funds rates and thus are modeled accordingly. Assumptions in the interest rate risk model are inherently uncertain, and as a result, the model does not precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various strategies.
Non-GAAP Financial Measures
First Citizens’ accounting and reporting policies conform to GAAP, and the prevailing practices in the banking industry. However, First Citizens also evaluates its performance based on certain additional financial measures discussed in this MD&A as being non-GAAP financial measures. First Citizens classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in its statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures, or both.
The non-GAAP financial measures that First Citizens discusses in this MD&A should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which First Citizens calculates the non-GAAP financial measures that First Citizens discusses in this MD&A may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures First Citizens has discussed in this MD&A when comparing such non-GAAP financial measures.
Tangible Book Value
Tangible book value per common share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. First Citizens calculated (i) tangible common equity as stockholders’ equity less goodwill and (ii) tangible book value per common share as tangible common equity divided by shares of First Citizens common stock outstanding. The most directly comparable GAAP financial measure for tangible book value per common share is book value per common share.
First Citizens believes this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Intangible assets, such as goodwill, have the effect of increasing First Citizens’ total book value while not increasing its tangible book value.
The ratio of tangible common equity to tangible assets is also a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. First Citizens calculates tangible common equity, as described above, and tangible assets as total assets less goodwill. The most directly comparable GAAP financial measure for the ratio of tangible common equity to tangible assets is ratio of total common stockholders’ equity to total assets.
First Citizens believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing First Citizens’ tangible common equity or tangible assets.
The following table reconciles total equity to tangible common equity and presents tangible equity to tangible assets and book value per share compared to tangible book value per share (dollars in thousands except per share data):

	(Unaudited)
(dollars in thousands)	As of September 30, 2025	As of December 31, 2024
Tangible common equity:
Total equity	$213,783	$182,689
Less: Goodwill	22,340	22,340
Tangible common equity	$191,443	$160,349

Total assets	$2,601,977	$2,506,201
Less: Goodwill	22,340	22,340
Tangible assets	$2,579,637	$2,483,861
Total equity to total assets	8.2%	7.3%
Tangible shareholder’s equity to tangible assets	7.4%	6.5%
Total shares outstanding	3,824,578	3,862,417
Book value per share	$55.90	$47.30
Tangible book value per share	$50.06	$41.52

SECURITY OWNERSHIP OF FIRST CITIZENS DIRECTORS, EXECUTIVE OFFICERS AND
CERTAIN BENEFICIAL OWNERS OF FIRST CITIZENS
The following table sets forth, as of December 4, 2025, the beneficial ownership of First Citizens voting common stock and First Citizens Class A common stock by each of First Citizens’ directors and executive officers, by First Citizens’ directors and officers as a group and by each person or entity known by First Citizens to beneficially own more than 5% of the outstanding shares of First Citizens voting common stock or First Citizens Class A common stock. Unless otherwise specified, the address of each listed First Citizens shareholder is c/o First Citizens Bancshares, Inc. One First Citizens Place, Dyersburg, Tennessee 38024.
The percentages of beneficial ownership in the following table are calculated based on 3,702,594 shares of First Citizens voting common stock and 121,984 shares of First Citizens Class A common stock issued and outstanding as of December 4, 2025. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with options, warrants and convertible securities exercisable or convertible within 60 days of December 4, 2025.
Unless otherwise indicated, and subject to the voting agreements entered into by certain First Citizens shareholders with Park in connection with the merger agreement, to First Citizens’ knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	First Citizens Voting Common Stock		First Citizens Class A Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Directors and Executive Officers
Jeffrey D. Agee**	53,249(1)	1.44%	956(2)	*
Judy Long**	33,392(3)	*	0	*
Laura Beth Butler**	6,308(4)	*	0	*
Sherrell Armstrong**	12,307(5)	*	121	*
Christian E. Heckler**	10,374(6)	*	132	*
Eddie E. Anderson	18,336(7)	*	330(8)	*
Allena Bell	100	*	0	*
J. Walter Bradshaw	15,647	*	0	*
James D. Carpenter	8,401	*	249	*
Robert S. Carpenter	4,674(9)	*	75	*
Richard Donner	17,182	*	12	*
Larry W. Gibson	5,000(10)	*	0	*
Ralph E. Henson	41,000(11)	1.11%	0	*
Barry T. Ladd	25,222(12)	*	0	*
John M. Lannom	29,522(13)	*	0	*
Maribeth Martin	42,972(14)	1.16%	5(15)	*
Melissa Smitheal	63,708(16)	1.72%	40	*
J. Lee Stewart	8,712(17)	*	0	*
Larry S. White	98,804(18)	2.67%	3,487(19)	2.86%
Dwight S. Williams	28,633(20)	*	184(21)	*
Joseph S. Yates	11,205(22)	*	0	*
All directors and executive officers as a group Other 5% shareholders	534,748	14.44%	5,591	4.58%
None	—	*	—	*

*	Indicates ownership of less than 1.0%.
**	Indicates that such person is also an executive officer.
(1)
Includes (i) 36,847 shares held of record by the First Citizens ESOP for the benefit of Jeff Agee, (ii) 793 shares held of record by the First Citizens ESOP for the benefit of Jolie A. Agee, and (iii) 1,537 shares held of record by Jolie A. Agee.

(2)	Includes (i) 210 shares held of record jointly by Jeff Agee and Jolie A. Agee, and (ii) 66 shares held of record by Jolie A. Agee.

(3)
Includes (i) 3,185 shares held of record jointly by Roger Long and Judy Long, (ii) 12,067 shares held of record by First Citizens National Bank, as custodian for the benefit of the Judy D. Long IRA, (iii) 15,004 shares held of record by the First Citizens ESOP for the benefit of Judy Long, and (iv) 517 shares held of record by Roger D. Long.

(4)	Includes 5,208 shares held of record by the First Citizens ESOP for the benefit of Laura Beth Butler.
(5)
Includes (i) 1,500 shares held of record by First Citizens National Bank, as custodian for the benefit of the Sherrell Armstrong IRA, and (ii) 8,082 shares held of record by the First Citizens ESOP for the benefit of Sherrell Armstrong.

(6)	Includes (i) 3,661 shares held of record jointly by Christian Heckler and Christy Heckler, and (ii) 6,713 shares held of record by the First Citizens ESOP for the benefit of Christian Heckler.
(7)	Includes 18,336 shares held of record by Eddie Anderson and Ann Anderson, as trustees of the Eddie and Virginia Anderson Trust.
(8)	Includes 330 shares held of record by Eddie Anderson and Ann Anderson, as trustees of the Eddie and Virginia Anderson Trust.
(9)	Includes 4,674 shares held of record jointly by Robert S. Carpenter and Mary V. Carpenter.
(10)	Includes 5,312 shares held of record by Jane R. Gibson.
(11)	Includes 23,500 shares held of record by First Citizens National Bank, as custodian for the benefit of the Ralph Henson IRA.
(12)	Includes 773 shares held of record jointly by Barry T. Ladd and Connie L. Ladd.
(13)
Includes (i) 1,331 shares held of record by E.H. Lannom III and Pamela B. Lannom, as trustees of the Edward Hicks Lannom IV Irrevocable Trust, (ii) 1,314 shares held of record jointly by John M. Lannom and Martha G. Lannom, (iii) 1,331 shares held of record by E.H. Lannom III and Pamela B. Lannom, as trustees of the Elizabeth Lannom Irrevocable Trust, (iv) 1,331 shares held of record by Sarah C. Lannom, (v) 11,442 shares held of record by John M. Lannom, as trustee of the John M. Lannom Primary Trust, and (vi) 1,331 shares held of record by Livingston C. Lannom.

(14)
Includes (i) 2,861 shares held of record by Maribeth M. Martin, as trustee of the Wendell David Comperry Trust, (ii) 2,861 shares held of record by Maribeth M. Martin, as trustee of the William Derek Comperry Trust, (iii) 2,861 shares held of record by Maribeth M. Martin, as trustee of the Kathleen Magee Comperry Trust, and (iv) 34,389 shares held of record by Maribeth M. Martin, as trustee of the Maribeth M. Martin Revocable Trust.

(15)	Includes 5 shares held of record by Maribeth M. Martin, as trustee of the Maribeth M. Martin Revocable Trust.
(16)	Includes 30,655 shares held of record by Melissa W. Smitheal, as trustee of the Green W. Smitheal Residuary Trust.
(17)
Includes (i) 3,157 shares held of record by Fidelity Management Trust Co., as custodian for the Lee Stewart IRA, and (ii) 1,936 shares held of record by the First Citizens ESOP for the benefit of J. Lee Stewart.

(18)	Includes (i) 58,756 shares held of record by White and Associates Insurance Agency Inc., and (ii) 25,828 shares held of record by White & Associates/First Citizens National Bank Insurance LLC.
(19)	Includes 3,072 shares held of record by White & Associates/First Citizens National Bank Insurance LLC.
(20)	Includes 21,520 shares held of record jointly by Dwight S. Williams and Pattye Williams.
(21)	Includes 184 shares held jointly by Dwight S. Williams and Pattye Williams.
(22)
Includes (i) 345 shares held of record by First Citizens National Bank, as custodian for the benefit of the Joseph S. Yates Traditional IRA, (ii) 1,339 shares held of record by Joseph S. Yates, as custodian for the benefit of Amanda M. Yates under the Uniform Transfers to Minors Act, (iii) 757 shares held of record by Patricia A. Yates, and (iv) 724 shares held of record by Joseph S. Yates, as custodian for the benefit of Joseph Yates under the Uniform Transfers to Minors Act.

In accordance with voting agreements more fully described under the section entitled “The Merger Agreement — Voting Agreements” beginning on page 88, certain First Citizens shareholders who are also directors and executive officers of First Citizens each entered into voting agreements with Park, pursuant to which such First Citizens shareholders have agreed, among other things, to vote their shares of First Citizens voting common stock and First Citizens Class A common stock in favor of the approval and adoption of the merger agreement and against alternative transactions. The form of voting agreement is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. As of December 4, 2025, the directors and executive officers who are a party to voting agreements, each in his or her capacity as a First Citizens shareholder, owned in the aggregate 534,748 shares of First Citizens voting common stock, or approximately 14.44% of the issued and outstanding shares of First Citizens voting common stock, and 5,591 shares of First Citizens Class A common stock, or approximately 4.58% of the issued and outstanding shares of First Citizens Class A common stock.

DESCRIPTION OF PARK CAPITAL STOCK
As a result of the merger, First Citizens shareholders will receive shares of Park common stock in the merger and will become Park shareholders. The following description summarizes the terms of Park’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Ohio law, the Park articles and the Park regulations. The Park articles and the Park regulations are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
Park’s authorized capital stock consists of 40,000,000 authorized shares of common stock, without par value (“Park common stock”) and 200,000 authorized shares of preferred stock, without par value (“Park preferred stock”). As of December 11, 2025, the last practicable trading day preceding the date of this proxy statement/prospectus, there were 16,078,262 shares of Park common stock outstanding and zero shares of Park preferred stock issued and outstanding. All outstanding shares of Park capital stock are fully paid and non-assessable.
Park Common Stock
Voting Rights
Each share of Park common stock entitles the holder thereof to one vote on each matter submitted to the Park shareholders for consideration.
Under Ohio law, shareholders have the right to make a request, in accordance with applicable procedures, to cumulate their votes in the election of directors unless a corporation’s articles of incorporation eliminate that right. Park’s articles were amended on April 26, 2022 to eliminate cumulative voting in the election of directors. Accordingly, no holder of shares of any class of Park shall have the right to vote cumulatively in the election of directors of Park.
Dividend Rights
Holders of Park common stock are entitled to receive dividends when, as and if declared by the Park board of directors from funds legally available therefor, subject to, and which may be adversely affected by, the rights, preferences and privileges of holders of any preferred shares that the Park board of directors may designate and issue in the future. Park’s ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends which may be declared and paid by Park National Bank. Park may need to retain capital for further investment in Park National Bank, rather than pay dividends to Park shareholders. Payment of dividends by Park National Bank may be restricted at any time at the discretion of the OCC if the OCC deems such dividends to constitute an unsafe or unsound banking practice, which could have the effect of limiting Park’s ability to pay dividends on share of Park common stock.
Liquidation Rights
Holders of Park common stock are entitled to share ratably in Park’s net assets legally available for distribution to shareholders in the event of Park’s liquidation, dissolution or winding up, after (i) payment in full of all amounts required to be paid to creditors or provision for such payment and (ii) provision for the distribution of any preferential amounts to the holders of any preferred shares that the Park board of directors may designate and issue in the future.
Preemptive or Other Rights
The Park articles provide that the holders of Park common shares do not have preemptive rights or other rights to subscribe for additional shares.
Transfer Agent and Registrar
The transfer agent and registrar for Park common stock is Broadridge Corporate Issuer Solutions, Inc.
Listing
Park common stock is listed on the NYSE American under the symbol “PRK”.

For more information regarding the rights of Park shareholders, see “Comparison of Shareholders’ Rights” beginning on page 124.
Park Preferred Stock
The Park articles authorize the Park board of directors to issue, without any further shareholder vote or action, to issue preferred shares in one or more series, from time to time, with full or limited voting power, or without voting power, and with all designations, preferences and relative, participating, optional or other special rights and privileges of, and qualifications, limitations or restrictions upon, the preferred shares, as may be provided in the amendment or amendments to our articles adopted by the Park board of directors. The authority of the Park board of directors includes, but is not limited to, the determination or fixing of the following with respect to any series of Park preferred shares:
•	the division of the preferred shares into series and the designation and authorized number of preferred shares (up to the number of preferred shares authorized under our articles) in each series;
•	the dividend rate and whether dividends are to be cumulative;
•	whether preferred shares are to be redeemable, and, if so, the redemption price;
•	the liquidation rights to which the holders of preferred shares will be entitled (including the liquidation price), and the preferences, if any;
•	whether the preferred shares will be subject to the operation of a sinking fund, and, if so, upon what conditions;
•
whether the preferred shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•
the voting rights of the preferred shares, which may be full, limited or denied, except as otherwise required by law; provided that the voting rights of any series of preferred shares may not be greater than the voting rights of our common shares;

•	the preemptive rights, if any, to which the holders of preferred shares will be entitled and any limitations thereon;
•
whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of these other series; and

•
any other relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions. Park has no current plan to issue any shares of Park preferred stock following the consummation of the merger.

As of the date of this proxy statement/prospectus, Park has 200,000 authorized shares of Park preferred stock, of which zero shares are issued and outstanding.
Certain Park Articles and Park Regulations Provisions Potentially Having an Anti-Takeover Effect
The Park articles and Park regulations contain certain provisions that could have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Park’s shareholders to change management or receive a premium for their shares. These provisions include the following:
•	Park Preferred Stock. The Park board of directors may issue shares in one or more series of Park preferred stock without shareholder approval.
•
Special Meeting of Stockholders. The Park regulations provide that special meetings of holders of Park capital stock may be called by Park shareholders must be called by holders of not less than 25% of all shares outstanding and entitled to vote thereat.

•
Advance Notice Requirements. The Park regulations provide that shareholders that wish to bring business before Park’s annual meeting of shareholders or nominate candidates for election as directors at Park’s annual meeting of shareholders must (a) be a shareholder of Park of record (i) at the time of the giving of the notice for such annual meeting of shareholders as provided for in the Park regulations, (ii) on the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting of shareholders, and (iii) at the time of the annual meeting of shareholders, (b) be entitled to vote at such annual meeting of shareholders and (c) have given timely written notice of the request to the secretary of the corporation.
•
Shareholder-Initiated Regulations Amendments. The Park regulations may be adopted, amended, altered or repealed by shareholders only upon approval of at least two-thirds of the voting power of all the then-outstanding shares or by the Park board of directors to the extent permitted by the Ohio General Corporation Law (the “OGCL”).

•
Controlling Persons. Under the Park articles, mergers and similar transactions with a controlling shareholder, generally defined as any person beneficially owning twenty percent or more of Park’s voting power, must be approved by the affirmative vote of the greater of (i) four-fifths of the outstanding shares of Park common stock entitled to vote thereon or (ii) that fraction of such outstanding shares of Park common stock having as the numerator a number equal to the sum of (a) the number of outstanding shares of Park common stock owned by such controlling shareholder plus (b) two-thirds of the remaining number of outstanding shares of Park common stock, and as the denominator a number equal to the total number of outstanding shares of Park common stock entitled to vote. If the merger or similar transaction meets certain fair-price and procedural protections, it will not need the increased consent threshold.

•
Ohio Anti-Takeover Statute. Section 1701.78 of the OGCL provides, in certain circumstances, that the approval of two-thirds of the voting power of a corporation is required to effect mergers and similar transactions. Although under Ohio law, the articles of incorporation of a corporation may permit such actions to be taken by a vote that is less than two-thirds (but not less than a majority), the Park articles do not contain such a provision.

Limitation of Liability and Indemnification of Officers and Directors
The Park regulations provide for mandatory indemnification against all expense, liability and loss for all former or present directors or officers and all persons who are or were serving at the request of Park as a director, officer, trustee, employee or agent of another entity.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, First Citizens shareholders will receive shares of Park common stock in the merger, and they will cease to be First Citizens shareholders. Park is organized under the laws of the State of Ohio, and First Citizens is organized under the laws of the State of Tennessee. The following is a summary of the material differences between (i) the current rights of First Citizens shareholders under Tennessee law and the First Citizens charter and First Citizens bylaws and (ii) the current rights of Park shareholders under Ohio law and the Park articles and Park regulations.
Park and First Citizens believe that this summary describes the material differences between the rights of Park shareholders and the rights of First Citizens shareholders as of the date of this proxy statement/prospectus and the rights of First Citizens shareholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Park’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 137.

	Park	First Citizens
Authorized and Outstanding Capital Stock:
The Park articles authorize Park to issue up to of 40,000,000 Park common stock, without par value, and 200,000 of Park preferred shares, without par value.

As of December 11, 2025, the last practicable trading day preceding the date of this proxy statement/prospectus, there were 16,078,262 shares of Park common stock outstanding and 0 shares of Park preferred stock outstanding.

The First Citizens charter authorizes 12,000,000 shares of capital stock, consisting of (i) 10,000,000 shares of First Citizens voting common stock, no par value per share; (ii) 1,000,000 shares of First Citizens Class A common stock, no par value per share, and (iii) 1,000,000 shares of First Citizens preferred stock, no par value per share.

As of the record date for the First Citizens special meeting, there were 3,702,594 shares of First Citizens common stock outstanding, 121,984 shares of First Citizens Class A common stock outstanding and zero shares of First Citizens preferred stock outstanding.

Voting Rights:
Under the Park regulations, each share of Park common stock is entitled to one vote on each matter submitted to shareholders. Except as otherwise required by the OGCL, in the Park articles or by the terms of any Park preferred shares that may be issued, the holders of Park common stock possess exclusive voting power on all matters submitted to a vote of shareholders.

The First Citizens charter provides that holders of First Citizens voting common stock shall have unlimited voting rights, with each shareholder entitled to vote being entitled to one vote for each share held (apart from cumulative voting rights in the election of directors, as described below).

The First Citizens charter provides that holders of First Citizens Class A common stock shall have no voting rights except as may be required by the TBCA. While certain provisions of the TBCA require voting by separate classes for approval of the merger, as described below, the First Citizens charter generally provides that, where the TBCA requires a vote by the holders of First Citizens Class A common stock,

	Park	First Citizens

such holders shall vote together with the holders of First Citizens voting common stock as a single voting group and shall be entitled to one vote for each share of First Citizens Class A common stock held.

The First Citizens charter provides that, in all elections of directors, each holder of First Citizens voting common stock shall be entitled to cast as many votes as shall equal the number of shares of First Citizens voting common stock held by such holder multiplied by the number of directors to be elected, and such holder may cast all of such total number of votes for a single candidate for director or may distribute them among some or all of the director candidates (i.e., cumulative voting). Holders of First Citizens Class A common stock do not have any right to vote in the election of directors.

Under the First Citizens bylaws, each shareholder entitled to vote at any meeting may do so in person or by written proxy filed with the secretary of the company. Any such proxy will entitle the holders thereof to vote at the meeting for which the proxy was given and at any adjournment thereof; provided that no such proxy shall be valid after the expiration of 11 months from the date of its execution unless otherwise provided in the proxy.

Size of Board of Directors:
The Park regulations provide that the board of directors must consist of not fewer than five nor more than 16 directors. The Park board of directors may not increase the number of directors to a number that exceeds by more than two the number last elected by shareholders.

The current size of the Park board of directors is 13 directors.

The TBCA requires the board of directors of a Tennessee corporation to consist of one (1) or more individuals, with the exact number to be fixed in accordance with the charter or bylaws.

The First Citizens bylaws provide that: (i) directors must be shareholders; (ii) the number of directors shall be fixed from time to time by vote of the shareholders or by a majority of the entire First Citizens board of directors, but shall never be less than the number required by law; and (iii) each director shall hold office until the expiration of

	Park	First Citizens
such director’s term, and thereafter until his or her successor has been elected and qualified. The current size of the First Citizens board of directors is 21 directors.

Classes of Directors:
The Park regulations provide that the board is divided into three classes, with the term of office of one class expiring each year, and directors serve until their successors are duly elected and qualified.

The First Citizens bylaws currently provide for a classified board of directors, such that the First Citizens board is divided into three classes with one-third (or as near one-third as possible) of the total number of directors being elected at each annual meeting of the shareholders (or at any special meeting called for such purpose) to serve a three-year term. Each director serves until the expiration of the term to which he or she was elected, and thereafter until his or her successor shall have been duly elected and qualified. At present, the First Citizens board of directors is comprised of four directors whose terms are due to expire at the 2026 annual meeting, seven directors whose terms are due to expire at the 2027 annual meeting and 10 directors whose terms are due to expire at the 2028 annual meeting.

Election of Directors:
The Park regulations provide that directors of Park are elected at the annual meeting of shareholders, and each director holds office for a term of three years, with approximately one-third of the directors’ terms expiring each year. Nominations for election to the board may be made either by the board or by any shareholder entitled to vote in the election of directors, subject to advance-notice requirements set forth in the Park regulations (detailed below).

The First Citizens bylaws provide that directors are elected by a majority of the votes cast at each annual meeting of shareholders (or at any special meeting called for such purpose). Holders of First Citizens common stock have cumulative voting rights in the election of directors and holders of First Citizens Class A common stock have no voting rights in the election of directors, as detailed above in this table under the topic “Voting Rights.”

Vacancies on the Board of Directors:
The Park regulations provide that any board vacancy, whether resulting from an increase in the number of directors, death, resignation, removal, or other cause, may be filled by a majority vote of the remaining directors, even though less than a quorum remains. A director so elected serves for the unexpired term of the vacant position.

The TBCA generally states that, unless a Tennessee corporation’s charter provides otherwise, if a vacancy occurs on the board (including a vacancy resulting from an increase in the number of directors or a vacancy resulting from a removal with or without cause), the vacancy may be filled by either the shareholders or the board of directors and, if the directors remaining in office

	Park	First Citizens

constitute less than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office.

The First Citizens bylaws state that any vacancy on the First Citizens board of directors shall be filled by appointment by the remaining directors, and any director so appointed shall serve until the next election of directors, for the remainder of the term of the director being replaced, or for a full term, at the option of the remaining directors.

Removal of Directors:
The Park regulations provide that shareholders may remove any director, all directors of a particular class, or the entire board for cause by the affirmative vote of a majority of the voting power entitled to elect directors in place of those removed. If a particular class of directors is removed, the vote is by the shareholders entitled to elect that class.

The TBCA provides that shareholders of a Tennessee corporation may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

Where cumulative voting for directors is authorized, as is the case with the First Citizens board, the TBCA provides that a director may not be removed if the number of shareholder votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

The First Citizens bylaws state that any director or the entire First Citizens board of directors may be removed, with cause, by the affirmative vote of the First Citizens shareholders or with cause by majority vote of the entire First Citizens board.

Amendments to Organizational Documents:
Amendments to the Park articles must be adopted in accordance with the OGCL, which generally requires approval by the affirmative vote of a majority of the voting power of shares entitled to vote, unless the Park articles specify a greater vote (for example, amendments affecting the rights of Designated Preferred Stock require approval by holders of at least two-thirds of such shares).

The TBCA provides that certain relatively technical amendments to a corporation’s charter may be adopted by the directors without shareholder action. Generally, the TBCA provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders, and

	Park	First Citizens

The Park regulations may be amended, or new regulations adopted, only by the affirmative vote of holders of not less than two-thirds of the voting power, either at a meeting of shareholders called for that purpose or without a meeting by written consent of shareholders holding at least two-thirds of the voting power. The board may also amend the Park regulations to the extent permitted by the OGCL, which authorizes a board to amend by the affirmative vote of a majority of the directors then in office.

further subject to a requirement that shareholders of different classes of stock must vote as separate voting groups on any amendment that would have certain prescribed effects on the holders of shares of that class specifically.

The First Citizens charter provides that the board of directors and the shareholders may amend the charter, which such amendments are generally effectuated in accordance with the provisions of the TBCA.

The First Citizens bylaws provide that they may be amended by the affirmative vote of two-thirds of the First Citizens board of directors at a regular or special meeting of the board of directors; provided, however, that any amendments made by the First Citizens board of directors may be amended or repealed by the shareholders.

Shareholder Action by Written Consent:
The Park regulations provide that any action required or permitted to be taken by shareholders may be taken either at a meeting of shareholders or, except as with respect to any action to amend the Park regulations, without a meeting by written consent signed by all shareholders entitled to notice of such meeting. Amendments to the Park regulations may be effected either (i) at a duly called annual or special meeting of shareholders by the affirmative vote of holders of at least two-thirds of the voting power, or (ii) without a meeting by the written consent of holders of at least two-thirds of the voting power.

The TBCA allows for shareholders to act by written consent if all of the shareholders entitled to vote on the matter consent to taking such action without a meeting and, by default under the statue, the affirmative vote of the number of shares otherwise required to authorize or take such action at a meeting is the act of the shareholders.

While the First Citizens charter does not address shareholder action by written consent, the First Citizens bylaws explicitly permit shareholder action by written consent, provided that such consent must be signed by all persons and entities entitled to vote on such action.

	Park	First Citizens
Special Meetings of Shareholders:
The Park regulations provide that special meetings of shareholders may be called only by the chair of the board, the board, the president (or an authorized vice president if the president is unavailable), the secretary or by the holders of at least 25% of the voting power. Business transacted at any special meeting is limited to the purpose or purposes stated in the notice of meeting.

The First Citizens bylaws provide that special meetings of shareholders may be called by any director and/or the president and chief executive officer; however, if the business to be considered at the special meeting includes a tender or exchange offer, a merger or consolidation with another corporation, or any offer to purchase or acquire all or substantially all of First Citizens assets, such a special meeting may only be called by the president and chief executive officer.

Record Date:
Under the Park regulations, and as required by the OGCL, for the purposes of determining the shareholders entitled to notice of, or to vote at, any meeting of shareholders, or entitled to receive dividends or other distributions, the board may fix a record date. The record date must be not more than 60 days before the date of the meeting or the payment of the dividend or distribution. If the board does not fix a record date, the record date for notice and voting defaults to the close of business on the day before notice is given, and the record date for dividends or other rights defaults to the close of business on the day the board authorizes such action.

The TBCA provides that the board of directors of a Tennessee corporation may fix a future date as a record date for purposes of determining the shareholders entitled to notice of a meeting, to demand a special meeting, to vote or to take any other action, provided that such date may not be more than 70 days before the meeting or action requiring such a determination of shareholders.

The First Citizens charter and First Citizens bylaws do not contain any additional provisions addressing the setting of record dates.

Quorum:
Under the Park regulations, holders of a majority of the voting power of the corporation, represented in person or by proxy, constitute a quorum for the transaction of business at any meeting of shareholders. Except as otherwise provided by law, by the Park articles or Park regulations, the affirmative vote of a majority of the voting power represented at a meeting and entitled to vote is required to take action on any matter properly brought before the meeting.

The First Citizens bylaws provide that the holders of a majority of shares entitled to vote on a matter constitute a quorum as to that matter at a meeting of First Citizens shareholders. Except where a greater portion of shares of First Citizens common stock is required by law, the First Citizens charter, or the First Citizens bylaws, the vote of the holders of a majority of the shares entitled to vote on the matter and represented at a meeting at which a quorum is present is the act of the shareholders.

Notice of Shareholder Actions/Meetings:	The Park regulations provide that written notice of each annual or special meeting of shareholders must be given not less than 10 nor more than 60 days before the date of the	The First Citizens bylaws provide that written notice of each meeting of First Citizens shareholders stating the place, day and hour of the meeting and, in the case of a special meeting, the

	Park	First Citizens

meeting, stating the time, place, and (for a special meeting) the purpose or purposes of the meeting. The Park articles provide that notice is deemed given when mailed to each shareholder of record entitled to notice at the shareholder’s address appearing on the corporation’s records.

purpose or purposes of the meeting, must be delivered personally or by mail to each shareholder entitled to vote at the meeting. If given by mail, such notice must be mailed not less than 10 nor more than 60 days before the date of the meeting. If delivered personally, such notice must be delivered not less than five nor more than 60 days before the date of the meeting.

If mailed, such notice is deemed delivered when deposited in the U.S. mail addressed to the shareholder at his or her address as it appears on First Citizen’s stock transfer books, with postage prepaid. If delivered personally, such notice is deemed delivered when actually received by the shareholder.

Advance Notice Requirements for Shareholder Nominations and Other Proposals:
For any nominations or any other business to be properly brought before an annual meeting by a shareholder, the shareholder must be properly requested by such requesting shareholder as set forth in the Park regulations. To be properly requested, the shareholder must (1) be a shareholder of Park of record (a) at the time of the giving of the notice for such annual meeting of shareholders, (b) on the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting of shareholders, and (c) at the time of the annual meeting of shareholders, (2) be entitled to vote at such annual meeting of shareholders and (3) have given timely written notice of the request to the secretary of Park.

For written notice to be timely, the notice must be delivered to, or mailed and received at, the principal executive offices of Park not less than 60 days nor more than 90 days prior to the anniversary of the previous year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting of shareholders is

Under the TBCA, shareholders have the right to submit proposals to the board of directors of a Tennessee corporation and to submit nominations for directors.

Any shareholder nominations for election to the First Citizens board of directors must be properly brought before an annual meeting pursuant to the First Citizens bylaws, which require the shareholder to give timely notice consisting of a written nomination delivered to the Secretary of First Citizens so that it is received no later than 90 days prior to the month and day that the proxy materials regarding the last election of directors were mailed to First Citizens shareholders. The written nomination for election to the board must include the following: (i) full name of the proposed director, (ii) age and date of birth, (iii) educational background, (iv) a list of business experience and positions held for at least the preceding five years, (v) home and office addresses and telephone numbers, and (vi) a signed representation by the nominee to provide all information requested by

	Park	First Citizens

held on a date more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be so delivered, or mailed and received, not earlier than the 90th day prior to such annual meeting of shareholders and not later than the 60th day prior to such annual meeting of shareholders or, if the first public press release disclosure of such annual meeting of shareholders is less than 100 days prior to the date of such annual meeting of shareholders, not later than the 10th day following the day on which such announcement is first made by Park.

A shareholder’s notice for an annual meeting must be further updated and supplemented, if necessary, so that the information provided or required to be provided will be true and correct as of (1) the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting of shareholders and (2) the date that is five business days prior to the annual meeting of shareholders or any adjournment or postponement thereof.

the corporation for proxy solicitation disclosures.

The First Citizens bylaws also require that the name of each nominee must be placed in nomination at the annual meeting by a shareholder present in person at the annual meeting. The nominee must be present in person at the meeting for the election of directors. A vote for a person who has not been duly nominated pursuant to the foregoing requirements is void.

The First Citizens bylaws and First Citizens charter do not specify any advance notice requirements, deadlines, or additional procedural or informational prerequisites for shareholders who wish to submit proposals for business to be acted upon at a meeting of shareholders other than for director nominations.

Limitation of Liability of Directors and Officers:
The OGCL provides that a corporation may not indemnify a director for liability with respect to any matter as to which (1) such person is judged liable for negligence or misconduct in the performance of the person's duty to the corporation unless a court deems indemnification to be proper; or (2) the only liability asserted against a director is pursuant to Section 1701.95 of the OGCL (unlawful loans, dividends or distributions).

The TBCA provides that a corporation may not indemnify a director for liability (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) under TBCA Section 48-18-302 (with respect to the unlawful payment of dividends).

While the First Citizens Charter and First Citizens bylaws do not contain any provisions providing for the limitation of director or officer liability to the corporation, the First Citizens bylaws provide that First Citizens may maintain insurance, at its expense, to protect itself and any director or officer of First Citizens or

	Park	First Citizens

another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the First Citizens would have the power to indemnify such person against such expense, liability or loss under the TBCA.

Indemnification of Directors and Officers:
The Park regulations provide that Park shall indemnify any director, officer, or employee who was or is made a party to any threatened, pending, or completed action, suit, or proceeding (civil, criminal, administrative, or investigative) by reason of the fact that the person is or was serving the corporation, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Park, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe the conduct was unlawful. This includes indemnification for expenses, judgments, fines, and settlement amounts, and allows advancement of expenses prior to the final disposition of a proceeding, subject to the person’s written affirmation and undertaking to repay if indemnification is later found unwarranted. The right to indemnification under the Park regulations is non-exclusive of any other rights a director, officer, or employee may have.

The TBCA provides that a corporation will indemnify a director, officer, employee or agent who was successful in the defense of any proceeding or claim to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred unless otherwise limited by the charter.

A corporation may indemnify an individual against liability if he or she: (i) acted in good faith; (ii) reasonably believed their conduct was in the corporation’s best interest or was not opposed to its best interest, and (iii) had no reasonable cause to believe their conduct was unlawful. A corporation may also advance related expenses, subject to conditions including an undertaking to repay if indemnification is determined that to be unwarranted, a written affirmation of good faith belief in lawful conduct, and a determination that indemnification is not precluded by Tennessee law.

The First Citizens bylaws provide that each person who was or is, or is threatened to be, made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was (i) a director or officer of First Citizens or (ii) a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), whether the basis of such proceeding is alleged actions in an official capacity or in any other capacity while serving as a director or

	Park	First Citizens

officer, shall be indemnified and held harmless by First Citizens to the fullest extent authorized by Tennessee law.

Such indemnification covers all expenses, liabilities, and losses, including attorney fees, judgments, fines, and amounts paid in settlement. The right to indemnification includes the right to have expenses advanced by First Citizens before the final disposition of the proceeding, subject to satisfaction of the conditions referenced above. These indemnification rights continue even after an individual has ceased to be a director or officer and extend to their heirs, executors, and administrators.

Anti-Takeover Provisions:
Park is organized under the OGCL, which includes certain anti-takeover provisions that may affect change-in-control transactions. Pursuant to the default provisions of Section 1701.78 of the OGCL and under certain circumstances, the affirmative vote of the shareholders of not less than two-thirds of the outstanding shares of common stock is required to adopt a merger or consolidation of Park with another corporation. While a corporation may permit such actions to be taken by a vote that is less than two-thirds of the outstanding shares of common stock (but not less than a majority), the Park articles do not contain a provision lowering the threshold.

The Park articles contain a separate anti-takeover provision that prohibit Park from engaging in certain “Business Combinations,” which the Park articles generally define to include mergers, consolidations, significant asset sales, and certain issuances of securities involving Park and any “Controlling Person ” (generally defined as any person beneficially owning 20% or more of Park’s voting power), unless (a) the transaction is approved by the affirmative vote of the greater of (i) four-fifths of the outstanding shares

The TBCA generally prohibits a “business combination” by First Citizens or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. First Citizens or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, First Citizens’ board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders. For purposes of the TBCA, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of First Citizens stock.

The First Citizens charter requires the affirmative vote of holders of not less than 80% of the outstanding voting

	Park	First Citizens

of Park common stock entitled to vote thereon or (ii) that fraction of such outstanding shares of Park common stock having as the numerator a number equal to the sum of (A) the number of outstanding shares of Park common stock owned by such controlling shareholder plus (B) two-thirds of the remaining number of outstanding shares of Park common stock, and as the denominator a number equal to the total number of outstanding shares of Park common stock entitled to vote or (b) the transaction meets certain fair-price and procedural protections.

stock if the First Citizens board of directors does not recommend a vote for a merger, consolidation, or sale/lease/exchange of all or substantially all assets of First Citizens to any person or entity. “Substantially all of the assets” is defined as assets having a fair market value or book value, whichever is greater, of 25% or more of total assets as reflected on the balance sheet as of a date no earlier than 45 days prior to any acquisition of such assets. The First Citizens charter further requires an 80% vote to amend or repeal this supermajority vote provision.

The First Citizens bylaws allow only the President and Chief Executive Officer to call a special meeting of shareholders to consider a tender offer, exchange offer, merger, consolidation, or offer to acquire substantially all assets of First Citizens. Other special meetings may be called by any director, but takeover-related meetings require action by the President/Chief Executive Officer.

The First Citizens bylaws also specifically authorize directors to consider “all factors they deem relevant” when evaluating a tender/exchange offer, merger/ consolidation, or proposed sale of all assets. These include social, legal, and economic effects on employees, customers, and the communities served, in addition to shareholder value and market price.

Exclusive Forum:
The Park regulations provide that for indemnification-related actions, any indemnification proceeding may be brought in the Court of Common Pleas of Licking County, Ohio, and both Park and the person seeking indemnification consent to that court’s jurisdiction. Aside from this indemnification-specific clause, no exclusive-forum or jurisdictional restriction applies under the Park articles or Park regulations.
First Citizens bylaws are silent with respect to exclusive forum for disputes involving indemnification-related actions or other provisions of the First Citizens bylaws

LEGAL MATTERS
The validity of the shares of Park common stock to be issued by Park in connection with the merger will be passed upon by Squire Patton Boggs (US) LLP, Cincinnati, Ohio, counsel for Park.
Certain U.S. federal income tax consequences of the merger will be passed upon for Park by Squire Patton Boggs (US) LLP, Cincinnati, Ohio, counsel for Park, and for First Citizens by Husch Blackwell LLP, Austin, Texas, counsel for First Citizens.

EXPERTS
Park
The consolidated financial statements of Park as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this proxy statement/prospectus by reference to Park’s annual report on Form 10-K for the year ended December 31, 2024, and the effectiveness of Park’s internal control over financial reporting have been audited by Crowe LLP, an independent registered public accounting firm, as stated in its reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
First Citizens
The consolidated financial statements of First Citizens Bancshares, Inc. and Subsidiaries as of and for the years ended December 31, 2024 and 2023 have been included herein and have been audited by ATA, PLLC, independent auditors, in reliance upon the report of such firm appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Park files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Park, which can be accessed at https://www.sec.gov.
Documents filed by Park with the SEC are available from Park without charge. You may obtain documents filed by Park with the SEC by requesting them in writing or by telephone from Park at the following address:
Park National Corporation

51 North Third Street, P.O. Box 3500
Newark, Ohio 43058
Attention: Investor Relations
Telephone: (740) 349-8451
E-mail: investor@parknationalbank.com
Documents filed with the SEC by Park, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, will also be available free of charge by accessing the “Financials” section of Park’s website at https://investor.parknationalcorp.com, under the heading “Financials.”
The web addresses of the SEC and Park are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
Park has filed a registration statement on Form S-4, of which this proxy/statement prospectus forms a part, under the Securities Act with the SEC with respect to Park’s securities to be issued in the merger. This document constitutes the prospectus of Park filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Park to incorporate by reference into this document documents filed with the SEC by Park. This means that Park can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that Park files with the SEC will update and supersede that information. Park incorporates by reference the documents listed below and any documents filed by Park under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and until the date that the offering is terminated:

Park Filings (SEC File No. 001-13006)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed February 24, 2025
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2025, filed May 2, 2025, June 30, 2025, filed August 4, 2025, and September 30, 2025, filed November 3, 2025
Current Reports on Form 8-K
Filed January 27, 2025 (but only those portions deemed to be filed), April 25, 2025 (but only those portions deemed to be filed), April 29, 2025, July 11, 2025, July 28, 2025 (but only those portions deemed to be filed), July 29, 2025, October 27, 2025 (but only those portions deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed April 17, 2025
Description of Park’s Capital Stock, pursuant to Section 12 of the Exchange Act, and any amendment or report filed for purpose of updating those descriptions	Filed February 24, 2025, as Exhibit 4.5 to Park’s Form 10-K for the year ended December 31, 2024, filed February 24, 2025

Notwithstanding the foregoing, information furnished by Park on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus. For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.
In addition to being a proxy statement of First Citizens, this document is the prospectus of Park for the shares of its common stock that will be issued in connection with the merger.
First Citizens does not have a class of securities registered under Section 12 of the Exchange Act, and First Citizens is not subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act and, accordingly, First Citizens does not file documents or reports with the SEC.
If you are a First Citizens shareholder and (a) have any questions concerning (i) the First Citizens special meeting or the merger or (ii) the proxy statement/prospectus, (b) would like additional copies of the proxy statement/ prospectus without charge or (c) need help voting your shares of First Citizens common stock, please contact First Citizens at the following address:
First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee
(731) 285-4410
These documents are available without charge upon written or oral request. To obtain timely delivery of these documents, First Citizens shareholders must request them no later than January 7, 2026, in order to receive them before the First Citizens special meeting. If you request any documents from Park or First Citizens, then Park or First Citizens (as applicable) will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities (including the securities offered by this document), or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in Park’s or First Citizen’s affairs since the date of this document. Neither Park nor First Citizens has authorized anyone to give any information or make any representation about the merger or Park or First Citizens that is different from, or in addition to, that contained in this proxy statement/prospectus, the annexes hereto or in any of the materials that Park has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it. This proxy statement/prospectus is dated December 19, 2025. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to First Citizens shareholders or Park shareholders nor the issuance of shares of Park common stock in the merger will create any implication to the contrary. Neither Park nor First Citizens assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law. The information contained in this document with respect to Park was provided by Park, and the information contained in this document with respect to First Citizens was provided by First Citizens.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF FIRST CITIZENS BANCSHARES, INC.

Independent Auditor’s Report
Board of Directors and Shareholders of
First Citizens Bancshares, Inc. and subsidiaries
Dyersburg, Tennessee 38024
Report on the Financial Statements and Internal Control
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated financial statements of First Citizens Bancshares, Inc. and subsidiaries, which comprise the balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of First Citizens Bancshares, Inc. and subsidiaries as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the three-year period ended in accordance with accounting principles generally accepted in the United States of America.
We also have audited First Citizens Bancshares, Inc. and subsidiaries’ internal control over financial reporting, including controls over the preparation of regulatory financial statements as of December 31, 2024, based on criteria established in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, First Citizens Bancshares, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control–Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
Basis for Opinions
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GASS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audits of the Financial Statements and Internal Control over Financial Reporting section of our report. We are required to be independent of First Citizens Bancshares, Inc. and subsidiaries and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.
Responsibilities of Management for the Financial Statements and Internal Control over Financial Reporting
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of effective internal control over financial reporting relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Management is also responsible for its assessment about the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about First Citizens Bancshares, Inc. and subsidiaries’ ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audits of the Financial Statements and Internal Control over Financial Reporting
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and about whether effective internal control over financial reporting was maintained in all material respects, and to issue an auditor’s report that includes our opinions.
Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit of financial statements or an audit of internal control over financial reporting conducted in accordance with GAAS will always detect a material misstatement or a material weakness when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered to be material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit of the consolidated financial statements and an audit of internal control over financial reporting in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audits.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the financial statement audit in order to design audit procedures that are appropriate in the circumstances.
•
Obtain an understanding of internal control over financial reporting relevant to the audit of internal control over financial reporting, assess the risks that a material weakness exists, and test and evaluate the design and operating effectiveness of internal control over financial reporting based on the assessed risk.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about First Citizen Bancshares, Inc. and subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the financial statement audit.
Definition and Inherent Limitations of Internal Control over Financial Reporting
An institution’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our audit of First Citizens Bancshares, Inc. and subsidiaries’ internal control over financial reporting included controls over the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and controls over the preparation of schedules equivalent to basic financial statements in accordance with the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income (Call Report Instructions). An institution’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the institution; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the institution are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the institution’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Dyersburg, Tennessee
March 4, 2025

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2024 AND 2023
(Dollars in thousands)

	2024	2023
ASSETS
Cash and due from banks	$37,707	$47,057
Federal funds sold	21,742	12,909
Cash and cash equivalents	59,449	59,966
Interest-bearing deposits in other banks	104,704	57,162
Debt securities available for sale	723,789	743,941
Equity securities	812	806
Loans (net of unearned income of $3,383 at December 31, 2024, and $2,739 at December 31, 2023)	1,484,274	1,402,225
Less: Allowance for credit losses	17,982	18,328
Net loans	1,466,292	1,383,897
Loans held-for-sale	2,759	2,826
Federal Home Loan Bank and Federal Reserve Bank stocks, at cost	7,476	6,335
Premises and equipment	31,183	32,338
Accrued interest receivable	12,153	11,099
Goodwill	22,340	22,340
Other intangible assets	—	112
Other real estate owned	260	—
Bank-owned life insurance policies	33,336	33,027
Net deferred tax assets	30,839	27,994
Investment in unconsolidated subsidiaries	4,672	4,166
Other assets	6,137	4,919
TOTAL ASSETS	$2,506,201	$2,390,928
LIABILITIES AND EQUITY
Non-interest bearing deposits	$373,740	$384,326
Interest-bearing deposits	1,776,988	1,643,294
Total deposits	2,150,728	2,027,620
Securities sold under agreements to repurchase	60,798	97,127
Federal Home Loan Bank advances	75,000	50,000
Trust preferred debt	15,465	15,349
Allowance for credit losses on unfunded commitments	1,985	1,985
Accrued interest payable	3,032	2,208
Other liabilities	16,504	13,862
Total liabilities	2,323,512	2,208,151
Equity
Class A common stock, no par value – 1,000,000 authorized; 145,243 issued and 123,456 outstanding at December 31, 2024, and 1,000,000 authorized; 145,243 issued and 126,227outstanding at December 31, 2023	$146	$146
Common stock, no par value – 10,000,000 authorized; 3,950,345 issued and 3,738,961 outstanding at December 31, 2024, and 10,000,000 authorized; 3,950,345 issued and 3,773,806 outstanding at December 31, 2023	3,950	3,950
Surplus	31,946	31,946
Retained earnings	233,800	222,519
Accumulated other comprehensive income (loss)	(79,202)	(69,729)
Total common stock and retained earnings	190,640	188,832

Note: See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (cont’d)
DECEMBER 31, 2024 AND 2023
(Dollars in thousands)

	2024	2023
Less-233,171 treasury shares, at cost as of December 31, 2024, and 195,755 treasury at cost as of December 31, 2023	10,006	8,110
Total shareholders’ equity	180,634	180,722
Non-controlling (minority) interest in consolidated subsidiary	2,055	2,055
Total equity	182,689	182,777
TOTAL LIABILITIES AND EQUITY	$2,506,201	$2,390,928

Note: See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
(In thousands, except per share data)

	2024	2023	2022
Interest income
Interest and fees on loans	$91,633	$79,529	$62,387
Interest and dividends on investment securities:
Taxable	11,086	10,077	9,275
Tax-exempt	8,499	8,830	9,282
Dividends	716	467	397
Other interest income	4,675	4,191	1,362
Total interest income	116,609	103,094	82,703
Interest expense
Interest on deposits	55,616	41,234	12,553
Interest on borrowings	3,768	2,774	1,446
Other interest expense	2,402	2,610	653
Total interest expense	61,786	46,618	14,652
Net interest income	54,823	56,476	68,051
Credit loss expense – loans	—	1,545	3,146
Credit loss expense – (reversal) off balance sheet credit exposures	—	(645)	—
Total credit loss expense	—	900	3,146
Net interest income after credit loss expense	54,823	55,576	64,905
Non-interest income
Service charges on deposit accounts	4,893	4,709	4,757
Income from ATM and debit cards	5,322	5,351	5,156
Mortgage banking income	1,556	1,335	2,326
Income from insurance activities	1,442	1,371	1,442
Income from fiduciary activities	2,016	1,623	1,774
Brokerage fees	186	177	195
Earnings on bank owned life insurance	838	789	601
Gain on sale of premises and equipment	14	1	1
Gain (loss) on sale or write down of other real estate owned	—	(21)	35
Gain (loss) on sale or call of available-for-sale securities	(144)	209	871
Other non-interest income	1,177	1,239	1,136
Total non-interest income	17,300	16,783	18,294
Other non-interest expense:
Salaries and employee benefits	$30,742	$29,672	$29,620
Technology and data processing expenses	4,987	5,352	5,103
Net occupancy expense	3,382	3,286	3,465
Depreciation	2,172	2,202	2,341
ATM and debit card fees and expenses	2,415	2,361	2,113
Advertising and promotions	1,080	1,053	1,193
Director fees	755	779	826
Legal and professional fees	717	623	869
Telecommunications	524	498	477
Franchise and other taxes	461	500	483
Premiums for FDIC insurance	1,320	1,265	700
Expenses related to other real estate owned	—	(54)	5
Minority interest expense	124	124	124

Note: See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (cont’d)
YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
(In thousands, except per share data)

	2024	2023	2022
Stationary and office supplies	144	148	153
Amortization of intangibles	112	150	192
Other non-interest expense	4,174	3,324	3,796
Total other non-interest expense	53,109	51,283	51,460
Net income before income taxes	19,014	21,076	31,739
Provision for income tax expense	1,532	2,466	4,675
Net income	$ 17,482	$ 18,610	$ 27,064
Earnings per common share:
Net income per common share	$4.51	$4.76	$6.92
Weighted average common shares outstanding	3,864	3,908	3,909

Note: See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
(In thousands)

	2024	2023	2022
Net income	$17,482	$18,610	$27,064
Other comprehensive income, net of tax:
Net change in unrealized gain (loss) on cash flow hedge	36	(59)	546
Net change in unrealized gains (losses) on available-for-sale securities	(9,509)	17,493	(97,831)
Total other comprehensive income (loss), net of tax	(9,473)	17,434	(97,285)
Total comprehensive income (loss)	$8,009	$36,044	($70,221)

Related tax effects allocated to each component of other comprehensive income were as follows:

	Before-Tax Gain (Loss)	Tax (Expense) Benefit	Net-of-Tax Gain (Loss
Year ended December 31, 2024:
Unrealized gain (loss) on cash flow hedge during the period	$49	($13)	$36
Unrealized gains (losses) on available-for-sale securities:
Unrealized gains (losses) arising during the period	(13,017)	3,402	(9,615)
Reclassification adjustments for net losses included in net income	144	(38)	106
Net unrealized gains (losses) on available-for-sale securities	(12,873)	3,364	(9,509)
Net unrealized gains (losses)	($12,824)	$3,351	($9,473)

Year ended December 31, 2023:
Unrealized gain (loss) on cash flow hedge during the period	($80)	$21	($59)
Unrealized gains (losses) on available-for-sale securities:
Unrealized gains (losses) arising during the period	23,891	(6,244)	17,647
Reclassification adjustments for net (gains) included in net income	(209)	55	(154)
Net unrealized gains (losses) on available-for-sale securities	23,682	(6,189)	17,493
Net unrealized gains (losses)	$23,602	($6,168)	$17,434

Year ended December 31, 2022:
Unrealized gain (loss) on cash flow hedge during the period	$739	($193)	$546
Unrealized gains (losses) on available-for-sale securities:
Unrealized gains (losses) arising during the period	(131,575)	34,387	(97,188)
Reclassification adjustments for net (gains) included in net income	(871)	228	(643)
Net unrealized gains (losses) on available-for-sale securities	(132,446)	34,615	(97,831)
Net unrealized gains (losses)	($131,707)	$34,422	($97,285)

Note: See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
(In thousands)

	Class A Common Stock		Common Stock		Surplus ($)	Retained Earnings ($)	Accumulated Other Comprehensive Income (Loss) ($)	Treasury Stock ($)	Non- Controlling Minority Interests ($)	Total ($)
	Shares (#)	Amount ($)	Shares (#)	Amount ($)
Balance January 1, 2022	127	$146	3,793	$3,950	$31,946	$192,184	$10,122	($6,837)	$2,055	$233,566
Net income, year ended December 31, 2022						27,064				27,064
Adjustment of unrealized gain on cash flow hedge, net of tax							546			546
Adjustment of unrealized losses on securities available-for-sale, net of tax							(97,831)			(97,831)
Total comprehensive income (loss)						27,064	(97,285)			(70,221)
Cash dividends paid - $1.90 per common share						(7,442)				(7,442)
Treasury stock purchases – net	(1)		(6)					(493)		(493)
Balance December 31, 2022	126	$146	3,787	$3,950	$31,946	$211,806	($87,163)	($7,330)	$2,055	$155,410
Cumulative change in accounting principle						(2,031)				(2,031)
Balance at January 1, 2023 (as adjusted for change in accounting principle)	126	146	3,787	3,950	31,946	209,775	(87,163)	(7,330)	2,055	153,379
Net income, year ended December 31, 2023						18,610				18,610
Adjustment of unrealized gain on cash flow hedge, net of tax							(59)			(59)
Adjustment of unrealized losses on securities available-for-sale, net of tax							17,493			17,493
Total comprehensive income						18,610	17,434			36,044
Cash dividends paid - $1.50 per common share						(5,866)				(5,866)
Treasury stock purchases – net			(13)					(780)		(780)
Balance December 31, 2023	126	$146	3,774	$3,950	$31,946	$222,519	($69,729)	($8,110)	$2,055	$182,777
Net income, year ended December 31, 2024						17,482				17,482
Adjustment of unrealized loss on cash flow hedge, net of tax							36			36
Adjustment of unrealized gains on securities available-for-sale, net of tax							(9,509)			(9,509)
Total comprehensive income (loss)						17,482	(9,473)			8,009
Cash dividends paid - $1.60 per common share						(6,201)				(6,201)
Treasury stock purchases – net	(3)		(35)					(1,896)		(1,896)
Balance December 31, 2024	123	$146	3,739	$3,950	$31,946	$233,800	($79,202)	($10,006)	$2,055	$182,689

Note: See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
(In thousands)

	2024	2023	2022
Operating activities
Net income	$17,482	$18,610	$27,064
Adjustments to reconcile net income to net cash provided by operating activities:
Credit loss expense	—	900	3,146
Provision for depreciation	2,172	2,202	2,341
Provision for amortization of intangibles	112	150	192
Deferred income taxes	255	1,293	(286)
Net (gains) losses on sale or call of available-for-sale securities	144	(209)	(871)
Net (gains) losses on sale or write down of other real estate owned	—	21	(35)
Net gains on sale of premises and equipment	(14)	(1)	(1)
Net (increase) decrease in loans held-for-sale	67	(2,543)	8,007
(Increase) in accrued interest receivable	(1,054)	(1,768)	(1,660)
Increase in accrued interest payable	824	871	1,080
Increase in cash surrender value of bank-owned life insurance policies	(714)	(666)	(479)
Repayment of operating lease liabilities	(152)	(346)	(316)
Net (increase) decrease in other assets	829	(2,589)	(411)
Net increase in other liabilities	2,909	1,595	7,179
NET CASH PROVIDED BY OPERATING ACTIVITIES	22,860	17,520	44,950

Investing activities
(Increase) decrease in interest-bearing deposits in other banks	(47,542)	80,129	(113,275)
Proceeds of paydowns and maturities of available-for-sale investment securities	56,602	87,481	77,029
Proceeds of sales of available-for-sale investment securities	31,054	35,604	40,294
Purchases of available-for-sale investment securities	(81,881)	(100,449)	(119,912)
Increase in loans – net	(83,368)	(67,023)	(139,646)
Proceeds from disposition of premises and equipment	14	—	613
Proceeds from sale of other real estate owned	170	59	334
Redemption of Federal Home Loan Bank stock	31	871	754
Purchase of Federal Home Loan Bank stock	(1,172)	(725)	—
Proceeds from (purchase of) bank owned life insurance	405	—	(5,665)
Purchase of premises and equipment	(1,017)	(1,178)	(2,943)
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(126,704)	34,769	(262,417)

Financing activities
Net increase (decrease) in noninterest-bearing deposits	($10,586)	($92,861)	$38,362
Net increase in interest-bearing deposits	133,694	44,981	117,801
Net increase (decrease) in securities sold under agreements to repurchase	(36,329)	(3,461)	52,569
Proceeds from Federal Home Loan Bank advances	30,000	35,000	26,000
Repayment of Federal Home Loan Bank advances	(5,000)	(25,205)	(4,058)
Payment of finance lease liabilities	(355)	(372)	(355)
Cash dividends paid	(6,201)	(5,866)	(7,442)
Treasury stock transactions – net	(1,896)	(780)	(493)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	103,327	(48,564)	222,384
Increase (decrease) in cash and cash equivalents	(517)	3,725	4,917
Cash and cash equivalents at beginning of year	59,966	56,241	51,324
Cash and cash equivalents at end of year	$59,449	$59,966	$56,241

Supplemental cash flow information:
Interest paid	$60,962	$45,747	$13,572
Income taxes paid	1,918	3,052	5,580
Supplemental noncash disclosures:
Transfers from loans to other real estate owned	430	—	35
Transfers from other real estate owned to loans	—	—	50
Lease liabilities arising from obtaining right-of-use assets	209	—	1,686
Note: See accompanying notes to consolidated financial statements.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2024 AND 2023
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
The accounting and reporting policies of First Citizens Bancshares, Inc., and subsidiaries (the “Company”) conform to generally accepted accounting principles (“GAAP”). The significant policies are described as follows:
Basis of Presentation
The Consolidated Financial Statements include all accounts of the Company and its wholly owned subsidiary depository financial institution, First Citizens National Bank (“FirstCNB” or the “Bank”). The Company’s investment in subsidiaries is reflected on the Company’s condensed balance sheets.
FirstCNB has one wholly-owned subsidiary, First Citizens Investments, Inc., which is consolidated into its financial statements. The principal activity of First Citizens Investments, Inc. is to acquire and sell investment securities and collect income from the securities portfolio. First Citizens Holdings, Inc., a wholly owned subsidiary of First Citizens Investments, Inc., acquires and sells certain investment securities, collects income from its portfolio, and owns First Citizens Properties, Inc., a real estate investment trust. First Citizens Properties, Inc. is a real estate investment trust organized and existing under the laws of the state of Maryland, the principal activity of which is to invest in participation interests in real estate loans made by FirstCNB and provide FirstCNB with an alternative vehicle for raising capital. First Citizens Holdings, Inc. owns 100% of the outstanding common stock and 60% of the outstanding preferred stock of First Citizens Properties, Inc. Directors, executive officers and certain employees and affiliates of FirstCNB own approximately 40% of the preferred stock which is reported as Noncontrolling Interest in Consolidated Subsidiary in the Consolidated Financial Statements of the Company. Net income attributable to the non-controlling interest is included in Other Non-Interest Income on the Consolidated Statements of Income and is not material for any of the periods presented.
FirstCNB has a 50% ownership in an insurance subsidiary which is accounted for using the equity method. White and Associates/First Citizens Insurance, LLC is a general insurance agency offering a full line of insurance products. The investment in this insurance subsidiary is included in Other Assets on the Consolidated Balance Sheets presented in this report and earnings from these subsidiaries are recorded in Other Income on the Consolidated Statements of Income. FirstCNB also owns 51% of First Citizens National Bank Insurance, LLC (“FCNBI”) which is a general insurance agency that offers primarily personal insurance products such as automobile and home policies through an online platform. FirstCNB’s investment in FCNBI is not material to the consolidated financial statements.
The Company has three wholly owned subsidiaries which are First Citizens (TN) Statutory Trusts III and IV and Southern Heritage Bancshares Statutory Trust I. These three subsidiaries are reported under the equity method in accordance with GAAP for Variable Interest Entities for the periods presented. These investments are reported in Other Assets and the proportionate share of income (loss) is reported in other non-interest income.
In August 2019, the Company formed a wholly owned subsidiary which is a captive insurance subsidiary titled First Citizens Risk Management, Inc. (“FCRM”). The purpose of FCRM is to insure risks of the Company and its subsidiaries. FCRM is consolidated into the financial statements of the Company.
All significant intercompany balances and transactions are eliminated in consolidation. Certain balances have been reclassified to conform to current year presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Nature of Operations
The Company and its subsidiaries provide a wide variety of commercial banking services to individuals and corporate customers in the mid-southern United States with a concentration in Tennessee. The Company’s primary products are checking and savings deposits and residential, commercial and consumer lending.
Basis of Accounting
The Consolidated Financial Statements are presented using the accrual method of accounting.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the fair value of investment securities, determination of the allowance for credit losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and determination of fair values associated with impairment testing of goodwill. In connection with the determination of the allowances for credit losses and foreclosed real estate, management obtains independent appraisals for significant properties. Estimates and assumptions used in goodwill impairment testing are made based on prevailing market factors, historical earnings and multiples and other factors.
Business Combinations
Business combinations are accounted for by applying the acquisition method in accordance with ASC 805, “Business Combinations” (“ASC 805”). Under the acquisition method, identifiable assets acquired and liabilities assumed are measured at fair value as of the acquisition date and are recognized separately from goodwill. Results of operations of the acquired entities are included in the Consolidated Statements of Income from the date of acquisition.
Loans acquired in business combinations with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. Acquired credit-impaired loans are accounted for under the accounting guidance for loan and debt securities acquired with deteriorated credit quality, in accordance with ASC 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality” (“ASC 310-30”), and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loans. Increases in expected cash flows to be collected on these loans are recognized as an adjustment to the loan’s yield over its remaining life, while decreases in expected cash flows are recognized as impairment. Loans acquired through business combinations that do not meet the specific criteria of ASC 310-30 but for which a discount is attributable, at least in part to credit quality, are also accounted for under this guidance. As a result, related discounts are recognized subsequently through accretion based on expected cash flow of the acquired loans.
Change in Accounting Principles
Effective January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”), which replaced the incurred loss methodology with an expected credit loss methodology that is referred to as the current expected credit loss (CECL) methodology. The CECL methodology is primarily applicable to loans held for investment and off-balance sheet exposures such as loan commitments and standby letters of credit. The entity recorded a net decrease to retained earnings of $2.0 million as of January 1, 2023 for the cumulative effect of adopting ASC 326.
Cash Equivalents
Cash equivalents include cash on hand, cash items, clearings and exchanges as well as amounts due from correspondent banks which do not bear interest and federal funds sold. Generally, federal funds are purchased or sold for one-day periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Interest-Bearing Deposits in Other Banks
Interest-bearing deposits in other banks consist of excess balances above the minimum required balance at the Federal Reserve Bank and short-term certificates of deposits (“CDs”) held at other banks. The CDs at other banks are held in increments of less than $250 and, therefore, are covered by FDIC insurance. Interest income on deposits in banks is reported as Other Interest Income on the Consolidated Statements of Income.
Securities
Investment securities are classified as follows:
•	Held-to-maturity, which includes those investment securities which the Company has the intent and the ability to hold until maturity;
•	Trading securities, which include those investments that are held for short-term resale; and
•	Available-for-sale, which includes all other investment securities.
Held-to-maturity securities, where applicable, are reflected at cost, adjusted for amortization of premiums and accretion of discounts using methods which approximate the interest method. Trading securities, where applicable, are carried at fair value, and unrealized gains and losses on these securities are included in net income. Available-for-sale securities are carried at fair value, and unrealized gains and losses are recognized as direct increases or decreases to accumulated other comprehensive income. For the periods presented, all debt securities are classified as available-for-sale.
For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether or not it intends to sell or whether it is more likely than not that it will be required to sell the security before the unrealized loss can be recovered. If either the intent or ability are not met, then the amortized cost basis must be written down to fair value through earnings. Available-for-sale debt securities for which the Company can assert its ability and intent to hold, the Company must then evaluate whether the decline in fair value resulted from credit losses or other factors. Factors considered may include the length of time the fair value has been below the amortized cost, any changes to the rating of the security by ratings agencies, adverse conditions related to a the specific security and other factors. If the assessment indicates that a credit loss exists, the present value of the cash flows expected to be collected is compared to the amortized cost. If the present value of the expected cash flows is less than the amortized cost, a credit loss exists and an allowance for credit losses is recorded for such loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment not recorded through the allowance for credit losses is recognized in other comprehensive income. If the present value of cash flows is expected to be less than the amortized cost, the investment would be placed on non-accrual status and any accrued interest to date would be reversed. Most securities pay interest monthly or quarterly and therefore any accrued interest balance would consist of 90 days or less.
Changes in the allowance for credit losses, if any, are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectibilty of the available-for-sale debt security is confirmed or when either of the criteria regarding intent or requirement to sell is met.
Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at cost, less impairment if any.
Realized gains and losses on sale or call of investment securities transactions are determined based on the specific identification method and are included in net income.
Loans Held-for-Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Servicing rights are not retained when mortgage loans are sold. Income from loans held for sale is reported in Mortgage Banking Income, which is included in Non-Interest Income in the Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reflected on the Consolidated Balance Sheets at the unpaid principal amount less the allowance for credit losses and unearned interest and fees. Interest on loans is recorded on an accrual basis unless it meets criteria to be placed on non-accrual status. The Company’s policy is to not accrue interest or discount on (i) any asset which is maintained on a cash basis because of deterioration in the financial position of the borrower, (ii) any asset for which payment in full of interest or principal is not expected or (iii) any asset upon which principal or interest has been in default for a period of 90 days or more unless it is both well-secured and in the process of collection. For purposes of applying the 90 days past due test for non-accrual of interest, the date on which an asset reaches non-accrual status is determined by its contractual term. A debt is deemed well-secured if it is secured by collateral in the form of liens or pledges of real or personal property, including securities that have a realizable value sufficient to discharge the debt (including accrued interest) in full, considered to be proceeding in due course either through legal action, including judgment enforcement procedures or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status. Unpaid interest on loans placed on non-accrual status is reversed from income and further accruals of income are not usually recognized. Subsequent collections related to non-performing loans are usually credited first to principal and then to previously uncollected interest.
Allowance for Credit Losses - Loans
The allowance for credit losses on loans is a valuation account that is deducted from the amortized cost of loans held for investment in order to present the net amount expected to be collected on loans. Credit losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for credit losses is based on the loan’s amortized cost basis, excluding accrued interest receivable, as the Company promptly charges off uncollectible accrued interest receivable. The allowance for credit losses is the Company’s best and most significant estimate in the financial statements. Actual losses may differ from the allowance for credit losses as the estimate is sensitive to economic forecasts and management judgment over the life of the loan.
The Company evaluates the allowance for credit losses on loans on a regular basis using relevant available information from internal and external sources. The methodology used to determine expected credit losses is a lifetime loss rate. The Company uses probability-weighted forecasts, which consider multiple macroeconomic variables from a third-party vendor. The loss rate models incorporate forward-looking macroeconomic projections throughout a reasonable and supportable forecast period and the subsequent historical reversion at the macroeconomic variable input level. In order to estimate the life of a loan, contractual term of the loan may be adjusted for estimated prepayments based on market information and the Company’s prepayment history.
Using the lifetime loss methodology, expected credit losses are calculated using the following pools and portfolio segments:

Pool	Portfolio segments	Source of repayment	Factors considered
Commercial Real Estate
Construction & land development real estate (commercial purpose) Farmland Non-farm non-residential real estate (non-owner occupied) Single family residential real estate (commercial purpose) Multi-family residential real estate

		Primarily dependent on income generated from sale, lease or use of the underlying collateral.	Historical loss rates, prepayment speeds, peer scaling factor, loan-to-value ratios, delinquency status, industry, internal credit rating, property values
Commercial and Industrial	Agricultural production Non-farm non-residential real estate (owner-occupied) Commercial and industrial (non-real estate) Other loans	Primarily dependent on operations of the borrower’s business and may include collateralization of inventory, equipment, accounts receivable and personal	Historical loss rates, prepayment speeds, peer scaling factor, delinquency status, loan-to-value ratio (if applicable) industry, internal credit rating

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

Pool	Portfolio segments	Source of repayment	Factors considered
guarantees.
Retail	Construction & land development real estate (consumer purpose) Consumer loans Single family residential real estate (consumer purpose)	Primarily dependent on the personal cash flow and income for the borrower.	Historical loss rates, prepayment speeds, peer scaling factor, delinquency status, industry, internal credit rating, loan-to-value ratio (if applicable), credit rating (FICO) score, unemployment rates

Loans that do not share risk characteristics are evaluated on an individual basis and not included in the collective evaluation. Loans that meet the criteria for individual evaluation analysis are typically those loans or borrowing relationships with current outstanding principal balance greater than or equal to $2.5 million at the measurement date and have an internal rating of “Grade 6” or higher (generally characterized as “Substandard” or worse). Once identified for individual analysis, current information and events are reviewed to determine if it is expected that the Company will be unable to collect scheduled payments of principal or interest when due according to contractual terms of the loan agreement. Factors considered by management in determining how to calculate an allowance amount include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not evaluated on an individual basis. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all circumstances surrounding the loan and the borrower, including the length of delay, reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to principal and interest owed. The allowance for credit losses measured on a loan by loan basis for commercial and construction loans is determined by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or fair value of the collateral if the loan is collateral-dependent. Historically, the majority of the Company’s individually evaluated loans are secured by real estate and considered collateral-dependent. Therefore, credit losses are primarily based on the fair value of the underlying collateral (usually real estate).
Management may consider the need to qualitatively adjust modeled quantitative expected credit loss estimates for information not already captured in the model loss estimation process. These qualitative factor adjustments may increase or decrease the estimate of expected credit losses. Qualitative adjustments are based on factors considered to be relevant as of the measurement date. For example, the quantitative portion of the models is limited to evaluation based on original loan-to-value ratios. A qualitative adjustment is factored in to account for this model limitation that is based on current loan-to-value and portfolio seasoning. Another qualitative factor adjustment includes adjustments to exclude government guaranteed portion of loans. Other items which may be included but are not limited to: levels and trends in delinquencies and performance, local trends in economic conditions compared to state and national trends, changes in lending policies, procedures, experiences, ability and depth of lending management and relevant staff, available information that may contradict forecasts, changes in prepayment expectations, industry conditions or changes in credit concentrations.
Premises and Equipment
Bank premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using straight-line and accelerated methods for both financial reporting and income tax purposes. Expenditures for maintenance and repairs are charged against income as incurred. Cost of major additions and improvements are capitalized and depreciated over the estimated useful life of the addition or improvement.
Other Real Estate Owned
Real estate acquired through foreclosure is separately stated on the Consolidated Balance Sheets as Other Real Estate Owned and recorded at the lower of cost or fair value less cost to sell. Adjustments made at the date of foreclosure are charged to the allowance for credit losses. Expenses incurred in connection with ownership,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
subsequent adjustments to book value, and gains and losses upon disposition are included in other non-interest expenses. Adjustments to net realizable value subsequent to acquisition are made at least annually if necessary based on appraisal.
Securities Sold under Agreements to Repurchase
Securities sold under agreements to repurchase are accounted for as collateralized financing transactions, represent the purchase of interests in securities by banking customers and are recorded at the amount of cash received in connection with the transaction. Daily repurchase agreements are settled on the following business day and fixed repurchase agreements have various fixed terms. All securities sold under agreements to repurchase are collateralized by certain pledged securities, generally U.S. government and federal agency securities, and are held in safekeeping by the purchasing financial institution. These transactions are not deposits and, therefore, are not covered by FDIC insurance. Securities sold under agreements to repurchase are reported separately on the Company’s Consolidated Balance Sheets and interest expense related to these transactions is reported on the Company’s Consolidated Statements of Income as Other Interest Expense.
Derivatives
The Company utilizes derivatives to manage interest rate risk. At the inception of a derivative contract, the Company designates the derivative based on the Company’s intention and belief as to the likely effectiveness as a hedge.
A cash flow hedge qualifies for hedge accounting and was designated at inception of the derivative contract. The gain or loss on the cash flow hedge is reported in other comprehensive income. Net cash settlement of the cash flow hedge is recorded in interest expense based on the item being hedged. Cash flows on the hedge are classified in the cash flow statement the same as the cash flows of the item being hedged. The Company formally documents the relationship between derivatives and hedged items, as well as the risk management objective and strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking cash flow hedges to specific liabilities on the balance sheet. A hedge of the fair value of a recognized asset or liability, the gain or loss on the derivative as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in current earnings as fair value changes.
Accrued settlements on derivatives that quality for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.
The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and strategy for undertaking hedge transactions at inception of each hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets or liabilities on the balance sheet. The Company also formally assesses, both at inception and at an ongoing basis, whether the derivative instruments that are designated are highly effective in offsetting changes in fair value or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in fair value or cash flows of the hedged item, the derivative is settled or terminated, or if treatment of the derivative as a hedge is no longer appropriate or intended. No such transactions to discontinue hedge accounting occurred in any of the periods presented.
The Company is exposed to losses if a counterparty fails to make its payments under a contract in which the Company is in the net receiving position. The Company anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. All of the contracts to which the Company is a party settle monthly, quarterly or semi-annually. In addition, the Company may obtain collateral above certain thresholds of the fair value of its derivatives for each dealer counterparty based upon their credit standing and the Company has netting agreements with dealers with which it does business.
Income Taxes
The Company uses the accrual method of accounting for federal and state income tax reporting. Deferred tax assets or liabilities are computed for significant differences in financial statement and tax bases of assets and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
liabilities, which result from temporary differences in financial statement and tax accounting. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. Provision for income taxes is made on a separate income tax return basis for each entity included in the Consolidated Financial Statements.
Interest Income and Fees on Loans
Interest income on commercial and real estate loans is computed on the basis of daily principal balance outstanding using the accrual method. Interest on installment loans is credited to operations by the level-yield method. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. Loans may be placed on non-accrual status at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on non-accrual status is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method until qualifying to return to accrual status. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Fees on loans are generally recognized in earnings at the time of origination as they are generally offset by related expenses also incurred at origination. Certain fees such as commitment fees are deferred and amortized over the life of the loan using the interest method.
Net Income per Share of Common Stock
Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, after giving retroactive effect to stock dividends and stock splits.
Income from Fiduciary Activities
Income from fiduciary activities is recorded on an accrual basis.
Advertising and Promotions
The Company’s policy is to charge advertising and promotions to expenses as incurred.
Fair Value
Fair value measurements are used to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The Company measures fair value under guidance provided by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements. ASC 820 does not expand the use of fair value in any new circumstances but clarifies the principle that fair value should be based on assumptions that market participants would use when pricing the asset or liability. ASC 820 outlines the following three acceptable valuation techniques that may be used to measure fair value:
a.
Market approach—The market approach uses prices and other relevant information generated by market transactions involving identical or similar assets or liabilities. This technique includes matrix pricing that is a mathematical technique used principally to value debt securities without relying solely on quoted prices for specific securities but rather by relying on securities’ relationship to other benchmark quoted securities.

b.
Income approach—The income approach uses valuation techniques to convert future amounts such as earnings or cash flows to a single present discounted amount. The measurement is based on the value indicated by current market expectations about those future amounts. Such valuation techniques include present value techniques, option-pricing models (such as the Black-Scholes formula or a binomial model), and multi-period excess earnings method (used to measure fair value of certain intangible assets).

c.	Cost approach—The cost approach is based on current replacement cost which is the amount that would currently be required to replace the service capacity of an asset.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Valuation techniques are selected as appropriate for the circumstances and for which sufficient data is available. Valuation techniques are to be consistently applied, but a change in a valuation technique or its application may be made if the change results in a measurement that is equally or more representative of fair value under the circumstances. Revisions resulting from a change in valuation technique or its application are accounted for as a change in accounting estimate which does not require the change in accounting estimate to be accounted for by restating or retrospectively adjusting amounts reported in financial statements of prior periods or by reporting pro forma amounts for prior periods.
ASC 820 also establishes a hierarchy that prioritizes information used to develop those assumptions. The level in the hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company considers an input to be significant if it drives more than 10% of the total fair value of a particular asset or liability. The hierarchy is as follows:
Level 1 Inputs (Highest ranking): Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.
Level 2 Inputs: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Such inputs may include quoted prices for similar assets or liabilities in active markets, and inputs other than quoted market prices that are observable for the assets and liabilities such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 Inputs (Lowest ranking): Unobservable inputs for determining fair values of assets and liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets and liabilities.
Assets and liabilities may be measured for fair value on a recurring basis (daily, weekly, monthly or quarterly) or on a non-recurring basis in periods subsequent to initial recognition. Recurring valuations are measured regularly for investment debt and equity securities and derivatives (if any). Loans held for sale, OREO and impaired loans are measured at fair value on a non-recurring basis and do not necessarily result in a change in the amount recorded on the Consolidated Balance Sheets. Generally, these assets have non-recurring valuations that are the result of application of other accounting pronouncements that require the assets be assessed for impairment or at the lower of cost or fair value. Fair values of loans held for sale are considered Level 2. Fair values for OREO and impaired loans are considered Level 3. See Note 22 for more information.
The Company obtains fair value measurements for securities and derivatives (if any) from a third party vendor. The Company’s cash flow hedge and the majority of the available-for-sale securities are valued using Level 2 inputs. The fair value measurements reported in Level 2 are primarily matrix pricing that considers observable data (such as dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and terms and conditions of bonds, and other factors). See additional discussion of valuation techniques and inputs in Note 22.
Certain non-financial assets and non-financial liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test. Certain non-financial assets measured at fair value on a non-recurring basis include non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment.
Subsequent Events
The Company has evaluated subsequent events for recognition and disclosure through March 4, 2025, which is the date the financial statements were available to be issued.
NOTE 2 – CASH AND INTEREST-BEARING DEPOSITS IN OTHER BANKS
Cash and cash equivalents include federal funds sold and deposit balances due from correspondent banks. Federal funds sold and balances due from correspondent banks above FDIC insurance limits totaled approximately $22.6 million and $16.4 million as of December 31, 2024 and 2023, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Balances held at the Federal Reserve Bank are reported as Interest-Bearing Deposits in Other Banks on the Consolidated Balance Sheets. Balances held at the Federal Reserve Bank as of December 31, 2024 and 2023 were $102.8 million and $55.2 million, respectively. Interest-bearing deposits in other banks also include short-term CDs held in increments that are within FDIC insurance limits and totaled $745 and $835 as of December 31, 2024 and 2023, respectively.
NOTE 3 – INVESTMENT SECURITIES
Amortized cost basis for available-for-sale securities excludes accrued interest receivable which is separately presented on the Consolidated Balance Sheets. Accrued interest on available-for-sale securities totaled $4.4 million as of both December 31, 2024 and 2023. There was no accrued interest on investment securities deemed uncollectible or charged off in 2024 or 2023. There are no investment securities on non-accrual as of December 31, 2024 or 2023.
The following tables reflect amortized cost, unrealized gains, unrealized losses and fair value of available-for-sale debt securities for the dates presented (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of December 31, 2024:
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$536,351	$218	($72,246)	$464,323
Obligations of states and political subdivisions	293,921	445	(34,900)	259,466
Total investment securities	$830,272	$663	($107,146)	$723,789
As of December 31, 2023:
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$520,369	$950	($68,365)	$452,954
Obligations of states and political subdivisions	317,447	1,802	(28,262)	290,987
Total investment securities	$837,816	$2,752	($96,627)	$743,941

There were no securities categorized as trading or held-to-maturity as of December 31, 2024 or 2023. At December 31, 2024 and 2023, investment securities were pledged to secure government, public and trust deposits as follows (in thousands):

	Amortized Cost	Fair Value
2024	$404,528	$338,397
2023	$461,128	$399,612

The following table summarizes contractual maturities as of December 31, 2024 (in thousands):

	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$5,969	$5,967
After one year through five years	59,887	55,312
After five years through ten years	77,365	73,009
After ten years*	687,051	589,501
Total debt securities available for sale	$830,272	$723,789

*
Of the $687 million (amortized cost) in this category, $491 million (amortized cost) consisted of mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMO”), which are presented based on contractual maturities. However, the remaining lives of such securities are expected to be much shorter due to anticipated payments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Sales and realized gains on sales of available-for-sale securities for the years ended December 31, 2024, 2023 and 2022 are presented as follows (in thousands):

	Gross Sales	Gross Gains	Gross Losses	Net Gains (Losses)
2024	$31,054	$59	($203)	($144)
2023*	$35,604	$306	($101)	$205
2022*	$40,294	$875	($2)	$873

*
In addition to the gains noted above, calls and other redemptions on securities totaled $43.7 million in 2023 with gross gains and losses of approximately $4 and less than ($1), respectively. Calls and other redemptions on securities totaled $9.8 million in 2022 with gross gains and losses of approximately $2 and ($4), respectively.

The following table presents information on available-for-sale securities with gross unrealized losses at December 31, 2024 and 2023, aggregated by investment category and the length of time that the individual securities have been in a continuous loss position (in thousands):

	Less Than 12 Months		Over 12 Months		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2024:
U.S. Treasury securities and obligations of U.S. government agencies and corporations	($1,218)	$83,093	($71,028)	$360,671	($72,246)	$443,764
Obligations of states and political subdivisions	(670)	57,471	(34,230)	168,570	(34,900)	226,041
Total securities with unrealized losses	($1,888)	$140,564	($105,258)	$529,241	($107,146)	$669,805
December 31, 2023:
U.S. Treasury securities and obligations of U.S. government agencies and corporations	($121)	$12,227	($68,244)	$399,762	($68,365)	$411,989
Obligations of states and political subdivisions	(148)	25,383	(28,114)	163,596	(28,262)	188,979
Total securities with unrealized losses	($269)	$37,610	($96,358)	$563,358	($96,627)	$600,968

In reviewing the unrealized losses in investment portfolio, consideration is given but not limited to (1) the length of time in which fair value has been less than cost and the extent of the unrealized loss, (2) the financial condition of the issuer, and (3) the positive intent and ability of the Company to maintain its investment in the issuer for a time that would provide for any anticipated recovery in the fair value.
As of December 31, 2024, the Company had 785 debt securities with unrealized losses. The Company did not intend to sell any such securities in an unrealized loss position and it was more likely than not that the Company would not be required to sell the debt securities prior to recovery of costs. Of the 785 debt securities, 555 are obligations of state and political subdivisions and 230 are obligations of U.S. government agencies consisting primarily of collateralized mortgage obligations (CMOs) or mortgage-backed securities (MBS). The securities in an unrealized loss position as of December 31, 2024, were evaluated for potential credit losses. In analyzing reasons for the unrealized losses, management reviews any applicable industry analysts’ reports and considers various factors including, but not limited to, whether the securities are issued by the federal government or its agencies, and whether downgrades of bond ratings have occurred. With respect to unrealized losses on municipal and agency securities and the analysis performed relating to the securities, management believes that declines in market value were not related to credit losses at December 31, 2024 and therefore no allowance for credit losses has been established. The unrealized losses on the agency and municipal securities have not been recognized for credit losses through earnings during the years ended December 31, 2024 and 2023.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
GAAP includes accounting and reporting standards for derivative financial instruments, including certain derivative instruments embedded in other contracts and for hedging activities. These standards require that derivatives be reported either as assets or liabilities on the Consolidated Balance Sheets and be reflected at fair value. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation. See also Note 15.
NOTE 4 – LOANS
Loans are presented on an amortized cost basis excluding accrued interest receivable as it is presented separately on the balance sheet. As of December 31, 2024, and 2023, accrued interest receivable on loans held for investment totaled $7.7 million and $6.7 million, respectively. The following is a summary of loans at December 31 (in thousands):

	2024	2023
Commercial, financial and agricultural	$104,825	$104,708
Real estate – construction	175,006	224,577
Real estate – mortgage	1,152,927	1,035,791
Installment loans to individuals	22,468	25,978
All other loans	29,048	11,171
Total	$1,484,274	$1,402,225

Credit Quality
Credit risk management procedures include assessment of loan quality through use of an internal loan rating system. Each loan is assigned a rating upon origination and the rating may be revised over the life of the loan as circumstances warrant. The rating system utilizes eight major classification types based on risk of loss with Grade 1 being the lowest level of risk and Grade 8 being the highest level of risk. Loans internally rated Grade 1 to Grade 4 are considered “Pass” grade loans with low to average level of risk of credit losses. Loans rated Grade 5 are considered “Special Mention” and generally have one or more circumstances that require additional monitoring but do not necessarily indicate a higher level of probable credit losses. Loans rated Grade 6 or higher are considered “substandard” and are loans with circumstances that generally indicate an above average level of risk for credit losses.

Amortized cost by credit risk rating for term and revolving loans as of December 31, 2024 is as follows (in thousands):

Loans	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Commercial, Financial and Agricultural
Pass	$57,753	$14,335	$8,787	$3,115	$2,603	$628	$—	$—	$87,221
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	1,559	—	410	13	—	—	—	—	1,982
Watch	9,963	3,307	671	776	543	362	—	—	15,622
Total Commercial, Financial and Agricultural	$69,275	$17,642	$9,868	$3,904	$3,146	$990	$—	$—	$104,825
Commercial, Financial and Agricultural:
Current Period Write Offs	$35	$8	$101	$—	$1	$—	$—	$—	$145

Real Estate Construction
Pass	$114,020	$24,237	$6,288	$2,582	$1,773	$1,676	$—	$—	$150,576
Special Mention	14,509	—	—	—	—	—	—	—	14,509
Substandard	2,425	—	131	—	—	17	—	—	2,573
Watch	5,738	—	47	304	1,103	156	—	—	7,348
Total Real Estate-Construction	$136,692	$24,237	$6,466	$2,886	$2,876	$1,849	$—	$—	$175,006

Real Estate Construction:
Current Period Gross Write Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Loans	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Real Estate Mortgage
Pass	$243,877	$179,842	$193,572	$174,614	$98,534	$99,709	$56,114	$354	$1,046,616
Special Mention	—	209	—	—	—	—	—	—	209
Substandard	5,549	240	7,027	340	357	735	1,515	—	15,763
Watch	33,466	11,258	5,140	9,550	9,532	21,143	250	—	90,339
Total Real Estate Mortgage	$282,892	$191,549	$205,739	$184,504	$108,423	$121,587	$57,879	$354	$1,152,927

Real Estate Mortgage:
Current Period Gross Write Offs	$7	$78	$—	$—	$—	$—	$—	$—	$85

Installment Loans to Individuals
Pass	$11,598	$4,964	$3,480	$1,098	$235	$42	$1,034	$—	$22,451
Substandard	—	6	—	—	—	—	—	—	6
Watch	—	—	—	8	—	3	—	—	11
Total Installment Loans to Individuals	$11,598	$4,970	$3,480	$1,106	$235	$45	$1,034	$—	$22,468

Installment Loans to Individuals:
Current Period Gross Write Offs	$3	$36	$10	$33	$—	$—	$—	$—	$82

All Other Loans
Pass	$14,850	$5,011	$4,219	$511	$—	$1,500	$—	$—	$26,091
Watch	—	—	2,457	—	—	500	—	—	2,957
Total All Other Loans	$14,850	$5,011	$6,676	$511	$—	$2,000	$—	$—	$29,048

All Other Loans:
Current Period Gross Write Offs	$618	$—	$—	$—	$—	$—	$—	$—	$618

Amortized cost by credit risk rating for term and revolving loans as of December 31, 2023 is as follows (in thousands):

Loans	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Commercial, Financial and Agricultural
Pass	$55,271	$23,148	$5,708	$3,513	$1,137	$328	$—	$—	$89,105
Special Mention	88	—	—	—	—	—	—	—	88
Substandard	494	202	—	—	20	—	—	—	716
Watch	10,528	974	1,283	1,138	577	299	—	—	14,799
Total Commercial, Financial and Agricultural	$66,381	$24,324	$6,991	$4,651	$1,734	$627	$—	$—	$104,708

Commercial, Financial and Agricultural:
Current Period Write Offs	$—	$395	$42	$—	$—	$—	$—	$—	$437

Real Estate Construction
Pass	$127,463	$53,731	$20,010	$2,336	$1,093	$1,211	$—	$—	$205,844
Special Mention	15,346	—	—	—	—	—	—	—	15,346
Substandard	654	—	—	—	—	23	—	—	677
Watch	319	591	321	1,257	34	188	—	—	2,710
Total Real Estate-Construction	$143,782	$54,322	$20,331	$3,593	$1,127	$1,422	$—	$—	$224,577

Real Estate Construction:
Current Period Gross Write Offs	$—	$51	$—	$—	$—	$—	$—	$—	$51

Real Estate Mortgage
Pass	$254,856	$230,821	$195,694	$110,272	$31,189	$84,315	$52,767	$378	$960,292
Special Mention	2,046	—	68	80	—	—	—	—	2,194

Loans	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Substandard	1,279	7,306	11	387	1	748	—	—	9,732
Watch	11,780	2,236	11,137	10,184	6,511	21,566	159	—	63,573
Total Real Estate- Mortgage	$269,961	$240,363	$206,910	$120,923	$37,701	$106,629	$52,926	$378	$1,035,791

Real Estate Mortgage:
Current Period Gross Write Offs	$—	$—	$2	$—	$—	$—	$—	$—	$2

Installment Loans to Individuals
Pass	$14,112	$6,740	$3,128	$980	$188	$34	$750	$—	$25,932
Substandard	7	—	—	—	—	—	—	—	7
Watch	—	—	17	16	4	2	—	—	39
Total Installment Loans to Individuals	$14,119	$6,740	$3,145	$996	$192	$36	$750	$—	$25,978

Installment Loans to Individuals:
Current Period Gross Write Offs	$3	$31	$8	$1	$—	$—	$—	$—	$43

All Other Loans
Pass	$4,042	$1,748	$590	$—	$—	$1,668	$—	$—	$8,048
Watch	—	2,623	—	—	—	500	—	—	3,123
Total All Other Loans	$4,042	$4,371	$590	$—	$—	$2,168	$—	$—	$11,171

All Other Loans:
Current Period Gross Write Offs	$524	$—	$—	$—	$—	$—	$—	$—	$524

The Company considers performance of the loan portfolio and its impact on the allowance for credit losses. For residential and installment classes, the Company also evaluates credit quality based on the aging status of the loan. The following table presents the amortized cost in residential real estate and installment loans based on payment activity as of December 31, 2024 (in thousands):

	Term Loans Amortized Cost Basis by Origination Year
Asset Class	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Residential Real Estate
Performing	$107,623	$82,028	$66,223	$53,284	$15,739	$36,528	$56,461	$354	$418,240
Non-Performing	101	328	—	271	196	419	1,418	—	2,733
Total	$107,724	$82,356	$66,223	$53,555	$15,935	$36,947	$57,879	$354	$420,973
Current Period Write Offs	$—	$47	$—	$—	$—	$—	$31	$—	$78

Installment Loans to Individuals
Performing	$11,598	$4,964	$3,480	$1,105	$235	$42	$1,034	$—	$22,458
Non-Performing	—	6	—	1	—	3	—	—	10
Total	$11,598	$4,970	$3,480	$1,106	$235	$45	$1,034	$—	$22,468
Current Period Write Offs	$3	$36	$10	$33	$—	$—	$—	$—	$82

The following table presents the amortized cost in residential real estate and installment loans based on payment activity as of December 31, 2023 (in thousands):

	Term Loans Amortized Cost Basis by Origination Year
Asset Class	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Residential Real Estate
Performing	$131,335	$76,854	$61,987	$17,766	$8,058	$37,282	$54,939	$377	$388,598
Non-Performing	523	—	—	—	—	323	14	—	860
Total	$131,858	$76,854	$61,987	$17,766	$8,058	$37,605	$54,953	$377	$389,458
Current Period Write Offs	$—	$—	$—	$—	$—	$—	$2	$—	$2

Installment Loans to Individuals
Performing	$14,078	$6,738	$3,114	$996	$192	$36	$750	$—	$25,904
Non-Performing	41	2	31	—	—	—	—	—	$74
Total	$14,119	$6,740	$3,145	$996	$192	$36	$750	$—	$25,978
Current Period Write Offs	$3	$30	$8	$1	$—	$—	$—	$—	$42

The following tables present non-accrual loans and loans past due 90 days or more still accruing as of December 31, 2024 and 2023, by category were as follows (in thousands):

	Nonaccrual with No Allowance for Credit Loss	Nonaccrual	Loans Past Due 90 Days or More Still Accruing
December 31, 2024:
Commercial, financial and agricultural	$—	$133	$—
Real estate – construction	—	—	—
Real estate – mortgage	—	2,841	19
Installment loans to individuals	—	29	—
All other loans	—	—	—
Total	$—	$3,003	$19

December 31, 2023:
Commercial, financial and agricultural	$—	$372	$—
Real estate – construction	—	—	—
Real estate – mortgage	—	1,400	760
Installment loans to individuals	—	73	—
All other loans	—	—	—
Total	$—	$1,845	$760

Past Due and Non-Performing Loans
An aging analysis of loans outstanding by category as of December 31, 2024 and 2023 was as follows (in thousands):

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans
As of December 31, 2024:
Commercial, financial and agricultural	$179	$10	$—	$189	$104,636	$104,825
Real estate – construction	16	2,425	—	2,441	172,565	175,006
Real estate – mortgage	1,867	1,051	1,450	4,368	1,148,559	1,152,927
Installment loans to individuals	12	3	—	15	22,453	22,468
All other loans	—	—	—	—	29,048	29,048
Total	$2,074	$3,489	$1,450	$7,013	$1,477,261	$1,484,274

As of December 31, 2023:
Commercial, financial and agricultural	$154	$29	$—	$183	$104,525	$104,708
Real estate – construction	189	804	—	993	223,584	224,577
Real estate – mortgage	636	996	370	2,002	1,033,789	1,035,791
Installment loans to individuals	50	—	32	82	25,896	25,978
All other loans	—	—	—	—	11,171	11,171
Total	$1,029	$1,829	$402	$3,260	$1,398,965	$1,402,225

Loan Modifications
The Company closely monitors loan performance of those loans modified to borrowers experiencing financial difficulty to understand effectiveness of modification efforts. Loans experiencing financial difficulty and modified were not material in volume or dollar amount during the years ended December 31, 2024 or 2023.
NOTE 5 – ALLOWANCE FOR CREDIT LOSSES
The following table presents the breakdown of the allowance for credit losses on loans by category and the percentage of each category in the loan portfolio to total loans at December 31 for the years indicated (dollars in thousands):

	2024		2023		2022
	Amount	% to Total Loans	Amount	% to Total Loans	Amount	% to Total Loans
Commercial, financial and agricultural	$2,157	7.06%	$1,783	7.47%	$1,095	7.29%
Real estate – construction	2,263	11.79%	3,930	16.02%	4,733	20.72%
Real estate – mortgage	12,693	77.68%	11,667	73.87%	10,561	69.12%
Installment loans to individuals	719	1.51%	893	1.85%	287	1.88%
All other loans	150	1.96%	55	0.80%	297	0.99%
Total	$17,982	100.00%	$18,328	100.00%	$16,973	100.00%

An analysis of the allowance for credit losses on loans during the years ended December 31 is as follows (in thousands):

	2024	2023	2022
Balance - beginning of year	$18,328	$16,973	$14,370
Impact of adopting ASC 326	—	120	—
Credit loss expense	—	1,545	3,146
Loans charged to allowance	(930)	(1,056)	(913)
Recovery of loans previously charged off	584	746	370
Net recoveries (charge-offs)	(346)	(310)	(543)
Balance - end of year	$17,982	$18,328	$16,973

An analysis of the activity in the allowance for credit losses on loans by category for the years ended December 31, 2024 and 2023 is as follows (in thousands):

	Beginning Balance	Impact of ASC 326 Adoption	Charge-offs	Recoveries	Provision	Ending Balance
Year ended December 31, 2024:
Commercial, financial and agricultural	$1,784	$—	($44)	$68	$349	$2,157
Real estate – construction	3,930	—	—	—	(1,667)	2,263
Real estate – mortgage	11,666	—	(85)	76	1,036	12,693
Installment loans to individuals	893	—	(82)	40	(132)	719
All other loans	55	—	(719)	400	414	150
Total	$18,328	$—	($930)	$584	$—	$17,982

Year ended December 31, 2023:
Commercial, financial and agricultural	$1,095	$8	($437)	$183	$935	$1,784
Real estate – construction	4,733	21	(51)	193	(966)	3,930
Real estate – mortgage	10,561	88	(2)	4	1,015	11,666
Installment loans to individuals	287	2	(42)	39	607	893
All other loans	297	1	(524)	327	(46)	55
Total	$16,973	$120	($1,056)	$746	$1,545	$18,328

The allowance for credit losses on loans is comprised of allocations for loans evaluated individually and loans evaluated collectively. In addition, specific acquired loans were evaluated at time of acquisition and determined to have evidence of credit deterioration. The allocations of the allowance for credit losses for outstanding loans by category evaluated individually and collectively were as follows as of December 31, 2024 and 2023 (in thousands):

	Evaluated Individually	Evaluated Collectively	Acquired Loans with Evidence of Credit Deterioration	Total
As of December 31, 2024:
Allowance for credit losses
Commercial, financial and agricultural	$—	$2,157	$—	$2,157
Real estate – construction	—	2,263	—	2,263
Real estate – mortgage	—	12,693	—	12,693
Installment loans to individuals	—	719	—	719
All other loans	—	150	—	150
Total	$—	$17,982	$—	$17,982
Loans
Commercial, financial and agricultural	$—	$104,825	$—	$104,825
Real estate – construction	—	175,006	—	175,006
Real estate – mortgage	7,027	1,143,459	2,441	1,152,927
Installment loans to individuals	—	22,468	—	22,468
All other loans	—	29,048	—	29,048
Total	$7,027	$1,474,806	$2,441	$1,484,274
As of December 31, 2023:
Allowance for credit losses
Commercial, financial and agricultural	$—	$1,783	$—	$1,783
Real estate – construction	—	3,930	—	3,930
Real estate – mortgage	—	11,667	—	11,667
Installment loans to individuals	—	893	—	893
All other loans	—	55	—	55
Total	$—	$18,328	$—	$18,328
Loans
Commercial, financial and agricultural	$—	$104,708	$—	$104,708
Real estate – construction	—	224,577	—	224,577
Real estate – mortgage	7,164	1,026,071	2,556	1,035,791
Installment loans to individuals	—	25,978	—	25,978
All other loans	—	11,171	—	11,171
Total	$7,164	$1,392,505	$2,556	$1,402,225

An allowance for credit losses is also established for unfunded loan commitments as part of the adoption of ASC 326. The Company estimates expected credit losses on off-balance sheet loan commitments based on the likelihood that funding will occur, the contractual period of exposure to credit loss, risk of loss, historical loss experience, current conditions as well as expected future economic conditions. The table below presents activity in the allowance for credit losses on unfunded loan commitments (in thousands):

	2024	2023
Balance at beginning of period	$1,985	$—
Adoption of ASC 326	—	2,630
Reversal of credit losses on unfunded commitments	—	(645)
Balance at end of period	$1,985	$1,985

NOTE 6 – SECONDARY MORTGAGE MARKET ACTIVITIES
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. There were no such losses for any of the years ended December 31, 2024, 2023 or 2022. There have been no material differences between cost and fair market values of loans held-for-sale for any of the periods presented.
Servicing rights are not retained on any mortgage loans held for sale. Mortgage banking income included in non-interest income was approximately $1.6 million, $1.3 million, and $2.3 million for the years ended December 31, 2024, 2023 and 2022, respectively.
NOTE 7 – PREMISES AND EQUIPMENT
Premises and equipment used in the ordinary course of business at December 31 are summarized as follows (dollars in thousands):

	Useful Lives in Years	2024	2023
Land		$9,432	$9,432
Buildings and leasehold improvements	5 to 50	36,942	36,083
Furniture and equipment	3 to 20	14,431	14,384
Total premises and equipment		60,805	59,899
Less: accumulated depreciation		29,622	27,561
Net premises and equipment		$31,183	$32,338

NOTE 8 – LEASES
Lessee Arrangements
The Company enters into leases in the normal course of business primarily for financial centers. The Company’s leases have remaining terms ranging from 3 to 8 years, some of which include renewal or termination options to extend the lease for up to 5 years.
Right-of-use assets and lease liabilities by lease type, and the associated balance sheet classifications, are as follows for year ended December 31, 2024 (in thousands):

	Balance Sheet Classification	2024	2023
Right of use assets:
Finance Leases	Premises and equipment, net	$930	$1,079

Lease Liabilities:
Finance Leases	Other liabilities	$951	$1,103

Lease Expense
The components of total lease cost were as follows for the years ended December 31, 2024 and December 31, 2023:

	2024	2023
Finance lease cost:
Right of use asset amortization	$148	$351
Interest expense	15	20
Total lease cost, net	$163	$371

Lease Obligations
Future undiscounted lease payments for finance leases with initial terms of one year or more as of December 31, 2024 are as follows:

2025	$324
2026	228
2027	205
2028	181
2029	49
Thereafter	8
Total undiscounted lease payments	$995
Less: imputed interest	45
Net lease liabilities	$950

Supplemental Lease Information

Finance lease weighted average remaining lease term (in years)	3.68
Finance lease weighted average discount rate	1.60%

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$152
Financing cash flows from finance leases	$355

Right-of-use assets obtained in exchange for
New finance lease liabilities	—

NOTE 9 – GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill is not amortized but tested at least annually for impairment. No impairment charges were recorded for any periods presented in the Consolidated Financial Statements. Total goodwill as of December 31, 2024 was $22.3 million or 0.89% of total assets and 12.23% of total capital. Total goodwill as of December 31, 2023 was $22.3 million or 0.99% of total assets and 12.22% of total capital.
Other identifiable intangibles consisted of core deposit intangibles being amortized over ten-year periods as of December 31 as follows (in thousands):

	2024	2023
Core deposit intangible	$1,496	$1,496
Accumulated amortization	(1,496)	(1,384)
Net core deposit intangible	$—	$112

Amortization expense was approximately $112 in year 2024 and $150 and $192 in years 2023 and 2022, respectively. The net core deposit intangible is fully amortized as of December 31, 2024.
NOTE 10 – OTHER REAL ESTATE OWNED
The carrying value of other real estate owned on the Consolidated Balance Sheets was approximately $260 as of December 31, 2024 compared to $0 as of December 31, 2023. The value of OREO is based on the lower of cost or fair value less cost to sell. Fair value is based on independent appraisals for significant properties and may be adjusted by management as discussed in Note 22.
At December 31, 2024, the balance of real estate owned includes no foreclosed residential real estate properties. No consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process at December 31, 2024 or December 31, 2023.

NOTE 11 – BANK-OWNED LIFE INSURANCE AND IMPUTED INCOME TAX REIMBURSEMENT AGREEMENTS
The Company has a significant investment in bank-owned life insurance policies (“BOLI”) and provides endorsement split dollar life insurance to certain employees in the position of Vice President and higher after one year of service. The cash surrender value of BOLI was $33.3 million as of December 31, 2024, and $33.0 million as of December 31, 2023. BOLI policies are initially recorded at the amount of premiums paid and are adjusted to current cash surrender values. Changes in cash surrender values are recorded in other non-interest income and are based on premiums paid less expenses plus accreted interest income. Earnings on BOLI resulted in non-interest income of approximately $838, $789, and $601, for the years ended December 31, 2024, 2023 and 2022, respectively.
Post-retirement death benefits for endorsement split dollar life insurance plans are accounted for in accordance with FASB ASC Subtopic 715-60, “Compensation – Retirement Benefits – Defined Benefit Plans – Postretirement.” Expense for accrual of such benefits is reflected in Salaries and Employee Benefits on the Consolidated Statements of Income and was approximately $104 and $260, for the years ended December 31, 2024 and 2023, respectively. The accrued liability for post-retirement death benefits is included in Other Liabilities on the Consolidated Balance Sheet and totaled $3.9 million and $3.8 million as of December 31, 2024 and 2023, respectively.
Because endorsement split dollar life insurance plans create imputed income to each applicable participant without generating cash to pay the tax expense associated with imputed income, FirstCNB entered into Imputed Income Tax Reimbursement Agreements with certain officers. The Imputed Income Tax Reimbursement Agreements provide for annual cash payments to the participants until death for the previous tax year in amounts equal to a portion of federal income taxes attributable to (i) the income imputed to the applicable participant on the benefit under the Amended and Restated Split Dollar Agreement and (ii) the additional cash payments under the Imputed Income Tax Reimbursement Agreement. Each participant is 100% vested in benefits provided under Imputed Income Tax Reimbursement Agreements. Service costs are based on the net present value of the sum of payments in accordance with each participant’s agreement. Interest accrues monthly at a rate of 7.0%.
Net other post-retirement benefits expense for Imputed Income Tax Reimbursement Agreements was as follows for the years ended December 31 (in thousands):

	2024	2023
Service cost	$—	$—
Interest cost	7	9
Net other post-retirement benefits expense	$7	$9

The accumulated post-retirement defined benefit obligation for Imputed Income Tax Reimbursement Agreements was as follows for the years ended December 31 (in thousands):

	2024	2023
Accumulated other post-retirement benefit obligation:
Beginning balance	$195	$223
Service cost
Interest cost	7	9
Benefit payments	(41)	(37)
Ending balance	$161	$195

The accumulated post-retirement benefit obligation was included in Other Liabilities as of December 31, 2024 and 2023 and was equal to the funded status of the plan as of each applicable year-end, as there were no related assets recognized on the Consolidated Balance Sheet for the Imputed Income Tax Reimbursement Agreements.

NOTE 12 – DEPOSITS
Included in interest-bearing deposits shown at December 31 were the following deposits in denominations of $250 or greater (in thousands):

	2024	2023
Time deposits	$353,055	$295,755
Non-maturity transaction and savings deposits	627,171	578,913

NOW accounts, included in interest bearing deposits on the Consolidated Balance Sheets, totaled $184.8 million as of December 31, 2024 and $134.7 million as of December 31, 2023. Demand deposit balances reclassified as loans consisted of overdrafts totaling approximately $544 and $492 as of December 31, 2024 and 2023, respectively. Maturities of time deposits were as follows as of December 31, 2024 (in thousands):

On or before December 31, 2025	$594,936
On or during year ended December 31, 2026	51,311
On or during year ended December 31, 2027	8,700
On or during year ended December 31, 2028	12,323
During or after year ended December 31, 2029	9,586
$676,856

NOTE 13 – FEDERAL FUNDS PURCHASED AND OTHER SHORT-TERM BORROWINGS
The Company has various sources of short-term borrowings, which consist primarily of cash management advances from the Federal Home Loan Bank (“FHLB”) and federal funds purchased from correspondent banks. Short-term borrowings are used to manage seasonal fluctuations in liquidity.
Cash management advances from FHLB are secured by one-to-four family first mortgages under the blanket collateral pledge agreement that also collateralizes long-term advances from FHLB and have maturities of 90 days or less. See Note 14 for more information about maximum borrowing capacity with FHLB. There were no short-term borrowings outstanding against this line as of December 31, 2024 or 2023.
The Company has five federal fund lines of credit available with various correspondent banks totaling $69.5 million as of December 31, 2024. There were no federal funds purchased as of December 31, 2024 or 2023.
The following tabular analysis presents short-term borrowing year-end balance, maximum month-end balance, annual average and weighted average interest rates for the years ended December 31, 2024, 2023 and 2022 (dollars in thousands):

	2024	2023	2022
Amount outstanding at end of year	$—	$—	$—
Weighted average interest rate at end of year	—%	—%	—%
Maximum outstanding at any month end	$—	$—	$—
Average outstanding during year	94	41	16
Weighted average interest rate during year	5.6%	4.3%	0.6%

NOTE 14 – LONG TERM DEBT
Long-term debt as of December 31, 2024 and 2023 is summarized as follows (in thousands):

	2024	2023
FHLB advances	$75,000	$50,000
Junior subordinated debentures	15,465	15,349
Total long-term debt	$90,465	$65,349

FHLB advances
FirstCNB had secured advances from FHLB totaling $75 million as of December 31, 2024 and $50 million as of December 31, 2023. FHLB borrowings are comprised primarily of advances with principal due at maturity with fixed interest rates ranging from 3.77% to 4.91%. Obligations are secured by loans totaling $1.1 billion consisting of the FirstCNB’s entire portfolio of fully disbursed, one-to-four family residential mortgages, commercial mortgages and farm mortgages. FirstCNB had additional borrowing capacity with the FHLB of $405.3 million as of December 31, 2024.
Junior subordinated debentures
The Company owns 100% of the outstanding common securities of three business trusts that issued corporation-obligated mandatorily redeemable preferred capital securities to third-party investors. The trusts used the proceeds from the issuance of their preferred capital securities and common securities (collectively referred to as “capital securities” to buy floating rate junior subordinated debentures issued by the Company. The debentures are the trusts’ only assets and interest payments from the debentures finance the distributions paid on the capital securities. Distributions are payable quarterly at a rate per annum equal to the interest rate being earned by the trusts on the debentures held by the trusts. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. The Company has entered into agreement which fully and unconditionally guarantees the capital securities subject to terms of the guarantee. Although for accounting presentation the trust preferred securities are presented as long-term debt, the outstanding balance qualifies as additional Tier I capital subject to certain limitations. The following table provides details on the debentures as of December 31, 2024 and 2023:

	Principal Amount	Interest Rate	Year of Maturity	Amount included in Additional Tier I Capital
As of December 31, 2024:
First Citizens (TN) Statutory Trust III	$5,155	6.41%	2035	$5,155
First Citizens (TN) Statutory Trust IV	5,155	6.37%	2037	5,155
Southern Heritage Statutory Trust I	5,155	6.67%	2034	5,155
As of December 31, 2023:
First Citizens (TN) Statutory Trust III	$5,155	7.44%	2035	$5,155
First Citizens (TN) Statutory Trust IV	5,155	7.40%	2037	5,155
Southern Heritage Statutory Trust I	5,155	7.70%	2034	5,155

In March 2005, the Company formed First Citizens (TN) Statutory Trust III, a Delaware statutory trust for the sole purpose of issuing and selling trust preferred securities and using proceeds from the sale to acquire long-term subordinated debentures issued by the Company. Proceeds were used to reduce other debt at the Company. For the period beginning on (and including) the date of original issuance and ending on (but excluding) June 17, 2005, the rate per annum equals the three-month LIBOR plus 1.80%. Interest payment dates are March 17, June 17, September 17, and December 17 during the 30-year term. In June 2023, the index rate was migrated from three-month LIBOR to 3-month Chicago Mercantile Exchange (CME) Term Secured Overnight Financing Rate (SOFR) plus fallback spread of 0.26161%.
In March 2007, the Company formed First Citizens (TN) Statutory Trust IV, a Delaware statutory trust for the sole purpose of issuing and selling trust preferred securities and using proceeds from the sale to acquire long-term subordinated debentures issued by the Company. Proceeds were used to refinance other debt at the Company at a lower interest rate. For the period beginning on (and including) the date of original issuance and ending on (but excluding) June 15, 2007, the rate per annum equals the three-month LIBOR plus 1.75%. Interest payment dates are March 15, June 15, September 15, and December 15 during the 30-year term. In June 2023, the index rate was migrated from three-month LIBOR to 3-month Chicago Mercantile Exchange (CME) Term Secured Overnight Financing Rate (SOFR) plus fallback spread of 0.26161%.
Pursuant to the merger with SH Bancshares on October 1, 2014, the Company assumed the debentures issued to Southern Heritage Statutory Trust I. The discount associated with the Company’s assumption of the debentures issued to Southern Heritage Statutory Trust I is fully amortized as of December 31, 2024 and had a carrying value of $116 as of December 31, 2023. Interest for Southern Heritage Statutory Trust I reprices quarterly equal to the three-month LIBOR plus 2.05%. Contractual maturity for this issuance is December 2034. In June 2023, the index rate was migrated from three-month LIBOR to 3-month Chicago Mercantile Exchange (CME) Term Secured Overnight Financing Rate (SOFR) plus fallback spread of 0.26161%.

Annual average volume, rates and maturities of long-term debt for the years ended December 31, 2024 and 2023 were as follows (dollars in thousands):

	Average
	Volume	Interest Rate	Maturity
2024
First Citizens Bancshares, Inc.	$15,418	7.46%	11 years
First Citizens National Bank	62,171	4.20%	3 years
2023
First Citizens Bancshares, Inc.	$15,267	7.31%	12 years
First Citizens National Bank	42,399	3.81%	3 years

Maturities of principal of long-term debt for the following five years were as follows as of December 31, 2024 (in thousands):

2025	$10,000
2026	15,000
2027	20,000
2028	10,000
2029	10,000
Thereafter	25,465
$90,465

The Company is dependent on the profitability of its subsidiaries and their ability to pay dividends in order to service its long-term debt.
NOTE 15 – DERIVATIVES
Cash flow hedge: In 2018, the Company entered into an interest rate swap agreement as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swap does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.
Interest rate swap contract was executed in April 2018 with an effective date beginning June 15, 2018 and matures June 1, 2028 to hedge a floating rate liability. The swap has a notional amount totaling $5.0 million as of December 31, 2024 and 2023, was designated as cash flow hedge for certain junior subordinated debentures and was determined to be fully effective during 2024 and 2023. As such, no amount of ineffectiveness has been included in net income. Therefore, the fair value of the swap is recorded in other liabilities with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedges no longer be considered effective. The Company expects the hedges to remain fully effective during the remaining term of the swap.
Interest recorded for the cash flow hedge was approximately $118 and $113 in income for years 2024 and 2023 and $65 in expense for 2022, respectively and is classified as Interest expense on borrowings in the Consolidated Statement of Income. The fair value of the cash flow hedge is approximately $192 and $143 and included in Other Assets on the Consolidated Balance Sheets as of December 31, 2024 and 2023, respectively.
Fair value hedge: In 2024, the Company entered into an interest rate swap contract with an effective date of April 22, 2024, maturity date of May 1, 2027, and notional amount of $25 million designated as fair value portfolio layer hedge of certain fixed rate municipal securities. The hedge was determined to be effective at inception and as of the year ended December 31, 2024. The Company expects the hedge to remain fully effective during the remaining term of the swap. Interest recorded for the fair value hedge was approximately $68 for the year ended December 31, 2024, and is classified in Other Interest Income in the Consolidated Statement of Income. The fair value hedge is included in Other Liabilities at approximately $350 as of December 31, 2024.

NOTE 16 – INCOME TAXES
Provision for income taxes was comprised of the following for the years ended December 31 (in thousands):

	2024	2023	2022
Income tax expense (benefit):
Current	$1,277	$1,173	$4,961
Deferred	255	1,293	(286)
	$1,532	$2,466	$4,675

Effective tax rates for the years ended December 31, 2024, 2023 and 2022 differed from federal statutory rates applied to income before income taxes as a result of the following (dollars in thousands):

	2024	2023	2022
Federal statutory rate in effect	21%	21%	21%
Tax expenses at statutory rate	$4,203	$4,426	$6,665
(Decrease) increase resulting from:
Tax exempt income	(2,308)	(2,175)	(2,295)
Net earnings on bank-owned life insurance	(176)	(166)	(126)
State taxes, net of federal benefit	59	240	511
Other items, net	(246)	141	(80)
	$1,532	$2,466	$4,675

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefit of these deductible differences. However, the amount of deferred tax assets considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.
Deferred tax assets and liabilities were comprised of the following as of December 31 for the years indicated (in thousands):

	2024	2023	2022
Deferred tax assets:
Allowance for credit losses	$5,003	$5,094	$4,254
Unrealized loss on other real estate owned	—	—	6
Net unrealized losses on available-for-sale debt securities	27,142	24,041	29,876
Purchase accounting adjustments, net	78	30	—
Deferred loan fees	884	720	756
Deferred compensation plans	645	654	645
Other	145	193	160
Total deferred tax assets	33,897	30,732	35,697
Deferred tax liabilities:
Depreciation	(1,376)	(1,334)	(1,771)
FHLB stock dividends	(578)	(578)	(578)
Purchase accounting adjustments, net.	—	—	(39)
Prepaid expenses	(645)	(547)	(479)
Net unrealized gains-cash flow hedge	(50)	(37)	(58)
Other	(409)	(242)	(205)
Total deferred tax liabilities	(3,058)	(2,738)	(3,130)
Net deferred tax assets	$30,839	$27,994	$32,567

As of December 31, 2024 and 2023, the Company had no net operating loss carryforwards for state or federal tax purposes. As of December 31, 2024 and 2023, the Company had no unrecognized tax benefits. The Company’s policy is to recognize penalties and interest on unrecognized tax benefits in Provision for Income Tax Expense in the Consolidated Statements of Income. There were no amounts related to interest and penalties recognized for each of the years ended December 31, 2024, 2023 and 2022.
NOTE 17 – REGULATORY MATTERS
FirstCNB is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on FirstCNB and the Consolidated Financial Statements. Regulations require banks to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
In general, an institution may qualify for the Community Bank Leverage Ratio (CBLR) framework if it has a leverage ratio greater than 9% (as reported in Schedule RC-R, Part I, item 31); has less than $10 billion in total consolidated assets (Schedule RC-R, Part I, item 32); is not an advanced approaches institution; has total trading assets and trading liabilities of 5% or less of total consolidated assets (Schedule RC-R, Part I, item 33); and has total off-balance sheet exposures (excluding derivatives other than sold credit derivatives and unconditionally cancelable commitments) of 25% or less of total consolidated assets (Schedule RC-R, Part I, item 34). However, an otherwise qualifying institution’s primary federal supervisory authority may disallow the institution’s use of the CBLR framework based on the supervisory authority’s evaluation of the risk profile of the institution.
A qualifying institution with a leverage ratio that exceeds 9% and opts into the CBLR framework shall be considered to have met: (i) the generally applicable risk-based and leverage capital requirements in the agencies’ capital rules; (ii) the capital ratio requirements to be considered well capitalized under the agencies’ prompt corrective action (PCA) framework (in the case of insured depository institutions); and (iii) any other applicable capital or leverage requirements. FirstCNB opted in the CLBR framework beginning in 2020. FirstCNB’s Tier I capital totaled $244,797 and $236,673 for the years ended December 31, 2024 and 2023, respectively. FirstCNB’s Tier I leverage ratios were 9.54% and 9.61% as of December 31, 2024 and 2023, respectively.
NOTE 18 – CAPITAL
The Company is subject to capital adequacy requirements imposed by the Federal Reserve. In addition, FirstCNB is restricted by regulation from paying dividends in an amount in excess of the net earnings of the current year plus retained profits of the preceding two years. As of December 31, 2024, $37.0 million of retained earnings were available for future dividends from FirstCNB to the Company.
Changes in Accumulated Other Comprehensive Income (Loss) as of December 31, 2024 and 2023 were as follows (in thousands):

	2024	2023
Unrealized gain (loss) on cash flow hedge, net of tax	$36	($59)
Unrealized gains (losses) on available-for-sale securities without other-than-temporary impairment, net of tax	(9,509)	17,493
Unrealized losses on available-for-sale securities with other-than-temporary impairment, net of tax	—	—
Total accumulated other comprehensive income (loss)	(9,473)	17,434

NOTE 19 – RELATED PARTY TRANSACTIONS
The Company has loans and deposits with certain executive officers, directors and their affiliates. The Company also enters into contracts with certain related parties from time to time such as for construction of a branch. All related party transactions are entered into under substantially the same terms as unrelated third party transactions. All material contracts are awarded based on competitive bids.

Activity in loans to executive officers, directors and their affiliates was as follows for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Balance at beginning of period	$5,727	$5,442
New loans	5,420	6.095
Repayments	(5,759)	(5,810)
Balance at end of period	$5,388	$5,727

There were no charged-off, restructured or non-current loans to related parties for any of the periods presented. Loans to related parties are made on substantially the same terms as third-party transactions.
Indebtedness shown represents amounts owed by directors and executive officers of the Company and FirstCNB and by entities in which such persons are general partners or have at least 10% or greater interest and trust and estates in which they have a substantial beneficial interest. All loans have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and do not involve other than normal risks of collectability.
FirstCNB routinely enters into deposit relationships with its directors, officers and employees in the normal course of business. These deposits bear the same terms and conditions as those prevailing at the time for comparable transactions with unrelated parties. Balances of executive officers and directors on deposit as of December 31, 2024 and 2023 were $35.3 million and $32.5 million, respectively.
NOTE 20 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk not recognized in the statement of financial position.
The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The same policies are utilized in making commitments and conditional obligations as are used for creating on-balance sheet instruments. Ordinarily, collateral or other security is not required to support financial instruments with off-balance sheet risk.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements. Each customer’s credit-worthiness is evaluated on a case-by-case basis, including the collateral required, if deemed necessary by FirstCNB upon extension of credit, and is based on management’s credit evaluation of the counter party. At December 31, 2024 and 2023, the Company had outstanding loan commitments of $294.7 million and $274.5 million, respectively. As of year-end 2024, variable rate commitments were $238.5 million and fixed rate commitments were $56.2 million. As of year-end 2023, variable rate commitments were $191.4 million and fixed rate commitments were $83.1 million. Of these commitments, none had an original maturity in excess of one year.
Standby letters of credit and financial guarantees are conditional commitments issued by the Company to guarantee performance of a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements, and the credit risk involved is essentially the same as that involved in extending loans to customers. The Company requires collateral to secure these commitments when deemed necessary. At December 31, 2024 and 2023, outstanding standby letters of credit totaled $6.5 million and $6.5 million, respectively.

NOTE 21 – SIGNIFICANT CONCENTRATIONS OF CREDIT RISK
The Company grants agribusiness, commercial, residential and personal loans to customers throughout a wide area of the mid-southern United States. A large majority of the Company’s loans, however, are concentrated in the immediate vicinity of the Company, primarily in Tennessee. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the agribusiness and industrial economic sectors of that geographic area.
NOTE 22 – FAIR VALUE MEASUREMENTS
Recurring Basis
The following are descriptions of valuation methodologies used for assets measured at fair value on a recurring basis. There are no liabilities measured for fair value on a recurring basis for any of the periods presented.
Securities
Fair values for debt securities are obtained from a third party vendor and are valued using Level 2 inputs.
Fair values for equity securities are obtained from a third party using Level 1 inputs.
Derivatives
The Company has interest rate swaps which are designated as a cash flow hedge or fair value hedge. Fair values for derivatives are obtained from a third-party vendor and valued using Level 2 inputs.
Assets and liabilities as of December 31, 2024 and 2023 measured at estimated fair value on a recurring basis were as follows (in thousands):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
December 31, 2024:
Financial assets:
Debt securities available-for-sale	$—	$723,789	$—	$723,789
Equity securities	812	—	—	812
Cash flow hedge	—	192	—	192
Financial liabilities:
Fair value hedge		$350		$350
December 31, 2023:
Financial assets:
Debt securities available-for-sale	$—	$743,941	$—	$743,941
Equity securities	806			806
Cash flow hedge Financial liabilities:	$—	$143	$—	$143
Fair value hedge		$—		$—

Non-Recurring Basis
Certain assets are measured at fair value on a non-recurring basis as described below.
Loans Held-for-Sale
Loans held-for-sale are recorded at the lower of cost or fair value. Fair value of loans held-for-sale are based upon binding contracts and quotes from third party investors that qualify as Level 2 inputs for determining fair value. Loans held for sale did not have an impairment charge in 2024, 2023 or 2022.
Other Real Estate Owned
OREO is recorded at the lower of cost or fair value. Fair value is measured based on independent appraisals and may be discounted by management based on historical experience and knowledge and changes in market conditions from time of valuation. As such discounts may be significant, these inputs are considered Level 3 in the hierarchy for determining fair value. Values of OREO are reviewed at least annually or more often if circumstances require more frequent evaluations.

Assets as of December 31, 2024 and 2023 measured at estimated fair value on a non-recurring basis were as follows:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
December 31, 2024:
Assets:
Loans held-for-sale	$—	$2,759	$—	$2,759
Other real estate owned	—	—	260	260
December 31, 2023:
Assets:
Loans held-for-sale	$—	$2,826	$—	$2,826
Other real estate owned	—	—	—	—

Other Fair Value Estimates
The following assumptions were made and methods applied to estimate the fair value of each class of financial instruments not measured at fair value on the Consolidated Balance Sheets:
Cash and Cash Equivalents
For instruments that qualify as cash equivalents, as described in Note 1, the carrying amount is assumed to be fair value.
Interest-Bearing Deposits in Other Banks
Interest-bearing deposits in other banks consist of excess balances held at the Federal Reserve Bank and short term CDs and the carrying amount is assumed to be fair value.
Loans
Fair value of variable-rate loans with no significant change in credit risk subsequent to loan origination is based on carrying amounts. For other loans, such as fixed rate loans, fair values are estimated utilizing discounted cash flow analyses, applying interest rates currently offered for new loans with similar terms to borrowers of similar credit quality. Fair values of loans that have experienced significant changes in credit risk have been adjusted to reflect such changes.
Federal Home Loan Bank and Federal Reserve Bank Stock
Carrying amounts of capital stock of the FHLB of Cincinnati and Federal Reserve Bank of St. Louis approximate fair value.
Bank-Owned Life Insurance
Carrying amount of bank-owned life insurance is the cash surrender value as of the end of the periods presented and approximates fair value.
Accrued Interest Receivable and Other Assets
The fair values of accrued interest receivable and other assets are assumed to be the carrying value.
Deposit Liabilities
Demand Deposits
The fair values of deposits which are payable on demand, such as interest bearing and non-interest bearing checking accounts, passbook savings, and certain money market accounts are equal to the carrying amount of the deposits.

Variable-Rate Deposits
The fair value of variable-rate money market accounts and CDs approximate their carrying value at the balance sheet date.
Fixed-Rate Deposits
For fixed-rate CDs, fair values are estimated utilizing discounted cash flow analyses, which apply interest rates currently being offered on CDs to a schedule of aggregated monthly maturities on time deposits.
Long-term debt
For securities sold under repurchase agreements payable upon demand, the carrying amount is a reasonable estimate of fair value. For securities sold under repurchase agreements for a fixed term, fair values are estimated using the same methodology as fixed rate time deposits discussed above. The fair value of the advances from the FHLB and other long-term borrowings are estimated by discounting the future cash outflows using the current market rates.
Accrued Interest Payable and Other Liabilities
The fair values of accrued interest payable and other liabilities are assumed to be the carrying value.
The carrying amount and fair value of assets and liabilities not measured at fair value on the Balance Sheets as of December 31, 2024 and 2023 were as follows (in thousands):

	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
As of December 31, 2024:
Financial assets:
Cash and cash equivalents	$59,449	$59,449	$—	$—	$59,449
Interest-bearing deposits in other banks	104,704	104,704			104,704
Loans, net of allowance	1,466,292		1,458,036		1,458,036
Federal Reserve Bank and Federal Home Loan Bank Stock	7,476		7,476		7,476
Bank owned life insurance	33,336		33,336		33,336
Accrued interest receivable	12,153		12,153		12,153
Other assets	6,137		6,137		6,137
Financial liabilities:
Deposits	2,150,728		2,153,500		2,153,500
Short-term borrowings	60,798		60,798		60,798
Other borrowings	90,465		89,412		89,412
Accrued interest payable	3,032		3,032		3.032
Other liabilities	16,504		16,504		16,504
Off-balance sheet arrangements
Commitments to extend credit	294,673		294,673		294,673
Standby letters of credit	6,522		6,522		6,522

	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
As of December 31, 2023:
Financial assets
Cash and cash equivalents	$59,966	$59,966	$—	$—	$59,966
Interest bearing deposits in other banks	57,162	57,162			57,162
Loans, net of allowance	1,383,897		1,346,075		1,346,075
Federal Reserve Bank and Federal Home Loan Bank Stock	6,335		6,335		6,335
Bank owned life insurance	33,027		33,027		33,027

	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Accrued interest receivable	11,099		11,099		11,099
Other assets	4,919		4,919		4,919
Financial liabilities
Deposits	2,027,620		2,028,877		2,028,877
Short-term borrowings	97,127		97,127		97,127
Other borrowings	65,349		64,686		64,686
Accrued interest payable	2,208		2,208		2,208
Other liabilities	13,862		13,862		13,862
Off-balance sheet arrangements
Commitments to extend credit	274,469		274,469		274,469
Standby letters of credit	6,482		6,482		6,482

NOTE 23 – OTHER BENEFIT PLANS
The Company maintains the First Citizens National Bank of Dyersburg Employee Stock Ownership Plan (the “ESOP”) and the First Citizens National Bank 401(k) Plan (the “401(k) Plan”) as employee benefits. The plans provide for a contribution annually not to exceed 25% of the total compensation of all participants and afford eligibility for participation to all full-time employees who have completed at least one year of service and are age 21 or older.
The Company annually contributes amounts equal to 3% of total eligible compensation to the 401(k) Plan and a discretionary percentage of total eligible compensation to either or both the 401(k) Plan and the ESOP. For 2024 and 2023, discretionary contributions were allocated as 7% to the ESOP and 0% to the 401(k). Total eligible compensation for both plans consists of total compensation subject to federal income tax and includes any salary deferrals made through the 401(k) Plan and Section 125 Cafeteria Plan. Contributions are subject to maximum limits set annually by the IRS. Each participant may also elect to defer up to 75% of his or her pay into the 401(k) Plan, subject to dollar limitations imposed by law.
Employer cash contributions to the 401(k) Plan totaled approximately $680 for 2024, $1.1 million for 2023, and $1.1 million for 2022. Employer cash contributions to the ESOP totaled approximately $1.6 million for 2024, $1.6 million for 2023, and $1.1 million for 2022. Cash contributions to the 401(k) Plan and ESOP are reported in Salaries and Employee Benefits in Non-Interest Expenses on the Consolidated Statements of Income.
The ESOP is a non-leveraged plan and all shares of Company common stock owned by the ESOP were allocated to participants as of December 31, 2024 and 2023. Cash dividends paid by the Company on common stock held by the ESOP are charged to retained earnings. All shares owned by the ESOP are considered outstanding for earnings per share computations. In the event a terminated or retired ESOP participant desires to sell his or her shares of Company common stock, or if certain employees elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value. The ESOP owned 553,916 shares of Company common stock with an estimated fair value of $32.1 million as of December 31, 2024 and 578,118 shares of Company common stock with an estimated fair value of $38.2 million as of December 31, 2023.
Deferred compensation plans are in effect for certain officers. Under the plans, FirstCNB pays each participant a monthly benefit beginning with the individual’s termination of service. A liability is accrued for the obligation under these plans and reported in Other Liabilities on the Consolidated Balance Sheets. The expense incurred for deferred compensation for each of the last three years was approximately $223, $144, and $141. Total liabilities for deferred compensation plans totaled approximately $2.4 million and $2.3 million as of December 31, 2024 and 2023, respectively. Annuity contracts were purchased and owned by FirstCNB and are to be used to provide benefits to certain participants upon retirement. The annuity contracts are reported in Other Assets on the Consolidated Balance Sheets and totaled $2.6 million as of December 31 , 2024 and $2.7 million as of December 31, 2023.

NOTE 24 – QUARTERLY SELECTED FINANCIAL DATA (UNAUDITED)
The following table presents quarterly selected financial data (unaudited) for 2024 and 2023 (in thousands, except per share data):

	Interest Income	Net Interest Income	Net Income	EPS Basic	EPS Diluted
2024:
First quarter	$27,817	$13,120	$3,722	$0.96	$0.96
Second quarter	28,553	13,324	3,986	1.02	1.02
Third quarter	29,730	13,647	4,502	1.16	1.16
Fourth quarter	30,509	14,732	5,272	1.37	1.37
Total	$116,609	$54,823	$17,482	$4.51	$4.51

2023
First quarter	$24,152	$15,319	$6,050	$1.55	$1.55
Second quarter	25,227	14,273	4,669	1.19	1.19
Third quarter	26,360	13,648	3,845	0.98	0.98
Fourth quarter	27,355	13,236	4,046	1.04	1.04
Total	$103,094	$56,476	$18,610	$4.76	$4.76

NOTE 25 – CONDENSED FINANCIAL INFORMATION
FIRST CITIZENS BANCSHARES, INC.
(Parent Company Only)
Balance Sheets
December 31, 2024 and 2023
(In thousands)

	2024	2023
Assets
Cash and cash equivalents	$3,672	$2,680
Available for sale securities: U.S. agency debt securities	682	700
Investment in subsidiaries	191,830	192,680
Cash flow hedge	192	143
Other assets	46	46
Total assets	$196,422	$196,249
Liabilities and shareholders’ equity
Liabilities
Trust preferred debt	$15,465	$15,349
Accrued expenses	323	178
Total liabilities	15,788	15,527
Shareholders’ equity	180,634	180,722
Total liabilities and shareholders’ equity	$196,422	$196,249

FIRST CITIZENS BANCSHARES, INC.
(Parent Company Only)
Condensed Statements of Income
Years Ended December 31, 2024 and 2023

	2024	2023
Income
Interest income	$45	$42
Dividends from subsidiaries	9,980	8,235
Total income	10,025	8,277
Expenses
Interest expense	1,150	1,158
Other expenses	493	492
Total expenses	1,643	1,650
Income before income taxes and equity in undistributed net income of subsidiaries	8,382	6,627
Income tax benefit	(429)	(444)
	8,811	7,071
Equity in undistributed net income of subsidiaries	8,671	11,539
Net income	$17,482	$18,610

FIRST CITIZENS BANCSHARES, INC.
(Parent Company Only)
Condensed Statements of Cash Flows
Years ended December 31, 2024 and 2023

	2024	2023
Operating activities
Net income	$17,482	$18,610
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiaries	(8,671)	(11,539)
Decrease in other assets	—	73
Increase (decrease) in other liabilities	244	(1,489)
Net cash provided by operating activities	9,055	5,655
Investing activities
Proceeds from maturity or paydown of available-for-sale securities	34	37
Net cash provided by investing activities	34	37
Financing activities
Dividend payments to shareholders	(6,201)	(7,459)
Treasury stock transactions -net	(1,896)	(334)
Net cash used by financing activities	(8,097)	(6,649)
Decrease in cash for the year	(992)	(957)
Cash and cash equivalents at beginning of year	2,680	3,637
Cash and cash equivalents at end of year	$3,672	$2,680

NOTE 26 – REVENUE FROM CONTRACTS WITH CUSTOMERS
The Company follows ASU No. 2014-09 “Revenue from Contracts with Customers” (“Topic 606”) and all subsequent ASUs that modified Topic 606 regarding recognition of non-interest income. Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. Topic 606 is applicable to noninterest revenue streams such as asset management fees, service charges on deposit accounts, sales of other real estate, and debit card interchange fees. Substantially all the Bank’s revenue is generated from contracts with customers. Noninterest revenue streams in-scope of Topic 606 are discussed below.

All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within non-interest income. The following table presents the Company’s sources of non-interest income. Items outside the scope of ASC 606 are noted as such.

	2024	2023	2022
Non-interest income:
Within scope of ASC 606:
Service charges on deposits	$4,893	$4,709	$4,757
Income from ATM & debit cards	5,322	5,351	5,156
Income from insurance activities	1,442	1,371	1,442
Income from fiduciary activities	2,016	1,623	1,774
Brokerage fees	186	177	195
Gain (loss) on sale of other real estate	—	(21)	35
Not within scope of ASC 606:
Mortgage banking income	1,556	1,335	2,326
Earnings on bank owned life insurance	838	789	601
Gain (loss) on sale of premises & equipment	14	1	1
Gain (loss) on sale or call of available-for-sale securities	(144)	209	871
Write down of other real estate owned	—	—	—
Other non-interest income	1,177	1,239	1,136
Total non-interest income	$17,300	$16,783	$18,294

A description of the Company’s revenue streams accounted for under ASC 606 is as follows:
Service Charges on Deposits
Service charges on deposit accounts consist of non-sufficient fund fees, account analysis fees, monthly service fees, and other deposit account related fees. FirstCNB’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Non-sufficient fund fees and other deposit account related fees are largely transactional based, and therefore, FirstCNB’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is received immediately or in the following month through a direct charge to customers’ accounts.
Income from ATM & Debit Cards
Income from ATM and debit cards is primarily comprised of interchange fees earned whenever FirstCNB’s debit cards are processed through card payment networks. Other service charges include revenue from processing wire transfers, official checks, and other services. FirstCNB’s performance obligation for fees, exchange and other service charges are largely satisfied, and related revenue recognized when the services are rendered or upon completion. Payment is typically received daily for the transactions.
Income from insurance activities
Income generated from insurance activities primarily consists of insurance carriers in one of two ways. Some pay the commission each month as the customer pays the premium and others pay the annual amount up front to the agency and then deduct commission if the customer does not pay all the premium. W&A does not have to perform any additional duties after the sale so therefore the earnings process is complete, and the entire amount of the commission should be recognized at the time of the sale.
Income from fiduciary activities
FirstCNB’s Trust Department primarily earns fees from fiduciary activities through trust accounts in which FirstCNB serves as Trustee controlling and managing the assets of the Trusts, or under Agency or Custody contracts with trust department customers to manage assets on their behalf for investment purposes, and/or to make agreed transactions in their accounts. These fees are primarily earned over time as FirstCNB provides the contracted monthly, quarterly, or annual services. Fees are generally assessed based on a tiered scale of the market value of assets under management based on FirstCNB’s published fee schedule. Estate Administration Services are also provided based on a separate published fee schedule and fees are recognized as services are rendered. Other related services provided, such as financial planning are included in the fees earned for the Trust or Agency/Custody services based on FirstCNB’s published Trust Fee Schedules for assets held and are recognized as services are rendered.
Brokerage fees
The Company earns fees from investment brokerage services provided to its customers by a third-party service provider. The Company receives commissions from the third-party service provider on a monthly basis based upon customer activity for the month. The Company acts as a referral agent in arranging the relationship between customer and third party service provider and does not control the services rendered to the customer. Fees are recognized on a monthly basis.
Gains (losses) on sale of other real estate
The Company records a gain or loss on the sale of other real estate when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of other real estate for the buyer, the Company assesses whether the buyer is committed to perform their obligations under contract and whether collectability of the transaction price is probable. Once these criteria are met, the other real estate is derecognized and the gain on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain on sale, the Company adjusts the transaction price and related gain on sale if a significant financing component is present.
Contract Balances
A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company’s non-interest revenue streams are largely based on transactional activity, or standard month-end revenue accruals. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of December 31, 2024 and 2023, the Bank did not have any significant contract balances.
Contract Acquisition Costs
In connection with the adoption of Topic 606, an entity is required to capitalize, and subsequently amortize into expense, certain incremental costs of obtaining a contract with a customer if these costs are expected to be recovered. The incremental costs of obtaining a contract are those costs that an entity incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained (for example, sales commission). The Company utilizes the practical expedient which allows entities to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less. The Company did not capitalize any contract acquisition costs in any of the periods presented.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands, except common share and per share data)

	(Unaudited) September 30, 2025	December 31, 2024
ASSETS
Cash and due from banks	$28,557	$37,707
Federal funds sold	7,900	21,742
Cash and cash equivalents	36,457	59,449
Interest-bearing deposits in other banks	68,358	104,704
Debt securities available for sale	745,817	723,789
Equity securities	766	812
Loans (net of unearned income of $3,850 at September 30, 2025, and $3,383 at December 31, 2024)	1,600,248	1,484,274
Less: Allowance for credit losses	18,516	17,982
Net loans	1,581,732	1,466,292
Loans held-for-sale	4,014	2,759
Federal Home Loan Bank and Federal Reserve Bank stocks, at cost	8,015	7,476
Premises and equipment	30,446	31,183
Accrued interest receivable	13,775	12,153
Goodwill	22,340	22,340
Other real estate owned	21,413	260
Bank-owned life insurance policies	33,598	33,336
Net deferred tax assets	24,209	30,839
Other assets	11,037	10,809
TOTAL ASSETS	$2,601,977	$2,506,201
LIABILITIES AND EQUITY
Noninterest-bearing deposits	$362,994	$373,740
Interest-bearing deposits	1,851,378	1,776,988
Total deposits	2,214,372	2,150,728
Securities sold under agreements to repurchase	51,292	60,798
Federal Home Loan Bank advances	85,000	75,000
Trust preferred debt	15,465	15,465
Other liabilities	22,065	18,792
Total liabilities	2,388,194	2,323,512
Equity
Class A common stock, no par value – 1,000,000 authorized; 145,243 issued and 121,984 outstanding at September 30, 2025, and 1,000,000 authorized; 145,243 issued and 123,456 outstanding at December 31, 2024	$146	$146
Common stock, no par value - 10,000,000 authorized; 3,950,345 issued and 3,702,594 outstanding at September 30, 2025, and 10,000,000 authorized; 3,950,345 issued and 3,738,961 outstanding at December 31, 2024	3,950	3,950
Surplus	31,946	31,946
Retained earnings	248,137	233,800
Accumulated other comprehensive income (loss)	(60,115)	(79,202)
Total common stock and retained earnings	224,064	190,640
Less-270,671 treasury shares, at cost as of September 30, 2025, and 233,171 treasury shares, at cost as of December 31, 2024	12,336	10,006
Total shareholders’ equity	211,728	180,634
Non-controlling (minority) interest in consolidated subsidiary	2,055	2,055
Total equity	213,783	182,689
TOTAL LIABILITIES AND EQUITY	$2,601,977	$2,506,201

Note: See accompanying notes to unaudited consolidated condensed financial statements.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest income
Interest and fees on loans	$25,717	$23,545	$74,152	$67,676
Interest and dividends on investment securities:
Taxable	3,768	2,924	11,192	8,728
Tax-exempt	1,964	2,064	5,859	6,472
Other interest income	816	1,197	3,094	3,224
Total interest income	32,265	29,730	94,297	86,100
Interest expense
Interest on deposits	13,887	14,487	41,410	41,448
Other interest expense	1,578	1,596	4,610	4,561
Total interest expense	15,465	16,083	46,020	46,009
Net interest income	16,800	13,647	48,277	40,091
Provision for loan losses	360	0	600	0
Net interest income after provision	16,440	13,647	47,677	40,091
Noninterest income
Mortgage banking income	518	469	1,344	1,078
Income for fiduciary activities	519	567	1,489	1,459
Service charges on deposit accounts	1,352	1,261	3,802	3,592
Income from ATM and debit cards	1,302	1,359	3,869	3,976
Earnings on bank owned life insurance	313	228	728	626
Other noninterest income	613	679	2,210	1,901
Total noninterest income	4,617	4,563	13,442	12,632
Other noninterest expense:
Salaries and employee benefits	$8,104	$7,741	$24,005	$23,095
Net occupancy expense	975	869	2,769	2,473
Depreciation expense	541	552	1,591	1,601
Data processing expense	1,280	1,157	3,704	3,749
Advertising and promotions	271	263	642	692
ATM and debit card fees and expense	423	652	1,715	1,761
Other noninterest expense	1,798	1,985	5,743	6,184
Total noninterest expense	13,392	13,219	40,169	39,555
Net income before income taxes	7,665	4,991	20,950	13,168
Incomes taxes	931	490	2,578	958
Net Income	$6,734	4,501	$18,372	12,210
Earnings per share:	$1.76	$1.16	$4.78	$3.14
Weighted average number of shares outstanding	3,827,639	3,867,602	3,843,592	3,883,659

Note: See accompanying notes to unaudited consolidated condensed financial statements.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$6,734	$4,501	$18,372	$12,210
Other comprehensive income, net of tax:
Net change in unrealized loss on cash flow hedge	(10)	(121)	(97)	(51)
Net change in unrealized gains on available-for-sale securities	9,561	18,835	19,184	8,984
Total other comprehensive income (loss), net of tax	9,551	18,714	19,087	8,933
Total comprehensive income	$16,285	$23,215	$37,459	$21,143

Related tax effects allocated to each component of other comprehensive income were as follows:

	Before-Tax Gain (Loss)	Tax (Expense) Benefit	Net-of-Tax Gain (Loss)
Three months ended September 30, 2025:
Unrealized (loss) gain on cash flow hedge during the period	$(14)	$4	$(10)
Unrealized gains (losses) on available-for-sale securities:
Unrealized gains (losses) arising during the period	12,944	(3,383)	9,561
Reclassification adjustments for net losses included in net income	—	—	—
Net unrealized gains (losses) on available-for-sale securities	12,944	(3,383)	9,561
Net unrealized gains (losses)	$12,930	$(3,379)	$9,551
Three months ended September 30, 2024:
Unrealized (loss) gain on cash flow hedge during the period	$(164)	$43	$(121)
Unrealized gains (losses) on available-for-sale securities:
Unrealized gains (losses) arising during the period	25,472	(6,657)	18,815
Reclassification adjustments for net losses included in net income	27	(7)	20
Net unrealized gains (losses) on available-for-sale securities	25,499	(6,664)	18,835
Net unrealized gains (losses)	$25,335	$(6,621)	$18,714
Nine months ended September 30, 2025:
Unrealized (loss) gain on cash flow hedge during the period	$(131)	$34	$(97)
Unrealized gains (losses) on available-for-sale securities:
Unrealized gains (losses) arising during the period	25,969	(6,787)	19,182
Reclassification adjustments for net losses included in net income	3	(1)	2
Net unrealized gains (losses) on available-for-sale securities	25,972	(6,788)	19,184
Net unrealized gains (losses)	$25,841	$(6,754)	$19,087
Nine months ended September 30, 2024:
Unrealized gain (loss) on cash flow hedge during the period	$(69)	$18	$(51)
Unrealized gains (losses) on available-for-sale securities:
Unrealized gains (losses) arising during the period	12,084	(3,158)	8,926
Reclassification adjustments for net losses included in net income	79	(21)	58
Net unrealized gains (losses) on available-for-sale securities	12,163	(3,179)	8,984
Net unrealized gains (losses)	$12,094	$(3,161)	$8,933

Note: See accompanying notes to unaudited consolidated condensed financial statements.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY (Unaudited)
NINE MONTHS ENDED SEPTEMBER 30, 2025
(In thousands)

	Class A Common Stock		Common Stock		Surplus ($)	Retained Earnings ($)	Accumulated. Other Comprehensive. Income (Loss) ($)	Treasury Stock ($)	Non- Controlling Minority Interests ($)	Total ($)
	Shares (#)	Amount ($)	Shares (#)	Amount ($)
Balance December 31, 2024	123	$146	3,739	$3,950	$31,946	$233,800	$(79,202)	$(10,006)	$2,055	$182,689
Net income, three months ended March 31, 2025						5,404				5,404
Adjustment of unrealized loss on cash flow hedge, net of tax							(56)			(56)
Adjustment of unrealized losses on securities available-for-sale, net of tax							7,130			7,130
Total comprehensive income						5,404	7,074			12,478
Cash dividends paid - $0.35 per common share						(1,354)				(1,354)
Treasury stock purchases – net			(4)					(342)		(342)
Balance March 31, 2025	123	$146	3,735	$3,950	$31,946	$237,850	$(72,128)	$(10,348)	$2,055	$193,471
Net income, three months ended June 30, 2025						6,234				6,234
Adjustment of unrealized loss on cash flow hedge, net of tax							(31)			(31)
Adjustment of unrealized gains on securities available-for-sale, net of tax							2,493			(2,493)
Total comprehensive income (loss)						6,234	2,462			8,696
Cash dividends paid - $0.35 per common share						(1,341)				(1,341)
Treasury stock purchases – net			(28)					(1,618)		(1,618)
Balance June 30, 2025	123	$146	3,707	$3,950	$31,946	$242,743	$(69,666)	$(11,966)	$2,055	$199,208
Net income, three months ended September 30, 2025						6,734				6,734
Adjustment of unrealized loss on cash flow hedge, net of tax							(10)			(10)
Adjustment of unrealized gains on securities available-for-sale, net of tax							9,561			9,561
Total comprehensive income						6,734	9,551			16,285
Cash dividends paid - $0.35 per common share						(1,340)				(1,340)
Treasury stock purchases – net	(1)		(5)					(370)		(370)
Balance September 30, 2025	122	$146	3,702	$3,950	$31,946	$248,137	$(60,115)	$(12,336)	$2,055	$213,783

Note: See accompanying notes to unaudited consolidated condensed financial statements.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
NINE MONTHS ENDED SEPTEMBER 2025 AND 2024
(Dollars in thousands)

	Nine months ended September 30,
	2025	2024
Operating activities
Net income	$18,372	$12,210
Adjustments to reconcile net income to net cash provided by operating activities:
Credit loss expense	600	—
Provision for depreciation	1,591	1,601
Provision for amortization of intangibles	—	112
Net losses on sale or call of available-for-sale securities	3	79
Net increase in loans held-for-sale	(1,255)	(1,731)
Increase in accrued interest receivable	(1,622)	(1,054)
Increase in accrued interest payable	1,179	1,886
Net earnings on bank-owned life insurance policies	(614)	(532)
Net increase in other assets	(228)	(1,810)
Net (decrease) increase in other liabilities	(1,051)	1,630
NET CASH PROVIDED BY OPERATING ACTIVITIES	16,975	12,391

Investing activities
Decrease (increase) decrease in interest-bearing deposits in other banks	$36,346	$(5,007)
Proceeds of paydowns and maturities of available-for-sale investment securities	12,037	25,868
Proceeds of sales of available-for-sale investment securities	44,943	39,658
Purchases of available-for-sale investment securities	(53,622)	(29,276)
Increase in loans – net	(136,403)	(90,856)
Proceeds from sale of other real estate owned	—	170
Redemption of Federal Home Loan Bank stock	—	31
Purchase of Federal Home Loan Bank stock	(539)	(1,172)
Proceeds from bank owned life insurance, net of purchases (if any)	352	405
Purchase of premises and equipment	(854)	(1,178)
NET CASH USED BY INVESTING ACTIVITIES	(97,740)	(60,723)

Financing activities
Net (decrease) in noninterest-bearing deposits	$(10,746)	$(35,101)
Net increase in interest-bearing deposits	74,390	81,253
Net decrease in securities sold under agreements to repurchase	(9,506)	(20,347)
Proceeds from Federal Home Loan Bank advances	15,000	30,000
Repayment of Federal Home Loan Bank advances	(5,000)	(5,000)
Cash dividends paid	(4,035)	(4,079)
Treasury stock transactions – net	(2,330)	(2,234)
NET CASH PROVIDED BY FINANCING ACTIVITIES	57,773	44,492
Decrease in cash and cash equivalents	(22,992)	(3,840)
Cash and cash equivalents at beginning of period	59,449	59,966
Cash and cash equivalents at end of period	$36,457	$56,126

Supplemental cash flow information:
Interest paid	$44,841	$44,123
Income taxes paid	2,901	1,687
Supplemental noncash disclosures:
Transfers from loans to other real estate owned	20,897	170
Transfers from other real estate owned to loans	—	—
Lease liabilities arising from obtaining right-of-use assets	$733	—
Note: See accompanying notes to unaudited consolidated condensed financial statements.

FIRST CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Unaudited)
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
The accounting and reporting policies of First Citizens Bancshares, Inc., and subsidiaries (“First Citizens”) conform to generally accepted accounting principles (“GAAP”). The significant policies are described as follows:
Basis of Presentation
The Consolidated Financial Statements include all accounts of First Citizens and its wholly owned subsidiary depository financial institution, First Citizens National Bank (“FirstCNB” or the “Bank”). First Citizens’ investment in subsidiaries is reflected on First Citizens’ condensed balance sheets.
FirstCNB has one wholly-owned subsidiary, First Citizens Investments, Inc., which is consolidated into its financial statements. The principal activity of First Citizens Investments, Inc. is to acquire and sell investment securities and collect income from the securities portfolio. First Citizens Holdings, Inc., a wholly owned subsidiary of First Citizens Investments, Inc., acquires and sells certain investment securities, collects income from its portfolio, and owns First Citizens Properties, Inc., a real estate investment trust. First Citizens Properties, Inc. is a real estate investment trust organized and existing under the laws of the state of Maryland, the principal activity of which is to invest in participation interests in real estate loans made by FirstCNB and provide FirstCNB with an alternative vehicle for raising capital. First Citizens Holdings, Inc. owns 100% of the outstanding common stock and 60% of the outstanding preferred stock of First Citizens Properties, Inc. Directors, executive officers and certain employees and affiliates of FirstCNB own approximately 40% of the preferred stock which is reported as Noncontrolling Interest in Consolidated Subsidiary in the Consolidated Financial Statements of First Citizens. Net income attributable to the non-controlling interest is included in Other Noninterest Income on the Consolidated Statements of Income and is not material for any of the periods presented.
FirstCNB has a 50% ownership in an insurance subsidiary which is accounted for using the equity method. White and Associates/First Citizens Insurance, LLC is a general insurance agency offering a full line of insurance products. The investment in this insurance subsidiary is included in Other Assets on the Consolidated Balance Sheets presented in this report and earnings from these subsidiaries are recorded in Other Income on the Consolidated Statements of Income. FirstCNB also owns 51% of First Citizens National Bank Insurance, LLC (“FCNBI”) which is a general insurance agency that offers primarily personal insurance products such as automobile and home policies through an online platform. FirstCNB’s investment in FCNBI is not material to the consolidated financial statements.
First Citizens has three wholly owned subsidiaries which are First Citizens (TN) Statutory Trusts III and IV and Southern Heritage Bancshares Statutory Trust I. These three subsidiaries are reported under the equity method in accordance with GAAP for Variable Interest Entities for the periods presented. These investments are reported in Other Assets and the proportionate share of income (loss) is reported in other noninterest income.
In August 2019, First Citizens formed a wholly owned subsidiary which is a captive insurance subsidiary titled First Citizens Risk Management, Inc. (“FCRM”). The purpose of FCRM is to insure risks of First Citizens and its subsidiaries. FCRM is consolidated into the financial statements of First Citizens.
All significant intercompany balances and transactions are eliminated in consolidation. Certain balances have been reclassified to conform to current period presentation.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Nature of Operations
First Citizens and its subsidiaries provide a wide variety of commercial banking services to individuals and corporate customers in the mid-southern United States with a concentration in Tennessee. First Citizens’ primary products are checking and savings deposits and residential, commercial and consumer lending.
Basis of Accounting
The Consolidated Financial Statements are presented using the accrual method of accounting.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the fair value of investment securities, determination of the allowance for credit losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and determination of fair values associated with impairment testing of goodwill. In connection with the determination of the allowances for credit losses and foreclosed real estate, management obtains independent appraisals for significant properties. Estimates and assumptions used in goodwill impairment testing are made based on prevailing market factors, historical earnings and multiples and other factors.
Cash Equivalents
Cash equivalents include cash on hand, cash items, clearings and exchanges as well as amounts due from correspondent banks which do not bear interest and federal funds sold. Generally, federal funds are purchased or sold for one-day periods.
Interest-Bearing Deposits in Other Banks
Interest-bearing deposits in other banks consist of excess balances above the minimum required balance at the Federal Reserve Bank and short-term certificates of deposits (“CDs”) held at other banks. The CDs at other banks are held in increments of less than $250 thousand and, therefore, are covered by FDIC insurance. Interest income on deposits in banks is reported as Other Interest Income on the Consolidated Statements of Income.
Securities
Investment securities are classified as follows:
•	Held-to-maturity, which includes those investment securities which First Citizens has the intent and the ability to hold until maturity;
•	Trading securities, which include those investments that are held for short-term resale; and
•	Available-for-sale, which includes all other investment securities.
Held-to-maturity securities, where applicable, are reflected at cost, adjusted for amortization of premiums and accretion of discounts using methods which approximate the interest method. Trading securities, where applicable, are carried at fair value, and unrealized gains and losses on these securities are included in net income. Available-for-sale securities are carried at fair value, and unrealized gains and losses are recognized as direct increases or decreases to accumulated other comprehensive income. For the periods presented, all debt securities are classified as available-for-sale.
For available-for-sale debt securities in an unrealized loss position, First Citizens first assesses whether or not it intends to sell or whether it is more likely than not that it will be required to sell the security before the unrealized loss can be recovered. If either the intent or ability are not met, then the amortized cost basis must be written down to fair value through earnings. Available-for-sale debt securities for which First Citizens can assert its ability and

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
intent to hold, First Citizens must then evaluate whether the decline in fair value resulted from credit losses or other factors. Factors considered may include the length of time the fair value has been below the amortized cost, any changes to the rating of the security by ratings agencies, adverse conditions related to the specific security and other factors. If the assessment indicates that a credit loss exists, the present value of the cash flows expected to be collected is compared to the amortized cost. If the present value of the expected cash flows is less than the amortized cost, a credit loss exists and an allowance for credit losses is recorded for such loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment not recorded through the allowance for credit losses is recognized in other comprehensive income. If the present value of cash flows is expected to be less than the amortized cost, the investment would be placed on non-accrual status and any accrued interest to date would be reversed. Most securities pay interest monthly or quarterly and therefore any accrued interest balance would consist of 90 days or less.
Changes in the allowance for credit losses, if any, are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectibilty of the available-for-sale debt security is confirmed or when either of the criteria regarding intent or requirement to sell is met.
Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at cost, less impairment if any.
Realized gains and losses on sale or call of investment securities transactions are determined based on the specific identification method and are included in net income.
Loans Held-for-Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Servicing rights are not retained when mortgage loans are sold. Income from loans held for sale is reported in Mortgage Banking Income, which is included in Noninterest Income in the Consolidated Financial Statements.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reflected on the Consolidated Balance Sheets at the unpaid principal amount less the allowance for credit losses and unearned interest and fees. Interest on loans is recorded on an accrual basis unless it meets criteria to be placed on non-accrual status. First Citizens’ policy is to not accrue interest or discount on (i) any asset which is maintained on a cash basis because of deterioration in the financial position of the borrower, (ii) any asset for which payment in full of interest or principal is not expected or (iii) any asset upon which principal or interest has been in default for a period of 90 days or more unless it is both well-secured and in the process of collection. For purposes of applying the 90 days past due test for non-accrual of interest, the date on which an asset reaches non-accrual status is determined by its contractual term. A debt is deemed well-secured if it is secured by collateral in the form of liens or pledges of real or personal property, including securities that have a realizable value sufficient to discharge the debt (including accrued interest) in full, considered to be proceeding in due course either through legal action, including judgment enforcement procedures or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status. Unpaid interest on loans placed on non-accrual status is reversed from income and further accruals of income are not usually recognized. Subsequent collections related to non-performing loans are usually credited first to principal and then to previously uncollected interest.
Allowance for Credit Losses - Loans
The allowance for credit losses on loans is a valuation account that is deducted from the amortized cost of loans held for investment in order to present the net amount expected to be collected on loans. Credit losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for credit losses is based on the loan’s amortized cost basis, excluding accrued interest receivable, as First Citizens promptly charges off any accrued interest receivable

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
that is deemed uncollectible. The allowance for credit losses is First Citizens’ best and most significant estimate in the financial statements. Actual losses may differ from the allowance for credit losses as the estimate is sensitive to economic forecasts and management judgment over the life of the loan.
First Citizens evaluates the allowance for credit losses on loans on a regular basis using relevant available information from internal and external sources. The methodology used to determine expected credit losses is a lifetime loss rate. First Citizens uses probability-weighted forecasts, which consider multiple macroeconomic variables from a third-party vendor. The loss rate models incorporate forward-looking macroeconomic projections throughout a reasonable and supportable forecast period and the subsequent historical reversion at the macroeconomic variable input level. In order to estimate the life of a loan, contractual term of the loan may be adjusted for estimated prepayments based on market information and First Citizens’ prepayment history.
Using the lifetime loss methodology, expected credit losses are calculated using the following pools and portfolio segments:

Pool	Portfolio segments	Source of repayment	Factors considered
Commercial Real Estate
Construction & land development real estate (commercial purpose) Farmland
Non-farm non-residential real estate (non-owner occupied)
Single family residential real estate
(commercial purpose)
Multi-family residential real estate
		Primarily dependent on income generated from sale, lease or use of the underlying collateral.	Historical loss rates, prepayment speeds, peer scaling factor, loan-to-value ratios, delinquency status, industry, internal credit rating, property values
Commercial and Industrial	Agricultural production Non-farm non-residential real estate (owner-occupied) Commercial and industrial (non-real estate) Other loans	Primarily dependent on operations of the borrower’s business and may include collateralization of inventory, equipment, accounts receivable and personal guarantees.	Historical loss rates, prepayment speeds, peer scaling factor, delinquency status, loan-to-value ratio (if applicable) industry, internal credit rating
Retail	Construction & land development real estate (consumer purpose) Consumer loans Single family residential real estate (consumer purpose)	Primarily dependent on the personal cash flow and income for the borrower.	Historical loss rates, prepayment speeds, peer scaling factor, delinquency status, industry, internal credit rating, loan-to-value ratio (if applicable), credit rating (FICO) score, unemployment rates

Loans that do not share risk characteristics are evaluated on an individual basis and not included in the collective evaluation. Loans that meet the criteria for individual evaluation analysis are typically those loans or borrowing relationships with current outstanding principal balance greater than or equal to $2.5 million at the measurement date and which have an internal rating of “Grade 6” or higher (generally characterized as “Substandard” or worse). Once identified for individual analysis, current information and events are reviewed to determine if it is expected that First Citizens will be unable to collect scheduled payments of principal or interest when due according to contractual terms of the loan agreement. Factors considered by management in determining how to calculate an allowance amount include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not evaluated on an individual basis. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all circumstances surrounding the loan and the borrower, including the length of delay, reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to principal and interest owed. The allowance for credit

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
losses measured on a loan by loan basis for commercial and construction loans is determined by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or fair value of the collateral if the loan is collateral-dependent. Historically, the majority of First Citizens’ individually evaluated loans are secured by real estate and considered collateral-dependent. Therefore, credit losses are primarily based on the fair value of the underlying collateral (usually real estate).
Management may consider the need to qualitatively adjust modeled quantitative expected credit loss estimates for information not already captured in the model loss estimation process. These qualitative factor adjustments may increase or decrease the estimate of expected credit losses. Qualitative adjustments are based on factors considered to be relevant as of the measurement date. For example, the quantitative portion of the models is limited to evaluation based on original loan-to-value ratios. Additional qualitative adjustment may be utilized in order to account for this model limitation that is based on current loan-to-value and portfolio seasoning. Qualitative factor adjustments also include adjustments to exclude the government guaranteed portion of loans from loss estimates. Other examples of qualitative adjustment factors which may be considered include, but are not limited to: levels and trends in loan delinquencies and performance, trends in local economic conditions compared to state and national trends, changes in lending policies, procedures, experiences, ability and depth of lending management and relevant staff, available information that may contradict forecasts, changes in prepayment expectations, changes in industry conditions or changes in credit concentrations.
Allowance for Credit Losses — Off Balance Sheet Exposures
First Citizens estimates expected credit losses over the contractual period in which First Citizens is exposed to credit risk via a contractual obligation to extend credit, unless the obligation is unconditionally cancellable by First Citizens. The allowance for credit losses on off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over the estimated life of each such commitment.
Premises and Equipment
Bank premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed using straight-line and accelerated methods for both financial reporting and income tax purposes. Expenditures for maintenance and repairs are charged against income as incurred. Cost of major additions and improvements are capitalized and depreciated over the estimated useful life of the addition or improvement.
Other Real Estate Owned
Real estate acquired through foreclosure is separately stated on the Consolidated Balance Sheets as Other Real Estate Owned (“OREO”) and recorded at the lower of cost or fair value less cost to sell. Adjustments made at the date of foreclosure are charged to the allowance for credit losses. Expenses incurred in connection with ownership, subsequent adjustments to book value, and gains and losses upon disposition are included in other noninterest expenses. Adjustments to net realizable value subsequent to acquisition are made at least annually if necessary based on appraisal.
Securities Sold under Agreements to Repurchase
Securities sold under agreements to repurchase are accounted for as collateralized financing transactions, represent the purchase of interests in securities by banking customers and are recorded at the amount of cash received in connection with the transaction. Daily repurchase agreements are settled on the following business day and fixed repurchase agreements (if any) have various fixed terms. All securities sold under agreements to repurchase are collateralized by certain pledged securities, generally U.S. government and federal agency securities, and are held in safekeeping by the purchasing financial institution. These transactions are not deposits and, therefore, are not covered by FDIC insurance. Securities sold under agreements to repurchase are reported separately on First Citizens’ Consolidated Balance Sheets and interest expense related to these transactions is reported on First Citizens’ Consolidated Statements of Income as Other Interest Expense.
Derivatives
First Citizens utilizes derivatives to manage interest rate risk. At the inception of a derivative contract, First Citizens designates the derivative based on First Citizens’ intention and belief as to the likely effectiveness as a hedge.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
A cash flow hedge qualifies for hedge accounting and was designated at inception of the derivative contract. The gain or loss on the cash flow hedge is reported in other comprehensive income. Net cash settlement of the cash flow hedge is recorded in interest expense based on the item being hedged. Cash flows on the hedge are classified in the cash flow statement the same as the cash flows of the item being hedged. First Citizens formally documents the relationship between derivatives and hedged items, as well as the risk management objective and strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking cash flow hedges to specific liabilities on the balance sheet. A hedge of the fair value of a recognized asset or liability, the gain or loss on the derivative as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in current earnings as fair value changes.
Accrued settlements on derivatives that quality for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.
First Citizens formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and strategy for undertaking hedge transactions at inception of each hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets or liabilities on the balance sheet. First Citizens also formally assesses, both at inception and at an ongoing basis, whether the derivative instruments that are designated are highly effective in offsetting changes in fair value or cash flows of the hedged items. First Citizens discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in fair value or cash flows of the hedged item, the derivative is settled or terminated, or if treatment of the derivative as a hedge is no longer appropriate or intended. No such transactions to discontinue hedge accounting occurred in any of the periods presented.
First Citizens is exposed to losses if a counterparty fails to make its payments under a contract in which First Citizens is in the net receiving position. First Citizens anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. All of the contracts to which First Citizens is a party settle monthly, quarterly or semi-annually. In addition, First Citizens may obtain collateral above certain thresholds of the fair value of its derivatives for each dealer counterparty based upon their credit standing and First Citizens has netting agreements with dealers with which it does business.
Income Taxes
First Citizens uses the accrual method of accounting for federal and state income tax reporting. Deferred tax assets or liabilities are computed for significant differences in financial statement and tax bases of assets and liabilities, which result from temporary differences in financial statement and tax accounting. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. Provision for income taxes is made on a separate income tax return basis for each entity included in the Consolidated Financial Statements.
Interest Income and Fees on Loans
Interest income on commercial and real estate loans is computed on the basis of daily principal balance outstanding using the accrual method. Interest on installment loans is credited to operations by the level-yield method. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. Loans may be placed on non-accrual status at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on non-accrual status is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method until qualifying to return to accrual status. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Fees on loans are generally recognized in earnings at the time of origination as they are generally offset by related expenses also incurred at origination. Certain fees such as commitment fees are deferred and amortized over the life of the loan using the interest method.
Net Income per Share of Common Stock
Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, after giving retroactive effect to stock dividends and stock splits.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Income from Fiduciary Activities
Income from fiduciary activities is recorded on an accrual basis.
Advertising and Promotions
First Citizens’ policy is to charge advertising and promotions to expenses as incurred.
Fair Value
Fair value measurements are used to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. First Citizens measures fair value under guidance provided by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements regarding fair value measurements. ASC 820 does not expand the use of fair value in any new circumstances but clarifies the principle that fair value should be based on assumptions that market participants would use when pricing the asset or liability. ASC 820 outlines the following three acceptable valuation techniques that may be used to measure fair value:
a.
Market approach—The market approach uses prices and other relevant information generated by market transactions involving identical or similar assets or liabilities. This technique includes matrix pricing that is a mathematical technique used principally to value debt securities without relying solely on quoted prices for specific securities but rather by relying on securities’ relationship to other benchmark quoted securities.

b.
Income approach—The income approach uses valuation techniques to convert future amounts such as earnings or cash flows to a single present discounted amount. The measurement is based on the value indicated by current market expectations about those future amounts. Such valuation techniques include present value techniques, option-pricing models (such as the Black-Scholes formula or a binomial model), and multi-period excess earnings method (used to measure fair value of certain intangible assets).

c.	Cost approach—The cost approach is based on current replacement cost which is the amount that would currently be required to replace the service capacity of an asset.
Valuation techniques are selected as appropriate for the circumstances and for which sufficient data is available. Valuation techniques are to be consistently applied, but a change in a valuation technique or its application may be made if the change results in a measurement that is equally or more representative of fair value under the circumstances. Revisions resulting from a change in valuation technique or its application are accounted for as a change in accounting estimate which does not require the change in accounting estimate to be accounted for by restating or retrospectively adjusting amounts reported in financial statements of prior periods or by reporting pro forma amounts for prior periods.
ASC 820 also establishes a hierarchy that prioritizes information used to develop those assumptions. The level in the hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. First Citizens considers an input to be significant if it drives more than 10% of the total fair value of a particular asset or liability. The hierarchy is as follows:
Level 1 Inputs (Highest ranking): Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.
Level 2 Inputs: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Such inputs may include quoted prices for similar assets or liabilities in active markets, and inputs other than quoted market prices that are observable for the assets and liabilities such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 Inputs (Lowest ranking): Unobservable inputs for determining fair values of assets and liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets and liabilities.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Assets and liabilities may be measured for fair value on a recurring basis (daily, weekly, monthly or quarterly) or on a non-recurring basis in periods subsequent to initial recognition. Recurring valuations are measured regularly for investment debt and equity securities and derivatives (if any). Loans held for sale, OREO and impaired loans are measured at fair value on a non-recurring basis and do not necessarily result in a change in the amount recorded on the Consolidated Balance Sheets. Generally, these assets have non-recurring valuations that are the result of application of other accounting pronouncements that require the assets be assessed for impairment or at the lower of cost or fair value. Fair values of loans held for sale are considered Level 2. Fair values for OREO and impaired loans are considered Level 3. See Note 20 for more information.
First Citizens obtains fair value measurements for securities and derivatives (if any) from a third party vendor. First Citizens’ cash flow hedge and the majority of the available-for-sale securities are valued using Level 2 inputs. The fair value measurements reported in Level 2 are primarily matrix pricing that considers observable data (such as dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and terms and conditions of bonds, and other factors). See additional discussion of valuation techniques and inputs in Note 20.
Certain non-financial assets and non-financial liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test. Certain non-financial assets measured at fair value on a non-recurring basis include non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment.
Subsequent Events
On October 27, 2025, First Citizens entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Park National Corporation (“Park”). The Merger Agreement provides that upon the terms and subject to the conditions set forth therein, First Citizens would merge with and into Park (the “Merger”), with Park continuing as the surviving corporation in the Merger. Immediately following the Merger, Park will cause First Citizens’ wholly owned banking subsidiary, First Citizens National Bank, to merge with and into Park’s wholly owned banking subsidiary, The Park National Bank, a national banking association (“Park National Bank”) (the “Bank Merger”) with Park National Bank continuing as the surviving bank in the Bank Merger.
Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, no par value per share (including each share of Class A common stock), issued and outstanding immediately prior to the Effective Time, will be converted to the right to receive 0.52 of a share of common stock, no par value, of Park (the “Park Common Stock”) (the “Merger Consideration”).
The Merger Agreement contains customary representations and warranties from Park and First Citizens, and each party has agreed to customary covenants.
The completion of the Merger is subject to customary conditions, including, among others, (a) approval of the Merger by First Citizens’ shareholders, (b) authorization for listing on the NYSE American stock exchange of the shares of Park Common Stock to be issued in connection with the Merger, subject to official notice of issuance, (c) effectiveness of the Registration Statement on Form S-4 for the Park Common Stock to be issued in the Merger, (d) the receipt of specified governmental consents and approvals that are necessary to consummate the transactions contemplated by the Merger Agreement, including from the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency, and termination or expiration of all applicable waiting periods in respect thereof, in each case without the imposition of a Materially Burdensome Regulatory Condition, and (e) the absence of any order, injunction, decree or other legal restraint preventing the consummation of the Merger or the Bank Merger or making the completion of the Merger or the Bank Merger illegal.
The Merger Agreement provides certain termination rights for each party and further provides that a termination fee of $12.5 million will be due to Park payable by First Citizens following termination of the Merger Agreement under certain circumstances.
Concurrently with the execution and delivery of the Merger Agreement, certain shareholders of First Citizens (collectively, the “Significant Shareholders”) entered into voting agreements (the “Voting Agreements”) with Park,

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
pursuant to which, among other things, each Significant Shareholder has agreed subject to the terms of the Voting Agreement, to (i) vote the common stock and Class A common stock of First Citizens over which such Significant Shareholder is entitled to vote (the First Citizens Shares) in favor of the approval and adoption of the Merger Agreement and the other transactions contemplated thereby, and (ii) until the Effective Time, refrain from transferring First Citizens’ Shares, with certain limited exceptions.
NOTE 2 – CASH AND INTEREST-BEARING DEPOSITS IN OTHER BANKS
Cash and cash equivalents include federal funds sold and deposit balances due from correspondent banks. Federal funds sold and balances due from correspondent banks above FDIC insurance limits totaled approximately $10.9 million and $22.6 million as of September 30, 2025, and December 31, 2024, respectively.
Balances held at the Federal Reserve Bank are reported as Interest-Bearing Deposits in Other Banks on the Consolidated Balance Sheets. Balances held at the Federal Reserve Bank as of September 30, 2025 and December 31, 2024 were $66.8 million and $102.8 million, respectively. Interest-bearing deposits in other banks also include short-term CDs held in increments that are within FDIC insurance limits and totaled $345 thousand and $745 thousand as of September 30, 2025 and December 31, 2024, respectively.
NOTE 3 – INVESTMENT SECURITIES
Amortized cost basis for available-for-sale securities excludes accrued interest receivable which is separately presented on the Consolidated Balance Sheets. Accrued interest on available-for-sale securities totaled $4.5 million and $4.4 million as of September 30, 2025 and December 31, 2024, respectively. There was no accrued interest on investment securities deemed uncollectible or charged off through September 30, 2025 or in 2024. There are no investment securities on non-accrual as of September 30, 2025 or December 31, 2024.
The following tables reflect amortized cost, unrealized gains, unrealized losses and fair value of available-for-sale debt securities for the dates presented (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of September 30, 2025:
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$536,344	$2,365	$(52,630)	$486,079
Obligations of states and political subdivisions	290,112	645	(31,019)	259,738
Total investment securities	$826,456	$3,010	$(83,649)	$745,817
As of December 31, 2024:
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$536,351	$218	$(72,246)	$464,323
Obligations of states and political subdivisions	293,921	445	(34,900)	259,466
Total investment securities	$830,272	$663	$(107,146)	$723,789

There were no securities categorized as trading or held-to-maturity as of September 30, 2025 or December 31, 2024. As of September 30, 2025 and December 31, 2024, investment securities were pledged to secure government, public and trust deposits as follows (in thousands):

	Amortized Cost	Fair Value
September 30, 2025	$424,396	$379,320
December 31, 2024	$404,528	$338,397

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
The following table summarizes contractual maturities as of September 30, 2025 (in thousands):

	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$5,286	$5,281
After one year through five years	57,023	54,348
After five years through ten years	106,919	101,466
After ten years*	657,228	584,722
Total debt securities available for sale	$826,456	$745,817

*
Of the $657 million (amortized cost) in this category, $445 million (amortized cost) consisted of mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMO”), which are presented based on contractual maturities. However, the remaining lives of such securities are expected to be much shorter due to anticipated payments.

Sales and realized gains on sales of available-for-sale securities for the three and nine months ended September 30, 2025 and 2024 are presented as follows (in thousands):

	Three Months ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Gross sales	$—	$12,944	$12,439	$25,868
Gross gains	—	58	65	$76
Gross losses	—	(85)	(68)	(155)
Net losses	$—	$(27)	$(3)	$(79)

The following table presents information on available-for-sale securities with gross unrealized losses as of September 30, 2025 and December 31, 2024, aggregated by investment category and the length of time that the individual securities have been in a continuous loss position (in thousands):

	Less Than 12 Months		Over 12 Months		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
September 30, 2025:
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$(73)	$14,689	$(52,557)	$349,598	$(52,630)	$364,287
Obligations of states and political subdivisions	(338)	28,793	(30,681)	172,400	(31,019)	201,193
Total securities with unrealized losses	$(411)	$43,482	$(83,238)	$521,998	$(83,649)	$565,480
December 31, 2024:
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$(1,218)	$83,093	$(71,028)	$360,671	$(72,246)	$443,764
Obligations of states and political subdivisions	(670)	57,471	(34,230)	168,570	(34,900)	226,041
Total securities with unrealized losses	$(1,888)	$140,564	$(105,258)	$529,241	$(107,146)	$669,805

In reviewing the unrealized losses in investment portfolio, consideration is given but not limited to (1) the length of time in which fair value has been less than cost and the extent of the unrealized loss, (2) the financial condition of the issuer, and (3) the positive intent and ability of First Citizens to maintain its investment in the issuer for a time that would provide for any anticipated recovery in the fair value.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
As of September 30, 2025, First Citizens had 655 debt securities with unrealized losses. First Citizens did not intend to sell any such securities in an unrealized loss position and it was more likely than not that First Citizens would not be required to sell the debt securities prior to recovery of costs. Of the 655 debt securities, 483 are obligations of state and political subdivisions and 172 are obligations of U.S. government agencies consisting primarily of CMOs or MBS. The securities in an unrealized loss position as of September 30, 2025, were evaluated for potential credit losses. In analyzing reasons for the unrealized losses, management reviews any applicable industry analysts’ reports and considers various factors including, but not limited to, whether the securities are issued by the federal government or its agencies, and whether downgrades of bond ratings have occurred. With respect to unrealized losses on municipal and agency securities and the analysis performed relating to the securities, management believes that declines in market value were not related to credit losses as of September 30, 2025 and therefore no allowance for credit losses has been established. The unrealized losses on the agency and municipal securities have not been recognized for credit losses through earnings during the three or nine months ended September 30, 2025, or during the year ended December 31, 2024.
GAAP includes accounting and reporting standards for derivative financial instruments, including certain derivative instruments embedded in other contracts and for hedging activities. These standards require that derivatives be reported either as assets or liabilities on the Consolidated Balance Sheets and be reflected at fair value. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation. See also Note 15.
NOTE 4 – LOANS
Loans are presented on an amortized cost basis excluding accrued interest receivable as it is presented separately on the balance sheet. As of September 30, 2025, and December 31, 2024, accrued interest receivable on loans held for investment totaled $9.3 million and $7.7 million, respectively. The following is a summary of loans as of September 30, 2025 and December 31, 2024 (in thousands):

	September 30, 2025		December 31, 2024
Commercial, financial and agricultural	$121,959	8%	$104,825	7%
Real estate – construction	206,479	13%	175,006	12%
Real estate – mortgage	1,216,143	76%	1,152,927	78%
Installment loans to individuals	19,291	1%	22,468	1%
All other loans	36,376	2%	29,048	2%
Total	$1,600,248	100%	$1,484,274	100%

Credit Quality
Credit risk management procedures include assessment of loan quality through use of an internal loan rating system. Each loan is assigned a rating upon origination and the rating may be revised over the life of the loan as circumstances warrant. The rating system utilizes eight major classification types based on risk of loss with Grade 1 being the lowest level of risk and Grade 8 being the highest level of risk. Loans internally rated Grade 1 to Grade 4 are considered “Pass” grade loans with low to average level of risk of credit losses. Loans rated Grade 5 are considered “Special Mention” and generally have one or more circumstances that require additional monitoring but do not necessarily indicate a higher level of probable credit losses. Loans rated Grade 6 or higher are considered “substandard” and are loans with circumstances that generally indicate an above average level of risk for credit losses.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Amortized cost by credit risk rating for term and revolving loans as of September 30, 2025 is as follows (in thousands):

Loans	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Commercial, Financial and Agricultural
Pass	$59,178	$21,755	$10,736	$7,073	$2,251	$2,357	$—	$—	$103,350
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	2,123	502	607	117	119	24	—	—	3,492
Watch	9,016	2,965	2,046	485	298	307	—	—	15,117
Total Commercial, Financial and Agricultural	$70,317	$25,222	$13,389	$7,675	$2,668	$2,688	$—	$—	$121,959
Commercial, Financial and Agricultural:
Current Period Write Offs	$—	$—	$10	$—	$15	$115	$—	$—	$140

Real Estate Construction
Pass	$87,604	$73,851	$21,829	$4,424	$2,117	$2,624	$—	$—	$192,449
Special Mention	—	2,411	—	—	—	—	—	—	2,411
Substandard	—	—	—	119	—	14	—	—	133
Watch	4,853	2,441	2,745	43	290	1,114	—	—	11,486
Total Real Estate-Construction	$92,457	$78,703	$24,574	$4,586	$2,407	$3,752	$—	$—	$206,479

Real Estate Construction:
Current Period Gross Write Offs	$—	$—	$—	$58	$—	$—	$—	$—	$58

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

Loans	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Real Estate Mortgage
Pass	$209,864	$201,471	$134,170	$178,952	$155,895	$168,440	$62,074	$336	$1,111,202
Special Mention	—	—	964	532	—	—	—	—	1,496
Substandard	2,306	568	239	95	710	2,676	—	—	6,594
Watch	21,386	30,354	12,378	5,486	8,644	18,354	249	—	96,851
Total Real Estate- Mortgage	$233,556	$232,393	$147,751	$185,065	$165,249	$189,470	$62,323	$336	$1,216,143

Real Estate Mortgage:
Current Period Gross Write Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Installment Loans to Individuals
Pass	$8,165	$5,292	$2,879	$1,771	$472	$98	$612	$—	$19,289
Substandard	—	—	—	—	—	—	—	—	—
Watch	—	—	—	—	2	—	—	—	2
Total Installment Loans to Individuals	$8,165	$5,292	$2,879	$1,771	$472	$98	$612	$—	$19,291

Installment Loans to Individuals:
Current Period Gross Write Offs	$5	$33	$28	$3	$—	$—	$—	$—	$69

All Other Loans
Pass	$3,317	$16,599	$8,791	$3,402	$447	$1,043	$—	$—	$33,599
Watch	—	—	—	2,277	—	500	—	—	2,777
Total All Other Loans	$3,317	$16,599	$8,791	$5,679	$447	$1,543	$—	$—	$36,376

All Other Loans:
Current Period Gross Write Offs	$266	$—	$—	$—	$—	$—	$—	$—	$266

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Amortized cost by credit risk rating for term and revolving loans as of December 31, 2024 is as follows (in thousands):

Loans	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Commercial, Financial and Agricultural
Pass	$57,753	$14,335	$8,787	$3,115	$2,603	$628	$—	$—	$87,221
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	1,559	—	410	13	—	—	—	—	1,982
Watch	9,963	3,307	671	776	543	362	—	—	15,622
Total Commercial, Financial and Agricultural	$69,275	$17,642	$9,868	$3,904	$3,146	$990	$—	$—	$104,825

Commercial, Financial and Agricultural:
Current Period Write Offs	$35	$8	$101	$—	$1	$—	$—	$—	$145

Real Estate Construction
Pass	$114,020	$24,237	$6,288	$2,582	$1,773	$1,676	$—	$—	$150,576
Special Mention	14,509	—	—	—	—	—	—	—	14,509
Substandard	2,425	—	131	—	—	17	—	—	2,573
Watch	5,738	—	47	304	1,103	156	—	—	7,348
Total Real Estate—Construction	$136,692	$24,237	$6,466	$2,886	$2,876	$1,849	$—	$—	$175,006

Real Estate Construction:	—	—	—	—	—	—	—	—	—
Current Period Gross Write Offs	1,559	—	410	13	—	—	—	—	1,982

Real Estate Mortgage
Pass	$243,877	$179,842	$193,572	$174,614	$98,534	$99,709	$56,114	$354	$1,046,616
Special Mention	—	209	—	—	—	—	—	—	209

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

Loans	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Substandard	$5,549	$240	$7,027	$340	$357	$735	$1,515	$—	$15,763
Watch	33,466	11,258	5,140	9,550	9,532	21,143	250	—	90,339
Total Real Estate— Mortgage	$282,892	$191,549	$205,739	$184,504	$108,423	$121,587	$57,879	$354	$1,152,927

Real Estate Mortgage:
Current Period Gross Write Offs	$7	$78	$—	$—	$—	$—	$—	$—	$85

Installment Loans to Individuals
Pass	$11,598	$4,964	$3,480	$1,098	$235	$42	$1,034	$—	$22,451
Substandard	—	6	—	—	—	—	—	—	6
Watch	—	—	—	8	—	3	—	—	11
Total Installment Loans to Individuals	$11,598	$4,970	$3,480	$1,106	$235	$45	$1,034	$—	$22,468

Installment Loans to Individuals:
Current Period Gross Write Offs	$3	$36	$10	$33	$—	$—	$—	$—	$82

All Other Loans
Pass	$14,850	$5,011	$4,219	$511	$—	$1,500	$—	$—	$26,091
Watch	—	—	2,457	—	—	500	—	—	2,957
Total All Other Loans	$14,850	$5,011	$6,676	$511	$—	$2,000	$—	$—	$29,048

All Other Loans:
Current Period Gross Write Offs	$618	$—	$—	$—	$—	$—	$—	$—	$618

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
First Citizens considers performance of the loan portfolio and its impact on the allowance for credit losses. For residential and installment classes, First Citizens also evaluates credit quality based on the aging status of the loan. The following table presents the amortized cost in residential real estate and installment loans based on payment activity as of September 30, 2025 (in thousands):

	Term Loans Amortized Cost Basis by Origination Year
Asset Class	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Residential Real Estate
Performing	$76,479	$78,533	$62,884	$61,113	$47,816	$43,613	$61,103	$336	$431,877
Non-Performing	—	98	557	—	271	742	1,220	—	2,888
Total	$76,479	$78,631	$63,441	$61,113	$48,087	$44,355	$62,323	$336	$434,765
Current Period Write Offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

Installment Loans to Individuals
Performing	$8,165	$5,292	$2,872	$1,771	$474	$98	$612	$—	$19,284
Non-Performing	—	—	7	—	—	—	—	—	7
Total	$8,165	$5,292	$2,879	$1,771	$474	$98	$612	$—	$19,291
Current Period Write Offs	$5	$33	$28	$3	$—	$—	$—	$—	$69

The following table presents the amortized cost in residential real estate and installment loans based on payment activity as of December 31, 2024 (in thousands):

	Term Loans Amortized Cost Basis by Origination Year
Asset Class	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Residential Real Estate
Performing	$107,623	$82,028	$66,223	$53,284	$15,739	$36,528	$56,461	$354	$418,240
Non-Performing	101	328	—	271	196	419	1,418	—	2,733
Total	$107,724	$82,356	$66,223	$53,555	$15,935	$36,947	$57,879	$354	$420,973
Current Period Write Offs	$—	$47	$—	$—	$—	$—	$31	$—	$78

Installment Loans to Individuals
Performing	$11,598	$4,964	$3,480	$1,105	$235	$42	$1,034	$—	$22,458
Non-Performing	—	6	—	1	—	3	—	—	10
Total	$11,598	$4,970	$3,480	$1,106	$235	$45	$1,034	$—	$22,468
Current Period Write Offs	$3	$36	$10	$33	$—	$—	$—	$—	$82

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
The following tables present non-accrual loans and loans past due 90 days or more still accruing, by category, as of September 30, 2025 and December 31, 2024 (in thousands):

	Nonaccrual with No Allowance for Credit Loss	Nonaccrual	Loans Past Due 90 Days or More Still Accruing
September 30, 2025:
Commercial, financial and agricultural	$—	$—	$205
Real estate – construction	—	—	—
Real estate – mortgage	—	4,228	112
Installment loans to individuals	—	7	—
All other loans	—	—	—
Total	$—	$4,235	$317

December 31, 2024:
Commercial, financial and agricultural	$—	$133	$—
Real estate – construction	—	—	—
Real estate – mortgage	—	2,841	19
Installment loans to individuals	—	29	—
All other loans	—	—	—
Total	$—	$3,003	$19

Past Due and Non-Performing Loans
An aging analysis of loans outstanding by category as of September 30, 2025 and December 31, 2024 was as follows (in thousands):

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans
As of September 30, 2025:
Commercial, financial and agricultural	$188	$45	$205	$438	$121,521	$121,959
Real estate – construction	5,479	—	—	5,479	201,000	206,479
Real estate – mortgage	1,807	375	2,477	3,659	1,212,484	1,216,143
Installment loans to individuals	27	15	7	49	19,242	19,291
All other loans	—	—	—	—	36,376	36,376
Total	$6,501	$435	$2,689	$9,625	$1,590,623	$1,600,248
As of December 31, 2024:
Commercial, financial and agricultural	$179	$10	$—	$189	$104,636	$104,825
Real estate – construction	16	2,425	—	2,441	172,565	175,006
Real estate – mortgage	1,867	1,051	1,450	4,368	1,148,559	1,152,927
Installment loans to individuals	12	3	—	15	22,453	22,468
All other loans	—	—	—	—	29,048	29,048
Total	$2,074	$3,489	$1,450	$7,013	$1,477,261	$1,484,274

Loan Modifications
First Citizens closely monitors loan performance of those loans modified to borrowers experiencing financial difficulty to understand effectiveness of modification efforts. Loans experiencing financial difficulty and modified were not material in volume or dollar amount during the periods ended September 30, 2025 and December 31, 2024.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
NOTE 5 – ALLOWANCE FOR CREDIT LOSSES
The following table presents the breakdown of the allowance for credit losses on loans, by category, and the percentage represented by the allowance for each category in the loan portfolio as compared to the allowance for credit losses on total loans as of December 31 for the years indicated (in thousands):

	September 30, 2025		December 31, 2024
	Amount	% to Total Loans	Amount	% to Total Loans
Commercial, financial and agricultural	$2,820	7.62%	$2,157	7.06%
Real estate – construction	2,469	12.90%	2,263	11.79%
Real estate – mortgage	12,416	76.00%	12,693	77.68%
Installment loans to individuals	617	1.21%	719	1.51%
All other loans	194	2.27%	150	1.96%
Total	$18,516	100%	$17,982	100.00%

An analysis of the allowance for credit losses on loans during the periods ended September 30 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Balance - beginning of period	$18,103	$18,116	$17,982	$18,328
Credit loss expense	360	—	600	—
Loans charged to allowance	(125)	(100)	(532)	(548)
Recovery of loans previously charged off	178	140	466	376
Net recoveries (charge-offs)	53	40	(66)	(172)
Balance - end of period	$18,516	$18,156	$18,516	$18,156

An analysis of the activity in the allowance for credit losses on loans by category for the periods ended September 30, 2025 and 2024 is as follows (in thousands):

Three Months Ended September 30	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
2025
Commercial, financial and agricultural	$2,461	$—	$—	$359	$2,820
Real estate – construction	3,139	—	—	(670)	2,469
Real estate – mortgage	11,765	—	1	650	12,416
Installment loans to individuals	577	33	119	(46)	617
All other loans	161	92	59	66	194
Total	$18,103	$125	$179	$359	$18,516

2024
Commercial, financial and agricultural	$1,817	$—	$9	$354	$2,180
Real estate – construction	2,877	—	—	(331)	2,546
Real estate – mortgage	12,575	—	75	(165)	12,485
Installment loans to individuals	784	5	10	67	856
All other loans	63	95	46	75	89
Total	$18,116	$100	$140	$—	$18,156

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

Nine Months Ended September 30	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
2025
Commercial, financial and agricultural	$2,157	$25	$4	$684	$2,820
Real estate – construction	2,263	62	—	268	2,469
Real estate – mortgage	12,693	—	1	(278)	12,416
Installment loans to individuals	719	169	170	(103)	617
All other loans	150	276	291	29	194
Total	$17,982	$532	$466	$600	$18,516

2024
Commercial, financial and agricultural	$1,783	$8	$56	$349	$2,180
Real estate – construction	3,930	—	—	(1,384)	2,546
Real estate – mortgage	11,667	78	76	820	12,485
Installment loans to individuals	893	77	31	9	856
All other loans	55	385	213	206	89
Total	$18,328	$548	$376	$—	$18,156

The allowance for credit losses on loans is comprised of allocations for loans evaluated individually and loans evaluated collectively. In addition, specific acquired loans were evaluated at time of acquisition and determined to have evidence of credit deterioration. The allocations of the allowance for credit losses for outstanding loans by category evaluated individually and collectively were as follows as of September 30, 2025 and December 31, 2024 (in thousands):

	Evaluated Individually	Evaluated Collectively	Acquired Loans with Evidence of Credit Deterioration	Total
As of September 30, 2025:
Allowance for credit losses
Commercial, financial and agricultural	$—	$2,820	$—	$2,820
Real estate – construction	—	2,469	—	2,469
Real estate – mortgage	—	12,416	—	12,416
Installment loans to individuals	—	617	—	617
All other loans	—	194	—	194
Total	$—	$18,516	$—	$18,516
Loans
Commercial, financial and agricultural	$—	$121,959	$—	$121,959
Real estate – construction	—	206,479	—	206,479
Real estate – mortgage	—	1,216,115	28	1,216,143
Installment loans to individuals	—	19,291	—	19,291
All other loans	—	36,376	—	36,376
Total	$—	$1,600,220	$28	$1,600,248
As of December 31, 2024:
Allowance for credit losses
Commercial, financial and agricultural	$—	$2,157	$—	$2,157
Real estate – construction	—	2,263	—	2,263
Real estate – mortgage	—	12,693	—	12,693
Installment loans to individuals	—	719	—	719
All other loans	—	150	—	150
Total	$—	$17,982	$—	$17,982

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

	Evaluated Individually	Evaluated Collectively	Acquired Loans with Evidence of Credit Deterioration	Total
Loans
Commercial, financial and agricultural	$—	$104,825	$—	$104,825
Real estate – construction	—	175,006	—	175,006
Real estate – mortgage	7,027	1,143,459	2,441	1,152,927
Installment loans to individuals	—	22,468	—	22,468
All other loans	—	29,048	—	29,048
Total	$7,027	$1,474,806	$2,441	$1,484,274

An allowance for credit losses is also established for unfunded loan commitments as part of the adoption of ASC 326. First Citizens estimates expected credit losses on off-balance sheet loan commitments based on the likelihood that funding will occur, the contractual period of exposure to credit loss, risk of loss, historical loss experience, current conditions as well as expected future economic conditions. The table below presents activity in the allowance for credit losses on unfunded loan commitments (in thousands):

	September 30, 2025	December 31, 2024
Balance at beginning of period	$1,985	$1,985
Adoption of ASC 326	—	—
Reversal of credit losses on unfunded commitments	—	—
Balance at end of period	$1,985	$1,985

NOTE 6 – SECONDARY MORTGAGE MARKET ACTIVITIES
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. There were no such losses for the three or nine months ended September 30, 2025 and September 30, 2024. There have been no material differences between cost and fair market values of loans held-for-sale for any of the periods presented.
Servicing rights are not retained on any mortgage loans held for sale. Mortgage banking income included in noninterest income was approximately $518 thousand and $469 thousand for the three months ended September 30, 2025 and 2024, respectively and $1.3 and $1.1 for the nine months ended September 30, 2025 and 2024, respectively.
NOTE 7 – PREMISES AND EQUIPMENT
Premises and equipment used in the ordinary course of business as of September 30, 2025 and December 31, 2024 are summarized as follows (dollars in thousands):

	Useful Lives in Years	September 30, 2025	December 31, 2024
Land		$9,432	$9,432
Buildings and leasehold improvements	5 to 50	37,368	36,942
Furniture and equipment	3 to 20	14,845	14,431
Total premises and equipment		61,645	60,805
Less: accumulated depreciation		31,199	29,622
Net premises and equipment		$30,446	$31,183

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
NOTE 8 – LEASES
Lessee Arrangements
First Citizens enters into leases in the normal course of business primarily for financial centers. First Citizens’ leases have remaining terms ranging from 3 to 8 years, some of which include renewal or termination options to extend the lease for up to 5 years.
Right-of-use assets and lease liabilities by lease type, and the associated balance sheet classifications, are as follows for September 30, 2025 and December 31, 2024 (in thousands):

	Balance Sheet Classification	September 30, 2025	December 31, 2024
Right of use assets:
Finance Leases	Premises and equipment, net	$1,195	$930

Lease Liabilities:
Finance Leases	Other liabilities	$1,213	$951

Lease Expense
The components of total lease cost were as follows for September 30, 2025 and September 30, 2024:

	September 30, 2025	September 30, 2024
Finance lease cost:
Right of use asset amortization	$(383)	$355
Interest expense	17	12
Total lease cost, net	$(366)	$367

Lease Obligations
Future undiscounted lease payments for finance leases with initial terms of one year or more as of September 30, 2025 are as follows:

Three months ending December 31, 2025	$103
2026	342
2027	318
2028	297
2029	166
2030	37
Thereafter	—
Total undiscounted lease payments	$1,263
Less: imputed interest	50
Net lease liabilities	$1,213

NOTE 9 – GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill is not amortized but tested at least annually for impairment. No impairment charges were recorded for any periods presented in the Consolidated Financial Statements. Total goodwill as of September 30, 2025 was $22.3 million or 0.86% of total assets and 10.45% of total capital. Total goodwill as of December 31, 2024 was $22.3 million or 0.89% of total assets and 12.23% of total capital.
Other identifiable intangibles assets consisted of a core deposit intangible asset being amortized over ten years. The net core deposit intangible was fully amortized as of December 31, 2024, with amortization expense of $38 thousand and $112 thousand for the three and nine months ended September 30, 2024, respectively. There is no amortization expense recorded in the three or nine months ended September 30, 2025.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
NOTE 10 – OTHER REAL ESTATE OWNED
The carrying value of OREO on the Consolidated Balance Sheets was approximately $21.4 million as of September 30, 2025 compared to $260 thousand as of December 31, 2024. The value of OREO is based on the lower of cost or fair value less cost to sell. Fair value is based on independent appraisals for significant properties and may be adjusted by management as discussed in Note 20.
As of September 30, 2025, and December 31, 2024, the balances of real estate owned include no foreclosed residential real estate properties. No consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process as of September 30, 2025, or December 31, 2024.
As of September 30, 2025, and December 31, 2024, OREO consisted of the following (in thousands):

	September 30, 2025	December 31, 2024
OREO:
Commercial real estate	$260	$260
Commercial construction real estate(1)	21,153	—
	$21,413	$260

(1)	Reflects $256 thousand of capitalized costs necessary to finish construction and market the property for sale. Balance reflects total cost which is less than the appraised value less cost to sell.
NOTE 11 – BANK-OWNED LIFE INSURANCE AND IMPUTED INCOME TAX REIMBURSEMENT AGREEMENTS
First Citizens has a significant investment in bank-owned life insurance policies (“BOLI”) and provides endorsement split dollar life insurance to certain employees in the position of Vice President and higher after one year of service. The cash surrender value of BOLI was $33.6 million as of September 30, 2025, and $33.3 million as of December 31, 2024. BOLI policies are initially recorded at the amount of premiums paid and are adjusted to current cash surrender values. Changes in cash surrender values are recorded in other noninterest income and are based on premiums paid less expenses plus accreted interest income. Earnings on BOLI resulted in noninterest income of $313 thousand and $228 thousand for the three months ended September 30, 2025, and 2024, respectively and $728 thousand and $626 thousand for the nine months ended September 30, 2025, and 2024, respectively.
Post-retirement death benefits for endorsement split dollar life insurance plans are accounted for in accordance with FASB ASC Subtopic 715-60, “Compensation – Retirement Benefits – Defined Benefit Plans – Postretirement.” Expense for accrual of such benefits is reflected in Salaries and Employee Benefits on the Consolidated Statements of Income and was approximately $58 thousand and $55 thousand for the three months ended September 30, 2025, and 2024, respectively and $19 thousand and $50 thousand for the nine months ended September 30, 2025, and 2024, respectively. Reversals of accrual balances lowers the total expense recognized in certain periods and occurs when proceeds from death claims on bank owned life insurance are adequate to cover First Citizens’ liability for such benefits. The accrued liability for post-retirement death benefits is included in Other Liabilities on the Consolidated Balance Sheet and totaled $3.9 million and $3.9 million as of September 30, 2025, and December 31, 2024, respectively.
NOTE 12 – DEPOSITS
Included in interest-bearing deposits shown as of September 30, 2025, and December 31, 2024, were the following deposits in denominations of $250 thousand or greater (in thousands):

	September 30, 2025	December 31, 2024
Time deposits	$347,128	$353,055
Non-maturity transaction and savings deposits	687,603	627,171

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Demand deposit balances reclassified as loans consisted of overdrafts totaling approximately $634 thousand and $544 thousand as of September 30, 2025, and December 31, 2024, respectively. Maturities of time deposits were as follows as of September 30, 2025 (in thousands):

Three months ending December 31, 2025	$213,101
2026	462,655
2027	37,376
2028	18,317
2029	9,522
Thereafter	864
$741,835

NOTE 13 – SECURITIES SOLD UNDER AGREEMENTS AND SHORT-TERM BORROWINGS
Securities sold under agreements to repurchase are accounted for as collateralized financing transactions, represent the purchase of interests in securities by banking customers and are recorded at the amount of cash received in connection with the transaction. Daily repurchase agreements are settled on the following business day. Securities sold under agreements to repurchase totaled $51 million and $60.5 million as of September 30, 2025 and December 31, 2024, respectively. The average balances and rates for the three months ended September 30, 2025 and 2024 were $51 million and 3.96% and $65.1 million and 3.98%, respectively. The average balances and rates for the nine months ended September 30, 2025 and 2024 were $54 million and 4.01% and $73 million and 4.01%, respectively.
First Citizens has various sources of short-term borrowings, which consist primarily of cash management advances from the Federal Home Loan Bank (“FHLB”) and federal funds purchased from correspondent banks. Short-term borrowings are used to manage seasonal fluctuations in liquidity.
Cash management advances from FHLB are secured by one-to-four family first mortgages under the blanket collateral pledge agreement that also collateralizes long-term advances from FHLB and have maturities of 90 days or less. See Note 14 for more information about maximum borrowing capacity with FHLB. There were no short-term borrowings outstanding against this line as of September 30, 2025, or December 31, 2024.
First Citizens has six federal fund lines of credit available with various correspondent banks totaling $74.5 million as of September 30, 2025. First Citizens has five federal fund lines of credit available with various correspondent banks totaling $69.5 million as of December 31, 2024. There were no federal funds purchased as of September 30, 2025, or December 31, 2024. Short term borrowings have only been utilized for testing purposes during the nine months ended September 30, 2025 and the year ended December 31, 2024 to ensure all contingent funding sources are operationally ready. Thus, there were not any amounts outstanding at any month end during the nine months ended September 30, 2025 and the year ended December 31, 2024. Weighted average rates were 4.0% and averages outstanding were negligible during these periods as well.
NOTE 14 – LONG TERM DEBT
Long-term debt as of September 30, 2025, and December 31, 2024, is summarized as follows (in thousands):

	September 30, 2025	December 31, 2024
FHLB advances	$85,000	$75,000
Junior subordinated debentures	15,465	15,465
Total long-term debt	$100,465	$90,465

FHLB advances
FirstCNB had secured advances from FHLB totaling $85 million as of September 30, 2025 and $75 million as of December 31, 2024. FHLB borrowings are comprised primarily of advances with principal due at maturity with fixed interest rates ranging from 3.77% to 4.91%. Obligations are secured by loans consisting of the FirstCNB’s

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
entire portfolio of fully disbursed, one-to-four family residential mortgages, commercial mortgages and farm mortgages. Pledged loans totaled $1.2 billion and $1.1 billion as of September 30, 2025 and December 31, 2024, respectively. FirstCNB had additional borrowing capacity with the FHLB of $463 million as of September 30, 2025 and $405.3 million as of December 31, 2024.
Junior subordinated debentures
First Citizens owns 100% of the outstanding common securities of three business trusts that issued corporation-obligated mandatorily redeemable preferred capital securities to third-party investors. The trusts used the proceeds from the issuance of their preferred capital securities and common securities (collectively referred to as “capital securities” to buy floating rate junior subordinated debentures issued by First Citizens. The debentures are the trusts’ only assets and interest payments from the debentures finance the distributions paid on the capital securities. Distributions are payable quarterly at a rate per annum equal to the interest rate being earned by the trusts on the debentures held by the trusts. The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures. First Citizens has entered into agreement which fully and unconditionally guarantees the capital securities subject to terms of the guarantee. Although for accounting presentation the trust preferred securities are presented as long-term debt, the outstanding balance qualifies as additional Tier I capital subject to certain limitations. The following table provides details on the debentures as of September 30, 2025 and December 31, 2024:

	Principal Amount	Interest Rate	Year of Maturity	Amount included in Additional Tier I Capital
As of September 30, 2025:
First Citizens (TN) Statutory Trust III	$5,155	6.08%	2035	$5,155
First Citizens (TN) Statutory Trust IV	5,155	6.05%	2037	5,155
Southern Heritage Statutory Trust I	5,155	6.35%	2034	5,155
As of December 31, 2024:
First Citizens (TN) Statutory Trust III	$5,155	6.41%	2035	$5,155
First Citizens (TN) Statutory Trust IV	5,155	6.37%	2037	5,155
Southern Heritage Statutory Trust I	5,155	6.67%	2034	5,155

In March 2005, First Citizens formed First Citizens (TN) Statutory Trust III, a Delaware statutory trust for the sole purpose of issuing and selling trust preferred securities and using proceeds from the sale to acquire long-term subordinated debentures issued by First Citizens. Proceeds were used to reduce other debt at First Citizens. For the period beginning on (and including) the date of original issuance and ending on (but excluding) June 17, 2005, the rate per annum equals the three-month LIBOR plus 1.80%. Interest payment dates are March 17, June 17, September 17, and December 17 during the 30-year term. In June 2023, the index rate was migrated from three-month LIBOR to 3-month Chicago Mercantile Exchange (“CME”) Term Secured Overnight Financing Rate (“SOFR”) plus fallback spread of 0.26161%.
In March 2007, First Citizens formed First Citizens (TN) Statutory Trust IV, a Delaware statutory trust for the sole purpose of issuing and selling trust preferred securities and using proceeds from the sale to acquire long-term subordinated debentures issued by First Citizens. Proceeds were used to refinance other debt at First Citizens at a lower interest rate. For the period beginning on (and including) the date of original issuance and ending on (but excluding) June 15, 2007, the rate per annum equals the three-month LIBOR plus 1.75%. Interest payment dates are March 15, June 15, September 15, and December 15 during the 30-year term. In June 2023, the index rate was migrated from three-month LIBOR to 3-month CME Term SOFR plus fallback spread of 0.26161%.
Pursuant to the merger with SH Bancshares on October 1, 2014, First Citizens assumed the debentures issued to Southern Heritage Statutory Trust I. The discount associated with First Citizens’ assumption of the debentures issued to Southern Heritage Statutory Trust I is fully amortized as of December 31, 2024. Interest for Southern Heritage Statutory Trust I reprices quarterly equal to the three-month LIBOR plus 2.05%. Contractual maturity for this issuance is December 2034. In June 2023, the index rate was migrated from three-month LIBOR to 3-month CME Term SOFR plus fallback spread of 0.26161%.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Maturities of principal of long-term debt for the following five years were as follows as of September 30, 2025 (in thousands):

On or before September 30, 2026	$15,000
On or before September 30, 2027	20,000
On or before September 30, 2028	30,000
On or before September 30, 2029	10,000
On or before September 30, 2030	5,000
Thereafter	20,465
$100,465

First Citizens is dependent on the profitability of its subsidiaries and their ability to pay dividends in order to service its long-term debt.
NOTE 15 – DERIVATIVES
Cash flow hedge: In 2018, First Citizens entered into an interest rate swap agreement as part of its asset liability management strategy to help manage its interest rate risk position. The notional amount of the interest rate swap does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreement.
Interest rate swap contract was executed in April 2018 with an effective date beginning June 15, 2018 and matures June 1, 2028 to hedge a floating rate liability. The swap has a notional amount totaling $5 million as of September 30, 2025 and December 31, 2024, was designated as cash flow hedge for certain junior subordinated debentures and was determined to be fully effective during 2025 and 2024. As such, no amount of ineffectiveness has been included in net income. Therefore, the fair value of the swap is recorded in other liabilities with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedges no longer be considered effective. First Citizens expects the hedges to remain fully effective during the remaining term of the swap.
Interest recorded for the cash flow hedge was approximately $18 thousand and $31 thousand in income for three months ended September 30, 2025 and 2024, respectively and $54 thousand and $93 thousand in income for nine months ended September 30, 2025 and 2024, respectively and is classified as Interest expense on borrowings in the Consolidated Statement of Income. The fair value of the cash flow hedge is approximately $62 thousand and $192 thousand and included in Other Assets on the Consolidated Balance Sheets as of September 30, 2025 and December 31, 2024, respectively.
Fair value hedge: In 2024, First Citizens entered into an interest rate swap contract with an effective date of April 22, 2024, maturity date of May 1, 2027, and notional amount of $25 million designated as fair value portfolio layer hedge of certain fixed rate municipal securities. The hedge was determined to be effective at inception and as of September 30, 2025 and December 31, 2024. First Citizens expects the hedge to remain fully effective during the remaining term of the swap.
Interest recorded for the cash flow hedge was approximately $22 thousand of expense and $49 thousand of income for three months ended September 30, 2025 and 2024, respectively, and $68 thousand of expense and $67 thousand in income for nine months ended September 30, 2025 and 2024, respectively, and is classified as Interest income on securities in the Consolidated Statement of Income. The fair value hedge is included in Other Liabilities at approximately $775 thousand as of September 30, 2025 and $350 thousand as of December 31, 2024.
NOTE 16 – REGULATORY MATTERS
FirstCNB is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on FirstCNB and the Consolidated

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Financial Statements. Regulations require banks to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
In general, an institution may qualify for the Community Bank Leverage Ratio (“CBLR”) framework if it has a leverage ratio greater than 9% (as reported in Schedule RC-R, Part I, item 31); has less than $10 billion in total consolidated assets (Schedule RC-R, Part I, item 32); is not an advanced approaches institution; has total trading assets and trading liabilities of 5% or less of total consolidated assets (Schedule RC-R, Part I, item 33); and has total off-balance sheet exposures (excluding derivatives other than sold credit derivatives and unconditionally cancelable commitments) of 25% or less of total consolidated assets (Schedule RC-R, Part I, item 34). However, an otherwise qualifying institution’s primary federal supervisory authority may disallow the institution’s use of the CBLR framework based on the supervisory authority’s evaluation of the risk profile of the institution.
A qualifying institution with a leverage ratio that exceeds 9% and opts into the CBLR framework shall be considered to have met: (i) the generally applicable risk-based and leverage capital requirements in the agencies’ capital rules; (ii) the capital ratio requirements to be considered well capitalized under the agencies’ prompt corrective action (PCA) framework (in the case of insured depository institutions); and (iii) any other applicable capital or leverage requirements. FirstCNB opted into the CLBR framework beginning in 2020. FirstCNB’s Tier I capital totaled $255 million and $245 million as of September 30, 2025 and December 31, 2024, respectively. FirstCNB’s Tier I leverage ratios were 9.72% and 9.54% as of September 30, 2025 and December 31, 2024, respectively.
The Federal Reserve, which is the primary federal regulator of bank holding companies (including First Citizens), has implemented a written policy—known as the Small Bank Holding Company Policy Statement (12 C.F.R. Part 225, Appendix C) (the “Policy Statement”)—applicable to certain smaller bank holding companies that do not exceed a certain consolidated asset size and do not engage in certain nonbanking or off-balance sheet activities. Qualifying bank holding companies are exempted from the regulatory capital regime generally applicable to bank holding companies. The Policy Statement generally defines a “small bank holding company” as a bank holding company with pro forma consolidated total assets of less than $3 billion that (i) is not engaged in significant nonbanking activities either directly or through a nonbank subsidiary; (ii) does not conduct significant off-balance sheet activities (including securitization and asset management or administration) either directly or through a nonbank subsidiary; and (iii) does not have a material amount of debt or equity securities outstanding (other than trust-preferred securities) that are registered with the SEC. Small bank holding companies are not subject to the capital adequacy guidelines enumerated under Federal Reserve Regulation Q (12 C.F.R. Part 217), meaning that they are not required to calculate consolidated regulatory capital ratios or provide quarterly consolidated financial statements on Federal Reserve form FR Y-9C. Instead, small bank holding companies provide semi-annual parent company only financial statements on Federal Reserve form FR Y-9SP. First Citizens presently qualifies as a small bank holding company.
NOTE 17 – RELATED PARTY TRANSACTIONS
First Citizens has loans and deposits with certain executive officers, directors and their affiliates. First Citizens also enters into contracts with certain related parties from time to time such as for construction of a branch. All related party transactions are entered into under substantially the same terms as unrelated third-party transactions. All material contracts are awarded based on competitive bids.
Activity in loans to executive officers, directors and their affiliates was as follows for the nine months ended September 30, 2025 compared to the prior year are as follows: (in thousands):

	Nine months ended September 30, 2025	Year ended December 31, 2024
Balance at beginning of period	$5,388	$5,727
New loans	2,543	5,420
Repayments	(1,299)	(5,759)
Balance at end of period	$6,632	$5,388

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
There were no charged off, restructured or non-current loans to related parties for any of the periods presented. Loans to related parties are made on substantially the same terms as third-party transactions.
Indebtedness shown represents amounts owed by directors and executive officers of First Citizens and FirstCNB and by entities in which such persons are general partners or have at least 10% or greater interest and trust and estates in which they have a substantial beneficial interest. All loans have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and do not involve other than normal risks of collectability.
FirstCNB routinely enters into deposit relationships with its directors, officers and employees in the normal course of business. These deposits bear the same terms and conditions as those prevailing at the time for comparable transactions with unrelated parties. Balances of executive officers and directors on deposit as of September 30, 2025 and December 31, 2024, were $32.3 million and $35.3 million, respectively.
NOTE 18 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
First Citizens is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk not recognized in the statement of financial position.
First Citizens’ exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The same policies are utilized in making commitments and conditional obligations as they are used for creating on-balance sheet instruments. Ordinarily, collateral or other security is not required to support financial instruments with off-balance sheet risk.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis, including the collateral required, if deemed necessary by FirstCNB upon extension of credit, and is based on management’s credit evaluation of the counter party. As of September 30, 2025 and December 31, 2024, First Citizens had outstanding loan commitments of $293.7 million and $294.7 million, respectively. As of September 30, 2025, variable rate commitments were $235 million and fixed rate commitments were $58.7 million. As of December 31, 2024, variable rate commitments were $238.5 million and fixed rate commitments were $56.2 million. Of these commitments, none had an original maturity in excess of one year.
Standby letters of credit and financial guarantees are conditional commitments issued by First Citizens to guarantee performance of a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements, and the credit risk involved is essentially the same as that involved in extending loans to customers. First Citizens requires collateral to secure these commitments when deemed necessary. As of September 30, 2025 and December 31, 2024, outstanding standby letters of credit totaled $7.4 million and $6.5 million, respectively.
NOTE 19 – SIGNIFICANT CONCENTRATIONS OF CREDIT RISK
First Citizens grants agribusiness, commercial, residential and personal loans to customers throughout a wide area of the mid-southern United States. A large majority of First Citizens’ loans, however, are concentrated in the immediate vicinity of First Citizens, primarily in Tennessee. Although First Citizens has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their obligations is dependent upon the agribusiness and industrial economic sectors of that geographic area.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
NOTE 20 – FAIR VALUE MEASUREMENTS
Recurring Basis
The following are descriptions of valuation methodologies used for assets measured at fair value on a recurring basis. There are no liabilities measured for fair value on a recurring basis for any of the periods presented.
Securities
Fair values for debt securities are obtained from a third-party vendor and are valued using Level 2 inputs. Fair values for equity securities are obtained from a third-party using Level 1 inputs.
Derivatives
First Citizens has interest rate swaps which are designated as a cash flow hedge or fair value hedge. Fair values for derivatives are obtained from a third-party vendor and valued using Level 2 inputs.
Assets and liabilities as of September 30, 2025, and December 31, 2024, measured at estimated fair value on a recurring basis were as follows (in thousands):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
September 30, 2025:
Financial assets:
Debt securities available-for-sale	$—	$745,817	$—	$745,817
Equity securities	766	—	—	766
Cash flow hedge	—	62	—	62
Financial liabilities:
Fair value hedge	—	$775	—	$775
December 31, 2024:
Financial assets:
Debt securities available-for-sale	$—	$723,789	$—	$723,789
Equity securities	812	—	—	812
Cash flow hedge	—	192	—	192
Financial liabilities:
Fair value hedge	$—	$350	$—	$350

Non-Recurring Basis
Certain assets are measured at fair value on a non-recurring basis as described below.
Loans Held-for-Sale
Loans held-for-sale are recorded at the lower of cost or fair value. Fair value of loans held-for-sale are based upon binding contracts and quotes from third party investors that qualify as Level 2 inputs for determining fair value. Loans held for sale did not have an impairment charge in the nine months ended September 30, 2025 or the year ended December 31, 2024.
Other Real Estate Owned
OREO is recorded at the lower of cost or fair value. Fair value is measured based on independent appraisals and may be discounted by management based on historical experience and knowledge and changes in market conditions from time of valuation. As such discounts may be significant, these inputs are considered Level 3 in the hierarchy for determining fair value. Values of OREO are reviewed at least annually or more often if circumstances require more frequent evaluations.
Assets as of September 30, 2025 and December 31, 2024 measured at estimated fair value on a non-recurring basis were as follows (in thousands):

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
September 30, 2025:
Assets:
Loans held-for-sale	$—	$4,014	$—	$4,014
Other real estate owned	—	—	21,413	21,413
December 31, 2024:
Assets:
Loans held-for-sale	$—	$2,759	$—	$2,759
Other real estate owned	—	—	260	260

Other Fair Value Estimates
The following assumptions were made and methods applied to estimate the fair value of each class of financial instruments not measured at fair value on the Consolidated Balance Sheets:
Cash and Cash Equivalents
For instruments that qualify as cash equivalents, as described in Note 1, the carrying amount is assumed to be fair value.
Interest-Bearing Deposits in Other Banks
Interest-bearing deposits in other banks consist of excess balances held at the Federal Reserve and short-term CDs and the carrying amount is assumed to be fair value.
Loans
Fair value of variable-rate loans with no significant change in credit risk subsequent to loan origination is based on carrying amounts. For other loans, such as fixed rate loans, fair values are estimated utilizing discounted cash flow analyses, applying interest rates currently offered for new loans with similar terms to borrowers of similar credit quality. Fair values of loans that have experienced significant changes in credit risk have been adjusted to reflect such changes.
Federal Home Loan Bank and Federal Reserve Bank Stock
Carrying amounts of capital stock of the FHLB of Cincinnati and Federal Reserve Bank of St. Louis approximate fair value.
Bank-Owned Life Insurance
Carrying amount of bank-owned life insurance is the cash surrender value as of the end of the periods presented and approximates fair value.
Accrued Interest Receivable and Other Assets
The fair values of accrued interest receivable and other assets are assumed to be the carrying value.
Deposit Liabilities
Demand Deposits
The fair values of deposits which are payable on demand, such as interest bearing and noninterest-bearing checking accounts, passbook savings, and certain money market accounts are equal to the carrying amount of the deposits.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Variable-Rate Deposits
The fair value of variable-rate money market accounts and CDs approximate their carrying value at the balance sheet date.
Fixed-Rate Deposits
For fixed-rate CDs, fair values are estimated utilizing discounted cash flow analyses, which apply interest rates currently being offered on CDs to a schedule of aggregated monthly maturities on time deposits.
Long-term debt
For securities sold under repurchase agreements payable upon demand, the carrying amount is a reasonable estimate of fair value. For securities sold under repurchase agreements for a fixed term, fair values are estimated using the same methodology as fixed rate time deposits discussed above. The fair value of the advances from the FHLB and other long-term borrowings are estimated by discounting the future cash outflows using the current market rates.
Accrued Interest Payable and Other Liabilities
The fair values of accrued interest payable and other liabilities are assumed to be the carrying value.
The carrying amount and fair value of assets and liabilities not measured at fair value on the Balance Sheets as of September 30, 2025, and December 31, 2024, were as follows (in thousands):

	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
As of September 30, 2025:
Financial assets:
Cash and cash equivalents	$36,457	$36,457	$—	$—	$36,457
Interest-bearing deposits in other banks	68,358	68,358	—	—	68,358
Loans, net of allowance	1,581,732	—	1,544,236	—	1,544,236
Federal Reserve Bank and Federal Home Loan Bank Stock	8,015	—	8,015	—	8,015
Bank owned life insurance	33,598	—	33,598	—	33,598
Accrued interest receivable	13,775	—	13,775	—	13,775
Other assets	5,279	—	5,279	—	5,279
Financial liabilities:
Deposits	2,214,372	—	2,214,444	—	2,214,444
Short-term borrowings	51,292	—	51,292	—	51,292
Other borrowings	100,465	—	101,387	—	101,387
Accrued interest payable	1,985	—	1,985	—	1,985
Other liabilities	15,869	—	15,869	—	15,869
Off-balance sheet arrangements:
Commitments to extend credit	293,652	—	293,652	—	293,652
Standby letters of credit	7,429	—	7,429	—	7,429

As of December 31, 2024:
Financial assets:
Cash and cash equivalents	$59,449	$59,449	$—	$—	$59,449
Interest-bearing deposits in other banks	104,704	104,704	—	—	104,704
Loans, net of allowance	1,466,292	—	1,458,036	—	1,458,036
Federal Reserve Bank and Federal Home Loan Bank Stock	7,476	—	7,476	—	7,476
Bank owned life insurance	33,336	—	33,336	—	33,336

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Accrued interest receivable	12,153	—	12,153	—	12,153
Other assets	6,137	—	6,137	—	6,137
Financial liabilities:
Deposits	2,150,728	—	2,153,500	—	2,153,500
Short-term borrowings	60,798	—	60,798	—	60,798
Other borrowings	90,465	—	89,412	—	89,412
Accrued interest payable	3,032	—	3,032	—	3.032
Other liabilities	16,504	—	16,504	—	16,504
Off-balance sheet arrangements:
Commitments to extend credit	294,673	—	294,673	—	294,673
Standby letters of credit	6,522	—	6,522	—	6,522

NOTE 21 – OTHER BENEFIT PLANS
First Citizens maintains the First Citizens National Bank of Dyersburg Employee Stock Ownership Plan (the “ESOP”) and the First Citizens National Bank 401(k) Plan (the “401(k) Plan”) as employee benefits. The plans provide for a contribution annually not to exceed 25% of the total compensation of all participants and afford eligibility for participation to all full-time employees who have completed at least one year of service and are age 21 or older.
First Citizens annually contributes amounts equal to 3% of total eligible compensation to the 401(k) Plan and a discretionary percentage of total eligible compensation to either or both the 401(k) Plan and the ESOP. For 2024, the discretionary contributions were allocated as 7% to the ESOP and 0% to the 401(k). Discretionary contribution of 7% is being accrued and expected to be paid to the 401K for the year ended December 31, 2025. Total eligible compensation for both plans consists of total compensation subject to federal income tax and includes any salary deferrals made through the 401(k) Plan and Section 125 Cafeteria Plan. Contributions are subject to maximum limits set annually by the IRS. Each participant may also elect to defer up to 75% of his or her pay into the 401(k) Plan, subject to dollar limitations imposed by law.
Employer cash contributions to the 401(k) Plan totaled approximately $147 thousand and $146 thousand for the three months ended September 30, 2025 and 2024, respectively. In addition, expense recognized and accrued for the 7% discretionary contributions totaled approximately $403 thousand and $416 thousand for the three months ended September 30, 2025 and 2024, respectively. Employer cash contributions to the 401(k) Plan totaled approximately $559 thousand and $533 thousand for the nine months ended September 30, 2025 and 2024, respectively. In addition, expense recognized and accrued for the 7% discretionary contributions totaled approximately $1.1 million and $1.2 million for the nine months ended September 30, 2025 and 2024, respectively. Cash contributions and accruals for contributions to the 401(k) Plan and ESOP are reported in Salaries and Employee Benefits in Noninterest Expenses on the Consolidated Statements of Income.
The ESOP is a non-leveraged plan and all shares of First Citizens common stock owned by the ESOP were allocated to participants as of December 31, 2024. Allocations are updated on an annual basis as of each year end. Cash dividends paid by First Citizens on common stock held by the ESOP are charged to retained earnings. All shares owned by the ESOP are considered outstanding for earnings per share computations. In the event a terminated or retired ESOP participant desires to sell shares of First Citizens common stock, or if certain employees elect to diversify their account balances, First Citizens may be required to purchase the shares from the participant at their fair market value. The ESOP owned 557,513 shares of First Citizens common stock with an estimated fair value of $35.7 million as of September 30, 2025, and 553,916 shares of First Citizens common stock with an estimated fair value of $32.1 million as of December 31, 2024.
Deferred compensation plans are in effect for certain officers. Under the plans, FirstCNB pays each participant a monthly benefit beginning with the individual’s termination of service. A liability is accrued for the obligation under these plans and reported in Other Liabilities on the Consolidated Balance Sheets. The expense incurred for deferred compensation for the three months ended September 30, 2025 and 2024 totaled $43 thousand and $40

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
thousand, respectively. The expense incurred for deferred compensation for the nine months ended September 30, 2025 and 2024 totaled $172 thousand and $182 thousand, respectively. Total liabilities for deferred compensation plans totaled $2.6 million and $2.4 million as of September 30, 2025 and December 31, 2024, respectively. Annuity contracts were purchased and owned by FirstCNB and are to be used to reduce the cost to provide benefits to certain participants upon retirement. The annuity contracts are reported in Other Assets on the Consolidated Balance Sheets and totaled $2.6 million as of September 30, 2025 and $2.6 million as of December 31, 2024.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
NOTE 22 – QUARTERLY SELECTED FINANCIAL DATA (UNAUDITED)
The following table presents quarterly selected financial data (unaudited) for nine months ended September 30, 2025, and the year ended December 31, 2024 (in thousands, except per share data):

	Interest Income	Net Interest Income	Net Income	EPS Basic	EPS Diluted
2025:
First quarter	$30,355	$14,975	$5,404	$1.40	$1.40
Second quarter	31,677	16,502	6,234	1.62	1.62
Third quarter	32,265	16,800	6,734	1.76	1.76
Total	$94,297	$48,277	$18,372	$4.78	$4.78

2024:
First quarter	$27,817	$13,120	$3,722	$0.96	$0.96
Second quarter	28,553	13,324	3,986	1.02	1.02
Third quarter	29,730	13,647	4,502	1.16	1.16
Fourth quarter	30,509	14,732	5,272	1.37	1.37
Total	$116,609	$54,823	$17,482	$4.51	$4.51

NOTE 23 – REVENUE FROM CONTRACTS WITH CUSTOMERS
First Citizens follows ASU No. 2014-09 “Revenue from Contracts with Customers” (“Topic 606”) and all subsequent ASUs that modified Topic 606 regarding recognition of noninterest income. Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. Topic 606 is applicable to noninterest revenue streams such as asset management fees, service charges on deposit accounts, sales of OREO (if any), and debit card interchange fees. Substantially all the Bank’s revenue is generated from contracts with customers. Noninterest revenue streams in-scope of Topic 606 are discussed below.
All of First Citizens’ revenue from contracts with customers in the scope of ASC 606 is recognized within noninterest income. The following table presents First Citizens’ sources of noninterest income. Items outside the scope of ASC 606 are noted as such (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Noninterest income:
Within scope of ASC 606:
Service charges on deposits	$1,352	$1,261	$3,802	$3,592
Income from ATM & debit cards	1,302	1,359	3,869	3,976
Income from insurance activities	252	260	1,050	927
Income from fiduciary activities	519	567	1,489	1,459
Brokerage fees	45	45	133	139
Not within scope of ASC 606:
Mortgage banking income	518	469	1,344	1,078
Earnings on bank owned life insurance	313	228	728	626
Gain (loss) on sale or call of available-for-sale securities	—	(27)	(3)	(79)
Other noninterest income	316	401	1,030	914
Total noninterest income	$4,617	$4,563	$13,442	$12,632

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
A description of First Citizens’ revenue streams accounted for under ASC 606 is as follows:
Service Charges on Deposits
Service charges on deposit accounts consist of non-sufficient fund fees, account analysis fees, monthly service fees, and other deposit account related fees. FirstCNB’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Non-sufficient fund fees and other deposit account related fees are largely transactional based, and therefore, FirstCNB’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is received immediately or in the following month through a direct charge to customers’ accounts.
Income from ATM & Debit Cards
Income from ATM and debit cards is primarily comprised of interchange fees earned whenever FirstCNB’s debit cards are processed through card payment networks. Other service charges include revenue from processing wire transfers, official checks, and other services. FirstCNB’s performance obligation for fees, exchange and other service charges are largely satisfied, and related revenue recognized when the services are rendered or upon completion. Payment is typically received daily for the transactions.
Income from insurance activities
Income generated from insurance activities primarily consists of insurance carriers in one of two ways. Some pay the commission each month as the customer pays the premium and others pay the annual amount up front to the agency and then deduct commission if the customer does not pay all the premium. W&A does not have to perform any additional duties after the sale so therefore the earnings process is complete, and the entire amount of the commission should be recognized at the time of the sale.
Income from fiduciary activities
FirstCNB’s Trust Department primarily earns fees from fiduciary activities through trust accounts in which FirstCNB serves as Trustee controlling and managing the assets of the Trusts, or under Agency or Custody contracts with trust department customers to manage assets on their behalf for investment purposes, and/or to make agreed transactions in their accounts. These fees are primarily earned over time as FirstCNB provides the contracted monthly, quarterly, or annual services. Fees are generally assessed based on a tiered scale of the market value of assets under management based on FirstCNB’s published fee schedule. Estate Administration Services are also provided based on a separate published fee schedule and fees are recognized as services are rendered. Other related services provided, such as financial planning, are included in the fees earned for the Trust or Agency/Custody services based on FirstCNB’s published Trust Fee Schedules for assets held and are recognized as services are rendered.
Brokerage fees
First Citizens earns fees from investment brokerage services provided to its customers by a third-party service provider. First Citizens receives commissions from the third-party service provider on a monthly basis based upon customer activity for the month. First Citizens acts as a referral agent in arranging the relationship between customer and third-party service provider and does not control the services rendered to the customer. Fees are recognized on a monthly basis.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and between

Park National Corporation

and

First Citizens Bancshares, Inc.

Dated as of October 27, 2025

A-i

A-ii

Exhibit A	Form of Voting Agreement
Exhibit B	Bank Merger Agreement

A-iii

INDEX OF DEFINED TERMS

Page
.pdf	A-58
$	A-56
Acquisition Proposal	A-48
Agreement	A-1
Appraisal Demand	A-3
Bank Merger Act	A-8
Bank Merger Agreement	A-3
Bank Merger Certificates	A-3
Bank Merger	A-3
BHC Act	A-6
Certificates of Merger	A-1
Chosen Courts	A-57
CIC Payment	A-45
Class A Common Stock	A-2
Closing Date	A-1
Closing	A-1
COBRA	A-13
Code	A-1
Company 401(k) Plan	A-44
Company Audited Financial Statements	A-9
Company Bank	A-3
Company Benefit Plans	A-12
Company Board Recommendation	A-42
Company Bylaws	A-7
Company Charter	A-7
Company Common Stock	A-2
Company Contract	A-18
Company Data Agreement	A-23
Company Data	A-23
Company Designated Director	A-47
Company Disclosure Schedule	A-6
Company ERISA Affiliate	A-13
Company ESOP	A-7
Company Financial Statements	A-9
Company Indemnified Parties	A-46
Company Insiders	A-49
Company IT System	A-23
Company Leased Properties	A-20
Company Meeting	A-42
Company Owned Properties	A-20
Company Preferred Stock	A-7
Company Privacy Policies	A-23
Company Privacy Requirements	A-23
Company Qualified Plans	A-13
Company Real Property	A-20

Page
Company Subsidiary	A-7
Company	A-1
Confidentiality Agreement	A-42
Continuing Employee	A-44
Dissenting Share	A-2
dollars	A-56
Effective Time	A-1
Employment Agreements	A-1
Enforceability Exceptions	A-8
Environmental Laws	A-19
ERISA	A-12
Exchange Act	A-29
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-2
FDIC	A-7
Federal Reserve Board	A-6
GAAP	A-6
Governmental Entity	A-9
Intellectual Property	A-21
Intended U.S. Tax Treatment	A-1
IRS	A-11
Lease	A-20
Leases	A-20
Liens	A-7
Loans	A-22
Material Adverse Effect	A-6
Materially Burdensome Regulatory Condition	A-41
Merger Consideration	A-2
Merger	A-1
Multiemployer Plan	A-14
Multiple Employer Plan	A-14
Multiple Employer Welfare Arrangement	A-14
New Certificates	A-4
New Plans	A-44
NYSE American	A-5
OCC	A-8
OGCL	A-1
Ohio Secretary	A-1
Old Certificate	A-2
Olsen Palmer	A-10
PBGC	A-14
Personal Data	A-24
PPACA	A-13
Pre-Closing Tax Period	A-12

A-iv

Page
Premium Cap	A-46
Privacy Laws	A-24
Process	A-24
Processed	A-24
Processes	A-24
Processing	A-24
Proxy Statement	A-22
Purchaser 401(k) Plan	A-45
Purchaser Bank	A-3
Purchaser Benefit Plans	A-32
Purchaser Common Stock	A-2
Purchaser Contract	A-34
Purchaser Data Agreement	A-36
Purchaser Data	A-36
Purchaser Disclosure Schedule	A-26
Purchaser Equity Awards	A-26
Purchaser IT System	A-36
Purchaser Privacy Policies	A-36
Purchaser Privacy Requirements	A-36
Purchaser Regulations	A-3
Purchaser Reports	A-31
Purchaser Restricted Stock Award	A-26
Purchaser Stock Options	A-26
Purchaser Stock Plans	A-27
Purchaser Subsidiary	A-26
Purchaser	A-1
Recommendation Change	A-42

Page
Regulatory Agencies	A-9
Representatives	A-47
Requisite Company Votes	A-8
Requisite Regulatory Approvals	A-41
S-4	A-9
Sarbanes-Oxley Act	A-29
SEC	A-9
Security Breach	A-24
SRO	A-9
Subsidiary	A-7
Surviving Corporation	A-1
Takeover Statutes	A-22
Tax Return	A-12
Tax	A-12
Taxes	A-12
TBCA	A-1
Tennessee Secretary	A-1
Termination Date	A-53
Termination Fee	A-54
Total Payments	A-46
Transfer Taxes	A-50
Treasury Regulations	A-12
Unaudited 2025 Financial Statements	A-9
Voting Agreements	A-1
Voting Common Stock	A-2

A-v

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of October 27, 2025 (this “Agreement”), by and between First Citizens Bancshares, Inc., a Tennessee corporation (“Company”), and Park National Corporation, an Ohio corporation (“Purchaser”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Purchaser and Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Purchaser (the “Merger”), so that Purchaser is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;
WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code (the “Intended U.S. Tax Treatment”);
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Purchaser’s willingness to enter into this Agreement, certain officers of Company and Company Bank (as defined herein) are entering into employment agreements (“Employment Agreements”) with Purchaser and/or Purchaser Bank;
WHEREAS, as an inducement for Purchaser to enter into this Agreement, the directors and certain executive officers of Company, in their capacity as shareholders, have simultaneously herewith entered into a voting agreement (collectively, the “Voting Agreements”) in connection with the Merger, substantially in the forms attached hereto as Exhibit A; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
Article I
THE MERGER
1.1 The Merger.
Subject to the terms and conditions of this Agreement, in accordance with the Tennessee Business Corporation Act (the “TBCA”) and the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Company shall merge with and into Purchaser. Purchaser shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Company shall terminate.
1.2 Closing.
Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 9:00 a.m. Eastern Time on the first business day of the month immediately following the month during which the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) occurs, unless another date, time or place is agreed to in writing by the parties. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.
1.3 Effective Time.
The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Ohio (the “Ohio Secretary”) and the certificate of merger to be filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”), respectively, on the Closing Date (collectively, the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

1.4 Effects of the Merger.
At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBCA and the OGCL.
1.5 Conversion of Company Common Stock.
(a) Subject to Section 2.2(e), each share of (i) the common stock, no par value per share (“Voting Common Stock”), of Company and (ii) the Class A common stock, no par value per share (“Class A Common Stock”), of Company issued and outstanding immediately prior to the Effective Time (collectively, “Company Common Stock”), except for shares of Company Common Stock owned by Company as treasury stock or owned by Company or Purchaser or a Subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive .52 shares (the “Exchange Ratio” and such shares, in the aggregate, the “Merger Consideration”) of the common shares, no par value per share, of Purchaser (the “Purchaser Common Stock”); it being understood that upon the Effective Time, the Purchaser Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common shares of the Surviving Corporation.
(b) All of the shares of Company Common Stock converted into the right to receive Purchaser Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of Purchaser Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Old Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration and other amounts specified in the immediately preceding sentence, including evidence of shares in book-entry form representing whole shares of Purchaser Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Purchaser and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Company or Purchaser to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Purchaser (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no Purchaser Common Stock or other consideration shall be delivered in exchange therefor.
1.6 Dissenting Shares.
(a) Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 1.6, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Company Common Stock who (i) has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Title 48, Chapter 23 of the TBCA and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (a “Dissenting Share”) shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 1.5 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under

Title 45, Chapter 23 of the TBCA. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation.
(b) If any holder of Company Common Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Title 45, Chapter 23 of the TBCA effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the consideration to be paid pursuant to Section 1.5 with respect to such shares pursuant to and in accordance with this Agreement.
(c) Company shall give Purchaser reasonably prompt written notice of the receipt of any written notice of any demand for appraisal for any Company Common Stock, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to applicable law and received by Company that relate to any such demand for appraisal (each, an “Appraisal Demand”), and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any Appraisal Demand or any threatened Appraisal Demand, including those that take place prior to the Effective Time. Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any Appraisal Demand prior to the Effective Time, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of Company Common Stock as may be necessary to perfect appraisal rights under applicable law, without the prior written approval of Purchaser.
1.7 Purchaser Common Stock.
At and after the Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of the Surviving Corporation and shall not be affected by the Merger.
1.8 Articles of Incorporation of Surviving Corporation.
At the Effective Time, the Articles of Incorporation of Purchaser (the “Purchaser Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.9 Regulations of Surviving Corporation.
At the Effective Time, the Code of Regulations of Purchaser (the “Purchaser Regulations”), as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.10 U.S. Federal Tax Consequences.
It is intended that the Merger shall qualify for the Intended U.S. Tax Treatment.
1.11 Bank Merger.
Immediately following the Effective Time, Company Bank (“Company Bank”), a national banking association and a wholly-owned Subsidiary of Company, will merge (the “Bank Merger”) with and into Purchaser Bank (“Purchaser Bank”), a national banking association and a wholly-owned Subsidiary of Purchaser. Purchaser Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective at a time after the Effective Time as determined by the Board of Directors of the Surviving Corporation. On the date of this Agreement, Purchaser Bank and Company Bank entered into the agreement and plan of merger attached hereto as Exhibit B (the “Bank Merger Agreement”). Company shall cause Company Bank, and Purchaser shall cause Purchaser Bank, to execute such articles of merger, certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) following the Effective Time at a time determined pursuant to this Section 1.11.

1.12 Principal Executive Offices of Surviving Corporation.
The principal executive offices of Purchaser as of the date of this Agreement shall be the principal executive offices of the Surviving Corporation.
Article II
EXCHANGE OF SHARES
2.1 Purchaser to Make Shares Available.
At least five (5) business days prior to the Closing Date, Purchaser shall deposit, or shall cause to be deposited, with Broadridge Corporate Issuer Solutions, Inc. and/or such other exchange agent designated by Purchaser and reasonably acceptable to Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, evidence of shares in book entry form (collectively, referred to herein as “New Certificates”), representing the aggregate number of shares of Purchaser Common Stock, and cash in lieu of any fractional shares (such cash and New Certificates for shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a).
2.2 Exchange of Shares.
(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock at the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal in such form as mutually agreed to by Purchaser an Company (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Purchaser Common Stock and any cash in lieu of fractional shares, as applicable, which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Purchaser Common Stock which the shares of Company Common Stock, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b) No dividends or other distributions declared with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Purchaser Common Stock which the shares of Company Common Stock, represented by such Old Certificate have been converted into the right to receive.
(c) If any New Certificate representing shares of Purchaser Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Purchaser Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for (i) New Certificates representing shares of Purchaser Common Stock and (ii) any cash in lieu of fractional shares or in respect of dividends or distributions as provided in this Article II.
(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily closing-sale prices of Purchaser Common Stock on the NYSE American stock exchange (“NYSE American”) as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the day immediately preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mathematical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f) Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Purchaser Common Stock and cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of Company Common Stock, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g) Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Purchaser Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be. Except to the extent such withholding (i) is in respect of amounts treated as compensation for tax purposes, or (ii) results from the failure to provide a validly executed IRS Form W-9 or W-8, Purchaser or the Exchange Agent, as the case may be, shall use commercially reasonable efforts to provide, at least 15 days prior to making any deduction or withholding pursuant to this Section 2.2(g), written notice to the person to which such withholding is sought by Purchaser or the Exchange Agent of any anticipated deduction or withholding (together with the legal basis thereof) and shall cooperate in good faith to obtain any available exemption from, or reduction of, such deduction or withholding.
(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Purchaser in its commercially reasonable discretion, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Purchaser Common Stock and any cash in lieu of fractional shares, deliverable in respect thereof pursuant to this Agreement.
Article III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as disclosed in the disclosure schedule delivered by Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (a) any other section of Article III specifically referenced or cross-referenced and (b) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby represents and warrants to Purchaser as follows:
3.1 Corporate Organization.
(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. As used in this Agreement, “Material Adverse Effect” means, with respect to Purchaser, Company or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including a pandemic), (E) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or budget, business or strategic plan for any period (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such person has occurred to the extent not otherwise excluded by this proviso), (G) the expenses incurred by Company or Purchaser in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (H) changes proximately caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least 50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Charter of Company (as amended, the “Company Charter”) and the Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Company to Purchaser.
(b) Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof.
3.2 Capitalization.
(a) The authorized capital stock of Company consists of 11,000,000 shares of Company Common Stock, no par value, consisting of 10,000,000 shares of Common Stock and 1,000,000 shares of Class A Common Stock, and 1,000,000 shares of preferred stock, no par value (“Company Preferred Stock”), of which no shares of Company Preferred Stock are issued or outstanding. As of the date of this Agreement, there are (i) 3,704,007 shares of Voting Common Stock issued and outstanding, (ii) 122,428 shares of Class A Common Stock issued and outstanding, (iii) 247,751 shares of Voting Common Stock and 22,920 shares of Class A Common Stock held in treasury, and (iv) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote. Other than the First Citizens National Bank Employee Stock Ownership Plan and Trust (the “Company ESOP”), no Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code owns or holds Company Common Stock or Company Preferred Stock. Other than as set forth on Section 6.18 of the Company Disclosure Schedule, there are no trust preferred or subordinated debt securities of Company that are issued or outstanding. As of the date of this Agreement (i) there are no outstanding subscriptions, options, restricted stock awards or other equity awards, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities and (ii) there are no contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value of or price of, Company Common Stock or other equity interests of Company. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company, other than the Voting Agreements.
(b) Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3 Authority; No Violation.
(a) Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that the Merger, this Agreement and the other transactions contemplated hereby be submitted to Company’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the board of directors of Company Bank and Company as its sole shareholder. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of: (i) the Voting Common Stock voting separately as a single class and (ii) the Class A Common Stock voting separately as a single class (the “Requisite Company Votes”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, including the Bank Merger, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (B) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.
(c) Company Bank has adopted the Bank Merger Agreement and the Bank Merger Agreement has been duly executed by Company Bank.
3.4 Consents and Approvals.
Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE American, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, including under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”), and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 in which the Proxy Statement (as defined below) will be included as a prospectus, to be filed with the SEC by Purchaser in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the certificate of merger with the Tennessee Secretary pursuant to the TBCA and the certificate of merger with the Ohio Secretary pursuant to the OGCL and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock (or depositary shares in respect thereof) on the NYSE American, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.5 Reports.
Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) the OCC, (f) any foreign regulatory authority and (g) any self-regulatory organization (an “SRO”) ((a) - (g), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
3.6 Financial Statements.
(a) True and complete copies of the following financial statements are attached as Section 3.6(a) of the Company Disclosure Schedule: (i) the audited consolidated balance sheets of Company and its Subsidiaries as of December 31, 2024, 2023 and 2022, and the related audited consolidated statements of income and cash flow for the years ended December 31, 2024, 2023 and 2022 (collectively, the “Company Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statement of income of Company and its Subsidiaries as of and for the nine-month period ended September 30, 2025 (the “Unaudited 2025 Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of Company has resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for liabilities that are reflected or reserved against on the Company Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control, including by third-party service providers, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company. Company has implemented and maintains a system of internal accounting controls sufficient to comply in all material respects with all legal and accounting requirements applicable to the business of Company and its Subsidiaries. Since January 1, 2022, Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since January 1, 2022, Company has not experienced or effected any significant deficiencies or weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Company’s and its Subsidiaries’ ability to record, process, summarize and report financial information.
(d) Since January 1, 2022, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to the knowledge of Company, to any director or officer of Company.
3.7 Broker’s Fees.
With the exception of the engagement of Olsen Palmer LLC (“Olsen Palmer”), neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Company has disclosed to Purchaser as of the date hereof the aggregate fees provided for in connection with the engagement by Company of Olsen Palmer, related to the Merger and the other transactions contemplated hereunder.
3.8 Absence of Certain Changes or Events.
(a) Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
(b) Since December 31, 2024, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.
3.9 Legal Proceedings.
(a) Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) that is against Company or any of its Subsidiaries or any of their current or former directors or executive officers or (ii) that is of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby, in each case that would reasonably be expected to be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole.
(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole.
3.10 Taxes and Tax Returns.
(a) Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all information reporting and backup withholding provisions of applicable law relating to such Taxes in all material respects. Each of Company and its Subsidiaries has collected all material sales and use, value added, and goods and services and similar Taxes required by applicable law to be collected, has remitted such amounts to the appropriate Governmental Entity in accordance with applicable law, has collected and properly maintained exemption certificates for all applicable transactions for which a buyer from each of Company and its Subsidiaries has asserted it is exempt from the imposition of sales Tax and has furnished properly completed exemption certificates for all transactions for which Company is exempt from the imposition of sales Taxes. Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Company and its Subsidiaries for all years to and including 2021 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Company nor any of its Subsidiaries has received a notice of deficiency or proposed deficiency, a written notice of assessment or a proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries. Neither Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Company or any of its Subsidiaries was required to file any Tax Return that was not filed or was liable for any amount of Taxes that was not paid. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of (i) the assets of Company or any of its Subsidiaries or (ii) the Company Common Stock or the Company Preferred Stock. Company has made available to Purchaser true and complete copies of any private letter ruling requests, closing agreements, gain recognition agreements or other written agreements with respect to Taxes requested or executed in the last six (6) years. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Company nor any of its Subsidiaries has participated in or has been a material advisor with respect to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any similar provision of state, local, or foreign law). Neither Company nor any of its

Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of any: (i) adjustment required by a change in or incorrect method of accounting, (ii) closing agreement, (iii) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date, (iv) intercompany transaction, (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. tax law), (vi) election under Code 108(i) with respect to the discharge of any indebtedness prior to the Closing Date, or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Company from any taxable period ending on or before the Closing Date and, for any taxable period beginning before and ending after the Closing Date, the portion of any such period ending on (and including) the Closing Date (each such period a “Pre-Closing Tax Period”) to any tax period ending after the Closing Date. Neither Company nor any of its Subsidiaries has taken any action that could defer a liability for Taxes of Company or any of its Subsidiaries from any taxable period (or portion thereof) ending on or prior to the Closing Date, to any taxable period (or portion thereof) beginning after the Closing Date. Neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method. Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in any material accounting method. At no time during the past five (5) years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no joint ventures, partnerships, limited liability companies or other arrangements or contracts to which Company or any of its Subsidiaries is a party and that could be treated as a partnership for federal income Tax purposes. Neither Company nor any of its Subsidiaries has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country. Company has been at all times a C corporation for U.S. federal income tax purposes. First Citizens Properties, Inc., A Tennessee corporation, has qualified as and has been treated as a “real estate investment trust” as defined under Section 856(a) of the Code at all times during the last five (5) years.
(b) Notwithstanding any other provision in this Agreement, (i) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of Company after the Closing Date and (ii) except as provided in Section 3.10(a), Company and any of its respective representatives or affiliates make no representation or warranty with respect to Taxes of Company or any of its Subsidiaries with respect to any period (or portion thereof) following the Closing.
(c) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, unclaimed property, escheat, customs, duties, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
(d) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
(e) As used in this Agreement, the term “Treasury Regulations” means the regulations (including temporary or proposed regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.
3.11 Employee Benefits.
(a) Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, other equity or equity-based, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, severance, medical, health, welfare, disability, accident, life insurance, split dollar, Code Section 125, tuition assistance or scholarship, fringe, perquisite, paid time off, sick leave or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control, salary continuation, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Company or any Company Subsidiary or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any Company ERISA Affiliate, or under which Company or any of its Subsidiaries has or could have any liability, contingent or otherwise.
(b) Company has heretofore made available to Purchaser true and complete copies of each of the Company Benefit Plans and certain related documents, including, but not limited to, (i) all current summary plan descriptions and summaries of material modifications thereto, (ii) all current plan documents and amendments, modifications or material supplements thereto, (iii) the annual report (Form 5500), if any, filed with the IRS for the last six (6) plan years, (iv) the most recently received IRS determination letter or opinion letter, if any, relating to a Company Benefit Plan, (v) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years, (vi) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Company Benefit Plan, (vii) insurance contracts (including stop-loss insurance), trust documents or other funding arrangements related to any Company Benefit Plan, (viii) nondiscrimination testing results for the prior three (3) completed plan years and details of any corrections (or, as applicable, safe harbor notices for the prior three (3) completed and current plan years and the dates each such notice was provided to employees) and (ix) copies of all Forms 1094-B or 1094-C and Forms 1095-B or 1095-C filed with the IRS for the past six (6) years.
(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA; Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and similar state laws (“COBRA”); the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including the regulations and guidance issued thereunder (“PPACA”); and the Code. Within the past three (3) years, neither Company nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d) Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto. No Company Qualified Plan, other than the Company ESOP, owns Company Common Stock or Company Preferred Stock.
(e) The Company ESOP (i) is an “employee stock ownership plan” as defined in Section 4975(e)(7) of the Code, (ii) only owns Company Common Stock and not Company Preferred Stock and (iii) has not acquired Company Common Stock from a seller who made an election under Section 1042 of the Code.
(f) Neither Company ESOP, nor any fiduciary, trustee or administrator thereof, has engaged in a breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code).
(g) Company shall or shall have the plan administrator of the Company ESOP cooperate with the trustee of the Company ESOP to provide the Company ESOP participants with the opportunity to direct the trustee of the Company ESOP how to vote on the Merger pursuant to the pass-through voting requirements of Code Section 409(e) and the provisions of the Company ESOP applicable to the Merger.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) at all times been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) at all times been, in all material respects, in documentary and operational compliance with Section 409A of the Code.
(i) No Company Benefit Plan is and neither Company nor any Company ERISA Affiliate has at any time within the last six (6) years contributed to, sponsored, maintained, or had any liability with respect to any plan subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or otherwise subject to required minimum funding requirements.
(j) None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA (a “Multiple Employer Welfare Arrangement”), and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan, Multiple Employer Plan, or Multiple Employer Welfare Arrangement as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(k) Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by COBRA. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(l) All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.
(m) There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, a Multiple Employer Welfare Arrangement, any participant in a Company Benefit Plan, or any other party. There are no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other governmental agencies are pending, in progress, or, to the knowledge of the Company, threatened. No written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.
(n) None of Company and its Subsidiaries nor, to the knowledge of Company, any Company ERISA Affiliate or other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(o) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) result in or cause the vesting, exercisability or delivery of, or increase the amount or value of, or accelerate the time of payment or vesting of, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, or trigger any other material obligation under, any Company Benefit Plan, or (iii) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(p) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Company has made available to Purchaser true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.
3.12 Employees.
(a) There are no pending or, to Company’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes, work stoppages, lockouts, slowdowns or other material labor disputes against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and, to the knowledge of Company, there are no, and there have been no such efforts in the past three (3) years, organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.
(b) There are no pending or, to Company’s knowledge, threatened, and there have not been since January 1, 2023, any, charges or complaints against Company before any Governmental Entity regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims, leave claims or any other claims arising from or relating to the employment of any of the employees of Company or the relationship of Company with any independent contractor or volunteer.
(c) To Company’s knowledge, Company is in compliance in all material respects with all applicable laws relating to the employment of labor, including any provisions relating to wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, breaks and rest periods, leaves and paid time off, expense reimbursements, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other related costs and expenses, unlawful, wrongful, or retaliatory or discriminatory employment, hiring or labor practices, occupational health and safety standards, plant closing, mass layoff, immigration, workers’ compensation, disability rights and benefits, leave requirements, unemployment compensation, whistleblower laws, worker classification, working conditions, driver regulations, privacy and other employment laws, regulations and ordinances. Since January 1, 2022, Company has not incurred liabilities, penalties or other charges under the WARN Act.
(d) Company is not liable for the payment of any Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws. Company is in compliance with and has complied with all immigration laws and regulations, including Form I-9 requirements and any applicable mandatory E-Verify obligations. All employees are authorized to work in the United States, and a Form I¬9 has been completed properly and retained in accordance with applicable laws with respect to each such current and former employee of Company. No current employee of Company is employed under a non-immigrant work visa or other work authorization that is limited in duration.
(e) In accordance with applicable law, each person performing services for Company is and has, since January 1, 2022, been (i) properly classified as an employee or independent contractor, and (ii) paid all wages (including any required minimum wages and overtime pay), benefits and other compensation for all services performed by such person.

(f) There is not presently any pending or, to Company’s knowledge, threatened audit or investigation by the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any comparable Governmental Entity.
(g) All compensation, wages and benefits due to the employees have been paid or are expected to be paid in the normal course of business up to and including the Closing and there are no other monies due from Company to any employees.
(h) To Company’s knowledge, no employee or any of Company’s officers, directors or managers has, since January 1, 2022, asserted any claim or allegation against Company or any of Company’s officers, directors or managers relating to sex-based or gender-based discrimination, or race-based discrimination, sexual or gender harassment or other sexual misconduct, or breach of any policy of Company relating to the foregoing, in each case, involving Company or any employee, director or officer of Company nor is Company a party to any settlements or similar out-of-court or pre-litigation arrangements relating to any such matters, nor has any such claim, settlement or other arrangement been proposed or, to Company’s knowledge, threatened.
(i) Section 3.12(i) of the Company Disclosure Schedule contains a true and correct list for all current employees of Company containing the name, current job title, wages or salary (as applicable), employer, location, hire date, bonuses (including target bonus opportunities), full or part-time status, accrued paid time off, exempt or non-exempt from overtime, active or inactive status and if inactive, the reason. To Company’s knowledge, as of the date hereof, no current executive or employee referenced within the definition of Company knowledge has given notice of termination of employment or otherwise disclosed plans to terminate employment with Company within the next twelve (12) months following the date hereof.
(j) Section 3.12(j) of the Company Disclosure Schedule contains a complete and accurate list of each person Company engages to provide services to Company as an independent contractor or consultant, or other servant or agent who is classified and treated as other than an “employee”, showing for each such person such individual’s role in Company, the initial date retained to perform services and the primary location from which such services are performed.
(k) Section 3.12(k) of the Company Disclosure Schedule correctly states the number of employees laid off by Company in the ninety (90) calendar days immediately preceding the date of this Agreement.
(l) Company has no written employment contracts or severance agreements with any employee and all current employees are employed “at-will”.
(m) The consummation of the transactions contemplated by this Agreement will not (i) entitle any employee to severance pay, unemployment compensation, bonus payment or any other similar payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any employee to terminate, shorten or otherwise change the terms and conditions of his or her employment.
(n) Company and all Company ERISA Affiliates have, in all material respects for all years it was so required, (i) timely filed all Forms 1094-C and 1095-C or Forms 1094-B and 1095-B, as applicable, with the IRS as required under the PPACA, and received IRS confirmation of acceptance of such filings; and (ii) except where such failure to furnish, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, timely furnished Forms 1095-C or Forms 1095-B, as applicable, to employees as required under the PPACA.
3.13 Compliance with Applicable Law.
Company and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and to the knowledge of Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened since January 1, 2022. Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any

Governmental Entity relating to Company or any of its Subsidiaries, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Company, or its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Company and its Subsidiaries are, and since January 1, 2022 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where Company and its Subsidiaries conduct business. Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Company and its Subsidiaries in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering laws. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company: (i) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
3.14 Certain Contracts.
(a) Neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Purchaser, Company, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which restricts Company’s ability to compete or contains a client or customer non-solicit requirement or any other provision, in each case, that materially restricts the conduct of any line of business by Company or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (not including any stock option plan, stock appreciation rights plan, restricted stock plan, performance share unit plan, stock purchase plan, and related agreements) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries, (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) calendar days or less notice without any required payment or other conditions, other than the condition of notice), (x) that is a settlement, consent or similar agreement and contains any material continuing obligations of Company or any of its Subsidiaries, (xi) that relates to the acquisition or disposition of any person, business or asset and under which Company or its Subsidiaries have or may have a material obligation or liability (including with respect to any “earn-out,” contingent purchase price or similar contingent payment obligation, or any material indemnification liability after the date hereof), (xii) that is any lease (including, but not limited to, the Leases) or other similar contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2024, as applicable, were in excess of $100,000, (xiii) that is any contract or agreement that (A) grants Company or one of its Subsidiaries any right to use any material Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses or similar licenses in respect of commercially available software) and that provides for payments in excess of $100,000, (B) permits any third person (including pursuant to any license agreement, coexistence agreements and covenants not to use) to use, enforce or register any Intellectual Property that is owned by Company or any of its Subsidiaries and that is material to their business, taken as a whole or (C) materially restricts the right of Company or one of its Subsidiaries to use or register any Intellectual Property that is owned or purported to be owned by Company or any of its Subsidiaries or (xiv) that relates to the pledge of or Lien on any assets of Company or its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company has made available to Purchaser true, correct and complete copies of each Company Contract in effect as of the date hereof.
(b) Each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. To Company’s knowledge each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.
3.15 Agreements with Regulatory Agencies.
Subject to Section 9.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Company or any of its Subsidiaries been advised since January 1, 2022, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Company or any of its Subsidiaries in any material respect.
3.16 Risk Management Instruments.
All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of Company and its Subsidiaries in accordance with GAAP consistently applied. Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.17 Environmental Matters.
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
3.18 Investment Securities and Commodities.
(a) Each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP consistently applied.
(b) Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses, and Company and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Company has made available to Purchaser the material terms of such policies, practices and procedures.

3.19 Real Property.
(a) Company or a Company Subsidiary has good and marketable title to all the real property reflected in the Company Financial Statements and set forth on Section 3.19(a) of the Company Disclosure Schedule as being owned by Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Company Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances of record that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair or interfere with business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the Company Financial Statements and set forth on Section 3.19(a) of the Company Disclosure Schedule or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease (each a “Lease” and collectively, the “Leases”) is valid and enforceable in accordance with their respective terms without default thereunder by the lessee or, to Company’s knowledge, the lessor. Company has previously made available to Purchaser a complete list of all Company Real Property as of the date of this Agreement. The Company Real Property comprises all of Company’s real property interests used in the conduct of the business and operations of Company as currently conducted and, to the knowledge of Company, there are no facts or circumstances that would prevent the Company Real Property from being occupied or otherwise used by Purchaser after the Closing in the same manner as prior to the Closing, subject to the terms of any leases, as applicable.
(b) There are no leases, subleases, licenses, concessions or other contractual obligations entered into by Company or a Company Subsidiary granting to any person other than Company or a Company Subsidiary the right of use or occupancy of all or any portion of the Company Owned Properties.
(c) Company or a Company Subsidiary is in sole possession of the Company Leased Properties and has not assigned, licensed, subleased, transferred, conveyed, mortgaged, encumbered or otherwise granted to any person all or any portion of its respective interest in any of the Leases or the right to use or occupy such Company Leased Properties.
(d) Company has made available to Purchaser accurate and complete copies of all Leases and any guarantees, amendments, extensions, renewal or other agreements with respect thereto.
(e) No third party or parties have any options, rights of first offer or first refusal or any other similar right to purchase the Company Owned Properties or any portion or interest therein. Neither Company nor any Company Subsidiary is obligated under any outstanding and exercised options, rights of first offer or first refusal to purchase any of the Company Leased Properties.
(f) Neither the condition, nor the use of the Company Owned Properties or to Company’s knowledge, the Company Leased Properties, by Company or Company’s Subsidiaries, contravenes or violates in any material respect any applicable zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other applicable law relating to the use or operation of the Company Real Property.
(g) Company or a Company Subsidiary is in peaceful and undisturbed possession of the Company Real Property and, to the knowledge of Company, Company has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Company Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters, which would reasonably be expected to materially and adversely affect the ability to operate the Company Real Property as currently operated.
(h) The improvements for which Company is responsible in accordance with the terms of the applicable Leases and the improvements located on the Company Owned Properties are taken as a whole structurally sound, are in all material respects in good operating condition and repair, subject to wear and tear (consistent with the age of such Company Real Property) and ordinary routine maintenance and repair.

(i) To the knowledge of Company, neither the whole nor any material portion of any Company Real Property has been damaged or destroyed by fire or other casualty. As of the date hereof, there are no pending property insurance claims with respect to any Company Real Property or any portion thereof. As of the date hereof, neither Company nor any Company Subsidiary has received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Company Real Property or any portion thereof: (i) requesting that Company or any Company Subsidiary perform any repairs, alterations, improvements or other work for such Company Real Property which Company or any Company Subsidiary has not completed in full, or (ii) notifying Company or any Company Subsidiary of any defects or inadequacies in such Company Real Property which would materially adversely affect the insurability of the Company Real Property or the premiums for the insurance thereof.
(j) Company has received all required consents to enter into the Leases from any applicable third parties and such consents are still valid and binding on such third parties.
3.20 Intellectual Property.
Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in, held for use in or necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company: (a)(i) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted to Company that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging, or to the knowledge of Company, infringing on, misappropriating or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Company or its Subsidiaries and (c) neither Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary and (d) Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries. To the knowledge of Company, since January 1, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, social media identifiers and accounts, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, common law rights and moral rights associated with the foregoing; rights in data and databases; and all other intellectual property or proprietary rights anywhere in the world.
3.21 Related Party Transactions.
Except for Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom and depository relationships otherwise entered into in the ordinary course of Company’s or its Subsidiaries’ business, as applicable, and in compliance with applicable law, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company) on the other hand.

3.22 State Takeover Laws.
No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder”, “affiliate transactions”, or similar provision of any state anti-takeover law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under the TBCA or federal law.
3.23 Reorganization.
Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.24 Opinion.
Prior to the execution of this Agreement, the board of directors of Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Olsen Palmer to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.25 Company Information.
The information relating to Company and its Subsidiaries which is provided by Company or its representatives for inclusion in (a) the proxy statement with respect to the Company Meeting (including any amendments or supplements thereto, the “Proxy Statement”), (b) the S-4, (c) the documents and financial statements of Company incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
3.26 Loan Portfolio.
(a) As of the date hereof, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of September 30, 2025, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of September 30, 2025, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of Company or any of its Subsidiaries, or to the knowledge of Company, any affiliate of any of the foregoing (other than Company and its Subsidiaries). Set forth in Section 3.26(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of September 30, 2025, were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Company or any of its Subsidiaries that, as of September 30, 2025, is classified as “Other Real Estate Owned” and the book value thereof.
(b) Except as would not reasonably be expected to have a Material Adverse Effect on Company, each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c) Each outstanding Loan of Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d) None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e) There are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f) Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
3.27 Insurance.
Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.28 Data Privacy and Information Security.
(a) As used in this Section 3.28 and Section 4.24, the following terms shall have the meanings indicated below:
“Company Data” means all data Processed by or on behalf of Company or its Subsidiaries including confidential information and Personal Data.
“Company Data Agreement” means any contract involving the Processing of Company Data by or on behalf of Company or any of its Subsidiaries to which Company or any of its Subsidiaries is a party or is bound by and any other contract pursuant to which Company or any of its Subsidiaries has undertaken any data protection or security commitments.
“Company IT System” means any information technology or computer system (including software, hardware, equipment, databases and telecommunications infrastructure) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data or information, in each case that is used in or necessary for the conduct of the business of Company or any of its Subsidiaries at any time.
“Company Privacy Policies” means, collectively, any and all (i) of Company’s or any of its Subsidiaries’ internal and external data privacy and security policies, procedures and notices made available by Company or any of its Subsidiaries to any person, and (ii) public representations (including representations on Company websites) made by Company or any of its Subsidiaries and relating to the protection or Processing of Company Data.
“Company Privacy Requirements” means, collectively Company’s or any of its Subsidiaries’ obligations under (i) Company Privacy Policies, (ii) Company Data Agreements, (iii) applicable Privacy Laws and (iv) any consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required) of end users and other natural persons relating to the Processing of Personal Data.

“Personal Data” means: (a) any information that relates to, is linked to, or is capable of being linked to, an identified or identifiable individual; or (b) any information that is defined as “personally identifiable information,” “personal information,” “personal data,” or other similar terms by any Company Privacy Requirement or Purchaser Privacy Requirement.
“Privacy Laws” means (i) each applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity regulating the protection or Processing or both of Personal Data, including, but not limited to, (A) the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, and other comprehensive state data privacy laws, (B) the Telephone Consumer Protection Act and laws regulating direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic communications, (C) the Computer Fraud and Abuse Act and analogous hacking or computer crime laws, (D) all laws governing notification of Security Breaches, and (E) to the extent applicable, laws and rules relating to the collection and Processing of biometric data and analogous terms, recording of telephonic or electronic communications (including wiretapping and/or eavesdropping) and (ii) industry self-regulatory principles or standards relating to the protection or Processing of Personal Data (including, if applicable, the Payment Card Industry Data Security Standards) that are binding on Company or Purchaser or to which Company or Purchaser expressly represents compliance.
“Process,” “Processed,” “Processes” or “Processing” means any operation or set of operations performed on Company Data or Purchaser Data, as the case may be, whether or not by automatic means, such as receipt, collection, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, destruction, privacy or security or any other operation that is considered “processing” or similar term under Company Privacy Requirements or Purchaser Privacy Requirements, as the case may be.
“Security Breach” means any (i) breach, unauthorized access, acquisition, interruption of access or other unauthorized Processing, loss, disclosure, theft, corruption of Company Data or Purchaser Data, as the case may be, (ii) inadvertent, unauthorized or unlawful sale or rental of Company Data or Purchaser Data, as the case may be, (iii) a phishing, ransomware, denial of service (DoS) or other cyberattack or (iv) other unauthorized breach, cyberattack access to, use of, or interruption of any Company IT Systems or Purchaser IT Systems, as the case may be, that compromises the confidentiality, integrity, availability or security of Company Data or Company IT Systems or Purchaser Data or Purchaser IT Systems, as the case may be.
(b) Company’s and its Subsidiaries’ data, privacy and security practices conform, and since January 1, 2022, have conformed, to all Company Privacy Requirements. Company and its Subsidiaries have provided legally adequate notice of its privacy and security practices in the Company Privacy Policies, and Company’s and its Subsidiaries’ privacy and security practices conform, and since January 1, 2022, have conformed, to all the now or then current applicable Company Privacy Policies. No disclosure made or contained in any Company Privacy Policy is, or at any time since January 1, 2022, has been, materially inaccurate, misleading or deceptive in a manner that has violated Company Privacy Requirements (including by containing any material omission).
(c) Company and its Subsidiaries have contractually obligated all third parties that have access to Company Data or Company IT Systems to comply with applicable Privacy Laws, and, to Company’s knowledge, no third parties with any such access have failed to comply with any such obligations.
(d) All Company IT Systems are configured in accordance with, and perform, and have for the past three (3) years performed, in material compliance with applicable industry security standards. The Company IT Systems are in good working condition and are sufficient in all material respects as is necessary for the businesses of Company and its Subsidiaries as currently conducted. Neither Company nor any of its Subsidiaries has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error or other failure or deficiency of any Company IT System. Company and its Subsidiaries maintain reasonable and appropriate business continuity and disaster recovery plans relating to Company IT Systems, which are routinely tested with a frequency consistent with good industry and information security practices.

(e) Company and its Subsidiaries have established, and are in material compliance with, a written information security program that: (i) implements and monitors reasonable and appropriate administrative, technical and physical safeguards that protect the security, confidentiality, and integrity of Company IT Systems and all Company Data; (ii) is designed in accordance with the standards required by good industry and information security practices to prevent Security Breaches; (iii) complies with all applicable Company Privacy Requirements; (iv) includes reasonable policies and procedures that apply to Company’s and its Subsidiaries’ Processing of Company Data; and (v) identifies threats to the confidentiality or security of Company Data and intrusions into Company IT Systems. Company and its Subsidiaries have performed regular security risk assessments with respect to Company IT Systems and Company Data and has addressed and remediated all material threats and deficiencies identified in those security risk assessments.
(f) Since January 1, 2022, none of Company, any of its Subsidiaries or, to the knowledge of Company, any third party Processing Company Data for or on behalf of Company or any of its Subsidiaries has experienced a Security Breach. Neither Company nor any of its Subsidiaries has received any claim or notice from any party that a Security Breach may have occurred or is being investigated. There is and has been no Security Breach with respect to which Company or any of its Subsidiaries is or has been required under any Company Privacy Requirement to notify any person, Governmental Entity or other third party. Neither Company nor any of its Subsidiaries is aware of any circumstance that may result in any of the foregoing.
(g) Neither the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the acquisition by Purchaser of all the Company Data will cause, constitute or result in a breach or violation of any Company Privacy Requirements. The Company Privacy Requirements do not prohibit Purchaser, following the Closing, from Processing Company Data in the manner in which Company and its Subsidiaries Processed such Company Data prior to the Closing. Copies of all current and prior Company Privacy Policies have been made available to Purchaser and such copies are true, correct and complete.
3.29 Subordinated Indebtedness.
Company has performed, or has caused its applicable Subsidiary to perform, in all material respects, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.18 of the Company Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.
3.30 No Other Representations or Warranties.
(a) Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article IV.
3.31 Reorganization.
Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended U.S. Tax Treatment.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except (i) as disclosed in the disclosure schedule delivered by Purchaser to Company concurrently herewith (the “Purchaser Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Purchaser Reports filed by Purchaser prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser hereby represents and warrants to Company as follows:
4.1 Corporate Organization.
(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered with the Federal Reserve Board under the BHC Act. Purchaser has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business, and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. True and complete copies of the Purchaser Articles and Purchaser Regulations, as in effect as of the date of this Agreement, have previously been made available by Purchaser to Company.
(b) Except, in the case of clauses (ii) and (iii) only, as would not reasonably be expected to have a Material Adverse Effect on Purchaser, each Subsidiary of Purchaser (a “Purchaser Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Purchaser Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Purchaser as of the date hereof.
4.2 Capitalization.
(a) The authorized capital stock of Purchaser consists of 40,200,000 shares of Purchaser Common Stock, no par value, and 200,000 shares of preferred stock, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 17,623,104 shares of Purchaser Common Stock issued and outstanding, 1,544,842 of which are held in treasury, (ii) 183,024 shares of Purchaser Common Stock granted in respect of outstanding awards of restricted Purchaser Common Stock under a Purchaser Stock Plan (as defined below) (a “Purchaser Restricted Stock Award”), (iii) no shares of Purchaser Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Purchaser Common Stock granted under a Purchaser Stock Plan (“Purchaser Stock Options” and, together with the Purchaser Restricted Stock Awards, the “Purchaser Equity Awards”), (iv) 213,735 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser Stock Plans and (v) no other shares of capital stock or other voting securities of Purchaser issued, reserved for issuance or outstanding. As used herein, the “Purchaser Stock Plans” shall mean all employee and director equity incentive plans of Purchaser in effect as of the date of this Agreement and agreements for equity awards in respect of Purchaser Common Stock granted by Purchaser under the inducement grant exception. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Purchaser may vote. No trust preferred or subordinated debt securities of Purchaser are issued or outstanding. Other than Purchaser Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement (i) there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities, and (ii) there are no contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value of or price of, Purchaser Common Stock or other equity interests of Purchaser. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Purchaser Common Stock or other equity interests of Purchaser, other than the Voting Agreements. Other than the Purchaser Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Purchaser or any of its Subsidiaries) are outstanding.
(b) Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Purchaser Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3 Authority; No Violation.
(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Purchaser. The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the board of directors of the Purchaser Bank and Purchaser as its sole shareholder. Except for the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock to be issued in the Merger have been validly authorized when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Purchaser will have any preemptive right or similar rights in respect thereof.
(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, including the Bank Merger, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Articles or the Purchaser Regulations, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (B) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser.
(c) Purchaser Bank has adopted the Bank Merger Agreement and the Bank Merger Agreement has been duly executed by Purchaser Bank.
4.4 Consents and Approvals.
Except for (a) the filing of applications, filings and notices, as applicable, with the NYSE American, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (f) the filing of the certificate of merger with the Ohio Secretary pursuant to the OGCL and the certificate of merger with the Tennessee Secretary pursuant to the TBCA, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on the NYSE American, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Purchaser of this Agreement or (ii) the consummation by Purchaser of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5 Reports.
Purchaser and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2022 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Subject to Section 9.14 for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.
4.6 Financial Statements.
(a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of Company has resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. These disclosures were made in writing by management to Purchaser’s auditors and audit committee and a copy has previously been made available to Company. There is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d) Since January 1, 2022, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or to the knowledge of Purchaser, to any director or officer of Purchaser.

4.7 Broker’s Fees.
With the exception of the engagement of Piper Sandler & Co. and Hovde Group, LLC, neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
4.8 Absence of Certain Changes or Events.
(a) Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.
(b) Since December 31, 2024, Purchaser and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.
4.9 Legal Proceedings.
(a) Neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) that are against Purchaser or any of its Subsidiaries or any of their current or former directors or executive officers, or (ii) that is of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby, in each case that would reasonably be expected to be, individually or in the aggregate, material to Purchaser and its Subsidiaries, taken as a whole.
(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Purchaser and its Subsidiaries, taken as a whole.
4.10 Taxes and Tax Returns.
(a) Each of Purchaser and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Purchaser and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all information reporting and backup withholding provisions of applicable law relating to such Taxes in all material respects. Each of Purchaser and its Subsidiaries has collected all material sales and use, value added, and goods and services and similar Taxes required by applicable law to be collected, has remitted such amounts to the appropriate Governmental Entity in accordance with applicable law, has collected and properly maintained exemption certificates for all applicable transactions for which a buyer from each of Purchaser and its Subsidiaries has asserted it is exempt from the imposition of sales Tax and has furnished properly completed exemption certificates for all transactions for which Purchaser is exempt from the imposition of sales Taxes. Neither Purchaser nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Purchaser and its Subsidiaries for all years to and including 2021 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Purchaser nor any of its Subsidiaries has received a notice of deficiency or proposed deficiency, a written notice of assessment or a proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Purchaser and its Subsidiaries or the assets of Purchaser and its Subsidiaries. Neither Purchaser nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Purchaser or any of its Subsidiaries was required to file any Tax Return that was not filed or was liable for any amount of Taxes that was not paid. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of (i) the assets of Purchaser or any of its Subsidiaries or (ii) the Purchaser Common Stock, the Purchaser Preferred Stock or the Purchaser Equity

Awards. Purchaser has made available to Company true and complete copies of any private letter ruling requests, closing agreements, gain recognition agreements or other written agreements with respect to Taxes requested or executed in the last six (6) years. Neither Purchaser nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Purchaser) or (B) has any liability for the Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Purchaser nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Purchaser nor any of its Subsidiaries has participated in or has been a material advisor with respect to a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any similar provision of state, local or foreign law). Neither Purchaser nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of any: (i) adjustment required by a change in or incorrect method of accounting, (ii) closing agreement, (iii) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date, (iv) intercompany transaction, (v) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign tax law), (vi) election under Code 108(i) with respect to the discharge of any indebtedness prior to the Closing Date or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Purchaser relating to the Pre-Closing Tax Period to any tax period ending after the Closing Date. Neither Purchaser nor any of its Subsidiaries has taken any action that could defer a liability for Taxes of Purchaser or any of its Subsidiaries from any taxable period (or portion thereof) ending on or prior to the Closing Date, to any taxable period (or portion thereof) beginning after the Closing Date. Neither Purchaser nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Purchaser or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method. Neither Purchaser nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in any material accounting method. At no time during the past five (5) years has Purchaser been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Purchaser or any of its Subsidiaries is a party and that could be treated as a partnership for federal income Tax purposes.
(b) Notwithstanding any other provision in this Agreement, (i) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of Purchaser after the Closing Date and (ii) except as provided in Section 4.10(b), Purchaser and any of its respective representatives or affiliates make no representation or warranty with respect to Taxes of Purchaser or any of its Subsidiaries with respect to any period (or portion thereof) following the Closing.
4.11 SEC Reports.
No communication mailed by Purchaser to its shareholders since January 1, 2022 and prior to the date hereof nor any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2022 by Purchaser pursuant to the Securities Act or the Exchange Act (the “Purchaser Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2022, as of their respective dates, all Purchaser Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser Reports.
4.12 Employee Benefits.
(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Purchaser, each Purchaser Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Purchaser Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, other equity or equity-based, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, severance, medical, health, welfare, disability, accident, life insurance, split dollar, Code Section 125, tuition assistance or scholarship, fringe, perquisite, paid time off, sick leave or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control, salary continuation, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Purchaser or any Purchaser Subsidiary or any trade or business of Purchaser or any of its Subsidiaries, whether or not incorporated, all of which together with Purchaser would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Purchaser ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate, or under which Purchaser or any Subsidiaries has or could have any liability, contingent or otherwise.
(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Purchaser, with respect to each Purchaser Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or in “critical” status for purposes of Section 302 of ERISA, (iii) the present value of accrued benefits under such Purchaser Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Purchaser Benefit Plan’s actuary with respect to such Purchaser Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Purchaser Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) the PBGC has not instituted proceedings to terminate any such Purchaser Benefit Plan and (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Purchaser or any of its Subsidiaries.
(c) None of Purchaser and its Subsidiaries nor any Purchaser ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of Purchaser and its Subsidiaries nor any Purchaser ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(d) There are no pending or, to Purchaser’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Purchaser’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Purchaser Benefit Plans, any fiduciaries thereof with respect to their duties to the Purchaser Benefit Plans or the assets of any of the trusts under any of the Purchaser Benefit Plans, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.13 Compliance with Applicable Law.
Purchaser and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2022, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam. Without limitation, none of Purchaser, or its Subsidiaries, or to the knowledge of Purchaser, any director, officer, employee, agent or other person acting on behalf of Purchaser or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Purchaser or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Purchaser or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Purchaser or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Purchaser or any of its Subsidiaries or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Purchaser or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Purchaser or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Purchaser and its Subsidiaries are, and since January 1, 2022 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where Purchaser and its Subsidiaries conduct business. Purchaser and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Purchaser and its Subsidiaries in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering laws. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser: (i) Purchaser and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Purchaser, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
4.14 Certain Contracts.
(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which

Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each a “Purchaser Contract”), and, to the knowledge of Purchaser, there is no violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.
(b) Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Purchaser Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. To Purchaser’s knowledge each third-party counterparty to each Purchaser Contract has in all material respects performed all obligations required to be performed by it to date under such Purchaser Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.
4.15 Agreements with Regulatory Agencies.
Subject to Section 9.14, neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Purchaser or any of its Subsidiaries been advised since January 1, 2022, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Purchaser or any of its Subsidiaries in any material respect.
4.16 Risk Management Instruments.
All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Purchaser, any of its Subsidiaries or for the account of a customer of Purchaser or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Purchaser or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of Purchaser and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of Purchaser and its Subsidiaries in accordance with GAAP consistently applied. Purchaser and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Purchaser’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.17 Environmental Matters.
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser and its Subsidiaries are in compliance, and have complied, with any applicable Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Purchaser any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Purchaser or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Purchaser, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. To the knowledge of Purchaser, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
4.18 Related Party Transactions.
Except as entered into in the ordinary course of Purchaser’s or its Subsidiaries’ business, as applicable, and in compliance with applicable law, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Purchaser or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Purchaser or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Purchaser Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Purchaser) on the other hand.
4.19 State Takeover Laws.
The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.
4.20 Reorganization.
Purchaser has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended U.S. Tax Treatment.
4.21 Purchaser Information.
The information relating to Purchaser and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
4.22 Loan Portfolio
Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Purchaser, each outstanding Loan of Purchaser or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Purchaser and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, each Loan of Purchaser or any of its Subsidiaries (a) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (b) to the extent carried on the books and records of Purchaser and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (c) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

4.23 Insurance.
Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Purchaser, Purchaser and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Purchaser and Purchaser Bank reasonably have determined to be prudent and consistent with industry practice, and Purchaser and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof.
4.24 Data Privacy and Information Security.
(a) As used in this Section 4.24, the following terms shall have the meanings indicated below:
“Purchaser Data” means all data Processed by or on behalf of Purchaser or its Subsidiaries including confidential information and Personal Data.
“Purchaser Data Agreement” means any contract involving the Processing of Purchaser Data by or on behalf of Purchaser or any of its Subsidiaries to which Purchaser or any of its Subsidiaries is a party or is bound by and any other contract pursuant to which Purchaser or any of its Subsidiaries has undertaken any data protection or security commitments.
“Purchaser IT System” means any information technology or computer system (including software, hardware, equipment, databases and telecommunications infrastructure) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data or information, in each case that is used in or necessary for the conduct of the business of Purchaser or any of its Subsidiaries at any time.
“Purchaser Privacy Policies” means, collectively, any and all (i) of Purchaser’s or any of its Subsidiaries’ internal and external data privacy and security policies, procedures and notices made available by Purchaser or any of its Subsidiaries to any person, and (ii) public representations (including representations on Purchaser websites) made by Purchaser or any of its Subsidiaries and relating to the protection or Processing of Purchaser Data.
“Purchaser Privacy Requirements” means, collectively Purchaser’s or any of its Subsidiaries’ obligations under (i) Purchaser Privacy Policies, (ii) Purchaser Data Agreements, (iii) applicable Privacy Laws and (iv) any consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required) of end users and other natural persons relating to the Processing of Personal Data.
(b) Purchaser and its Subsidiaries have established, and are in material compliance with, a written information security program that: (i) implements and monitors reasonable and appropriate administrative, technical and physical safeguards that protect the security, confidentiality, and integrity of Purchaser IT Systems and all Purchaser Data; (ii) is designed in accordance with the standards required by good industry and information security practices to prevent Security Breaches; (iii) complies with all applicable Purchaser Privacy Requirements; (iv) includes reasonable policies and procedures that apply to Purchaser’s and its Subsidiaries’ Processing of Purchaser Data; and (v) identifies threats to the confidentiality or security of Purchaser Data and intrusions into Purchaser IT Systems. Purchaser and its Subsidiaries have performed regular security risk assessments with respect to Purchaser IT Systems and Purchaser Data and has addressed and remediated all material threats and deficiencies identified in those security risk assessments.
(c) Since January 1, 2022, none of Purchaser, any of its Subsidiaries or, to the knowledge of Purchaser, any third party processing Purchaser Data for or on behalf of Purchaser or any of its Subsidiaries has experienced a Security Breach. Neither Purchaser nor any of its Subsidiaries has received any claim or notice from any party that a Security Breach may have occurred or is being investigated. There is and has been no Security Breach with respect to which Purchaser or any of its Subsidiaries is or has been required under any Purchaser Privacy Requirement to notify any person, Governmental Entity or other third party. Neither Purchaser nor any of its Subsidiaries is aware of any circumstance that may result in any of the foregoing.
4.25 No Other Representations or Warranties.
(a) Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Purchaser in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Purchaser acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article III.
Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Conduct of Business Prior to the Effective Time.
During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Company shall, and shall cause its Subsidiaries, to (a) conduct its business in the ordinary course in all material respects consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, and relationships with employees, customers and Governmental Entities and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or the ability of Company to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2 Company Forbearances.
During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly-owned Subsidiaries to Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)
(i) adjust, split, combine or reclassify any capital stock;
(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly and special cash dividends by Company in the ordinary course of business consistent with past practice of Company Common Stock, not exceeding (1) $0.35 per share on shares of Common Stock (and 102% of such per share amount on shares of Class A Common Stock) in the third quarter of 2025, (2) $0.35 per share on shares of Common Stock (and 102% of such per share amount on shares of Class A Common Stock) and $0.50 per share of special dividends on shares of Common Stock (and 102% of such per share amount on shares of Class A Common Stock) in the fourth quarter of 2025 and (3) $0.45 per share on shares of Common Stock (and 102% of such per share amount on shares of Class A Common Stock) in the first quarter of 2026; (B) for such dividends by the Company set forth on Section 5.2(b)(ii) of the Company Disclosure Schedule; and (C) dividends paid by any of the Subsidiaries of Company to Company or any of its Subsidiaries or to any other holder of equity securities of any Subsidiary of Company);
(iii) grant any equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;
(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule;
(d) except for transactions in the ordinary course of business consistent with past practice (which, for the avoidance of doubt, include foreclosure or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith), make any material investment or acquisition, either by purchase of stock, securities or other equity interests, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Company;
(e) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement, except for transactions in the ordinary course of business consistent with past practice;
(f) except as required under applicable law, this Agreement or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Company Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than (A) increases for current employees with an annual base salary below $200,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, and (B) annual cost of living increases in amounts not to exceed 3.5% of such employee’s compensation for the prior calendar year, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) terminate the employment or services of any employee with an annual base salary equal to or in excess of $200,000, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $200,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;
(g) settle any material claim, suit, action or proceeding, except for claims involving solely monetary remedies in an amount and for consideration not in excess of $250,000 individually or $500,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i) amend the Company Charter, the Company Bylaws or comparable governing documents of its Subsidiaries;
(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by GAAP or any applicable laws, regulations, guidelines or policies imposed by a Governmental Entity;
(l) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
(m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(n) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(o) make any loans or extensions of credit except in the ordinary course of business consistent with past practice and consistent with, and not in excess of the limitations contained in Company’s loan policy or with aggregate outstanding commitments to any borrower or group of related borrowers not in excess of $2,500,000 on a fully-secured basis (or $500,000 on any loan that is not on a fully-secured basis), except pursuant to existing commitments entered into prior to the date of this Agreement and disclosed to Purchaser prior to the date of this Agreement; provided, that if Purchaser does not respond to a written request for consent pursuant to this Section 5.2(o) within one (1) business day of having received such written request for consent, then such non-response shall be deemed a consent by Purchaser;
(p) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment, risk and asset liability management or hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;
(q) make, or commit to make, any individual capital expenditures in excess of $250,000;
(r) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;
(s) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;
(t) subject to Section 6.12, knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Purchaser, Company or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or
(u) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Purchaser Forbearances.
During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Purchaser Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Purchaser shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):
(a) amend the Purchaser Articles or the Purchaser Regulations in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock;
(b) adjust, split, combine or reclassify any capital stock of Purchaser;
(c) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Purchaser;
(d) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(e) knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Purchaser, Company or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or
(f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
5.4 No Control.
Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Article VI
ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.
(a) Purchaser and Company shall promptly prepare the Proxy Statement, and Purchaser (with Company’s reasonable cooperation) shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Purchaser and Company shall cooperate with each other and use reasonable best efforts to make such filing within sixty (60) days of the date of this Agreement. Each of Purchaser and Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its shareholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.
(b) The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) calendar days after the date of this Agreement, Purchaser and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals. Purchaser and Company shall have the right to review in advance, and, to the extent practicable, each will, in good faith, consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably, diligently, and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall, in good faith, consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.
(c) In furtherance and not in limitation of the foregoing, each of Purchaser and Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the Requisite Regulatory Approvals, so as to enable the Closing to occur as soon as possible. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Purchaser or permit Company to take, or agree to take, any action, or commit to take any action, or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, taken as a whole, after giving effect to the Merger (measured on a scale relative to Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).
(d) Purchaser and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Company’s shareholders and at the time of the Company Meeting to consider and vote upon approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement and any amendment or supplement thereto.
(e) To the extent permitted by applicable law, Purchaser and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (i) the Federal Reserve Board and the OCC and (ii) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation or any of its Subsidiaries.
6.2 Access to Information.
(a) Subject to Section 9.14, upon reasonable notice and subject to applicable laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, personnel and records, and shall cooperate with Purchaser in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Purchaser all other information concerning its business, properties and personnel as Purchaser may reasonably request. Upon reasonable notice and subject to applicable laws, Purchaser shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of Company, reasonable access, during normal business hours during the period prior to the Effective Time, and solely for purposes of verifying the representations and warranties of Purchaser in Article IV, to Purchaser’s properties, books, personnel and records. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Purchaser nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege or other legal privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty, duty of confidentiality or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and request waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Each of Purchaser and Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 9, 2025, between Purchaser and Company (the “Confidentiality Agreement”).
(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.
6.3 Shareholders’ Approvals.
(a) Company shall, in accordance with applicable laws, the Company Charter and the Company Bylaws, call, give notice of and convene a meeting of its shareholders (the “Company Meeting”), to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Votes required in connection with this Agreement and the Merger and, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger.
(b) Subject to Section 6.3(c), Company and its Board of Directors shall use its reasonable best efforts to obtain from the shareholders of Company the Requisite Company Votes, including by communicating to its shareholders the recommendation of Company’s Board of Directors (and including such recommendation in the Proxy Statement) that the shareholders of Company approve the Merger and the other transactions contemplated by this Agreement (the “Company Board Recommendation”). Company and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Purchaser the Company Board Recommendation, (ii) fail to make the Company Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Company Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting, as applicable) after an Acquisition Proposal is made public or any request by Purchaser to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of Company, after receiving the advice of its outside counsel determines in good faith that it would more likely than not result in a violation of the fiduciary duties of the directors of Company under applicable law to make or continue to make the Company Board Recommendation, the Board of Directors of Company may, prior to the receipt of the Requisite Company Votes, submit the Merger and the other transactions contemplated by this Agreement to its shareholders, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement, the Merger and other transactions contemplated by this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law and the Voting Agreement shall immediately and automatically and without notice or any other action become null and void; provided, that the Board of Directors of Company may not take any actions under this sentence unless (i) it gives Purchaser at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Purchaser and, after receiving the advice of its outside counsel, determines in good faith that it would nevertheless more likely than not result in a violation of the duties of the directors of Company under applicable law to make or continue to make the Company Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new notice period as referred to in this Section 6.3(c).
(d) Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Votes, and subject to the terms and conditions of this Agreement, Company shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Company Votes. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and the Merger and the other transactions contemplated by this Agreement shall be submitted to the holders of Voting Common Stock at the Company Meeting, and nothing contained herein shall be deemed to relieve Company of such obligation.
6.4 Legal Conditions to Merger.
Subject in all respects to Sections 6.1, 6.3 and 6.12 of this Agreement, each of Purchaser and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Purchaser or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5 Stock Exchange Listing.
Purchaser shall cause the shares of Purchaser Common Stock (or depositary shares in respect thereof) to be issued in the Merger to be approved for listing on the NYSE American, subject to official notice of issuance, prior to the Effective Time.
6.6 Employee Benefit Plans.
(a) During the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Closing Date or, if shorter, during the period of employment of a Continuing Employee following the Closing, the Surviving Corporation shall provide each of the employees of Company and its

Subsidiaries who continue to be employed by the Surviving Corporation and its Subsidiaries immediately following the Effective Time (each a “Continuing Employee”) with (i) a base salary or wage rate, as applicable, and incentive compensation opportunities that are no less favorable than the base salary or wage rate and incentive compensation opportunities, as applicable, provided to the Continuing Employee immediately prior to the Effective Time, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of Purchaser and its Subsidiaries and (iii) employee welfare and retirement benefits, vacation benefits and severance benefits (but excluding change in control or retention agreements, any frozen benefit plans of Purchaser and its Subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of Purchaser and its Subsidiaries) that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of Purchaser and its Subsidiaries. Any employee of Company and its Subsidiaries who is terminated by Company without cause at Purchaser’s request on the Closing Date or by Purchaser without cause within twelve (12) months following the Closing Date shall be entitled to severance in accordance with Purchaser’s severance practice as set forth on Section 6.6(a) of the Purchaser Disclosure Schedule; provided, however, that the requirements of this sentence shall not apply to any employee who is covered by an employment agreement.
(b) With respect to any employee benefit plans of the Surviving Corporation or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), the Surviving Corporation shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans and (iii) recognize all service of such employees with Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for benefit accrual purposes under any employee benefit plan of Purchaser or any of its affiliates that is a defined benefit pension or post-retirement welfare plan or (C) where such service is with respect to a newly established benefit plan of Purchaser for which similarly situated employees of Purchaser do not receive past service credit.
(c) If Purchaser so requests (which request shall be made not less than thirty (30) days prior to the Effective Time), Company (or its affiliate, as applicable), shall take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Company Benefit Plans immediately prior to the Effective Time (as permitted by the terms of the applicable Company Benefit Plan), and, if requested by Purchaser, to implement any such actions.
(d) Without limiting the generality of the foregoing Section 6.6(c) hereof, prior to the Effective Time, Company (or its affiliate, as applicable) shall take any and all actions and adopt such necessary resolutions to terminate the First Citizens National Bank 401(k) Plan (Plan No. 003) (the “Company 401(k) Plan”) effective as of the date immediately preceding the Closing Date and subject to the Closing and adopt such amendments to the Company 401(k) Plan to terminate the Company 401(k) Plan and effectuate the provisions of this Section 6.6(d). The form and substance of all such resolutions and amendments shall be subject to the review and approval of Purchaser, which shall not be unreasonably withheld, and Company shall deliver to Purchaser an executed copy of the resolutions and amendment as soon as practicable following their adoption by the Board of Directors of Company or its applicable affiliate and shall fully comply with such resolutions and amendments. In connection with the termination of the Company 401(k) Plan and the Merger, Company shall, or shall cause its applicable affiliate to, provide that (i) all Company 401(k) Plan participant accounts shall be fully vested, (ii) all benefit accruals under the Company 401(k) Plan will be frozen and no new participants will be admitted to the Company 401(k) Plan on or after the Company 401(k) Plan termination date and (iii) any contributions due to the Company 401(k) Plan for the period before the Company 401(k) Plan termination date and not yet paid on the Company 401(k) Plan termination date will be contributed by Company as soon as administratively feasible after the Company 401(k) Plan termination date. As soon as practicable after the adoption of required amendments to the Company 401(k) Plan in connection with the termination of the Company 401(k) Plan, Company shall file or cause to be filed (in consultation with Purchaser) all necessary documents with the IRS for a determination letter for termination of the Company 401(k) Plan. As soon as practicable following the termination of the Company 401(k) plan, the account balances in the Company 401(k) Plan shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the distribution of account balances in the Company 401(k) Plan, Purchaser shall take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Purchaser (the “Purchaser 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) at the time of such distribution from the Company 401(k) Plan in the form of cash in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan to the Purchaser 401(k) Plan.
(e) Without limiting the generality of the foregoing Section 6.6(c) hereof, prior to the Effective Time, Company (or its affiliate, as applicable) shall take any and all actions and adopt such necessary resolutions to terminate the Company ESOP effective as of immediately prior to Closing and adopt such amendments to the Company ESOP (including any amendments necessary to bring the ESOP into compliance with current applicable law) to terminate the Company ESOP and effectuate the provisions of this Section 6.6(e). The form and substance of all such resolutions and amendments shall be subject to the review and approval of Purchaser, which shall not be unreasonably withheld, and Company shall deliver to Purchaser an executed copy of the resolutions and amendments as soon as practicable following their adoption by the Board of Directors of Company or its applicable affiliate (but in no event later than the Effective Time) and shall fully comply with such resolutions and amendments. Prior to the Effective Time, Company shall provide evidence reasonably satisfactory to Purchaser of compliance with the pass-through voting requirements of Code Section 409(e) and the provisions of the Company ESOP applicable to the Merger. Additionally, as soon as practicable (but in no event later than the Effective Time), Company shall provide Purchaser with a completed IRS Form 5310 filing and all required attachments, which, upon Purchaser’s approval (which shall not be unreasonably withheld), shall be submitted by the Company to the IRS. The Company ESOP’s trust will continue in existence until all assets are distributed, following receipt of a favorable IRS Form 5310 filing. The Company shall accrue all post-Closing costs associated with the termination of the Company ESOP and the effectuation of this Section 6.6(e).
(f) Except as otherwise expressly provided herein, nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Company or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Company, Purchaser or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, and except as provided in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(g) Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (the “CIC Payment”) shall not receive any severance benefits as provided in Section 6.6(a) but will receive the CIC Payment to the extent it is required to be paid under such agreement; provided, that, on or prior to the Effective Time, Company will take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G

(in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. Any Company employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in Section 6.6(a), unless such Company employee enters into an employment agreement, severance agreement, change in control agreement or any written similar agreement or arrangement with the Surviving Corporation or a Subsidiary of the Surviving Corporation.
(h) Company and Purchaser will cooperate to implement the commitments set forth on Section 6.6(h) of the Purchaser Disclosure Schedule.
(i) Prior to the Closing Date, Company shall establish, or cause to be established, a funding arrangement that qualifies as a “rabbi trust” under the Code and applicable IRS guidance (“Rabbi Trust”). The Rabbi Trust shall include terms and conditions that are reasonably acceptable to Purchaser, and Company shall provide the terms of the Rabbi Trust to Purchaser at least fifteen (15) days before Closing. Effective as of the Closing Date, Company shall fund the Rabbi Trust, or shall cause the Rabbi Trust to be funded, with an amount equal to satisfy the total potential obligations of payments that may become due pursuant to the Supplemental Executive Retirement Plans set forth on Section 3.11(o) of the Company Disclosure Schedule (the “SERPs”) to the extent required pursuant to the terms of the SERPs.
6.7 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the fullest extent permitted by applicable law, the Company Charter, the Company Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence as of the date hereof; and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Company pursuant to the Company Charter, the Company Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence as of the date hereof; provided, that, if required, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final, nonappealable judgment of a court of competent jurisdiction that such Company Indemnified Party is not entitled to indemnification.
(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Company, in consultation with, but only upon the consent of Purchaser, may (and at the request of Purchaser, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year

“tail” policy under Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns consolidates with or merge into any other person and not be the continuing or surviving person of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
6.8 Additional Agreements.
In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Purchaser, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries (but only if such persons then remain employed by the Surviving Corporation) shall take all such necessary action as may be reasonably requested by the other party.
6.9 Advice of Changes.
Purchaser and Company shall each promptly (but in any event within 24 hours) advise the other party of any effect, change, circumstances, condition, occurrence, event or development known to it (i) that has had or is reasonably expected to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10 Dividends.
After the date of this Agreement, and subject to Section 5.2(b)(ii), Company shall coordinate with Purchaser with respect to the declaration of any dividends in respect of Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger.
6.11 Corporate Governance.
Prior to the Effective Time, the Board of Directors of Purchaser shall take all actions necessary so that one (1) director of Company immediately prior to the Effective Time shall be appointed to the Board of Directors of Purchaser and to the Board of Directors of Purchaser Bank as of the Effective Time (such appointed director, the “Company Designated Director”). The Company Designated Director shall be a director of Company immediately prior to the Effective Time, and Purchaser shall reasonably consult with Company in selecting the Company Designated Director, who shall be independent of Purchaser in accordance with applicable stock exchange standards.
6.12 Acquisition Proposals.
(a) Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, employees, agents, advisors and representatives (such individuals with respect to either party, collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to, any Acquisition Proposal, except to notify such person of the existence of the provisions of this Section 6.12(a). Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to receipt of the Requisite Company Votes, in the event Company receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.12, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Company concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any nonpublic information permitted to be provided pursuant to this sentence, Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement and which is expressly assignable to Purchaser, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal. Company will promptly (within twenty-four (24) hours) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep Purchaser apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (x) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Company and its Subsidiaries or 25% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, (y) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company.
(b) Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any legally required disclosure to its shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.13 Public Announcements.
Company and Purchaser each agrees that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.13.
6.14 Change of Method.
Company and Purchaser shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Purchaser (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Purchaser Common Stock received by Company shareholders in exchange for each share of Company Common Stock, (ii) adversely affect the Tax treatment of Company’s shareholders or Purchaser’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Company or Purchaser pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.
6.15 Restructuring Efforts.
If Company shall have failed to obtain the Requisite Company Votes at the duly convened Company Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including without limitation the amount or kind of the consideration to be issued to holders of the capital stock of Company as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to Company shareholders for adoption.
6.16 Takeover Statutes.
None of Company, Purchaser or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.17 Exemption from Liability Under Section 16(b).
Company and Purchaser agree that, in order to most effectively compensate and retain Company Insiders (as defined below), both prior to and after the Effective Time, it is desirable that those officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. Each of the Board of Directors of Purchaser and of Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be required to cause (in the case of Company) any dispositions of Company Common Stock by the Company Insiders, and (in the case of Purchaser) any acquisitions of Purchaser Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.18 Assumption of Company Debt.
Upon the Effective Time (or at the effective time of the Bank Merger for any debt of Company Bank), Purchaser, or Purchaser Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Company or Company Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.18 of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (i) Purchaser shall, and shall cause Purchaser Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Company shall, and shall cause Company Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time, or the effective time of the Bank Merger, as applicable.
6.19 Bank Merger.
Prior to the Effective Time, Company shall use its reasonable best efforts to cooperate with Purchaser, including by causing Company Bank to execute, if requested by Purchaser, such certificates or articles of merger and such other documents and certificates as are necessary, to effect, immediately following the Effective Time or at such later time as Purchaser may determine, the Bank Merger pursuant to the Bank Merger Agreement.
6.20 Tax Matters.
(a) Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all stock transfer, real estate transfer, sales, use, documentary, stamp, recording and other similar Taxes imposed on or arising out of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be borne by Company. Purchaser and Company shall reasonably cooperate to prepare and timely file any Tax Returns relating to Transfer Taxes, and Company shall timely pay all Transfer Taxes, unless otherwise required by applicable law.
(b) Cooperation. Following the Closing, the shareholders of Company and Purchaser shall reasonably cooperate, and shall cause their respective affiliates and Representatives to reasonably cooperate, in connection with the preparation of Tax Returns of any person related to Company or any of its Subsidiaries and the conduct of Tax audits or examinations related to Company or any of its Subsidiaries; provided that Company shall have no obligation to prepare or file any Tax Returns of Company or any of its Subsidiaries that are due after the Closing Date. Purchaser shall retain until sixty (60) days after the expiration of the applicable statute of limitations all accounting and Tax records with respect to Company and its Subsidiaries for a Pre-Closing Tax Period and allow the shareholders of Company or any of their affiliates and Representatives to inspect, review and make copies of such records at such mutually acceptable times and dates as the parties may agree.
(c) The parties hereto shall, to the extent permitted or required under applicable law, treat the Closing Date as the last day of the taxable period of Company for all Tax purposes, and Purchaser shall cause Company and its Subsidiaries to join Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date.
(d) The parties hereto agree to promptly notify each other in writing if it becomes aware of any non-public fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended U.S. Tax Treatment under the Code and Treasury Regulations. The parties shall cooperate in good faith and use their commercially reasonable efforts to preserve the Intended U.S. Tax Treatment of the Merger, including providing such information and taking such actions as may be reasonably requested by the other party in connection with obtaining any tax opinions or related to the Merger’s U.S. federal income tax treatment.
6.21 Additional Actions.
Company and Purchaser agree to the additional commitments as set forth on Section 6.21 of the Purchaser Disclosure Schedule.

Article VII
CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Effect the Merger.
The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Shareholder Approval. This Agreement shall have been adopted by the shareholders of Company by the Requisite Company Votes.
(b) Stock Exchange Listing. The shares of Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE American, subject to official notice of issuance.
(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.
7.2 Conditions to Obligations of Purchaser.
The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:
(a) Representations and Warranties. The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Company set forth in Sections 3.1(a), 3.1(b), 3.2(b), 3.3(a) and 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Company or the Surviving Corporation. Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.
(b) Performance of Obligations of Company. Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

(c) Federal Tax Opinion. Purchaser shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.
(d) FIRPTA Certificate. Purchaser shall have received from Company a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter, which shall state that shares of capital stock of Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Purchaser’s obligations under Treasury Regulations Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such notification letter, Company shall have provided to Purchaser a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for Purchaser to deliver such notice form to the IRS on behalf of Company upon the Closing.
(e) Employment Agreements. Each of the persons set forth in Section 7.2(e) of the Purchaser Disclosure Schedule shall have entered into an Employment Agreement with Purchaser and/or Purchaser Bank and such agreements shall remain in full force and effect.
(f) Voting Agreements. Each of the shareholders set forth in Section 7.2(f) of the Purchaser Disclosure Schedule shall have entered into a Voting Agreement and such Voting Agreements shall remain in full force and effect.
(g) Dissenting Shares. Holders of shares of Company Common Stock representing no more than seven and one-half percent (7.5%) of the issued and outstanding shares of Company Common Stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders under the applicable provisions of the TBCA.
7.3 Conditions to Obligations of Company.
The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4.2(a), the last sentence of 4.3(a) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Purchaser set forth in Sections 4.1(a), 4.1(b), 4.3(a) (other than the last sentence of Section 4.3(a)) and 4.7 (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Purchaser set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser. Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.
(c) Federal Tax Opinion. Company shall have received the opinion of Husch Blackwell LLP, in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.
Article VIII
TERMINATION AND AMENDMENT
8.1 Termination.
This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Votes:
(a) by mutual consent of Purchaser and Company in a written instrument signed by each of Company and Purchaser;
(b) by either Purchaser or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable, or any application therefor shall have been permanently withdrawn at the invitation, request or suggestion of any such Governmental Entity, or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c) by either Purchaser or Company if the Merger shall not have been consummated on or before October 27, 2026 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, that, if on such date, any of the conditions to the Closing set forth in (i) Section 7.1(c) or (ii) Section 7.1(e) (in the case of clause (ii), to the extent related to a Requisite Regulatory Approval) shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended for ten (10) days, and such date shall become the Termination Date for purposes of this Agreement;
(d) by either Purchaser or Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligations, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or Section 7.3, in the case of a termination by Company, and which is not cured within thirty (30) days following written notice to Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or
(e) by Purchaser prior to such time as the Requisite Company Votes are obtained, if (i) Company or the Board of Directors of Company shall have made a Recommendation Change or (ii) Company or the Board of Directors of Company shall have breached its obligations under Sections 6.3 or 6.12 in any material respect.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2 Effect of Termination.
(a) In the event of termination of this Agreement by either Purchaser or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), Section 6.12 and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.
(b)
(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal with respect to Company and (A)(1) thereafter this Agreement is terminated by either Purchaser or Company pursuant to Section 8.1(c) without the Requisite Company Votes having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or capable of being satisfied prior to such termination) or (2) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same day funds, a fee equal to $12,500,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.
(ii) In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e), then Company shall pay Purchaser, by wire transfer of same day funds, the Termination Fee within three (3) business days of the date of termination.
(c) Notwithstanding anything to the contrary herein, but without limiting Section 8.2(d) or the right of any party to recover liabilities or damages arising out of the other party’s actual and intentional fraud or willful and material breach of any provision of this Agreement, in the event a Termination Fee is paid to Purchaser, the maximum aggregate amount of fees, liabilities or damages payable by Company under this Agreement shall be equal to the Termination Fee (together with any amounts specified in Section 8.2(c)), as applicable, and in no event shall Company be required to pay the Termination Fee on more than one occasion.
(d) Each of Purchaser and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Company for the Termination Fee, Company shall pay the costs and expenses of Purchaser (including attorneys’ fees and expenses) in connection with such suit. In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of actual and intentional fraud or willful and material breach, shall be the sole monetary remedy of Purchaser in the event of a termination of this Agreement specified in such applicable section and a Termination Fee is paid to Purchaser.

Article IX
GENERAL PROVISIONS
9.1 Nonsurvival of Representations, Warranties and Agreements.
None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6 and 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
9.2 Amendment.
Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Company Votes; provided, that after approval of the Merger and the other transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of the shareholders of Company entitled to vote on such matters, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
9.3 Extension; Waiver.
At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after receipt of the Requisite Company Votes, there may not be, without further approval of the shareholders of Company entitled to vote on such matters, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4 Expenses.
Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Purchaser and Company.
9.5 Notices.
All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Company, to:
First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024
	Attention:	Jeff Agee

With a required copy (which shall not constitute notice) to:

Husch Blackwell LLP
111 Congress Avenue, Suite 1400
Austin, Texas 78701
	Attention:	Bruce E. Toppin, III

and

(b)	if to Purchaser, to:

Park National Corporation
51 North Third Street, P.O. Box 3500
Newark, Ohio 43058
	Attention:	Clinton G. Bailey

With a required copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth St., Suite 1900
Cincinnati, Ohio 45202
	Attention:	James J. Barresi

9.6 Interpretation.
The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings or section captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge after due inquiry of any of the officers of Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge after due inquiry of any of the officers of Purchaser listed on Section 9.6 of the Purchaser Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Ohio are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars.
9.7 Counterparts.
This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement.
This Agreement (including the Company Disclosure Schedule and Purchaser Disclosure Schedule and the documents and the instruments referred to herein) together with the Confidentiality Agreement and the Voting Agreements constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9 Governing Law; Jurisdiction.
(a) This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law (except that matters relating to the internal corporate affairs, including the fiduciary duties of the Board of Directors of Company, shall be subject to the laws of the State of Tennessee).
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising under or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court in Licking County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10 Waiver of Jury Trial.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY DIRECTLY OR INDIRECTLY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11 Assignment; Third Party Beneficiaries.
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance.
The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13 Severability.
Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14 Confidential Supervisory Information.
Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 4.32(b)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15 Delivery by Electronic Transmission.
This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARK NATIONAL CORPORATION

By:	/s/ David L. Trautman
Name: David L. Trautman
Title: Chairman and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Purchaser and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST CITIZENS BANCSHARES, INC.

By:	/s/ Jeffrey D. Agee
Name: Jeffrey D. Agee
Title: Chairman and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Annex B
FORM OF VOTING AGREEMENT
October 27, 2025

First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024

Ladies and Gentlemen:
The undersigned shareholder and director (the “Shareholder”) of First Citizens Bancshares, Inc., a Tennessee corporation (“Company”), in the Shareholder’s capacity as a shareholder of Company, and not in his or her capacity as a director or officer of Company, as applicable, hereby acknowledges that Company and Park National Corporation, an Ohio corporation (“Purchaser”), have entered into an Agreement and Plan of Merger, dated as of the same date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Company will be merged with and into Purchaser, with Purchaser as the surviving corporation in such merger (the “Merger”). A copy of the Merger Agreement has been provided to the Shareholder. Capitalized terms used but not defined herein are to be deemed to have the same meanings assigned to them in the Merger Agreement.
As an inducement to and condition of Purchaser’s willingness to enter into the Merger Agreement, the Shareholder hereby agrees, represents and warrants as follows:
1. Owned Shares. As of the date hereof, the Shareholder owns (of record or beneficially) and has the full power and authority to vote (i) [•] shares of Voting Common Stock, and (ii) [•] shares of Class A Common Stock (collectively, the “Owned Shares”). For all purposes of this agreement, the Owned Shares will include any shares of Company Common Stock as to which the Shareholder acquires beneficial or record ownership after the date hereof. The Owned Shares are owned by the Shareholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder’s obligations or compliance with the restrictions under this agreement. The Shareholder does not beneficially own any shares of Voting Common Stock or Class A Company Common Stock other than the Owned Shares.
2. Agreement to Vote Owned Shares. The Shareholder agrees that, at the Company Meeting or any other meeting or action of the shareholders of Company, including a written consent solicitation, the Shareholder will (a) appear at such meeting or otherwise cause the Owned Shares to be counted as present thereat for the purpose of establishing a quorum, (b) vote all of the Owned Shares (or otherwise provide a proxy, consent or voting instruction or direction) in favor of (i) approval of the Merger Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement and (ii) the adjournment or postponement of the Company Meeting, (c) not initiate any proxy solicitation or undertake any other efforts against the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (d) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal with respect to Company or any action that is intended to, or could reasonably be expected to, impede, interfere with or delay or otherwise adversely affect the Merger or the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary in this agreement, the parties acknowledge that (x) this agreement is entered into by the Shareholder solely in his or her capacity as a holder of the Owned Shares and that nothing in this agreement shall prevent the Shareholder from discharging his or her fiduciary duties as a member of the Board of Directors of Company, and (y) the taking of any actions (or failures to act) by any of the undersigned in such person’s capacity as a member of the Board of Directors of Company shall not be deemed to constitute a breach of this agreement.
3. Transfer of Owned Shares and Company Common Stock. From the date hereof until the Effective Time, the Shareholder agrees that he or she will not, without the prior written consent of Purchaser, directly or indirectly, sell, offer for sale, transfer, pledge, assign, encumber or otherwise dispose of, or enter into any contract, agreement, option, commitment, derivative or other arrangement or understanding with respect to any sale, offer for sale, transfer, pledge, assignment, encumbrance or other disposition (each, a “Transfer”) of any of the Owned Shares or the voting rights thereunder.

4. Further Assurances. The Shareholder will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further agreements, documents, certificates, instruments, proxies and voting instructions as reasonably necessary, in order to fulfill his or her agreements and obligations contemplated hereby, including, without limitation, the agreement of the Shareholder to vote the Owned Shares in accordance with Section 2 hereof.
5. No Solicitation. The Shareholder agrees that he or she shall not, and the Shareholder shall direct and use his or her reasonable best efforts to cause his or her agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Shareholder) not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (b) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (c) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to an Acquisition Proposal, (d) enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, stock acquisition or disposition agreement or other agreement (whether written or oral, binding or non-binding) in connection with or relating to any Acquisition Proposal or (e) solicit proxies or initiate a shareholder vote with respect to an Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, except in each case to notify a person that has made or, to the knowledge of the Shareholder, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 5. Notwithstanding the foregoing, in the event Company is engaging in discussions or negotiations with a person making an Acquisition Proposal in accordance with Section 6.12 of the Merger Agreement with respect to such Acquisition Proposal, the Shareholder and his or her agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Shareholder) shall be entitled to engage in any discussions or negotiations that Company is permitted to engage in pursuant to Section 6.12 of the Merger Agreement with respect to such Acquisition Proposal.
6. Specific Performance. The parties agree that irreparable damage would occur if any provision of this agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions or temporary restraining order to prevent breaches or threatened breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
7. Public Announcements. The Shareholder agrees that no public release or announcement or statement concerning this agreement or concerning the transactions contemplated by the Merger Agreement shall be issued by the Shareholder without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the Shareholder is subject, in which case the Shareholder shall consult with Purchaser about, and allow Purchaser reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this agreement in compliance with this Section 7.
8. Termination of this Agreement. This agreement will terminate automatically upon the earliest to occur of: (i) the termination of the Merger Agreement by either or both of Company or Purchaser pursuant to Section 8.1 of the Merger Agreement, (ii) the Board of Directors of Company making a Recommendation Change in accordance with Section 6.3 of the Merger Agreement, (iii) the entry into any amendment, modification, waiver or other change to any provision of the Merger Agreement, as in effect on the date hereof, without the Shareholder’s prior written consent, that (x) diminishes the amount or changes the form of the Merger Consideration, (y) extends the Termination Date (other than as contemplated by the terms of the Merger Agreement as in effect on the date hereof) or imposes any additional conditions or obligations that would reasonably be expected to materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or (z) otherwise would reasonably be expected to adversely affect the rights or obligations of the Shareholder in connection with the transactions contemplated by the Merger Agreement and

(iv) the Effective Time; provided, however, that this Section 8 and Sections 11 through 24 of this agreement shall survive such termination. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any fraud or willful breach of this agreement prior to such termination.
9. Certain Representations and Warranties.
(a) The Shareholder hereby represents and warrants to Purchaser that the Shareholder has the right, power and authority to execute and deliver this agreement and to perform fully its obligations hereunder; such execution, delivery and performance does not and will not violate, or require any consent, approval or notice under any law or result in the breach of, constitute a default under, result in the creation of any Lien on any Owned Shares pursuant to any contract or other instrument; this agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution, and delivery hereof by Purchaser, constitutes a legal, valid and binding agreement of the Shareholder, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by the Enforceability Exceptions); there is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person, in each case, that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the performance by the Shareholder of his or her covenants, agreements and obligations hereunder.
(b) Purchaser hereby represents and warrants to the Shareholder that Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio; Purchaser has the right, power and authority to execute and deliver this agreement and to perform fully its obligations hereunder; such execution, delivery and performance does not and will not violate, or require any consent, approval or notice under any law or result in the breach of any contract; and this agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the Shareholder, constitutes a legal, valid and binding agreement of Purchaser, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by the Enforceability Exceptions).
10. Appraisal/Dissenters Rights. To the extent permitted by applicable law, the Shareholder hereby irrevocably and unconditionally waives and agrees not to exercise or perfect any rights of appraisal or rights to dissent from the Merger that the Shareholder may have with respect to the Owned Shares under applicable law.
11. Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law (except that matters relating to the internal corporate affairs, including the fiduciary duties of the Board of Directors of Company, shall be subject to the laws of the State of Tennessee).
12. Counterparts. This agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
13. Chosen Courts. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contemplated hereby exclusively in the Chosen Courts, and, solely in connection with claims arising under this agreement or the transactions that are the subject of this agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 22.
14. Severability. Whenever possible, each provision or portion of any provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
15. Electronic Transmission. This agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.
16. Amendment. Subject to compliance with applicable law, this agreement may be amended by the parties hereto. This agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
17. Extension; Waiver. The Shareholder, with respect to Purchaser, and Purchaser, with respect to the Shareholder, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Purchaser (in the case of the Shareholder) or the Shareholder (in the case of Purchaser), (b) waive any inaccuracies in the representations and warranties of Purchaser (in the case of the Shareholder) or the Shareholder (in the case of Purchaser) contained herein and (c) waive compliance with any of the agreements or satisfaction of any conditions of Purchaser (in the case of the Shareholder) or the Shareholder (in the case of Purchaser) contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
18. Interpretation. The parties have participated jointly in negotiating and drafting this agreement. In the event that an ambiguity or a question of intent or interpretation arises, this agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this agreement. The headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. Whenever the words “include,” “includes” or “including” are used in this agreement, they shall be deemed to be followed by the words “without limitation.” This agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
19. Entire Agreement. This agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
20. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY DIRECTLY OR INDIRECTLY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.
21. Assignment; Third-Party Beneficiaries. Neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
22. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 22 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 22, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Company, to:

First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024
	Attention:	Jeff Agee

With a required copy (which shall not constitute notice) to:

Husch Blackwell LLP
111 Congress Avenue, Suite 1400
Austin, Texas 78701
	Attention:	Bruce E. Toppin, III

and

(b)	if to Purchaser, to:

Park National Corporation
51 North Third Street, P.O. Box 3500
Newark, Ohio 43058
	Attention:	Clinton G. Bailey

With a required copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth St., Suite 1900
Cincinnati, Ohio 45202
	Attention:	James J. Barresi

23. Expenses. All costs and expenses incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

24. No Ownership. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Shareholder, and Purchaser shall have no authority to direct the Shareholder in the voting or disposition of any of the Owned Shares, except as provided herein.
[Remainder of this page intentionally left blank. Signature page follows this page]
* * *

The undersigned has executed and delivered this agreement as of the day and year first above written.

Very truly yours,

[Director Name]

ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN:

PARK NATIONAL CORPORATION

By:
Name:
Title:

Annex C

Opinion of Olsen Palmer LLC
October 15, 2025

Board of Directors
First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, TN 38024
Attn. Board of Directors
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the Unaffiliated Shareholders (as defined below) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of First Citizens Bancshares, Inc. (the “Company”) with and into Park National Corporation (the “Purchaser”) pursuant to the Agreement and Plan of Merger to be dated on, or about, October 27, 2025 (the “Agreement”). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.
We understand that subject to Section 1.5 of the Agreement, each share of (i) the common stock, no par value per share, of the Company and (ii) the Class A common stock, no par value per share, of the Company issued and outstanding immediately prior to the Effective Time (clauses (i) and (ii) together, “Company Common Stock”), except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or the Purchaser or a Subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted, and such directly owned shares, the “Excluded Shares”), will be converted into the right to receive .52 shares (the “Exchange Ratio”) of the common shares, no par value per share, of the Purchaser (the “Purchaser Common Stock”). The “Unaffiliated Shareholders” means the holders of shares of Company Common Stock other than the Excluded Shares and other than holders of Company Common Stock that have duly and validly demanded appraisal rights and not withdrawn or lost such rights.
Olsen Palmer LLC is an investment banking firm that has acted as financial advisor to the Company in connection with the Merger. We will receive a fee for our services pursuant to the terms of our engagement with the Company, all of which is contingent upon consummation of the Merger (the “Transaction Fee”). We will also receive a fee for rendering this opinion, which is creditable against the Transaction Fee. The Company has also agreed to reimburse certain of our expenses and to indemnify us against certain potential liabilities arising out of our engagement.
Olsen Palmer LLC has not provided investment banking or financial advisory services to the Company or the Purchaser during the two-year period prior to the date hereof, except to the Company with respect to the Merger. Olsen Palmer LLC may provide investment banking, financial advisory and other financial services to the Company and/or the Purchaser in the future, for which Olsen Palmer LLC may receive compensation.
In connection with this opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:
(i)	a draft version of the Agreement dated October 13, 2025;
(ii)
current and historical market prices and trading volume of the Purchaser Common Stock as well as a comparison of certain financial information for the Purchaser with institutions that we deemed relevant for which information is publicly available;

(iii)	certain financial statements and other historical financial information of the Company and the Purchaser that we deemed relevant;
(iv)	internal financial projections for the Company for the years ending December 31, 2025 through 2031 as prepared and provided to Olsen Palmer LLC by the Company (the “Projections”);
1015 15th Street, | NW Suite 350 | Washington, D.C. 20005
202.808.3306 | www.olsenpalmer.com

Board of Directors
First Citizens Bancshares, Inc.
October 15, 2025

(v)	a comparison of certain financial information for the Company with institutions that we deemed relevant for which information is publicly available;
(vi)	the financial terms of certain recent business combinations in the commercial banking industry that we deemed relevant for which information is publicly available;
(vii)	the current market environment generally and the banking industry in particular;
(viii)
a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

(ix)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.
We also discussed with certain members of senior management of the Company and its representatives the business, financial condition, results of operations and prospects of the Company. Olsen Palmer LLC had similar discussions with certain members of senior management of the Purchaser and its representatives regarding the business, financial condition, results of operations, and prospects of the Purchaser.
In performing our review, and for purposes of rendering our opinion, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or the Purchaser or their representatives or that was otherwise reviewed by us and have assumed, without independent verification, such accuracy and completeness of all such information. We have further relied on the assurances of the management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. In addition, management of the Company has advised us, and we have assumed, that the Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We did not make an independent evaluation or appraisal of any assets, the collateral securing any assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries and no such evaluation or appraisal was provided to us. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company. We did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company, or the combined entity after the Merger and we have not reviewed any individual credit files relating to the Purchaser or the Company. We have assumed, with your consent, that the allowance for loan and lease losses for both the Purchaser and the Company is adequate to cover such losses. We are not experts in the evaluation of allowances for loan and lease losses and have not independently verified such allowances or reviewed or examined any individual loan or credit files. We have assumed, with your consent, that the respective allowances for loan and lease losses set forth in the financial statements of the Purchaser and the Company are adequate to cover such losses and comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.
We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and all related agreements will perform, in all material respects, all of the covenants required to be performed by such party thereunder, that the conditions precedent in the Agreement will be satisfied without waiver and that the Merger will be consummated and is lawful. We have also assumed that in the course of obtaining any necessary regulatory

Board of Directors
First Citizens Bancshares, Inc.
October 15, 2025

approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger. We have also assumed, with the consent of the Board of Directors of the Company (the “Board”), that the Merger will qualify as a tax-free transaction. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the version of the Agreement identified above. Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement, and we have assumed that all such advice was correct.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our opinion. We are under no obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are not expressing any opinion as to what the value of the Company Common Stock or the Purchaser Common Stock actually will be when exchanged or issued, respectively, pursuant to the Merger or the price or range of prices at which the Company Common Stock or the Purchaser Common Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the Purchaser Common Stock to be issued in the Merger to holders of Company Common Stock will be listed on the NYSE American stock exchange.
Our opinion is directed solely to the Board (solely in its capacity as such) in connection with its consideration of the Merger and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of the Company) or used for any other purpose without our prior written consent. This Opinion does not constitute a recommendation to the Board or to any shareholder of either the Company or the Purchaser as to how any such member of such board or any shareholder should vote at any meeting called to consider and vote upon the Merger, enter into a voting agreement, or otherwise act. We express no opinion as to the fairness of the Exchange Ratio to the creditors or other constituencies of the Company. Our opinion is directed only to the fairness, from a financial point of view, to the Unaffiliated Shareholders, of the Exchange Ratio and does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company. This opinion should not be construed as creating any fiduciary duty on the part of Olsen Palmer LLC to any party or person. This opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, or used for any other purposes, without Olsen Palmer LLC’s prior written consent. This Opinion was not reviewed or issued by a fairness opinion committee of Olsen Palmer LLC. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), or (ii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Agreement is fair, from a financial point of view, to the Unaffiliated Shareholders.
Very truly yours,

Olsen Palmer LLC

Annex D
Provisions of the Tennessee Business Corporation Act Relating to Dissenters’ Rights
TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
PART 1 – Right to Dissent and Obtain Payment for Shares
§ 48-23-101. Chapter Definitions
As used in this chapter, unless the context otherwise requires:
(1)	“Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
(2)
“Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§ 48-23-203 — 48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a share exchange of that issuer;

(3)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;
(4)
“Fair value,” with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5)
“Interest” means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6)
“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
§ 48-23-102. Right to dissent
(a)	A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:
(1)	Consummation of a plan of merger to which the corporation is a party:
(A)
If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders' meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders' meeting; or

(B)	If the corporation is a subsidiary that is merged with its parent under § 48-21-105;
(2)
Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders' meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders' meeting;

(3)
Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders' meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders' meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4)	An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:
(A)	Alters or abolishes a preferential right of the shares;
(B)	Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
(C)	Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(D)
Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E)	Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104;
(5)
Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6)	Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title; or
(7)
In accordance with and to the extent provided in § 48-28-104(b), an amendment to the charter of a corporation as described in § 48-28-104(b)(1), or consummation of a merger or plan of share exchange as described in § 48-28-104(b)(2).

(b)
A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
(c)
Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934 (15 U.S.C. § 78f), as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934 (15 U.S.C. § 78a), as amended.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
§ 48-23-103. Dissent by nominees and beneficial owners
(a)
A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

(b)	A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:
(1)	Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
(2)	Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
PART 2 – Procedure for Exercise of Dissenters’ Rights
§ 48-23-201. Notice of dissenters’ rights
(a)
Where any corporate action specified in § 48-23-102(a) is to be submitted to a vote at a shareholders' meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters' rights under this chapter. If the corporation concludes that dissenters' rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters' rights.

(b)
In a merger pursuant to § 48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in § 48-23-203.

(c)	Where any corporate action specified in § 48-23-102(a) is to be approved by written consent of the shareholders pursuant to § 48-17-104(a) or § 48-17-104(b):
(1)
Written notice that dissenters' rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters' rights are or may be available, must be accompanied by a copy of this chapter; and

(2)
Written notice that dissenters' rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by § 48-17-104(e) and (f), may include the materials described in § 48-23-203 and, if the corporation has concluded that dissenters' rights are or may be available, must be accompanied by a copy of this chapter.

(d)	A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
§ 48-23-202. Notice of intent to demand payment
(a)
If a corporate action specified in § 48-23-102(a) is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights with respect to shares for which dissenters' rights may be asserted under this chapter:

(1)	Must deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and
(2)	Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.
(b)
If a corporate action specified in § 48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters' rights with respect to shares for which dissenters' rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c)	A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
§ 48-23-203. Dissenters’ notice
(a)
If a corporate action requiring dissenters' rights under § 48-23-102(a) becomes effective, the corporation must send a written dissenters' notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of § 48-23-202(a) or § 48-23-202(b). In the case of a merger under § 48-21-105, the parent must deliver a dissenters' notice and form to all record shareholders who may be entitled to assert dissenters' rights.

(b)	The dissenters' notice must be delivered no earlier than the date the corporate action specified in § 48-23-102(a) became effective, and no later than (10) days after such date, and must:
(1)	Supply a form that:
(A)	Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;
(B)
If such announcement was made, requires the shareholder asserting dissenters' rights to certify whether beneficial ownership of those shares for which dissenters' rights are asserted was acquired before that date; and

(C)	Requires the shareholder asserting dissenters' rights to certify that such shareholder did not vote for or consent to the transaction;
(2)	State:
(A)
Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B)
A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters' notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C)	The corporation's estimate of the fair value of shares; and
(D)
That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(3)	Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
§ 48-23-204. Duty to demand payment
(a)
A shareholder sent a dissenters' notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to § 48-23-203(b)(2), and deposit the shareholder's certificates in accordance with the terms of the notice.

(b)
The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c)
A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

(d)	A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
§ 48-23-205. Share restrictions
(a)
The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b)
The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
§ 48-23-206. Payment
(a)
Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

(b)	The payment must be accompanied by:
(1)
The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2)	A statement of the corporation's estimate of the fair value of the shares, which estimate shall equal or exceed the corporation's estimate given pursuant to § 48-23-203(b)(2)(C);
(3)	An explanation of how the interest was calculated;
(4)	A statement of the dissenter's right to demand payment under § 48-23-209; and
(5)	A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
§ 48-23-207. Failure to take action
(a)
If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)
If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under § 48-23-203 and repeat the payment demand procedure.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
§ 48-23-208. After-acquired shares
(a)
A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b)
To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under § 48-23-209.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
§ 48-23-209. Procedure if shareholder dissatisfied with payment or offer
(a)
A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under § 48-23-206), or reject the corporation's offer under § 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

(1)	The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;
(2)	The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or
(3)
The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b)
A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
PART 3 – Judicial Appraisal of Shares
§ 48-23-301. Court action
(a)
If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)
The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)
The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)
The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)	Each dissenter made a party to the proceeding is entitled to judgment:
(1)	For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or
(2)	For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

TENNESSEE CODE TITLE 48 – CORPORATIONS AND ASSOCIATIONS

FOR-PROFIT BUSINESS CORPORATIONS

Chapter 23 – Dissenters’ Rights
§ 48-23-302. Court costs and counsel fees
(a)
The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

(b)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:
(1)	The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or
(2)
Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.